       As filed with the Securities and Exchange Commission on November 10, 1997


                                                 Registration No. 333-35497
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            PRE-EFFECTIVE AMENDMENT
                                   NO. 2 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                 ----------------------------------------------

                         CODDLE CREEK FINANCIAL CORP.
            (Exact name of Registrant as specified in its charter)

            North Carolina                               6039                               56-2045998
     (State or other jurisdiction            (Primary Standard Industrial                (I.R.S. Employer
   of incorporation or organization)         Classification Code Number)              Identification Number)

                    347 North Main Street/Post Office Box 117
                        Mooresville, North Carolina 28115
                                 (704) 664-4888
               (Address, including zip code, and telephone number,
                 including area code, of Registrant's principal
                               executive offices)

                              ---------------------
                        GEORGE W. BRAWLEY, JR., President
                          Coddle Creek Financial Corp.
                              347 North Main Street
                        Mooresville, North Carolina 28115
                                 (704) 664-4888
          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:
                              EDWARD C. WINSLOW III
                                ELLEN P. HAMRICK
              Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
                             2000 Renaissance Plaza
                              Post Office Box 26000
                        Greensboro, North Carolina 27420

                              --------------------
      Approximate date of commencement of the proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ X ]

                            -----------------------
                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
        Title of Each Class                             Proposed Maximum       Proposed Maximum        Amount of
        of Securities to be             Amount to        Offering Price            Aggregate         Registration
            Registered                be Registered         Per Share           Offering Price            Fee
---------------------------------------------------------------------------------------------------------------------
Common Stock, no par value.....        674,475/(1)/          $50.00               $33,723,750         $10,219.32/(2)/
=====================================================================================================================

(1) The estimated maximum number of shares to be registered is based upon the maximum of the valuation range of Mooresville Savings Bank, SSB and the Registrant, as established by an independent appraisal, divided by the proposed offering price per share.

(2)      Previously paid: $9,217.42.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.
================================================================================

                         CODDLE CREEK FINANCIAL CORP.
                             CROSS-REFERENCE SHEET
                   Pursuant to Item 501(b) of Regulation S-K


      Item                                                                          Caption or Location
     Number                                                                             in Prospectus
     ------                                                                         -------------------
        1          Forepart of the Registration Statement and Outside   Front Cover Page
                   Front Cover Page of Prospectus

        2          Inside Front and Outside Back Cover Pages of         Inside Front Cover Page; Table of Contents;
                   Prospectus                                           Outside Back Cover Page

        3          Summary Information, Risk Factors and Ratio of       Summary; Selected Financial and Other Data
                   Earnings to Fixed Charges                            of The Bank; Risk Factors

        4          Use of Proceeds                                      Summary; Use of Proceeds

        5          Determination of Offering Price                      Summary; The Conversion

        6          Dilution                                             Not Applicable

        7          Selling Security Holders                             Not Applicable

        8          Plan of Distribution                                 Summary; Use of Proceeds; The Conversion

        9          Description of Securities to be Registered           Dividend Policy; Description of Capital
                                                                        Stock; Anti-Takeover Provisions Affecting
                                                                        The Company and The Bank

       10          Interests of Named Experts and Counsel               Not Applicable

       11          Information with Respect to the Registrant           Summary; Selected Financial and Other Data
                                                                        of The Bank; Coddle Creek Financial Corp.;
                                                                        Mooresville Savings Bank, SSB; Dividend Policy,
                                                                        Market for Common Stock; Management's Discussion
                                                                        and Analysis of Financial Condition and
                                                                        Operating Results; Business of The Company;
                                                                        Business of The Bank; Management of The Bank;
                                                                        Financial Statements

       12          Disclosure of Commission Position on
                   Indemnification for Securities Act Liabilities       Not Applicable


PROSPECTUS

                         CODDLE CREEK FINANCIAL CORP.
      (Proposed Holding Company for Mooresville Savings Bank, Inc., SSB)
                     Up to 674,475 Shares of Common Stock

     Coddle Creek Financial Corp., a North Carolina corporation (the "Company"), is offering up to 674,475 shares of its common stock, no par value (the "Common Stock"), in connection with the conversion of Mooresville Savings Bank, SSB (the "Bank") from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank (the "Conversion"). The purchase price for the Common Stock is $50.00 per share. The minimum number of shares that any subscriber may purchase is ten shares, for an aggregate minimum purchase price of $500. As part of the Conversion, the Company will become the sole stockholder and parent holding company of the Bank. See "THE CONVERSION". Rights ("Subscription Rights") to subscribe for shares of Common Stock of the Company in a subscription offering (the "Subscription Offering") have been granted to certain depositors and borrowers of the Bank, the Bank's Employee Stock Ownership Plan (the "ESOP") and certain others in accordance with the
Bank's Plan of Holding Company Conversion (the "Plan").   The Subscription
Offering will expire at 12:00 Noon, Eastern Time, on

                                              (cover continued on next page)

                                 -------------------

         FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED
    BY EACH PROSPECTIVE INVESTOR, SEE "RISK FACTORS" BEGINNING ON PAGE 18.

                                 ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), THE ADMINISTRATOR, SAVINGS INSTITUTIONS DIVISION, NORTH CAROLINA DEPARTMENT OF COMMERCE (THE "ADMINISTRATOR"), ANY STATE SECURITIES COMMISSION, OR THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC"); NOR HAS THE SEC, THE ADMINISTRATOR, ANY SUCH STATE COMMISSION, OR THE FDIC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS (THE "PROSPECTUS"). ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE NOT INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY.

================================================================================
                                                 Estimated
                                               Underwriting,     Estimated Net
                             Purchase Price    Marketing and       Conversion
                                              Other Fees and     Proceeds/(4)/
                                               Expenses/(3)/
--------------------------------------------------------------------------------

Per Share at Minimum.......     $     50.00         $     1.88       $     48.12
Per Share at MidPoint......     $     50.00         $     1.76       $     48.24
Per Share at Maximum.......     $     50.00         $     1.67       $     48.33
Per Share at Maximum, as
 adjusted..................     $     50.00         $     1.59       $     48.41
Total at Minimum/(1)/......     $21,675,000         $  815,180       $18,258,820
Total at Midpoint/(1)/.....     $25,500,000         $  897,800       $21,542,200
Total at Maximum/(1)/......     $29,325,000         $  980,420       $24,825,580
Total at Maximum, as
 adjusted /(2)/                 $33,723,750         $1,075,433       $28,601,467
================================================================================

(1) Determined in accordance with an independent appraisal prepared by JMP Financial, Inc. ("JMP Financial") dated September 2, 1997, which states that the estimated aggregate pro forma market value of the Company and the Bank ranged from $21,675,000 to $29,325,000 ("Valuation Range") or between 433,500 and 586,500 shares of Common Stock at the purchase price of $50.00 per share, which is the amount to be paid for each share of Common Stock purchased in the Offerings (as hereinafter defined). See "THE CONVERSION -
     - Purchase Price of Common Stock and Number of Shares Offered."

(2) As adjusted to give effect to an increase in the number of shares that could be sold in the Conversion due to an increase of up to 15% above the maximum of the Valuation Range and the related increase of up to 15% above the maximum number of shares which may be offered in the Conversion at such maximum, without the resolicitation of subscribers or any right to cancel or modify subscription orders, to reflect changes in market and financial conditions following commencement of the Subscription Offering.

(3) Consists of the estimated costs to the Bank and the Company arising from the Conversion, including estimated fixed expenses of approximately $387,000 (including reimbursable out-of-pocket expenses to be paid to Trident Securities, Inc.) and management and marketing fees and commissions to be paid to Trident Securities, Inc. Total fees and commissions to be paid to Trident Securities, Inc. are estimated to be between $428,180 and $688,433 at the minimum and maximum, as adjusted, of the Valuation Range, respectively. See "PRO FORMA DATA" for the assumptions used to arrive at these estimates. Trident Securities, Inc. may be deemed to be an underwriter, and such fees may be deemed to be underwriting fees. The Bank and the Company have agreed to indemnify Trident Securities, Inc. against certain claims or liabilities, including claims under the Securities Act of 1933, as amended. See "THE CONVERSION -- Marketing Arrangements."
(4) Includes estimated net proceeds from the sale of 8% of the shares to be issued which are to be purchased by the Bank's Employee Stock Ownership Plan (the "ESOP") with funds loaned to the ESOP by the Company. Actual net proceeds may vary substantially from the estimated amount, depending upon the number of shares sold respectively in the Subscription Offering, any Community Offering and any Syndicated Community Offering (as hereinafter defined), actual expenses and other factors. See "USE OF PROCEEDS", "CAPITALIZATION", "PRO FORMA DATA" and "THE CONVERSION -- Purchase Price of Common Stock and Number of Shares Offered."

                           TRIDENT SECURITIES, INC.
             The date of this Prospectus is November _____, 1997.

December _____, 1997, unless extended by the Bank and the Company with the approval of the Administrator (the "Expiration Time"). In the event such an extension is approved, subscribers would be resolicited and would be given the opportunity to increase (subject to maximum purchase limitations), resolicited and would decrease (subject to minimum purchase limitations) or rescind their subscriptions. If a subscriber fails to respond to the resolicitation by the end of the resolicitation period, the subscription of such subscriber will be cancelled, funds submitted with the subscription will be refunded promptly with interest at the Bank's passbook savings rate, and holds on accounts from which withdrawals were designated will be released. Any such solicitation will be by means of an amended prospectus filed with the SEC. See "THE CONVERSION -- Offering of Common Stock" and "-- Purchase Price of Common Stock and Number of Shares Offered." Subscription Rights are not transferable; persons who attempt to transfer Subscription Rights may lose their right to purchase Common Stock and may be subject to other sanctions. See "The Conversion -- Certain Restrictions on Transfer of Subscription Rights; False or Misleading Order Forms."

     Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a community offering (the "Community Offering") to members of the general public with priority being given to natural persons residing in Iredell, Mecklenburg, Lincoln, Rowan and Cabarrus counties, North Carolina (the "Local Community"), including IRAs, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of the Local Community. The Community Offering, if one is held, may begin at any time thereafter, but not later than __________, 199___, unless further extended with the consent of the Administrator. See "THE CONVERSION -- Community Offering."

     It is anticipated that any shares of Common Stock not subscribed for in the Subscription and Community Offerings will be offered to certain members of the general public on a best efforts basis through a selected dealers arrangement (the "Syndicated Community Offering"). The Subscription, Community and Syndicated Community Offerings are referred to collectively as the "Offerings." The Bank and the Company have engaged Trident Securities, Inc. ("Trident Securities") as financial advisor and to assist in the sale of shares of Common Stock, on a best efforts basis, in the Offerings. Trident Securities is under no obligation to purchase any shares of Common Stock in any of the Offerings. See "THE CONVERSION -- Marketing Arrangements."

     The Boards of Directors and management of the Bank and the Company make no recommendation concerning whether any person or entity should purchase shares of Common Stock. Subscribers are urged to consult with their own financial advisors with respect to suitability of an investment in the Common Stock. Trident Securities has not prepared any fairness opinion with respect to the terms of the Offerings or any opinion with respect to the price at which shares of Common Stock may trade. See "RISK FACTORS -- Best Efforts Offering."

     The sale of the Common Stock in the Subscription Offering, and in the Community and Syndicated Community Offerings, if necessary, must be completed within 45 days after the Expiration Time unless such period is extended with the approval of the Administrator. In the event such an extension is approved, subscribers would be resolicited. Subject to the foregoing, an executed Stock Order Form, once received by the Bank, is irrevocable and may not be modified, amended or rescinded without the consent of the Bank. See "THE CONVERSION -- Exercise of Subscription Rights and Purchases in the Community Offering."

     The Conversion and the acceptance of subscriptions are, among other things, contingent upon approval of the Conversion by the Bank's members at a special meeting scheduled to be held on December _____, 1997 (the "Special Meeting") and upon the sale of shares of Common Stock for an aggregate purchase price of not less than $21,675,000 nor more than $33,723,750. See "THE CONVERSION -- Offering of Common Stock."

     The Company, as a newly organized company, has never issued capital stock, and consequently, there is no established market for the Common Stock at this time. Following the completion of the offering, it is anticipated that the Common Stock will be traded on the over-the-counter market with quotations available through the OTC Electronic Bulletin Board. Trident Securities is expected to make a market in the Common Stock, by developing and maintaining historical stock trading records, soliciting potential buyers and sellers of shares and attempting to match, buy and sell orders. In connection with its market making activities, Trident may buy or sell shares from time to time for its own account. However, Trident Securities will not be subject to any obligation with respect to such efforts. If the Common Stock cannot be quoted and traded on the OTC Electronic Bulletin Board, it is expected that the transactions in the Common Stock will be reported in the pink sheets of the National Quotation Bureau, Inc.

     An active and liquid public trading market for the securities of any issuer, including the Common Stock, depends upon the presence in the marketplace of both willing buyers and willing sellers of the securities at any given time. Due to the size of the Company's offering (510,000 shares at the midpoint of the Valuation Range), it is unlikely that a stockholder base large enough to create an active trading market will develop and be maintained. Further, even if a market develops, there can be no assurance that the shares of Common Stock offered in the Conversion can be resold at or above the purchase price after completion of the Conversion. Purchasers of Common Stock should consider the potentially illiquid and long-term nature of their investment in the shares being offered hereby. See "MARKET FOR COMMON STOCK."

     A Stock Information Center has been established at the Bank's headquarters office at 347 North Main

Street, Mooresville, North Carolina, in an area separate from the Bank's banking operations. The telephone number of the Stock Information Center is (704) 660-0408.

                                 MAP

       THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" BEGINNING ON PAGE 18 OF THIS PROSPECTUS.

                                   SUMMARY

       The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere herein. Certain terms used in this summary are defined elsewhere herein.

  Coddle Creek Financial Corp.  The Company is a North Carolina corporation recently organized by the Board of Directors of the Bank to acquire all of the capital stock that the Bank will issue upon its conversion from the mutual to stock form of ownership. The conversion of the Bank to stock form, the issuance of the Bank's capital stock to the Company, and the offer and sale of the Common Stock of the Company are referred to in this Prospectus as the "Conversion." The Company has not yet engaged in any business. Upon completion of the Conversion, its business will initially consist solely of owning the Bank, investing the proceeds of the Conversion that are retained by the Company and holding the indebtedness to be outstanding from the ESOP. The Company has received the approval of the Administrator and the Board of Governors of the Federal Reserve System (the "Federal Reserve") to acquire the Bank.

                                The executive office of the Company is located at 347 North Main Street, Mooresville, North Carolina, and its telephone number is (704) 664-4888.

  Mooresville Savings Bank, SSB The Bank is a North Carolina-chartered mutual savings bank headquartered in Mooresville, North Carolina and has been in operation since 1937. The Bank has been a member of the Federal Home Loan Bank ("FHLB") system, and its deposits have been federally insured since 1947. The Bank's deposits are now insured by the Savings Association Insurance Fund (the "SAIF") of the FDIC to the maximum amount permitted by law.

                                The Bank conducts business through three full service offices in Mooresville, Cornelius and Huntersville, North Carolina. The Bank's primary market area consists of the communities within an approximately 15-mile radius of its Mooresville office, which includes portions of Iredell, Mecklenburg, Lincoln, Catawba, Rowan and Cabarrus counties in North Carolina. At June 30, 1997, the Bank had total assets of $114.2 million, net loans of $100.5 million, deposits of $95.9 million and retained earnings of $14.7 million.

                                The Bank is primarily engaged in the business of attracting deposits from the general public and using such deposits to make mortgage loans secured by one-to-four family residential real estate located in the Bank's primary market area. The Bank also makes equity line of credit loans, commercial loans, construction loans, loans secured by deposit accounts, and various types of secured and unsecured consumer loans. The Bank is a portfolio lender in that it does not originate its fixed or adjustable rate loans for sale in the secondary market. See "BUSINESS OF THE BANK." The Bank has been and intends to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves.

                      Highlights of the Bank's operations include:

                      . Profitability. For the six months ended June 30, 1997 and for the fiscal years ended December 31, 1996 and 1995 and the nine months ended December 31, 1994, the Bank had net income of $287,000, $721,000, $780,000 and $675,000, respectively, and a return on average assets of .51%, .66%, .75% and .68%, respectively. Future profitability of the Bank will be affected by changes in market interest rates and other factors. See "RISK FACTORS."

                      . Capital Position. As of June 30, 1997, the Bank's ratios of Tier I capital to total assets and total capital to risk-weighted assets were 12.85% and 25.06%, respectively, which substantially exceeded the FDIC's requirements. On such date, the Bank's ratio of net worth to total assets, calculated under the Administrator's regulations, was 13.39%, which substantially exceeded the North Carolina requirement. See "SUPERVISION AND REGULATION -- Regulation of the Bank -- Capital Requirements Applicable to the Bank."

                      . Emphasis on One-to-Four Family Residential Lending. Historically, the Bank has been predominantly a one-to-four family residential lender. As of June 30, 1997, 82.07% of the Bank's loan portfolio, before net items, was composed of permanent one-to-four family residential loans and 11.19% of its loan portfolio, before net items, was composed of construction and equity line loans.

                      . Asset Quality. On June 30, 1997 and December 31, 1996, the Bank's ratio of nonperforming assets to total assets was .96% and 1.11%, respectively, which is higher than national and regional peer group levels. See "BUSINESS OF THE BANK -- Lending Activities -- Nonperforming Assets and Asset Classification."

                      . Interest Rate Risk. The Bank has a significant amount of interest rate risk. As of June 30, 1997, the Bank's one-year interest sensitivity gap was a negative 28.18% of total interest-earning assets, and its three year cumulative interest sensitivity gap was a negative 42.60%. Other modeling used by the Bank indicates that, as of June 30, 1997, its net portfolio value (present values of cash flows from assets, liabilities and off-balance sheet items) could decrease by 22.85% in the event of an instantaneous and permanent 200 basis point increase in market interest rates and could increase by 9.77% in the event of a 200 basis point decrease in market interest rates. Such modeling also indicates that, as of June 30, 1997, such a 200 basis point increase in market interest rates would result in a 7.00% decrease in net interest income and that a 200 basis point decrease in such rates would result in a 7.97% increase in net interest income. See "RISK FACTORS -- Potential Impact of Changes in Interest Rates" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS --Asset/Liability Management."

                      . Unpredictability of Earnings. The earnings of financial institutions can be significantly impacted by changes in interest income and by the interest sensitivity of its assets and liabilities. As is described above, the Bank's asset/liability structure presents a significant amount of interest rate risk, and the Bank's earnings have been slightly reduced during periods of increasing interest rates and are likely to be significantly and negatively impacted if interest rates increase. The Bank has not established a consistent source of noninterest income to stabilize its net income. As a result, the Bank's earnings are significantly tied to market interest rates and are, therefore, not highly predictable.

                      . Nonconforming Loans. The Bank originates loans with the intention that they will not be sold in the secondary market. As of June 30, 1997, the Bank had $25.8 million in adjustable rate nonconforming mortgage loans and $60.2 million in fixed rate nonconforming mortgage loans. Although management believes that many of such loans could be saleable to investors, some of such loans could be sold only after incurring certain costs and/or discounting the purchase price; as a result, the Bank's loan portfolio may be less liquid. See "RISK FACTORS -- Risk Associated with Nonconforming Loans" and "BUSINESS OF THE BANK -- Lending Activities -- Origination and Sale of Loans."

                      . Management Experience. The Bank's six current directors have an average tenure of 18 years on the Bank's Board. In addition, the Bank's three executive officers have 70 years of combined service with the Bank. Turnover is low with other staff members as well, with such persons having an average of ten years tenure with the Bank. Management is actively involved in community activities and has important business ties in the Bank's primary market area.

  The Conversion      The Bank was organized and has operated as a traditional
                      savings institution. It recognizes that the banking and financial services industries are in the process of fundamental changes, reflecting changes in the local, national and international economies, technological changes and changes in state and federal laws. As a result, for several years the Bank has been studying the environment in which it operates and its strategic options.

                      As a result of its study of its strategic options, the Bank adopted the Plan, which provides for conversion of the bank from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank.
                      The Bank believes that converting the bank from the mutual to stock form and organizing the Company will provide increased flexibility for the Bank and the Company to react to changes in their operating environment.

                      Consummation of the Conversion is contingent upon receipt of the approvals of the Administrator and the Federal Reserve which are necessary for the Company to acquire the Bank and the approvals of the FDIC and the Administrator which are necessary for the Bank to convert from mutual to stock form. The Administrator has conditionally approved the Conversion and the Company's acquisition application, subject to approval by the Bank's members and satisfaction of certain other conditions. The Federal Reserve has conditionally approved the Company's acquisition application, subject to the satisfaction of certain conditions. The FDIC has issued a notice of non-objection with respect to the Conversion, subject to certain conditions. See "THE CONVERSION -- General."

                      If the Conversion is not approved by the Bank's members, the Bank will remain a North Carolina-chartered mutual savings bank, all subscription funds will be returned, and all deposit withdrawal authorizations will be canceled.

                      Assuming the consummation of the Conversion, the Company and the Bank intend to pursue a business strategy to remain an independent financial institution with the goal of enhancing shareholder value over the long term.
                      Neither the Company nor the Bank has any existing plan to consider any business combination, and neither company has any agreement or understanding with respect to any possible business combination.

  The Offerings       Pursuant to the Plan, between 433,500 shares and 674,475
                      shares of Common Stock are being offered by the Company at the price of $50.00 per share in the Subscription Offering to the following persons in the following order of priority: (i) the Bank's depositors as of December 31, 1995 who had aggregate deposits at the close of business on such date of at least $50 ("Eligible Account Holders");
                      (ii) the Bank's Employee Stock Ownership Plan (the
                      "ESOP"); (iii) the Bank's depositors as of September 30,
                      1997 (the "Supplemental Eligibility Record Date"), who had aggregate deposits at the close of business on such date of at least $50 ("Supplemental Eligible Account Holders");
                      (iv) the Bank's depositor and borrower members as of November 5, 1997, who are not Eligible Account Holders or Supplemental Eligible Account Holders ("Other
                      Members"); and (v) directors, officers and employees of the Bank who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members.
                      Beneficial owners of individual retirement accounts
                      ("IRAs"), Keogh savings accounts and other similar retirement accounts have been deemed to be holders of such accounts for purposes of the exercise of Subscription
                      Rights.  See "THE CONVERSION -- Subscription
                      Offering."

                      Shares of Common Stock not subscribed for in the Subscription Offering will be offered in a Community Offering to members of the general public, with priority given to natural persons or trusts of natural persons who are residents of the Local Community, including IRAs, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of the Local Community. The Company and the Bank have the absolute right to reject orders in the Community Offering in whole or in part. See "THE CONVERSION -- Community Offering." If there is a Community Offering, it is anticipated that all shares of Common Stock not purchased in the Community Offering will be offered for sale by the Company to the general public in the Syndicated Community Offering. See "THE CONVERSION -- Syndicated Community Offering."

                      The Subscription Offering and Subscription Rights in the Subscription Offering expire at the Expiration Time, which is 12:00 Noon., Eastern Time, on December _____, 1997, unless extended. The Community Offering, if any, may commence at any time after the commencement of the Subscription Offering and may terminate at the Expiration Time or at any time thereafter, but not later than __________, 199__, unless extended with the approval of the Administrator.

  Stock Purchase Limitations  The maximum aggregate number of shares of Common
                              Stock for which any (i) person or entity (other than the ESOP), (ii) persons or entities exercising Subscription Rights through a single account or (iii) persons "acting in concert" (as defined in the Plan), may subscribe in the Offerings is 6,000 shares. In addition, no person or entity, or group of persons or entities acting in concert, together with any "associate" (as defined in the Plan), may subscribe for more than 12,000 shares of Common Stock sold in the Conversion. However, the Bank's Board of Directors has the right, at any time prior to completion of the Conversion, to decrease the maximum purchase limitations to an amount not less than 1% of the shares issued in the Conversion or increase such maximum purchase limitations to an amount up to 5% of the shares issued in the Conversion. The ESOP may purchase up to 8% of the shares of Common Stock issued in the Conversion (between 34,680 and 53,958 shares assuming the issuance of between 433,500 and 674,475 shares). If because there is an oversubscription or for any other reason the ESOP is unable to purchase in the aggregate up to 8% of the shares of Common Stock issued in the Conversion, it is expected that the ESOP will purchase shares of Common Stock in the open market so that after such purchases a number of shares of Common Stock up to 8% of the number of shares issued in the Conversion will have been acquired by the ESOP. See "RISK FACTORS -- Cost of ESOP." No person or entity may subscribe for less than ten shares of Common Stock, or an aggregate dollar amount of less than $500.

  Subscription Rights;
  Purchase of Shares          Subscription Rights are exercisable and purchases
                              may be made in the Offerings only by returning the original of the stock order form and form of certification accompanying this Prospectus (the
                              "Stock Order Forms") properly completed with full payment for the aggregate dollar amount of Common
                              Stock desired. Stock Order Forms and required payments for purchases in the Subscription
                              Offering must be received prior to the deadlines designated for the Subscription and Community
                              Offerings. Payment may be made in cash, by check, bank draft, negotiable order of withdrawal or money order, or by authorization of withdrawal from certain deposit accounts maintained with the Bank. Persons wishing to use their Bank IRA's to purchase shares of Common Stock must visit the Stock Information Center on or before December
                              _____, 1997 in order for the necessary paperwork for such purchases to be completed and executed prior to the Expiration Time. See "THE
                              CONVERSION -- Exercise of Subscription Rights and
                              Purchases in the Community Offering."

  Non-transferability of
  Subscription Rights         The Subscription Rights granted under the Plan are
                              non-transferable. Subscription Rights may be exercised only by the person to whom they are issued and only for his or her own account.
                              Persons exercising Subscription Rights are required to certify that they are purchasing shares for their own accounts within the purchase limitations set forth in the Plan and that they have no agreement or understanding for the sale or transfer of such shares. See "THE CONVERSION --
                              Certain Restrictions on Transfer of Subscription
                              Rights; False or Misleading Order Forms."

  Appraisal                   The Plan requires that the aggregate purchase
                              price of the Common Stock be based upon an independent valuation of the estimated aggregate pro forma market value of the Company and the Bank. JMP Financial, Inc., of Grosse

                              Pointe Park, Michigan ("JMP Financial"), an independent financial consulting firm, has advised the Bank and the Company that in its opinion, at October 17, 1997, the Valuation Range of the aggregate estimated pro forma market value of the Company and the Bank was from $21,675,000 to $29,325,000. The appraisal will be reviewed and, if appropriate, revised by JMP Financial upon conclusion of the Offerings. The appraisal by JMP Financial is not intended and should not be construed as a recommendation of any kind as to the advisability of purchasing the Common Stock. See "MARKET FOR COMMON STOCK," "PRO FORMA DATA" and "THE CONVERSION --Purchase Price of Common Stock and Number of Shares Offered."

  Stock Pricing and Number
  of Shares to be Offered     The purchase price of the Common Stock offered in
                              the Subscription Offering and the price at which the Common Stock is sold in the Community and Syndicated Community Offerings, if any, will be $50.00 per share. The aggregate dollar amount of Common Stock that may be sold in the Conversion will be determined by the Board of Directors of the Bank and the Company based upon the independent appraisal of the pro forma market value of the Company and the Bank prepared by JMP
                              Financial. Depending on market and financial conditions following commencement of the
                              Subscription Offering, the number of shares offered and sold in the Conversion may be increased or decreased. With the consent of the Administrator and the FDIC and in order to reflect changes in market and financial conditions following commencement of the Subscription
                              Offering, the aggregate purchase price of the shares of Common Stock issued in the Conversion may be increased, without any solicitation of subscriptions or right to cancel, rescind or change subscription orders, to up to 15% above the maximum of the Valuation Range. However, the aggregate dollar amount of Common Stock that may be sold in the Conversion will not be more than $33,723,750 or less than $21,675,000 without a resolicitation of subscribers. Any change in the total dollar amount of the Offerings outside of the current Valuation Range will be subject to the receipt of an updated appraisal confirming such valuation and regulatory approvals. See "THE
                              CONVERSION -- Purchase Price of Common Stock and
                              Number of Shares Offered."

  Use of Proceeds             The net proceeds from the sale of the Common Stock
                              in the Conversion, including shares purchased by the ESOP with funds loaned by the Company, are estimated to be between $18,258,820 and $24,825,580, depending upon the actual expenses of the Conversion and other factors. See "PRO FORMA
                              DATA." The Company intends to use a portion of the net proceeds of the Offerings (estimated between $1,734,000 and $2,697,900 assuming the ESOP's purchase of between 34,680 and 53,958 shares at $50.00 per share) to fund the loan made to the ESOP to purchase shares of Common Stock in the Conversion. After deducting the amount of such loan from the proceeds, the Company is expected to retain approximately 50% of the remaining net proceeds from the issuance of the Common Stock.
                              The Company will initially invest these proceeds primarily in interest-earning deposits, U.S.
                              government, federal agency and other marketable securities and mortgage-backed securities. See
                              "USE OF PROCEEDS."

                              The remainder of the net proceeds from the sale of the Common Stock will be paid by the Company to the Bank in exchange for all of the capital stock of the

                      Bank. The net proceeds paid to the Bank will become part of the Bank's general funds, and will initially be invested in mortgage and other loans, and investments consisting primarily of U.S. government and federal agency obligations, interest-earning deposits and other marketable securities in accordance with the Bank's lending and investment policies.

                      Net proceeds will also be used for other general corporate purposes. The Bank and the Company may consider opening one or more branch offices in its primary market area and other nearby communities, and such proceeds could be used for such purposes. However, the Company and the Bank have no current plans to open any additional office.

                      The Company and the Bank have no present intention to file consolidated tax returns which will preserve for the Company the ability to use a portion of the proceeds to make a return of capital in the future. However, the Company has not made any decision to pay such a return of capital. The Company and the Bank have agreed to notify the FDIC before making a return of capital during the first three years following the Conversion. See "DIVIDEND POLICY."

                      At any time following Company stockholder approval of the Bank's Management Recognition Plan Trust (the "MRP Trust"), the MRP Trust may acquire a number of shares of Common Stock equal to 4% of the number of shares issued in the Conversion. See "MANAGEMENT OF THE BANK -- Proposed Management Recognition Plan." Whether such shares are purchased, and the timing of such purchases, will depend on market and other conditions and the alternative uses of capital available to the Company. Such shares may either be acquired in the open market or acquired through the Company's issuance of authorized but unissued shares. In the event shares are acquired in the open market, the funds for such purchase may be provided by the Bank from the proceeds of the Conversion. It is estimated that between 17,340 and 23,460 shares will be acquired by the MRP Trust, assuming the issuance of between 433,500 and 586,500 shares in the Conversion. If all such shares were acquired by the MRP Trust in the open market, and if such shares were acquired at a price of $50.00 per share, the Bank would contribute between $867,000 and $1,173,000, respectively, to the MRP Trust for this purpose. Additional shares would be acquired if the number of shares issued in the Conversion exceeds 586,500, and the price per share paid by the MRP Trust could be more or less than $50.00 per share, either of which would change the total contribution to the MRP Trust. See "RISK
                      FACTORS -- Cost and Possible Dilutive Effect of the MRP Trust and Stock Option Plan" and "MANAGEMENT OF THE
                      BANK -- Proposed Management Recognition Plan." No awards will be made under the MRP until the MRP is approved by the Company's stockholders.

Dividends                Following the Conversion, the Company currently expects
                         to pay quarterly cash dividends on the Common Stock.
                         Annual dividends are expected to be approximately $1.00 per share. In addition, the Company may determine from time to time that it is prudent to pay special cash dividends. Payment of dividends will be subject to determination and declaration by the Company's Board of Directors. The Board of Directors will periodically review its dividend policy in view of the operating results and financial condition of the Company and the Bank, net worth and capital requirements, regulatory restrictions, tax consequences, industry standards, and general economic conditions, and it will authorize cash dividends to be paid if it deems such payment appropriate and in compliance with applicable law.
                         There can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. Also, there are certain regulatory limits on the Company's ability to pay dividends and the Bank's ability to pay dividends to the Company. See "DIVIDEND
                         POLICY" and "SUPERVISION AND REGULATION -- Regulation of the Bank --Restrictions on Dividends and Other
                         Capital Distributions." In addition, see "TAXATION" for a discussion of federal income tax provisions that may limit the ability of the Bank to pay dividends to the Company without incurring a recapture tax.

Market for Common Stock  The Company, as a newly organized company, has never issued capital stock, and consequently, there is no market for the Common Stock at this time. Trident Securities is expected to make a market in the Common Stock, by developing and maintaining historical stock trading records, soliciting potential buyers and sellers of shares and attempting to match buy and sell orders. In connection with its market making activities, Trident may buy or sell shares from time to time for its own account. However, Trident securities will not be subject to any obligation with respect to such efforts. It is anticipated that the Common Stock will be traded on the over-the-counter market with quotations available through the OTC Electronic Bulletin Board. A public market having the desirable characteristics of depth, liquidity and orderliness will depend upon the presence in the market place of both willing buyers and willing sellers at any given time. No assurance can be given that an active trading market will develop and be maintained. See "MARKET FOR COMMON STOCK."

    Management           The directors and executive officers of the Company and
                         of the Bank and their associates currently anticipate subscribing for Common Stock in the aggregate amount of $2,600,000, or 52,000 shares. As a result, such persons anticipate subscribing for 12.00% to 8.87% of the shares of Common Stock issued in the Conversion based upon the minimum and maximum of the Valuation Range, respectively. See "ANTICIPATED STOCK PURCHASES BY
                         MANAGEMENT." In addition, it is expected that the ESOP will subscribe for 8% of the shares of Common Stock issued in the Conversion (between 34,680 and 53,958 shares, assuming the issuance of between 433,500 and 674,475 shares). See "MANAGEMENT OF THE BANK --
                         Employee Stock Ownership Plan." It is expected that directors and certain employees of the Company and the Bank will also receive restricted stock grants under the MRP for a number of shares of Common Stock equal to 4% of the number of shares issued in the Conversion and will receive options under the Stock Option Plan to purchase a number of shares of Common Stock equal to 10% of the number of shares issued in the Conversion, if such plans are approved by the stockholders of the Company at a meeting of stockholders following the Conversion. See "-- Benefits to Directors and Officers" and "MANAGEMENT OF THE
                         BANK" -- Proposed Management Recognition Plan" and
                         "-- Proposed Stock Option Plan."

                         If (i) the Stock Option Plan is approved by the stockholders of the Company within one year after the Conversion and all of the stock options which could be granted to directors and executive officers under the Stock Option Plan are granted and exercised and all option shares are acquired in the open market, (ii) the MRP is approved by the stockholders of the Company within one year after the Conversion, all of the MRP shares which could be granted to directors and executive officers are granted and issued and all such shares are acquired in the open market, (iii) the ESOP acquires 8% of the shares issued in the Conversion and none of such shares are allocated, and (iv) the Company did not issue any additional shares of its Common Stock, the shares held by directors and executive officers and their associates as a group, including (a) shares purchased outright in the Conversion, (b) shares purchased by the ESOP, (c) shares purchased pursuant to the Stock Option Plan and (d) shares granted under the MRP, would give such persons effective control over as much as 31.34% or 28.21%, at the minimum and maximum of the Valuation Range, respectively, of the Common Stock issued and outstanding.

Benefits to Directors    In connection with the Conversion, certain benefits
 and Executive Officers  will be provided to directors, officers and employees of the Bank.

                         Employment Agreements. In connection with the Conversion, the Bank expects to enter into employment agreements with George W. Brawley, Jr., President and Chief Executive Officer, Dale W. Brawley, Executive Vice President and Treasurer, and Billy R. Williams, Secretary and Controller. The employment agreements provide for initial annual salaries of $139,200, $84,000 and $56,400 for Mr. G. Brawley, Mr. D. Brawley and Mr. Williams, respectively. See "MANAGEMENT OF THE BANK -- Employment Agreements." Mr. G. Brawley, Mr. D. Brawley and Mr. Williams, along with all other employees, are also eligible to receive holiday bonuses as declared by the Bank's Board of Directors. During the fiscal year ended December 31, 1996, the Bank's employees received holiday bonuses based on a percentage basis, depending on the employee's salary. See "MANAGEMENT OF THE BANK -- Bonus Compensation."

                         Severance Plan. In connection with the Conversion, the Bank plans to adopt a Severance Plan for the benefit of its employees, including officers who at the time of a "change of control" (as defined in the Severance Plan), have a remaining term under their employment agreement of two years or less. The Severance Plan provides that in the event there is a change in control and (i) the employment of any full time employee of the Bank is terminated in connection with, or within 24 months after the change in control, other than for cause, or
                         (ii) an employee terminates his or her employment following a decrease in the level of such employee's annual base salary rate or a transfer of such employee to a location more than 40 miles distant from the employee's primary work station within 24 months after a change in control, the employee shall be entitled to a severance benefit equal to the greater of (a) an amount equal to two weeks' salary at the employee's existing salary rate multiplied times the employee's years of service or (b) the amount of one month's salary at the employee's salary rate at the time of termination, subject to a maximum payment equal to one half of the employee's annual salary. See "MANAGEMENT OF THE BANK -- Severance Plan."

                         ESOP. In connection with the Conversion, the Bank has established the ESOP. As part of the Conversion, the ESOP intends to borrow funds from the Company and to use such funds to purchase 8% of the shares of Common Stock to be issued in the Conversion, estimated to be between 34,680 and 53,958 shares, assuming the issuance of between 433,500 and 674,475 shares. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan."

                         MRP. Pursuant to the MRP, which is expected to be adopted by the Boards of Directors of the Company and the Bank, directors and certain employees of the Bank could receive restricted stock grants of a number of shares of Common Stock equal to 4% of the shares issued in the Conversion (between 17,340 and 23,460 shares, assuming the issuance of between

                         433,500 and 586,500 shares). Assuming that the shares issued pursuant to the MRP had a value of $50.00 per share, such shares would have a value of between $867,000 and $1,173,000. Recipients of restricted stock under the MRP will not have to pay for their restricted shares.

                         Under applicable regulations, if the proposed MRP is submitted to and approved by the stockholders of the Company within one year after consummation of the Conversion, (i) no employee of the Bank (including Mr.
                         G. Brawley, Mr. D. Brawley and Mr. Williams) could receive more than 25% of the shares issued under the MRP, or 5,865 shares, assuming the issuance of 586,500 shares in the Conversion, (ii) the five non-employee directors of the Bank could receive restricted stock grants for an aggregate of not more than 25% of the shares issued under the MRP, or 5,865 shares, assuming the issuance of 586,500 shares in the Conversion and
                         (iii) none of the five non-employee directors of the Bank could receive individually more than 5% of the shares issued under the MRP, or 1,173 shares, assuming the issuance of 586,500 shares in the Conversion. Assuming the MRP shares had a value of $50.00 per share, 5,865 shares would have a value of $293,250 and 1,173 shares would have a value of $58,650. If the MRP is submitted to and approved by the Company's stockholders more than one year after consummation of the Conversion, the regulatory percentage limitations set forth above would not apply.

                         The MRP will only be implemented if approved by the stockholders of the Company at a meeting of stockholders to be held no sooner than six months following the Conversion. See "MANAGEMENT OF THE BANK --Proposed Management Recognition Plan."

                         Stock Options. Pursuant to the Stock Option Plan which is expected to be adopted by the Boards of Directors of the Company and the Bank, directors and certain employees of the Bank could receive options to purchase a number of shares of Common Stock equal to 10% of the shares issued in the Conversion (between 43,350 and 58,650 shares, assuming the issuance of between 433,500 and 586,500 shares).

                         Under applicable regulations, if the proposed Stock Option Plan is submitted to and approved by the stockholders of the Company within one year after consummation of the Conversion, (i) no employee of the Bank (including Mr. G. Brawley, Mr. D. Brawley and Mr. Williams) could receive more than 25% of the options issued under the Stock Option Plan, or options to purchase 14,663 shares, assuming the issuance of 586,500 shares in the Conversion, (ii) the five non-employee directors of the Bank could not receive in the aggregate more than 25% of the options issued under the Stock Option Plan, or options to purchase 14,663 shares, assuming the issuance of 586,500 shares in the Conversion, and (iii) none of the five non-employee directors of the Bank could receive individually more than 5% of the options issued under the Stock Option Plan, or options to purchase 2,933 shares, assuming the issuance of 586,500 shares in the Conversion. If the Stock Option Plan is submitted to and approved by the Company's stockholders more than one year after consummation of the Conversion, the regulatory percentage limitations set forth above would not apply.

                         The Stock Option Plan will only be implemented if approved by the stockholders of the Company at a meeting of stockholders to be held no sooner than six months following the Conversion. The exercise price of the options will be the fair market value of the Common Stock at the time the options are granted (which will be after the Stock Option Plan is approved by the Company's stockholders), and the options will have terms of ten years or less. Recipients of options under the Stock Option Plan will not have to pay for the options issued to them. See "MANAGEMENT OF THE BANK -- Proposed Stock Option Plan."

Income Tax Consequences
of Subscription Rights   If the Subscription Rights granted in connection with
                         the Conversion were deemed to have an ascertainable value, receipt of such rights would be taxable to recipients who exercise such Subscription Rights, either as ordinary income or capital gain, in an amount not in excess of such value. Whether such Subscription
                         Rights are considered to have any ascertainable value is an inherently factual determination. The Bank has received an opinion from JMP Financial stating that the Subscription Rights do not have any ascertainable value. The opinion of JMP Financial is not binding on the Internal Revenue Service ("IRS"). See "THE
                         CONVERSION -- Income Tax Consequences."

Anti-Takeover
Provisions               The Articles of Incorporation and Bylaws of the Company
                         and the Bank contain certain restrictions that are intended to discourage non-negotiated attempts to acquire control of the Company or the Bank. The Board of Directors of the Company believes that these provisions encourage potential acquirors to negotiate directly with the Board of Directors. However, these provisions may discourage an attempt to acquire control of the Company which stockholders might deem to be in their best interests or in which they might receive a premium over the then market price of their shares.
                         These provisions may also render the removal of a director or the entire Board of Directors of the Company more difficult and may deter or delay changes in control which have not received the requisite approval of the Company's Board of Directors. Other factors, such as voting control of directors and officers and agreements with employees, may also have an anti-takeover effect. See "RISK FACTORS --Anti-
                         Takeover Considerations" and "ANTI-TAKEOVER PROVISIONS
                         AFFECTING THE COMPANY AND THE BANK."

Risk Factors             Special attention should be given to the "RISK FACTORS"
                         section of this Prospectus, which discusses the possible effects of changes in interest rates on the Bank and the thrift industry in general, anticipated low return on equity following the Conversion, the limited market for the Common Stock, the cost of the ESOP, the cost and possible dilutive effect of the MRP and stock option plan, potential financial institution regulation and legislation, competition, the risk associated with the Bank's nonconforming loans, the concentration of large residential mortgage loans in the Lake Norman area, certain anti-takeover considerations, and certain other matters that potential purchasers should consider before deciding whether to subscribe for the Common Stock offered hereby.

                              SELECTED FINANCIAL
                          AND OTHER DATA OF THE BANK

       Set forth below are summaries of historical financial and other data of the Bank. This information is derived in part from, and should be read in conjunction with, the Financial Statements and Notes to Financial Statements of the Bank presented elsewhere herein and with the section of this Prospectus entitled "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                                At or for the Six Months                                                     At or for the Year
                                     Ended June 30,             At or for the Year Ended December 31,          Ended March 31,
                             ------------------------------  -------------------------------------------     --------------------

                                 1997/(8)/       1996/(8)/    1996/(8)/       1995/(8)/     1994/(2),(8)/    1994/(9)/    1993/(9)/
                                 ----            ----         ----            ----          ----             ----         ----

                                                                      (Dollars in Thousands)

Financial condition data:
  Total assets                  $  114,162      $  109,427   $  112,552      $  108,033  $       99,966   $   98,869   $  100,048
  Investments/(1)/                  10,032          11,750       10,889          13,903          14,220       16,585       16,760
  Loans receivable, net/(3)/       100,506          94,134       97,951          90,555          82,453       79,031       80,189
  Deposits                          95,872          92,949       93,785          92,103          85,105       84,863       87,222
  Retained earnings                 14,691          14,039       14,412          13,726          12,883       12,208       11,414

Operating data/(2)/:
  Interest income               $    4,433      $    4,257   $    8,679      $    7,946  $        5,544   $    7,386   $    8,135
  Interest expense                   2,366           2,310        4,658           4,416           2,607        3,804        4,614
                                ----------      ----------   ----------      ----------  --------------   ----------   ----------
    Net interest income              2,067           1,947        4,021           3,530           2,937        3,582        3,521
  Provision for loan losses            230              --           --              12              18          103          126
                                ----------      ----------   ----------      ----------  --------------   ----------   ----------
    Net interest income
     after provision for
       loan losses                   1,837           1,947        4,021           3,518           2,919        3,479        3,395
  Non-interest income                   87             104          200             190             149          233          238
  Non-interest expense               1,428           1,365        3,146           2,624           2,032        2,578        2,160
                                ----------      ----------   ----------      ----------  --------------   ----------   ----------
     Income before income
      taxes                            496             686        1,075           1,084           1,036        1,134        1,473
  Income tax expense                   209             257          354             304             361          418          542
                                ----------      ----------   ----------      ----------  --------------   ----------   ----------
  Income before cumulative
   effect of a change in
    accounting  principle              287             429          721             780             675          716          931
  Cumulative effect on
   prior years of changing to
     a different method of
     accounting for income
     taxes                              --              --           --              --              --           78           --
                                ----------      ----------   ----------      ----------  --------------   ----------   ----------
    Net income                  $      287      $      429   $      721      $      780  $          675   $      794   $      931
                                ==========      ==========   ==========      ==========  ==============   ==========   ==========
Other selected data:
  Number of outstanding
   loans                             2,497           2,480        2,476           2,432           2,281        2,259        2,479
  Number of deposit
   accounts                          7,728           7,783        7,752           7,730           7,248        7,599        7,831
  Number of full-service
   offices open                          3               3            3               3               3            3            3
  Return on average
   assets/(4)/                        0.51%           0.79%        0.66%           0.75%           0.68%        0.80%        0.92%
  Return on average
   equity/(4)/                        3.99%           6.25%        5.37%           6.05%           5.55%        6.72%        8.50%
  Average equity to
   average assets                    12.76%          12.62%       12.27%          12.37%          12.21%       11.88%       10.87%
  Interest rate spread/(5)/           3.10%           2.96%        3.08%           2.85%           3.53%        3.25%        3.09%
  Net yield on average
   interest-
     earning assets/(6)/              3.77%           3.64%        3.74%           3.49%           4.05%        4.16%        3.61%
  Average interest-earning
   assets to average
      interest-bearing
      liabilities                   115.25%         115.93%      115.21%         114.59%         114.44%      111.90%      110.82%
  Ratio of non-interest
   expense to average
      total assets/(4)/               2.53%           2.51%        2.88%           2.52%           2.04%        2.59%        2.14%
  Nonperforming assets to
   total assets/(7)/                  0.96%           1.09%        1.11%           1.11%           1.18%        2.33%        2.56%
  Nonperforming loans to
   total loans/(7)/                   1.05%           1.21%        1.23%           1.25%           1.37%        2.80%        3.12%
  Allowance for loan
   losses to total loans              0.61%           0.42%        0.40%           0.44%           0.48%        0.49%        0.36%
  Allowance for loan
   losses to nonperforming
      loans/(7)/                     56.24%          32.72%       31.11%          32.95%          33.67%       16.75%       11.22%
  Provision for loan
   losses to total
     loans receivable, net/(4)/       0.46%           0.00%        0.00%           0.01%           0.03%        0.13%        0.16%
  Net charge-offs to
   average loans outstanding          0.00%           0.00%        0.01%           0.01%           0.01%        0.01%        0.07%
  Retained earnings to
   total assets                      12.87%          12.83%       12.80%          12.71%          12.89%       12.35%       11.41%


--------------------
(1) Includes interest-bearing deposits, certificates of deposit, FHLB stock and investment securities.

(2) The operating data for December 31, 1994 is for the nine-month period beginning April 1, 1994 and ending December 31, 1994 due to change in year ends.

(3) Loans, net, represents gross loans less net deferred loan fees, undisbursed loan funds and allowance for loan losses.

(4) Annualized for the six months ended June 30, 1997 and 1996 and the nine months ended December 31, 1994.

(5) The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

(6) The net yield on average interest-earning assets represents net interest income as a percent of average interest-earning assets.

(7) Nonperforming assets include nonaccrual loans and accruing loans past due 90 days or more.

(8) Ratios are derived from monthly balances except for ratios derived from period-end balances and are annualized where appropriate. Management does not believe the use of month-end balances has caused a material difference in the information provided.

(9) Ratios are derived from quarterly balances except for ratios derived from period-end balances and are annualized where appropriate. Management does not believe the use of quarter-end balances has caused a material difference in the information provided.


                                   RECENT DEVELOPMENTS

       The following table sets forth certain selected financial data of the Bank at and for the period indicated. Financial data at September 30, 1997 and for the three months ended September 30, 1997 and 1996 are unaudited. In the opinion of management, all adjustments (consisting only of normal recurring accruals, except for the special SAIF assessment in 1996 and additional expense to terminate the defined benefit plan in 1997) necessary for a fair presentation have been included. The results of operations and other data for the three months ended September 30, 1997 are not necessarily indicative of the results of operations for the fiscal year ending December 31, 1997.


                                            At                   At
                                      September 30,         December 31,
                                           1997                 1996
                                      -------------         ------------
                                              (Dollars in Thousands)
Financial Condition Data:
-------------------------
   Total assets                            $114,276            $112,552
   Investments/(1)/                           9,292              10,889
   Loans receivable, net/(2)/               100,659              97,951
   Deposits                                  96,098              93,785
   Retained earnings                         14,738              14,412


                                                 For the Three Months
                                                  Ended September 30,

                                             1997                     1996
                                           --------                 --------
                                                 (Dollars in Thousands)
Operating Data:
   Interest income                         $  2,248                 $  2,224
   Interest expense                           1,204                    1,173
                                           --------                 --------
   Net interest income                        1,044                    1,051
   Provision for loan losses                     10                        -
                                           --------                 --------
   Net interest income after
    provision for loan losses                 1,034                    1,051
   Non-interest income                           51                       46
   Non-interest expense                       1,016                    1,251
                                           --------                 --------
   Income (loss) before income
    taxes (credits)                              69                     (154)
   Income tax expense (credits)                  22                      (51)
                                           --------                 --------
   Net income (loss)                       $     47                 $   (103)
                                           ========                 ========


                                                   For the Three Months
                                                    Ended September 30,

                                             1997                     1996
                                           --------                 --------
Other Selected Data:
   Number of outstanding loans                2,552                    2,558
   Number of deposit accounts                 7,473                    7,572
   Number of full-service offices open            3                        3
   Return on average assets/(3)/               0.16%                   (0.37%)
   Return on average equity/(3)/               1.27%                   (2.91%)
   Average equity to average assets           12.89%                   12.77%
   Interest rate spread/(4)/                   2.84%                    2.98%
   Net yield on average
    interest-earning assets/(5)/               3.78%                    3.92%
   Average interest-earning assets
    to average
      interest-bearing liabilities           115.18%                  115.05%
   Ratio of non-interest expense to
    average total assets/(3)/                  3.55%                    4.51%
   Non-performing assets to total
    assets/(6)/                                0.88%                    0.85%
   Non-performing loans to total
    loans/(6)/                                 0.98%                    0.98%
   Allowance for loan losses to
    total loans                                0.61%                    0.40%
   Allowance for loan losses to
    non-performing loans/(6)/                 62.67%                   41.30%
   Provision for loan losses to
    total loans receivable, net/(3)/           0.04%                    0.00%
   Net charge-offs to average loans
    outstanding                                0.01%                    0.00%
   Retained earnings to total assets          12.90%                   12.80%

-----------------

  (1) Includes interest-bearing deposits, certificates of deposit, FHLB stock, and investment securities.
  (2) Loans, net, represents gross loans less net deferred loan fees, undisbursed loan funds and allowance for loan losses.
  (3)  Annualized for the three months ended September 30, 1997 and 1996.
  (4) The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
  (5) The net yield on average interest-earning assets represents net interest income as a percentage of average interest-earning assets.
  (6) Non-performing assets include nonaccrual loans and accruing loans past due 90 days or more and real estate acquired in settlement of loans.
  (7) Ratios other than period-end ratios are based on average monthly balances.


Management's Discussion and Analysis of Recent Developments

       Total assets of the Bank increased by $1.7 million from December 31, 1996, and totalled $114.2 million at September 30, 1997. Net loans receivable increased by $2.7 million to $100.7 million at September 30, 1997 from $98.0 million at December 31, 1996. Deposits increased by $2.3 million to $96.1 million at September 30, 1997 from $93.8 million at December 31, 1996. Total investments decreased by $1.6 million to $9.3 million at September 30, 1997 from $10.9 million at December 31, 1996, primarily due to a decrease in interest-bearing deposit accounts. Equity increased by $326,000 to $14.7 million at September 30, 1997, which is attributable to the Bank's earnings of $334,000, offset by unrealized losses on securities available for sale, net of tax, of $8,000 during the nine months ended September 30, 1997.

       At September 30, 1997, the Bank's capital, including the equity component of unrealized gain on available for sale securities, net of tax, totalled $14.7 million. The Bank's capital as a percentage of assets was 12.9% at September 30, 1997, and was in excess of the regulatory capital requirements at such date.

       The Bank had $983,000 of nonperforming loans at September 30, 1997, compared to $954,000 at September 30, 1996. A loan loss provision of $10,000 was charged to expense for the three months ended

September 30, 1997. The allowance for loan losses totalled $616,000 at September 30, 1997.

       Net income for the three months ended September 30, 1997 was $47,000, compared to a net loss of $(103,000) during the same quarter of 1996. Net interest income totalled $1.04 million for the quarter ended September 30, 1997, as compared to $1.05 million for the same quarter in 1996. There were no significant variations in net interest income or non-interest income between the three-month periods ended September 30, 1997 and 1996.

       Non-interest expense decreased $235,000 to $1.0 million for the three months ended September 30, 1997, compared to $1.3 million for the same period ended September 30, 1996. A one-time expense of $210,000 increased compensation expense during the quarter ended September 30, 1997 due to the termination of the Bank's defined benefit pension plan. Additionally, a one-time special assessment to recapitalize the SAIF insurance fund of $520,000 was charged to expense during the quarter ended September 30, 1996. There were no significant variations in the other non-interest expense categories between the three-month periods ended September 30, 1997 and 1996.


                                 RISK FACTORS

       The following factors, in addition to the information presented elsewhere in this Prospectus, should be considered by investors before deciding whether to purchase the Common Stock offered hereby.

Potential Impact of Changes in Interest Rates

       The results of operations of the Bank, as with savings institutions generally, are dependent to a large degree on its net interest income, which is generally the difference between interest income from loans and investments and interest expense on deposits and borrowings. The Bank's interest income and interest expense are significantly affected by general economic conditions and by policies of the federal government and various regulatory agencies.

       In recent years, the assets of many savings institutions, including the Bank, have been negatively "gapped"--which means that the dollar amount of interest-bearing liabilities which reprice within specific time periods, either through maturity or rate adjustment, exceeds the dollar amount of interest-earning assets which reprice within such time periods. As a result, the net interest income of these savings institutions, including the Bank, would be expected to be negatively impacted by increases in interest rates.

       In addition to the interest rate gap analysis discussed above, the Bank's management monitors interest rate sensitivity through the use of a model which estimates the change in net portfolio value ("NPV") and net interest income in response to a range of assumed changes in market interest rates. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet items. The model estimates the effect on the Bank's NPV and net interest income of instantaneous and permanent 100 to 200 basis point increases and decreases in market interest rates. The Bank's Board of Directors has established maximum acceptable decreases in NPV and net interest income for various rate scenarios. Computations as of June 30, 1997, indicated that a 200 basis point increase in interest rates could result in a 22.85% decrease in the Bank's NPV but that a 200 basis point decrease in interest rates could result in a 9.77% increase in the Bank's NPV. Such computations also indicate that the same 200 basis point increase in interest rates could result in a 7.00% decrease in net interest income and that the 200 basis point decrease in interest rates could result in a 7.97% increase in net interest income. Computations of the prospective effects of hypothetical interest rate changes in determining the effect on NPV and net interest income are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay and should not be relied upon as indicative of actual results. Further, such computations and the gap computations described above do not incorporate any actions management may undertake in response to changes in interest rates. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION --Asset/Liability Management."

       At June 30, 1997, the Bank's cumulative one year gap as a percentage of total interest-earning assets was a negative 28.18%, and its cumulative three year gap as a percentage of total interest-earning assets was a negative 42.60%, which is significantly higher than comparable financial institutions. The Bank's computes its gap position using certain loan prepayment, deposit decay and other assumptions. The results of the Bank's gap computations could be substantially different if other assumptions were used.

       The computations described above indicate that the Bank's asset and liability structure presents significant interest rate risk and that the Bank's portfolio value and net interest income would be negatively impacted by increases in interest rates. In order to mitigate and manage interest rate risk, the Bank has adopted the following policies: (i) investing excess liquidity in shorter term or adjustable rate instruments, with maturities or repricing periods of three years or less; (ii) promoting mortgage loans with bi-weekly payment options, ten-year balloons, or 15-year amortizations; (iii) promoting adjustable rate equity line of credit loans; (iv) promoting longer term certificates of deposit; (v) increasing the level of interest-earning assets relative to interest-bearing liabilities; and (vi) maintaining a relatively low level of operating expenses and non-earning assets.

       The Bank's results of operations will continue to be significantly affected by changes in interest rates due, among other factors, to (i) the fact that a large percentage of the Bank's adjustable rate assets reprice only once a year, (ii) the fact that the Bank originates significant amounts of fixed rate mortgage loans and does not sell such loans in the secondary market, (iii) the fact that a large percentage of the Bank's deposit accounts are subject to immediate repricing or to repricing within one year, (iv) the fact that the Bank's interest-earning assets and interest-bearing liabilities reprice at different times and with different frequencies, (v) the effects of periodic and lifetime interest rate caps on the Bank's interest-earning assets, (vi) the fact that interest rates on the Bank's assets and liabilities respond differently to economic, market and competitive factors, (vii) the fact that sustained high levels of interest rates may adversely affect real estate and lending markets in general, and (viii) the fact that the Bank has an insignificant amount of non-interest income. Changes in the level of interest rates also can affect the amount of loans originated by the Bank. In addition, changes in interest rates can result in disintermediation, which is the flow of funds away from banks into direct investments, such as U.S. government and corporate securities, and other investment vehicles which, because of the absence of federal deposit insurance premiums and reserve requirements, generally can pay higher rates of interest than financial institutions. The Bank does not originate its fixed rate or adjustable rate loans for sale, or sell its loans in the secondary market, and this tends to increase its exposure to interest rate risk. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Asset/Liability Management."

Risk Associated with Nonconforming Loans

       Historically, the Bank has not originated its one-to-four family loans with the intention that they will be sold in the secondary market. The Bank generally originates loans satisfying its underwriting requirements which are tailored for its local community. Specifically, the Bank does not obtain property surveys, uses in-house appraisers only for loans under $250,000 and sometimes accepts higher than normal debt-to-income ratios and may waive other Federal Home Loan Mortgage Corporation ("FHLMC") or Federal National Mortgage Association ("FNMA") requirements on a case-by-case basis. As a result, such loans are not readily saleable in the secondary market and the Bank's loan portfolio is less liquid than would be the case if it was composed of loans originated in conformity with secondary market requirements. In addition, loans which are not originated in conformity with the purchase requirements of FHLMC and FNMA, or nonconforming loans, are generally thought to have greater risks of default and nonperformance. See "BUSINESS OF THE BANK -- Origination and Sale of Loans." These loans satisfy a need in the Bank's local community and generally produce a higher yield than would be produced by conforming loans. At June 30, 1997, the Bank had $86.0 million in nonconforming loans, which constituted 81.95% of its loan portfolio, before net items.

       The Bank plans to continue to originate a significant amount of nonconforming loans. Therefore, in periods of economic downturn, the Bank's level of nonperforming assets may be greater than its peer group.

Risk Associated with Concentration of Large Residential Mortgage Loans

       As of June 30, 1997, the Bank has 48 loan relationships with individual borrowers in excess of $200,000, totaling approximately $12.4 million or 11.81% of the Bank's total loan portfolio. The principal balance of five individual loans exceeds $350,000, with the largest single loan balance of approximately $495,000. The majority of these loans are secured by residential real estate located near or on Lake Norman, North Carolina, which is located in parts of Catawba, Iredell, Lincoln and Mecklenburg counties. While these loans are performing according to the terms of their loan documents, an economic downturn in the Bank's primary market area, in which Lake Norman is located, could have an adverse effect on the performance of these loans.

  Anticipated Low Return on Equity Following Conversion

       The Bank's return on equity was below industry standards for the six months ended June 30, 1997. At June 30, 1997, the Bank's ratio of average equity to average assets was 12.76%. On a pro forma basis at June 30, 1997, assuming the sale of 510,000 shares of Common Stock in the Conversion, the Bank's ratio of equity to assets would have been 19.97%. With its higher capital position as a result of the Conversion, it is doubtful that the Bank will be able to quickly deploy the capital raised in the Conversion in loans and other assets in a manner consistent with its business plan and operating philosophies and in a manner which will generate earnings to support its high capital position. The cost of the implementation of an ESOP, MRP and Stock Option Plan following the Conversion are also expected to reduce the Company's return on equity. As a result, it is expected that the Bank's return on equity initially will be below industry norms. Consequently, investors expecting a return on equity which will meet or exceed industry norms for the foreseeable future should carefully evaluate and consider the risk that such returns will not be achieved.

       Following the Conversion, the Company may consider plans to reduce capital if the opportunities to deploy it are not found. Such plans may include payment of cash dividends and repurchasing shares. Any such steps would be taken based on conditions as they exist following the Conversion and in compliance with applicable regulations which limit the Company's ability to pay dividends and repurchase its stock. See "USE OF PROCEEDS," "DIVIDEND POLICY" and "SUPERVISION AND REGULATION -- Regulation of the Company -- General" and "-- Dividend Limitations" and "SUPERVISION AND REGULATION -- Regulation of the Bank -- Restrictions on Dividends and Other Capital Distributions."

  Limited Market for the Common Stock

       The Company, as a newly organized company, has never issued capital stock, and consequently, there is no established market for the Common Stock at this time. Following the completion of the offering, it is anticipated that the Common Stock will be traded on the over-the-counter market with quotations available through the OTC Electronic Bulletin Board. Trident Securities is expected to make a market in the Common Stock, by developing and maintaining historical stock trading records, soliciting potential buyers and sellers of shares and attempting to match, buy and sell orders. In connection with its market making activities, Trident may buy or sell shares from time to time for its own account. However, Trident Securities will not be subject to any obligation with respect to such efforts. If the Common Stock cannot be quoted and traded on the OTC Electronic Bulletin Board, it is expected that the transactions in the Common Stock will be reported in the pink sheets of the National Quotation Bureau, Inc.

       An active and liquid public trading market for the securities of any issuer, including the Common Stock, depends upon the presence in the marketplace of both willing buyers and willing sellers of the securities at any given time. Due to the size of the Company's offering (510,000 shares at the midpoint of the Valuation Range), it is unlikely that a stockholder base large enough to create an active trading market will develop and be maintained. Further, even if a market develops, there can be no assurance that the shares of Common Stock offered in the Conversion can be resold at or above the purchase price after completion of the Conversion. Purchasers of Common Stock should consider the potentially illiquid and long-term nature of their investment in the shares being offered hereby. The aggregate price of the Common Stock is based upon an independent appraisal of the pro forma market value of the Common Stock. However, there can be no assurance that an investor will be able to sell the Common Stock purchased in the Conversion at or above the purchase price.

  Cost of ESOP

       It is expected that the ESOP will purchase 8% of the shares of Common Stock issued in the Conversion with funds borrowed from the Company. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan." Assuming the issuance of 510,000 shares in the Conversion, it is expected that 40,800 shares will be purchased by the ESOP, which--if such shares are acquired at $50.00 per share--would have a value of $2,040,000. If, because there is an oversubscription for shares of Common Stock or for any other reason, the ESOP is unable to purchase in the Conversion 8% of the total number of shares offered in the Conversion, then the Board of Directors of the Company may approve the purchase by the ESOP in the open market after the Conversion, of such shares as are necessary for the ESOP to own a number of shares equal to 8% of the shares of Common Stock issued in the Conversion. In such event, the actual cost of the ESOP may be more or less than the amounts set forth above because the ESOP will be purchasing its shares in the open market and the price paid for its shares will depend upon the price at which shares can be acquired in the open market. The purchase of Common Stock by the ESOP will reduce the pro forma stockholders' equity of the Bank.

       In November 1993, the American Institute of Certified Public Accountants approved Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership Plans." SOP 93-6, among other things, changes the measure of compensation recorded by employers from the cost of ESOP shares to the fair value of ESOP shares. Since the fair value of the shares following the Offerings cannot be predicted, the Bank cannot reasonably estimate the impact of SOP 93-6 on its financial statements. While an increase in such fair value will cause an increase in ESOP-related expenses for accounting purposes, an increase in the fair value of the shares should not increase the actual out-of-pocket cost to the Bank of the ESOP. Also, earnings per share will be increased as a result of the implementation of SOP 93-6 because only shares which have been committed to be released by the ESOP are included as outstanding shares in the computation. See "PRO FORMA DATA."

  Cost and Possible Dilutive Effect of the MRP and Stock Option Plan

       It is expected that the stockholders of the Company will be asked to approve the Stock Option Plan and the MRP at a meeting of stockholders after the Conversion. Under the MRP, directors and certain employees of the Bank are expected to be awarded an aggregate amount of Common Stock equal to 4% of the shares issued in the Conversion. Under the Stock Option Plan, directors and certain employees of the Bank are expected to be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion at exercise prices equal to the market price of the Common Stock on the date of grants. Shares issued to directors and certain employees under the MRP and the Stock Option Plan may be from authorized but unissued shares of Common Stock or they may be purchased in the open market. In the event the shares issued under the MRP and the Stock Option Plan consist of newly issued shares of Common Stock, the interests of existing stockholders would be diluted. If 586,500 shares of the Common Stock are issued in the Conversion, it is expected that options to acquire 58,650 shares of the Common Stock could be granted under the Stock Option Plan, and awards of an additional 23,460 shares could be made under the MRP. At the maximum of the Valuation Range, if all shares under the MRP and the Stock Option Plan were newly issued, the exercise price was $50.00 for the shares issued pursuant to the options, and all of the options were exercised, the number of outstanding shares of Common Stock would increase from 586,500 to 668,610, the pro forma book value per share of the outstanding Common Stock at June 30, 1997 would have been $65.25 compared with $69.38 if such plans did not exist, and the unannualized pro forma net income per share of the outstanding Common Stock for the six months ended June 30, 1997 would have been $1.00 compared with $1.19 if such plans did not exist. The cost of the shares acquired by the MRP will be expensed over any vesting period set forth in the MRP. If 586,500 shares of Common Stock are issued in the Conversion and the MRP acquired 23,460 shares at a cost of $50.00 per share, the total annual pre-tax expense of the MRP would be $234,600 per year assuming a straight line amortization method over a five-year life. See "PRO FORMA DATA" and "MANAGEMENT OF THE BANK -- Proposed Management Recognition Plan" and "-- Proposed Stock Option Plan."

  Anti-Takeover Considerations

       Provisions in the Articles of Incorporation and Bylaws. The Company's Articles of Incorporation and Bylaws contain certain provisions that may discourage attempts to acquire control of the Company that are not negotiated with the Company's Board of Directors. These provisions may result in the Company being less attractive to a potential acquiror and may result in stockholders receiving less for their shares than otherwise might be available in the event of a takeover attempt. In addition, these provisions may have the effect of discouraging takeover attempts that some stockholders might deem to be in their best interests, including takeover proposals in which stockholders might receive a premium for their shares over the then-current market price, as well as making it more difficult for individual stockholders or a group of stockholders to elect directors or to remove incumbent management. The Company's Board of Directors believes, however, that these provisions are in the best interests of the Company and its stockholders because such provisions encourage potential acquirors to negotiate directly with the Board of Directors, which the Board of Directors believes is in the best position to act on behalf of all stockholders.

       These provisions include, among others, that (1) the Board of Directors has the authority to change the number of directors within a range from five to 15; (2) stockholders who intend to nominate a candidate for election to the Board of Directors must give advance notice to the Secretary of the Company;
  (3) terms for directors will be staggered at any time that the number of directors exceeds nine; (4) certain merger, consolidation, or other business combinations (as defined in the Articles of Incorporation) must receive the affirmative vote of at least 75% of the Continuing Directors (as defined in the Articles of Incorporation); (5) special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, the President or by the Board of Directors and (6) directors may be removed from office prior to the end of their term only for cause.

       In addition, the Articles of Incorporation do not provide for cumulative voting for any purpose. As a result, a majority of shareholders will be able to approve matters presented to the shareholders for consideration, except such matters as require more than a majority vote for approval. The Company's Articles of Incorporation state that the Board of Directors, without the approval of the stockholders, may authorize the issuance of shares of preferred stock with such voting rights, designations, preferences, limitations and relative rights as the Board of Directors shall determine. As a result, the Board of Directors has the power, to the extent consistent with its fiduciary duties, to issue preferred stock to persons friendly to management or otherwise in order to impede attempts by third parties to acquire voting control of the Company and to impede other transactions not favored by management. The amended Certificate of Incorporation and Bylaws of the Bank upon its conversion to stock form also contain certain provisions that might discourage potential takeover attempts of the Bank. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE COMPANY AND THE BANK."

       Regulatory Provisions. Regulations of the Administrator contain provisions that, for a period of three years after the Conversion is consummated, prohibit any person from directly or indirectly acquiring or offering to acquire beneficial ownership of more than 10% of any class of equity security of the Company or the Bank, with certain exceptions, without the prior approval of the Administrator. If any person should acquire beneficial ownership of more than 10% of any class of equity security without prior approval, any shares beneficially owned in excess of 10% would not be counted as shares entitled to vote and would not be voted in connection with any matter submitted to the stockholders for a vote. Regulations provide that the Administrator will give his approval of such an acquisition during the first year after the Conversion only to protect the safety and soundness of the Company and the Bank. Approval will be given during the second and third years after the Conversion upon a finding by the Administrator that (i) the acquisition is necessary to protect the safety and soundness of the Company and the Bank or the Board of Directors of the Company supports the acquisition and (ii) the acquiror is of good character and integrity and possesses satisfactory managerial skills, after the acquisition the acquiror will be a source of financial strength to the Company and the Bank, and the interests of the public will not be adversely affected by the acquisition. Approval is not required for (i) any offer with a view toward public resale made exclusively to the Company or its underwriters or the selling group acting on its behalf or (ii) any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the Company by a corporation whose ownership is or will be substantially the same as the ownership of the Company, provided that the offer or acquisition is made more than one year following the consummation of the Conversion. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE COMPANY AND THE BANK."

       The Change in Bank Control Act, together with North Carolina regulations, require that the consent of the Administrator and Federal Reserve be obtained prior to any person or company acquiring "control" of a savings bank or a savings bank holding company. Control is conclusively presumed to exist if, among other things, an individual or company acquires the power, directly or indirectly, to direct the management or policies of the Company or the Bank or to vote 25% or more of any class of voting stock. Control is rebuttably presumed to exist under the Change in Bank Control Act if, among other things, a person acquires more than 10% of any class of voting stock and (i) the issuer's securities are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the Company's securities will be, or (ii) the person would be the single largest stockholder. Restrictions applicable to the operations of bank holding companies and conditions imposed by the Federal Reserve in connection with its approval of such acquisitions may deter potential acquirors from seeking to obtain control of the Company. See "SUPERVISION AND REGULATION -- Regulation of the Company."

       Voting Control of Officers, Directors and Employees. Directors and executive officers of the Bank and the Company and their associates expect to purchase approximately 12.00% to 8.87% of the shares of Common Stock issued in the Conversion based upon the minimum and the maximum of the Valuation Range, respectively. See "ANTICIPATED STOCK PURCHASES BY MANAGEMENT."

       In addition, it is expected that the ESOP will acquire a number of shares equal to 8% of the shares issued in the Conversion. Employees will vote the shares allocated to them under the ESOP. The ESOP trustees (directors of the Bank) will vote unallocated shares, and allocated shares for which no voting instructions have been received, in their discretion, subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

       Under the proposed MRP, if approved by the stockholders of the Company, a number of shares equal to 4% of the shares issued in the Conversion could be issued to directors and certain employees of the Bank. Such shares could be purchased in the open market or could be issued out of authorized but unissued shares. Recipients of shares under the MRP will have voting control over such shares regardless of whether such shares have vested. See "MANAGEMENT OF THE BANK -- Proposed Management Recognition Plan." Under the proposed Stock Option Plan, if approved by the stockholders of the Company, directors and certain employees of the Bank could receive options to purchase a number of shares equal to 10% of the shares issued in the Conversion. Shares to fund such options could be acquired in the open market or could be acquired through the issuance of authorized but unissued shares. See "MANAGEMENT OF THE BANK -
  - Proposed Stock Option Plan."

       If (i) the Stock Option Plan is approved by the stockholders of the Company within one year after the Conversion and all of the stock options which could be granted to directors and executive officers under the Stock Option Plan are granted and all option shares are acquired in the open market,
  (ii) the MRP is approved by the stockholders of the Company within one year after the Conversion, all of the MRP shares which could be granted to directors and executive officers are granted and issued and all such shares are acquired in the open market, (iii) the ESOP acquires 8% of the shares issued in the Conversion and none of such shares are allocated, and (iv) the Company did not issue any additional shares of its Common Stock, the shares held by directors and executive officers and their associates as a group, including (a) shares purchased outright in the Conversion, (b) shares purchased by the ESOP, (c) shares purchased pursuant to the Stock Option Plan and (d) shares granted under the MRP, would give such persons effective control over as much as 31.34% or 28.21%, at the minimum and maximum of the Valuation Range, respectively, of the Common Stock issued and outstanding.

       Because the Company's Articles of Incorporation requires the affirmative vote of 75% of the outstanding shares entitled to vote in order to approve certain mergers, consolidations or other business combinations, the directors, officers and employees, as a group, could potentially block such transactions. See "ANTI-TAKEOVER PROVISIONS

AFFECTING THE COMPANY AND THE BANK -- The Company -- Supermajority Voting Provisions."

       Agreements With Employees. In connection with the Conversion, the Bank will enter into employment agreements with George W. Brawley, Jr., President and Chief Executive Officer, Dale W. Brawley, Executive Vice President and Treasurer, and Billy R. Williams, Secretary and Controller. See "MANAGEMENT OF THE BANK -- Employment Agreements." In addition, the Bank intends to adopt a Severance Plan which would benefit its employees in the event there is a change in control of the Company or the Bank. See "MANAGEMENT OF THE BANK -- Severance Plan." The existence of the employment agreements and severance plan may tend to discourage mergers, consolidations, acquisitions or other transactions that would result in a change in control of the Company or the Bank. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE COMPANY AND THE BANK -- The Company -- Anti-Takeover Effect of Employment Agreements and Benefit Plans."

  Financial Institution Regulation and Possible Legislation

       The Bank is subject to extensive regulation and supervision as a North Carolina-chartered savings bank. In addition, the Company, as a bank holding company, is subject to extensive regulation and supervision. Any change in the regulatory structure or the applicable statutes or regulations, whether by the Administrator, the Federal Reserve, the FDIC, the North Carolina General Assembly or the U.S. Congress, could have a material impact on the Company, the Bank, or the Conversion.

       The U.S. Congress is expected to consider legislation that may eliminate the thrift industry as a separate industry. The Deposit Insurance Funds Act of 1996 ("DIF Act") provides that the Savings Association Insurance Fund ("SAIF") will be merged with the Bank Insurance Fund ("BIF") on January 1, 1999, but only if there are no thrift institutions in existence. The DIF Act requires the Treasury Department to study the development of a common charter for banks and thrifts and to submit a report of its finding to Congress, which the Treasury Department has done, the Company cannot predict whether any legislation will result from this process or what any such legislation may provide. If Congress does not act to end the separate existence of the thrift industry, the merger of the SAIF and BIF contemplated by the DIF Act will not occur, without some amendment of the DIF Act. Although the SAIF currently meets its statutory reserve ratios, there can be no assurance that it will continue to do so. The financial burden of any future recapitalization of the SAIF, if imposed solely on insured savings associations, would fall on a smaller assessment base than in the past. This could increase the burden on individual institutions, including the Bank. See "REGULATION AND SUPERVISION."

       Because the Bank is a North Carolina-chartered state savings bank, any federal legislation providing for a common charter for banks and thrifts is not expected to apply directly to the Bank. However, in addition to eliminating a separate thrift industry, Congress is expected to consider legislation that will restructure the banking and financial services industries generally. While such legislation may not affect the Bank or the Company directly, it may restructure the regulatory and competitive environments in which they operate. The Company cannot predict the effects of such restructuring.

  Competition

       The Bank's market area is a highly competitive market, and the Bank faces significant competition both in attracting deposits and in originating loans. The Bank faces direct competition from a number of financial institutions, many with a state-wide or regional presence, and, in some cases, a national presence. Competition arises from other savings institutions, commercial banks, credit unions and other providers of financial services, many of which are significantly larger than the Bank and, therefore, have greater financial and marketing resources than the Bank. Management estimates that, based upon 1996 comparative data, the Bank had 22% of the deposits in Mooresville and 7.2% of the deposits in Iredell County. See "BUSINESS OF THE BANK -- Competition."

  Best Efforts Offering

       The Bank has engaged Trident Securities to consult with and advise the Bank with respect to the Conversion and to assist, on a best-efforts basis, in connection with the solicitation of subscriptions and purchase orders for shares of Common Stock in the Offerings. Trident Securities is under no obligation to purchase any shares of Common Stock in any of the Offerings. Trident Securities has not prepared or delivered any opinion or recommendation with respect to the appropriateness of the amount of Common Stock to be issued in the Conversion. Trident Securities has not prepared any fairness opinion with respect to the terms of the Offerings or any opinion with respect to the price at which shares of Common Stock may trade.



                           CODDLE CREEK FINANCIAL CORP.

       The Company was incorporated under North Carolina law in August 1997 at the direction of the Bank for the purpose of acquiring and holding all of the outstanding capital stock of the Bank to be issued in connection with the Conversion. The Company has received conditional approval from the Federal Reserve and the Administrator to become a bank holding company and as such will be subject to regulation by the Federal Reserve and the Administrator. The Company structure will give the Company greater flexibility than the Bank currently has to expand and diversify its business activities, although there are no current plans regarding expansion or diversification. See "SUPERVISION AND REGULATION -- Regulation of the Company."

       Prior to completion of the Conversion, the Company will not own any material assets or transact any material business. Upon completion of the Conversion, on an unconsolidated basis, the Company will have no significant assets other than the stock of the Bank acquired in the Conversion, the loan receivable with respect to the loan made to the ESOP to enable the ESOP to purchase shares of Common Stock in the Conversion, and the portion of the net proceeds from the sale of Common Stock in the Conversion which are retained by it. The Company will have no significant liabilities upon completion of the Conversion. The management of the Company is set forth under "MANAGEMENT OF THE COMPANY." The executive office of the Company is located at the headquarters office of the Bank at 347

North Main Street, Mooresville, North Carolina.

       The existing management of the Company believes that it will be in the best interests of the Company, the Bank and the Company's stockholders for the Company to remain an independent company.

                         MOORESVILLE SAVINGS BANK, SSB

       The Bank is a North Carolina-chartered mutual savings bank. The Bank was organized in 1937 and has been a member of the FHLB system since that time. Its deposits have been federally insured since 1947. The deposits of the Bank are insured by the SAIF of the FDIC to the maximum amount permitted by law.

       The Bank is a member of the FHLB of Atlanta, which is one of the twelve regional banks for federally insured savings institutions and other eligible members comprising the FHLB system. As a North Carolina-chartered savings bank, the Bank is regulated by the Administrator. The Bank is also subject to regulations of the FDIC with respect to certain other matters and, as a subsidiary of the Company, will be indirectly subject to regulation by the Federal Reserve. See "SUPERVISION AND REGULATION -- Regulation of the Company" and "-- Regulation of the Bank."

       The Bank conducts business through its three full service offices in Mooresville, Cornelius and Huntersville, North Carolina. The Bank's primary market area encompasses the communities within an approximately 15-mile radius of its Mooresville office, which includes portions of Iredell, Mecklenburg, Lincoln, Catawba, Rowan and Cabarrus counties in North Carolina. At June 30, 1997, the Bank had total assets of $114.2 million, net loans of $100.5 million, deposits of $95.9 million and retained earnings of $14.7 million.

       The Bank is a community-oriented financial institution which offers a variety of financial services to meet the needs of the communities it serves. The Bank is principally engaged in the business of attracting deposits from the general public and using such deposits to make one-to-four family residential real estate loans, multi-family residential and commercial loans, construction loans, equity line of credit loans, other secured and unsecured consumer loans and other investments.

       Revenues of the Bank are derived primarily from interest on loans. The Bank also receives interest income from its investments and interest-earning deposit balances. The Bank also receives non-interest income from transaction and service fees and other sources. The major expenses of the Bank are interest on deposits and general and administrative expenses such as compensation and employee benefits, federal deposit insurance premiums, data processing expenses and occupancy and related expenses.

                                  USE OF PROCEEDS

       Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently estimated that such net proceeds will be between $18,258,820 and $24,825,580, based on the current Valuation Range. If the gross proceeds of the shares sold are increased to 15% above the maximum of the Valuation Range, it is estimated that net proceeds will equal $28,601,467. See "PRO FORMA DATA" for the assumptions used to arrive at these amounts. The actual net proceeds may vary materially from the estimated amounts described herein. The estimated amount of net proceeds includes proceeds from the sale of the shares which are expected to be purchased by the ESOP in the Subscription Offering at $50.00 per share with funds borrowed from the Company. The amount loaned to the ESOP to enable such purchases is estimated to range from $1,734,000 (if 433,500 shares are issued) to $2,697,900 (if 674,475 shares are issued). If for any reason the ESOP is unable to purchase its shares in the Subscription Offering, the ESOP is expected to purchase its shares in the open market--in which event the cost of the purchases may be higher or lower because the purchase price per share may be higher or lower than $50.00. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan."

       After first deducting the amount of the net proceeds used by the Company to make the loan to the ESOP (estimated to range from $1,734,000 to $2,697,900), it is expected that the Company will retain approximately 50% of the remaining net proceeds of the Offerings and will pay the balance of the net proceeds to the Bank in exchange for all of the common stock of the Bank to be issued in connection with the Conversion. The Company expects to use the portion of the net proceeds it retains for working capital and investment purposes. The Company does not expect to have significant operating expenses and anticipates that it will initially invest the net proceeds it retains primarily in interest-earning deposits, U.S. government, federal agency and other marketable securities and mortgage-backed securities. The types and amounts of such investments will vary from time to time based upon the interest rate environment, asset/liability mix considerations and other factors.

       Net proceeds paid to the Bank initially will become part of the Bank's general funds and will be invested primarily in mortgage, consumer and other loans, and investments consisting primarily of interest-earning deposit balances, U.S. government and federal agency obligations and other marketable securities in accordance with the Bank's lending and investment policies. The relative amounts to be invested in each of these types of investments will depend upon loan demand, rates of return and asset/liability matching considerations at the time the investments are to be made. Management is not able to predict the yields which will be produced by the investment of the proceeds of the Offerings because such yields will be significantly influenced by general economic conditions and the interest rate environment existing at the time the investments are made. Remaining net proceeds paid to the Bank will be used for general corporate purposes.

       The proceeds of the Offerings will result in an increase in the Bank's net worth and regulatory capital and may enhance the potential for growth through increased lending and investment activities, branch expansion, additional ATMs or otherwise. The net proceeds retained by the Company could be used to support the future expansion of operations of the Company through the opening of one or more branch offices in or near the Bank's primary market area. The Company has no current plans to open any additional office. Payments for shares of Common Stock of the Company made through the withdrawal of existing deposit accounts at the Bank will not result in the receipt of new funds for investment by the Bank.

       Upon completion of the Conversion, the Board of Directors will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. Based upon facts and circumstances which may arise following the Conversion, the Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include but are not limited to
  (i) market and economic factors such as the price at which the Common Stock is trading, the volume of trading, the attractiveness of other investment alternatives in terms of the rates of return and risks involved in the investments, (ii) the ability to increase the book value and earnings per share of the remaining outstanding shares, and improve the Company's return on equity; (iii) the reduction of dilution to stockholders caused by having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iv) any other circumstances in which repurchases would be in the best interests of the Company and its stockholders.

       Any stock repurchases will be subject to the determination of the Board of Directors that both the Company and the Bank will be capitalized in excess of applicable regulatory requirements after any such repurchases and that capital will be adequate taking into account, among other things, the level of nonperforming assets and other risks, the Company's and the Bank's current and projected results of operations and asset/liability structure, the economic environment and tax and other regulatory considerations. Federal regulations require that, subject to certain exceptions, the Company must obtain approval of the Federal Reserve prior to repurchasing Common Stock in excess of 10% of its net worth during any twelve-month period. See "SUPERVISION AND REGULATION -- Regulation of the Company -- Dividend and Repurchase Limitations." The Company does not intend to repurchase any Common Stock during the first year following the Conversion.

       The Company and the Bank have no present intention to file consolidated tax returns which will preserve for the Company the ability to use a portion of the proceeds to make a return of captial in the future. However, the Company has not made any decision to pay such a return of capital. The Company and the Bank have agreed to notify the FDIC before making a return of capital during the first three years following the Conversion. See "DIVIDEND
  POLICY."

       At any time following approval of the MRP by the Company's stockholders, it is expected that the MRP may acquire a number of shares of Common Stock equal to 4% of the number of shares issued in the Conversion. See "MANAGEMENT OF THE BANK -- Proposed Management Recognition Plan." Such shares may be acquired in the open market or acquired through the Company's issuance of authorized but unissued shares. In the event shares are acquired in the open market, the funds for such purchase may be provided by the Bank from the proceeds of the Conversion. It is estimated that between 17,340 and 23,460 shares may be acquired by the MRP Trust, assuming the issuance of between 433,500 and 586,500 shares, respectively, in the Conversion. If all such shares were acquired by the MRP in the open market, and if such shares were acquired at a price of $50.00 per share, the Bank would contribute between $867,000 and $1,173,000, respectively, to the MRP for this purpose.


                                    DIVIDEND POLICY

       Upon Conversion, the Board of Directors of the Company will have the authority to declare quarterly dividends on the Common Stock, subject to statutory and regulatory requirements. The Company expects to pay annual dividends on the Common Stock at a rate of $1.00 per share which is equal to 2% of the offering price for the Common Stock in the Conversion. In addition, the Board of Directors may determine from time to time that it is prudent to pay special nonrecurring cash dividends. Special cash dividends, if paid, may be in addition to, or in lieu of, regular cash dividends. The Company's Board of Directors will periodically review its policy concerning dividends. Declarations of dividends, if any, by the Board of Directors will depend upon a number of factors, including investment opportunities available to the Company and the Bank, capital requirements, regulatory limitations, the Company's and the Bank's results of operations and financial condition, tax considerations and general economic conditions. Upon review of such considerations, the Board of Directors of the Company may authorize dividends to be paid in the future if it deems such payment appropriate and in compliance with applicable law and regulation. No assurances can be given that any dividends will in fact be paid on the Common Stock or, if dividends are paid, that they will not be reduced or discontinued in the future.

       In connection with the Conversion, the Bank has agreed with the FDIC that, within the first three years after completion of the Conversion, neither the Company nor the Bank will pay any taxable dividend or make any taxable distribution in excess of their current and retained earnings.

       The sources of income to the Company initially will consist of earnings on the capital retained by the Company and dividends paid by the Bank to the Company, if any. Consequently, future declarations of cash dividends by the Company may depend upon dividend payments by the Bank to the Company, which payments are subject to various restrictions. Under current North Carolina regulations, the Bank could not declare or pay a cash dividend if the effect thereof would be to reduce its net worth to an amount which is less than the minimum required by the FDIC and the Administrator. In addition, for a period of five years after the consummation of the Conversion, the Bank will be required, under existing regulations, to obtain the prior written approval of the Administrator before it can declare and pay a cash dividend on its capital stock in an amount in excess of one-half of the greater of (i) its net income for the most recent fiscal year, or (ii) the average of its net income after dividends for the most recent fiscal year and not more than two of the immediately preceding fiscal years, if applicable. See "SUPERVISION AND REGULATION -- Regulation of the Bank -- Restrictions on Dividends and Other Capital Distributions." As a result of this limitation, if the Bank had been a stock institution at the end of fiscal 1996 and for the two preceding fiscal years, it could not have paid a dividend in excess of $362,000 without the approval of the Administrator.

       As a converted institution, the Bank also will be subject to the regulatory restriction that it will not be permitted to declare or pay a dividend on or repurchase any of its capital stock if the effect thereof would be to cause its regulatory capital to be reduced below the amount required for the liquidation account established in connection with the Conversion. See "THE CONVERSION -- Effects of Conversion -- Liquidation Rights" and "-- Liquidation Rights After the Conversion." Also, see "TAXATION -- Federal Income Taxation" for a discussion of federal income tax provisions that may limit the ability of the Bank to pay dividends to the Company without incurring a recapture tax.

                            MARKET FOR COMMON STOCK

       The Company, as a newly organized company, has never issued capital stock, and consequently, there is no established market for the Common Stock at this time. Following the completion of the offering, it is anticipated that the Common Stock will be traded on the over-the-counter market with quotations available through the OTC Electronic Bulletin Board. Trident Securities is expected to make a market in the Common Stock, by developing and maintaining historical stock trading records, soliciting potential buyers and sellers of shares and attempting to match buy and sell orders. In connection with its market making activities, Trident may buy or sell shares from time to time for its own account. However, Trident Securities will not be subject to any obligation with respect to such efforts. If the Common Stock cannot be quoted and traded on the OTC Electronic Bulletin Board, it is expected that the transactions in the Common Stock will be reported in the pink sheets of the National Quotation Bureau, Inc.

       An active and liquid public trading market for the securities of any issuer, including the Common Stock, depends upon the presence in the marketplace of both willing buyers and willing sellers of the securities at any given time. Due to the size of the Company's offering (510,000 shares at the midpoint of the Valuation Range), it is unlikely that a stockholder base large enough to create an active trading market will develop and be maintained. Further, even if a market develops, there can be no assurance that the shares of Common Stock offered in the Conversion can be resold at or above the purchase price after completion of the Conversion. Purchasers of Common Stock should consider the potentially illiquid and long-term nature of their investment in the shares being offered hereby. The aggregate price of the Common Stock is based upon an independent appraisal of the pro forma market value of the Common Stock. However, there can be no assurance that an investor will be able to sell the Common Stock purchased in the Conversion at or above the purchase price.

                                    CAPITALIZATION

       The following tables present the historical capitalization of the Bank at June 30, 1997 and December 31, 1996 and the pro forma capitalization of the Company at such dates after giving effect to the sale of the Common Stock and application of the assumptions set forth under "PRO FORMA DATA," assuming that 433,500, 510,000, 586,500 and 674,475 shares of Common stock are sold at $50.00 per share (the minimum, midpoint, maximum and 15% above the maximum of the current Valuation Range). A change in the number of shares issued in the Conversion may materially affect such pro forma capitalization. See "USE OF PROCEEDS" and "THE CONVERSION -- Purchase Price of Common Stock and Number of Shares Offered."

                                                                   Company Pro Forma Capitalization at June 30, 1997
                                                                                   Based Upon Sale of
                                                     ------------------------------------------------------------------------------
                                                          433,500             510,000             586,500             674,475
                                                        shares at a         shares at a         shares at a         shares at a
                                   Historical            price of            price of            price of             price of
                                 Capitalization      $50.00 per share    $50.00 per share    $50.00 per share  $50.00 per share/(1)/
                             ----------------------  -----------------   -----------------   ----------------- ---------------------
                                                                        (In Thousands)
Deposits                              $ 95,872               $ 95,872           $ 95,872            $ 95,872            $ 95,872
Advances from FHLB                       1,000                  1,000              1,000               1,000               1,000
                                      --------               --------           --------            --------            --------
Deposits and advances from
 FHLB/(2)/                            $ 96,872               $ 96,872           $ 96,872            $ 96,872            $ 96,872
                                      ========               ========           ========            ========            ========
Stockholders' equity
 Common stock, no par value:
  Authorized shares:
    20,000,000
   Assumed outstanding shares
    as shown in column
    headings                          $     --               $ 20,860           $ 24,602            $ 28,345            $ 32,649
 Preferred stock:
  Authorized shares: 5,000,000
   No shares outstanding
Additional paid-in capital                  --                     --                 --                  --                  --
Less:  Common stock to be
 acquired by the MRP/(3)/                   --                   (867)            (1,020)             (1,173)             (1,349)
Less:  Common stock to be
 acquired by the ESOP/(3)/                  --                 (1,734)            (2,040)             (2,346)             (2,698)
Retained earnings/(4)/                  14,691                 14,691             14,691              14,691              14,691
                                      --------               --------           --------            --------            --------
    Total                             $ 14,691               $ 32,950           $ 36,233            $ 39,517            $ 43,293
                                      ========               ========           ========            ========            ========
Total deposits and
 stockholders' equity                 $111,563               $129,822           $133,105            $136,389            $140,165
                                      ========               ========           ========            ========            ========

-------------------------------
(1) Represents the number of shares of Common Stock that would be issued in the Conversion after giving effect to a 15% increase in maximum valuation in the Valuation Range.

(2) Withdrawals from deposit accounts for the purchase of Common Stock are not reflected. Any such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) Assumes that 8% of the shares of Common Stock offered hereby will be purchased by the ESOP in the Conversion. The funds used to acquire the ESOP shares will be borrowed from the Company. Additionally, assumes that, after the Conversion, a number of shares equal to 4% of the shares of Common Stock offered hereby will be purchased by the MRP with funds contributed by the Bank. The Common Stock acquired by both the ESOP and the MRP is reflected as a reduction of stockholders' equity. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan" and "-- Proposed Management Recognition Plan."

(4) Retained earnings is net of unrealized holding gains or losses on available-for-sale securities.

                                                                 Company Pro Forma Capitalization at December 31, 1996
                                                                                   Based Upon Sale of
                                                     ------------------------------------------------------------------------------
                                                          433,500             510,000             586,500             674,475
                                                        shares at a         shares at a         shares at a         shares at a
                                   Historical            price of            price of            price of            price of
                                 Capitalization      $50.00 per share    $50.00 per share    $50.00 per share  $50.00 per share/(1)/
                             ----------------------  -----------------   -----------------   ----------------- ---------------------
                                                                        (In Thousands)
Deposits                               $ 93,785             $ 93,785            $ 93,785            $ 93,785            $ 93,785
Advances from FHLB                        2,000                2,000               2,000               2,000               2,000
                                       --------             --------            --------            --------            --------
Deposits and advances from
 FHLB/(2)/                             $ 95,785             $ 95,785            $ 95,785            $ 95,785            $ 95,785
                                       ========             ========            ========            ========            ========
Stockholders' equity
 Common stock, no par value:
  Authorized shares:
   20,000,000
   Assumed outstanding shares
    as shown in column
    headings                           $     --             $ 20,860            $ 24,602            $ 28,345            $ 32,649
 Preferred stock:
  Authorized shares: 5,000,000
   No shares outstanding
Additional paid-in capital                   --                   --                  --                  --                  --
Less:  Common stock to be
 acquired by the MRP/(3)/                    --                 (867)             (1,020)             (1,173)             (1,349)
Less:  Common stock to be
 acquired by the ESOP/(3)/                   --               (1,734)             (2,040)             (2,346)             (2,698)
Retained earnings/(4)/                   14,412               14,412              14,412              14,412              14,412
                                       --------             --------            --------            --------            --------
    Total                              $ 14,412             $ 32,671            $ 35,954            $ 39,238            $ 43,014
                                       ========             ========            ========            ========            ========
Total deposits and
 stockholders' equity                  $110,197             $128,456            $131,739            $135,023            $138,799
                                       ========             ========            ========            ========            ========

-------------------------------
(1) Represents the number of shares of Common Stock that would be issued in the Conversion after giving effect to a 15% increase in maximum valuation in the Valuation Range.

(2) Withdrawals from deposit accounts for the purchase of Common Stock are not reflected. Any such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) Assumes that 8% of the shares of Common Stock offered hereby will be purchased by the ESOP in the Conversion. The funds used to acquire the ESOP shares will be borrowed from the Company. Additionally, assumes that, after the Conversion, a number of shares equal to 4% of the shares of Common Stock offered hereby will be purchased by the MRP with funds contributed by the Bank. The Common Stock acquired by both the ESOP and the MRP is reflected as a reduction of stockholders' equity. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan" and "-- Proposed Management Recognition Plan."

(4) Retained earnings is net of unrealized holding gains or losses on available-for-sale securities.

                                    PRO FORMA DATA

     The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $20,859,820 and $28,344,580 (including net proceeds from shares expected to be purchased by the ESOP with funds borrowed from the Company), based upon the following assumptions: (i) 19.97%, 18.20%, 16.87% and 15.71% of the Common Stock sold in the Conversion at the minimum, midpoint, maximum and 15% above the maximum, respectively, of the Valuation Range will be sold to the ESOP, directors and executive officers and their associates (and that Trident Securities will not receive certain compensation with respect to such sales), and none of the shares of Common Stock will be sold in any Syndicated Community Offering pursuant to selected dealer agreements;
(ii) fees will be payable to Trident Securities with respect to the Subscription and Community Offerings as described in "THE CONVERSION --Marketing Arrangements;" and (iii) Conversion expenses, excluding the fees and commissions to Trident Securities, will be approximately $387,000. Actual net proceeds may vary depending upon the number of shares sold to the ESOP and to directors, executive officers and their associates, the number of shares, if any, sold in the Syndicated Community Offering pursuant to selected dealer arrangements and the actual expenses of the Conversion. Payments for shares made through withdrawals from the existing Bank deposit accounts will not result in the receipt of new funds for investment by the Bank. However, capital will increase and interest-bearing liabilities will decrease by the amount of such withdrawals. See "THE CONVERSION -- Purchase Price of Common Stock and Number of Shares Offered."

     Under the Plan, the Common Stock must be sold at an aggregate price equal to not less than the minimum nor more than the maximum of the Valuation Range based upon an independent appraisal. The Valuation Range as of June 30, 1997 is from a minimum of $21,675,000 to a maximum of $29,325,000 with a midpoint of $25,500,000. However, with the consent of the Administrator and the FDIC, the aggregate price of the Common Stock sold may be increased to up to 15% above the maximum of the Valuation Range, or to $33,723,750, without a resolicitation and without any right to cancel, rescind or change subscription orders, to reflect changes in market and financial conditions following commencement of the Subscription Offering. See "THE CONVERSION -- Purchase Price of Common Stock and Number of Shares Offered."

     Pro forma consolidated net earnings and book value of the Company at or for the six months ended June 30, 1997 and the year ended December 31, 1996 have been based upon the following assumptions: (i) the sale of shares of Common Stock in connection with the Conversion occurred at January 1, 1997 for the six months ended June 30, 1997, and at January 1, 1996 for the year ended December 31, 1996, and yielded net proceeds available for investment of approximately $18,258,820, $21,542,200, $24,825,580 and $28,601,467 (based upon the issuance of 433,500, 510,000, 586,500 and 674,475 shares, respectively, at $50.00 per share) on such dates; and (ii) such net proceeds were invested on a consolidated basis at the beginning of the period at a yield of 5.42%, which represents the average one-year treasury rate for the last week of June 1997. The Company did not use the arithmetic average of the Bank's weighted-average yield on interest-earning assets and weighted-average interest rate paid on deposits during the six months ended June 30, 1997 or the year ended December 31, 1996. Management believes that the one-year Treasury rate is a more appropriate rate for purposes of preparing the pro forma data because proceeds from the Conversion are expected to be initially invested in instruments with similar yields and maturities. The effect of withdrawals from deposit accounts for the purchase of Common Stock has not been reflected. Such withdrawals have no effect on pro forma stockholders' equity, and management does not believe that such withdrawals will have a material impact on pro forma net earnings or pro forma net earnings per share. In calculating pro forma net earnings for the six months ended June 30, 1997 and year ended December 31, 1996, an effective combined federal and state income tax rate of 39.00% has been assumed, resulting in a yield after taxes of 3.31%. Historical and pro forma per share amounts have been calculated by dividing the Bank's historical amounts and the Company's pro forma amounts by the indicated number of shares of Common Stock, assuming that such number of shares had been outstanding during the entire period.

     The following pro forma information is not intended to represent the market value of the Common Stock, the value of net assets and liabilities or of future results of operations. The assumption regarding investment yields should not be considered indicative of actual yields for future periods. The following information is not intended to be used as a basis for projection of results of operations for future periods.


                                                                 At or For the Six Months Ended June 30, 1997
                                                  --------------------------------------------------------------------------
                                                     433,500            510,000             586,500            674,475
                                                  shares at $50.00  shares at $50.00   shares at $50.00   shares at $50.00
                                                     per share         per share           per share          per share
                                                     (Minimum)         (Midpoint)          (Maximum)      (15% above Max.)
                                                  ---------------   ----------------   ----------------  -------------------
                                                               (Dollars in Thousands, except per share amounts)

Gross proceeds                                         $  21,675        $  25,500            $  29,325           $  33,724
Less Offering expenses and commissions                      (815)            (898)                (980)             (1,075)
                                                       ---------        ---------            ---------           ---------
  Estimated net conversion proceeds                       20,860           24,602               28,345              32,649
  Less shares to be acquired by ESOP/(1)/                 (1,734)          (2,040)              (2,346)             (2,698)
  Less shares to be acquired by MRP/(2)/                    (867)         ( 1,020)              (1,173)             (1,349)
                                                       ---------        ---------            ---------           ---------
  Adjusted estimated net conversion proceeds           $  18,259        $  21,542            $  24,826           $  28,602
                                                       =========        =========            =========           =========
Pro forma net income:
  Historical net income                               $      287       $      287           $      287          $      287
  Pro Forma adjustments:
    Pro forma income on net proceeds                         302              356                  410                 473
    Pro forma ESOP adjustments/(1)/                          (53)             (62)                 (72)                (82)
    Pro forma MRP adjustments/(2)/                           (53)             (62)                 (72)                (82)
                                                      ----------       ----------           ----------         -----------
      Pro forma net income                            $      483       $      519           $      553          $      596
                                                      ==========       ==========           ==========          ==========
Pro forma net income per share/(4)/:
  Historical net income per share                     $     0.72       $     0.61           $     0.52          $     0.46
  Pro forma adjustments:
    Pro forma income on net proceeds                        0.75             0.75                 0.76                0.76
    Pro forma ESOP adjustments/(1)/                        (0.13)           (0.13)               (0.13)              (0.13)
    Pro forma MRP adjustments/(2)/                         (0.13)           (0.13)               (0.13)              (0.13)
                                                      ----------       ----------           ----------         -----------
      Pro forma net income per share                  $     1.21       $     1.10           $     1.02          $     0.96
                                                      ==========       ==========           ==========          ==========
Ratio of price per share to pro forma income
per share/(5)(6)/                                          20.7X            22.7X                24.5X               26.0X
                                                      ==========       ==========           ==========          ==========
Pro forma stockholders' equity (book value)/(4)/:
  Historical retained earnings                        $   14,691       $   14,691           $   14,691          $   14,691
  Estimated net conversion proceeds                       20,860           24,602               28,345              32,649
  Less shares to be acquired by:
    ESOP/(1)/                                             (1,734)          (2,040)              (2,346)             (2,698)
    MRP/(2)/                                                (867)          (1,020)              (1,173)             (1,349)
                                                      ----------       ----------           ----------          ----------
      Pro forma stockholders' equity/(4)/             $   32,950       $   36,233           $   39,517          $   43,293
                                                      ==========       ==========           ==========          ==========
Pro forma stockholders' equity per share/(5)/:
  Historical retained earnings                        $    33.89       $    28.81           $    25.05          $    21.78
  Estimated net conversion proceeds                        48.12            48.24                48.33               48.41
  Less shares to be acquired by:
    ESOP/(1)/                                              (4.00)           (4.00)               (4.00)              (4.00)
    MRP/(2)/                                               (2.00)           (2.00)               (2.00)              (2.00)
                                                      ----------       ----------           ----------         -----------
      Pro forma stockholders' equity per
share/(4)/                                            $    76.01       $    71.05           $    67.38          $    64.19
                                                      ==========       ==========           ==========          ==========
Pro forma price to book value                             65.78%           70.37%               74.21%              77.89%
                                                      ==========       ==========           ==========          ==========
Number of shares used to calculate income per
share/(5)/                                               400,554          471,240              541,926             623,215
                                                      ==========       ==========           ==========          ==========
Number of shares used to calculate
stockholders' equity per share/(4)/                      433,500          510,000              586,500             674,475
                                                       =========        =========            =========           =========

-----------------------------------------
(1) It is assumed that 8% of the shares of Common Stock in the Conversion will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been loaned to the ESOP by the Company. The amount loaned is reflected as a reduction of stockholders' equity. The Bank intends to make annual contributions to the ESOP over a ten-year period in an amount at least equal to the principal and interest requirements of the loan. The Bank's total annual payment of the ESOP loan is based upon ten equal annual installments of principal. The pro forma net earnings assumes: (i) that the Bank's contribution to the ESOP for the principal portion of the debt service requirement for the six months ended June 30, 1997 and for the year ended December 31, 1996 was made at the end of the period,
         (ii) that 34,680, 40,800, 46,920 and 53,958 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, were committed to be released during the six months ended June 30, 1997 and the year ended December 31, 1996, respectively, at an average fair value of $50.00 per share and were accounted for as a charge to expense in accordance with Statement of Position ("SOP") No. 93-6, net of income tax at an assumed combined federal and state rate of 39%. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan."

(2) It is assumed that the MRP will purchase a number of shares equal to 4% of the shares of Common Stock issued in the Conversion for issuance to directors, officers and employees, subject to approval by the Company's stockholders. If the MRP is approved by the stockholders, the MRP intends to acquire the Common Stock either through open market purchases or from authorized but unissued shares of Common Stock of the Company. Funds used by the MRP to purchase the shares will be contributed to the MRP by the Bank. In calculating the pro forma effect of the MRP, it is assumed that the required stockholder approval has been received, that the shares were acquired by the MRP at the beginning of the period presented in open market purchases at the Conversion purchase price of $50.00 per share, and that 20% of the amount contributed was amortized to expense annually during the period (the MRP will be amortized over a five-year period), net of income tax at an assumed combined federal and state rate of 39%. The issuance of authorized but unissued shares of the Company's Common Stock to the MRP instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.8%; pro forma net earnings per share would be $1.19, $1.09, $1.01 and $0.95 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, for the six-month period ended June 30, 1997; pro forma price to earnings ratio would be 21.0x, 22.9x, 24.8x and 26.3x; and pro forma stockholders' equity per share would be $73.09, $68.31, $64.78 and $61.72 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, at June 30, 1997. There can be no assurance that stockholder approval of the MRP will be obtained, or that the actual purchase price of the shares will be equal to the Conversion purchase price. See "MANAGEMENT OF THE BANK -- Proposed Management Recognition Plan."

(3) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Option Plan. See "MANAGEMENT OF THE BANK -- Proposed Stock Option Plans." If the Option Plan is approved by the stockholders, an amount equal to 10% of the Common Stock issued in the Conversion, or 43,350, 51,000, 58,650 and 67,448 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of the options to be granted under the Option Plan. The issuance of Common Stock pursuant to exercise of options under the Option Plan will result in the dilution of existing stockholders' interests. Assuming stockholder approval of the Option Plan and exercise of all options at the beginning of the period at an exercise price of $50.00 per share, and the issuance of authorized but unissued shares upon exercise of such options, the pro forma net earnings per share would be $1.17, $1.07, $1.00 and $0.94, respectively, and pro forma stockholders' equity per share would be $73.65, $69.13, $64.89, and $62.90, respectively, at the minimum, midpoint, maximum and 15% above the maximum of the range.

(4) The retained earnings of the Bank will be substantially restricted after the Conversion. See "DIVIDEND POLICY," "SUPERVISION AND REGULATION --Regulation of the Bank -- Restrictions on Dividends and Other Capital Distributions." Pursuant to SOP 93-6, stockholders' equity per share is calculated based on all ESOP shares issuable.

(5) Earnings per share is calculated based on the number of shares outstanding indicated in the previous tables which include shares to be acquired by the ESOP and the MRP. Pursuant to SOP 93-6, earnings per share is calculated based on the ESOP shares released for the period according to scheduled contributions and does not include ESOP shares that have not yet been committed for release. The FASB has issued Statement #128, Earnings per Share (EPS), which requires presentation of EPS for basic and diluted per-share amounts. Diluted per-share amounts assume the conversion, exercise or issuance of all potential common stock instruments. Application is required for annual and interim periods ending after December 15, 1997 with earlier application not permitted.

(6) Pro forma net earnings per share have been annualized for purposes of this ratio.


                                                                 At or For the Year Ended December 31, 1996
                                                  --------------------------------------------------------------------------
                                                     433,500            510,000             586,500            674,475
                                                  shares at $50.00  shares at $50.00   shares at $50.00   shares at $50.00
                                                     per share         per share           per share          per share
                                                     (Minimum)         (Midpoint)          (Maximum)      (15% above Max.)
                                                  ---------------   ----------------   ----------------  -------------------
                                                               (Dollars in Thousands, except per share amounts)
Gross proceeds                                         $  21,675        $  25,560           $  29,325           $  33,724
Less Offering expenses and commissions                      (815)            (898)               (980)             (1,075)
                                                       ---------        ---------           ---------           ---------
  Estimated net conversion proceeds                       20,860           24,602              28,345              32,649
  Less shares to be acquired by ESOP/(1)/                 (1,734)          (2,040)             (2,346)             (2,698)
  Less shares to be acquired by MRP/(2)/                    (867)          (1,020)             (1,173)             (1,349)
                                                       ---------        ---------           ---------           ---------
  Adjusted estimated net conversion proceeds           $  18,259        $  21,542           $  24,826           $  28,602
                                                       =========        =========           =========           =========
Pro forma net income:
  Historical net income                                $     721        $     721           $     721           $     721
  Pro Forma adjustments:
    Pro forma income on net proceeds                         603              712                 821                 946
    Pro forma ESOP adjustments/(1)/                         (106)            (124)               (143)               (165)
    Pro forma MRP adjustments/(2)/                          (106)            (124)               (143)               (165)
                                                       ---------        ---------           ---------           ---------
      Pro forma net income                             $   1,112        $   1,185           $   1,256           $   1,337
                                                       =========        =========           =========           =========
Pro forma net income per share/(5)/:
  Historical net income per share                      $    1.78        $    1.52           $    1.32           $    1.15
  Pro forma adjustments:
    Pro forma income on net proceeds                        1.50             1.50                1.51                1.51
    Pro forma ESOP adjustments/(1)/                        (0.26)           (0.26)              (0.26)              (0.26)
    Pro forma MRP adjustments/(2)/                         (0.26)           (0.26)              (0.26)              (0.26)
                                                       ---------        ---------           ---------           ---------
      Pro forma net income per share                   $    2.76        $    2.50           $    2.31           $    2.14
                                                       =========        =========           =========           =========
Ratio of price per share to pro forma income
per share/(5)/                                             18.1X            20.0X               21.6X               23.4X
                                                       =========        =========           =========           =========
Pro forma stockholders' equity (book value)/(4)/:
  Historical retained earnings                         $  14,412        $  14,412           $  14,412           $  14,412
  Estimated net conversion proceeds                       20,860           24,602              28,345              32,649
  Less shares to be acquired by:
    ESOP/(1)/                                             (1,734)          (2,040)             (2,346)             (2,698)
    MRP/(2)/                                                (867)          (1,020)             (1,173)             (1,349)
                                                       ---------        ---------            --------           ---------
      Pro forma stockholders' equity/(4)/              $  32,671        $  35,954           $  39,238           $  43,014
                                                       =========        =========           =========           =========
Pro forma stockholders' equity per share/(5)/:
  Historical retained earnings                        $    33.25       $    28.26           $   24.57           $   21.36
  Estimated net conversion proceeds                        48.12            48.24               48.33               48.41
  Less shares to be acquired by:
    ESOP/(1)/                                              (4.00)           (4.00)              (4.00)              (4.00)
    MRP/(2)/                                               (2.00)           (2.00)              (2.00)              (2.00)
                                                       ---------        ---------           ---------           ---------
      Pro forma stockholders' equity per
share/(4)/                                            $    75.37       $    70.50           $   66.90           $   63.77
                                                       =========        =========           =========           =========
Pro forma price to book value                             66.34%           70.92%              74.74%              78.41%
                                                       =========        =========           =========           =========
Number of shares used to calculate income per
share/(5)/                                               402,288          473,280             544,272             625,913
                                                       =========        =========           =========           =========
Number of shares used to calculate
stockholders' equity per share/(4)/                      433,500          510,000             586,500             674,475
                                                       =========        =========           =========           =========

---------------------

------------------------------------------

(1) It is assumed that 8% of the shares of Common Stock in the Conversion will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been loaned to the ESOP by the Company. The amount loaned is reflected as a reduction of stockholders' equity. The Bank intends to make annual contributions to the ESOP over a ten-year period in an amount at least equal to the principal and interest requirements of the loan. The Bank's total annual payment of the ESOP loan is based upon ten equal annual installments of principal. The pro forma net earnings assumes: (i) that the Bank's contribution to the ESOP for the principal portion of the debt service requirement for the six months ended June 30, 1997 and for the year ended December 31, 1996 was made at the end of the period, (ii) that 34,680, 40,800, 46,920 and 53,958 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, were committed to be released during the six months ended June 30, 1997 and the year ended December 31, 1996, respectively, at an average fair value of $50.00 per share and were accounted for as a charge to expense in accordance with Statement of Position ("SOP") No. 93-6, net of income tax at an assumed combined federal and state rate of 39%. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan."

(2) It is assumed that the MRP will purchase a number of shares equal to 4% of the shares of Common Stock issued in the Conversion for issuance to directors, officers and employees, subject to approval by the Company's stockholders. If the MRP is approved by the stockholders, the MRP intends to acquire the Common Stock either through open market purchases or from authorized but unissued shares of Common Stock of the Company. Funds used by the MRP to purchase the shares will be contributed to the MRP by the Bank. In calculating the pro forma effect of the MRP, it is assumed that the required stockholder approval has been received, that the shares were acquired by the MRP at the beginning of the period presented in open market purchases at the Conversion purchase price of $50.00 per share, and that 20% of the amount contributed was amortized to expense annually during the period (the MRP will be amortized over a five-year period), net of income tax at an assumed combined federal and state rate of 39%. The issuance of authorized but unissued shares of the Company's Common Stock to the MRP instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.8%; pro forma net earnings per share would be $2.72, $2.47, $2.28 and $2.12 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, for the year ended December 31, 1996; pro forma price to earnings ratio would be 18.4x, 20.2x, 21.9x and 23.6x; and pro forma stockholders' equity per share would be $72.47, $67.79, $64.33 and $61.32 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, at December 31, 1996. There can be no assurance that stockholder approval of the MRP will be obtained, or that the actual purchase price of the shares will be equal to the Conversion purchase price. See "MANAGEMENT OF THE BANK -- Proposed Management Recognition Plan."

(3) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Option Plan. See "MANAGEMENT OF THE BANK -- Proposed Stock Option Plans." If the Option Plan is approved by the stockholders, an amount equal to 10% of the Common Stock issued in the Conversion, or 43,350, 51,000, 58,650 and 67,448 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of the options to be granted under the Option Plan. The issuance of Common Stock pursuant to exercise of options under the Option Plan will result in the dilution of existing stockholders' interests. Assuming stockholder approval of the Option Plan and exercise of all options at the beginning of the period at an exercise price of $50.00 per share, and the issuance of authorized but unissued shares upon exercise of such options, the pro forma net earnings per share would be $2.66, $2.42, $2.24 and $2.09, respectively, and pro forma stockholders' equity per share would be $73.06, $68.63, $64.47, and $62.52, respectively, at the minimum, midpoint, maximum and 15% above the maximum of the range.

(4) The retained earnings of the Bank will be substantially restricted after the Conversion. See "DIVIDEND POLICY," "SUPERVISION AND REGULATION -- Regulation of the Bank -- Restrictions on Dividends and Other Capital Distributions." Pursuant to SOP 93-6, stockholders' equity per share is calculated based on all ESOP shares issuable.

(5) Earnings per share is calculated based on the number of shares outstanding indicated in the previous tables which include shares to be acquired by the ESOP and the MRP. Pursuant to SOP 93-6, earnings per share is calculated based on the ESOP shares released for the period according to scheduled contributions and does not include ESOP shares that have not yet been committed for release. The FASB has issued Statement #128, Earnings per Share (EPS), which requires presentation of EPS for basic and diluted per-share amounts. Diluted per-share amounts assume the conversion, exercise or issuance of all potential common stock instruments. Application is required for annual and interim periods ending after December 15, 1997 with earlier application not permitted.

                  HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

         The Bank is subject to the North Carolina savings bank requirement that net worth, computed in accordance with the requirements of the Administrator, equal or exceed 5% of total assets. As of June 30, 1997, the Bank's net worth, computed in accordance with such requirements, was 13.39% of total assets. In addition, the Bank is subject to the capital requirements of the FDIC. The FDIC requires that institutions which receive the highest rating during their examination process and are not experiencing or anticipating significant growth must maintain a leverage ratio of Tier I capital to total assets (as defined in FDIC regulations) of at least 3%. All other institutions are required to maintain a ratio of 1% or 2% above the 3% minimum with an absolute minimum leverage ratio of not less than 4%. The FDIC also imposes requirements that (i) the ratio of Tier I capital to risk-weighted assets equal at least 4% and (ii) the ratio of total capital to risk-weighted assets equal at least 8%. As demonstrated in the table below, the Bank exceeds the FDIC Tier I and risk-based capital requirements and North Carolina capital requirements on a historical and pro forma basis.

         The following table presents (i) the Bank's historical regulatory capital position on June 30, 1997 and December 31, 1996 and (ii) the Bank's pro forma regulatory capital position on such dates after giving effect to the assumptions set forth under "PRO FORMA DATA" and "CAPITALIZATION" and further assuming that the Company will retain 50% of the net proceeds of the Common Stock sold in the Conversion after deducting the amount necessary to fund the loan to the ESOP.


                                                                        Pro Forma Regulatory Capital Position at June 30, 1997/(3)/
                                                      Bank's           ------------------------------------------------------------
                                                    Historical
                                                Regulatory Capital
                                                    Position at
                                                  June 30, 1997
                                                ------------------            433,500               510,000
                                                                              -------               -------
                                                                           Shares sold at        Shares sold at
                                                                          Price of $50.00       Price of $50.00
                                                                             per share              per share
                                                                        ------------------    --------------------
                                                          Percent of            Percent of              Percent of
                                                          Regulatory            Regulatory              Regulatory
                                                Amount     Assets/(1)/  Amount   Assets/(1)/  Amount     Assets/(1)/
                                                ------    -------       ------  -------       ------    -------
                                                                    (Dollars in Thousands)
Tier 1 (leverage) capital                        $14,671    12.85%    $24,234     19.59%    $25,952     20.69%
Tier 1 (leverage) capital requirement/(2)/         4,567     4.00%      4,950      4.00%      5,018      4.00%
                                                 -------     -----    -------     ------    -------     ------
Excess                                           $10,104     8.85%    $19,284     15.59%    $20,934     16.69%
                                                 =======     =====    =======     ======    =======     ======
Tier 1 risk based capital                        $14,671    24.05%    $24,234     38.52%    $25,952     41.03%
Tier 1 risk based capital requirement              2,440     4.00%      2,517      4.00%      2,530      4.00%
                                                 -------     -----    -------     ------    -------     ------
Excess                                           $12,231    20.05%    $21,717     34.52%    $23,422     37.03%
                                                 =======    ======    =======     ======    =======     ======
Total risk based capital                         $15,288    25.06%    $24,851     39.50%    $26,569     42.00%
Total risk based capital requirement               4,880     8.00%      5,033      8.00%      5,060      8.00%
                                                 -------     -----    -------     ------    -------     ------
Excess                                           $10,408    17.06%    $19,818     31.50%    $21,509     34.00%
                                                 =======    ======    =======     ======    =======     ======
NC regulatory capital                            $15,288    13.39%    $24,851     20.09%    $26,569     21.18%
NC regulatory capital requirement                  5,708     5.00%      6,186      5.00%      6,272      5.00%
                                                 -------     -----    -------     ------    -------     ------
Excess                                           $ 9,580     8.39%    $18,665     15.09%    $20,297     16.18%
                                                 =======     =====    =======     ======    =======     ======

                                                Pro Forma Regulatory Capital Position at June 30, 1997/(3)/
                                             -----------------------------------------------------------------




                                                    586,500               674,475
                                                 Shares sold at        Shares sold at
                                                Price of $50.00        Price of $50.00
                                                  per share               per share
                                             --------------------   ----------------------
                                                      Percent of               Percent of
                                                      Regulatory               Regulatory
                                              Amount   Assets/(1)/  Amount      Assets/(1)/
                                              ------  --------      ------      ------
                                                         (Dollars in Thousands)
Tier 1 (leverage) capital                     $27,671     21.76%    $29,647      22.96%
Tier 1 (leverage) capital requirement/(2)/      5,087      4.00%      5,166       4.00%
                                              -------     ------    -------      ------
Excess                                        $22,584     17.76%    $24,481      18.96%
                                              =======     ======    =======      ======
Tier 1 risk based capital                     $27,671     43.51%    $29,647      46.33%
Tier 1 risk based capital requirement           2,544      4.00%      2,560       4.00%
                                              -------     ------    -------      ------
Excess                                        $25,127     39.51%    $27,087      42.33%
                                              =======     ======    =======      ======
Total risk based capital                      $28,288     44.48%    $30,264      47.29%
Total risk based capital requirement            5,088      8.00%      5,120       8.00%
                                              -------     ------    -------      ------
Excess                                        $23,200     36.48%    $25,144      39.29%
                                              =======     ======    =======      ======
NC regulatory capital                         $28,288     22.25%    $30,264      23.44%
NC regulatory capital requirement               6,358      5.00%      6,457       5.00%
                                              -------     ------    -------      ------
Excess                                        $21,930     17.25%    $23,807      18.44%
                                              =======     ======    =======      ======

--------------------------------

(1) For the Tier 1 (leverage) capital and North Carolina regulatory capital calculations, percent is of total average assets. Average assets after investment of net proceeds from the offering at the minimum, midpoint, maximum and 15% above the maximum total $123,725,000, $125,443,000, $127,162,000 and $129,138,000, respectively. For the Tier 1 risk-based capital and total risk-based capital calculations, percent is of total risk-weighted assets. Net proceeds (after ESOP) were assumed to be invested in short-term treasury securities (0% risk-weight) and one-to-four family residential mortgage loans (50% risk-weight) with a weighted average risk-weight of 20%. Total risk-weighted assets after investment of net proceeds from the offering at the minimum, midpoint, maximum and 15% above the maximum total $62,913,000, $63,256,000, $63,600,000 and $63,995,000, respectively.

(2) As a North Carolina-chartered savings bank, the Bank is subject to the capital requirements of the FDIC and the Administrator. The FDIC requires state-chartered savings banks, including the Bank, to have a minimum leverage ratio of Tier 1 capital to total assets of at least 3%; provided, however, that all institutions, other than those (i) receiving the highest rating during the examination process and (ii) not anticipating any significant growth, are required to maintain a ratio of 1% to 2% above the stated minimum, with an absolute minimum leverage ratio of at least 4%. For the purposes of this table, the Bank has assumed that its leverage capital requirement is 4% of total average assets.

(3)      Assumes a bank-only calculation for regulatory requirements.


                                                                   Pro Forma Regulatory Capital Position at December 31, 1996/(3)/
                                                      Bank's       ------------------------------------------------------------
                                                    Historical
                                                Regulatory Capital
                                                    Position at
                                                December 31, 1996
                                                ------------------            433,500               510,000
                                                                           Shares sold at        Shares sold at
                                                                          Price of $50.00       Price of $50.00
                                                                             per share              per share
                                                                        ------------------    --------------------
                                                          Percent of            Percent of              Percent of
                                                          Regulatory            Regulatory              Regulatory
                                               Amount      Assets/(1)/  Amount   Assets/(1)/  Amount     Assets/(1)/
                                               ------     -------       ------  -------       ------    -------
                                                                                             (Dollars in Thousands)
Tier 1 (leverage) capital                     $14,384       12.78%     $23,947     19.61%    $25,665       20.73%
Tier 1 (leverage) capital requirement/(2)/      4,502        4.00%       4,885      4.00%      4,953        4.00%
                                              -------       ------     -------     ------    -------       ------
Excess                                        $ 9,882        8.78%     $19,062     15.61%    $20,712       16.73%
                                              =======       ======     =======     ======    =======       ======
Tier 1 risk based capital                     $14,384       24.40%     $23,947     39.34%    $25,665       41.93%
Tier 1 risk based capital requirement           2,358        4.00%       2.435      4.00%      2,448        4.00%
                                              -------       ------     -------     ------    -------       ------
Excess                                        $12,026       20.40%     $21,512     35.34%    $23,217       37.93%
                                              =======       ======     =======     ======    =======       ======
Total risk based capital                      $14,772       25.06%     $24,334     39.98%    $26,053       42.56%
Total risk based capital requirement            4,716        8.00%       4,869      8.00%      4,896        8.00%
                                              -------       ------     -------     ------    -------       ------
Excess                                        $10,056       17.06%     $19,465     31.98%    $21,157       34.56%
                                              =======       ======     =======     ======    =======       ======
NC regulatory capital                         $14,772       13.12%     $24,334     19.93%    $26,053       21.04%
NC regulatory capital requirement               5,628        5.00%       6,106      5.00%      6,192        5.00%
                                              -------       ------     -------     ------    -------       ------
Excess                                        $ 9,144        8.12%     $18,228     14.93%    $19,861       16.04%
                                              =======       ======     =======     ======    =======       ======

                                                 Pro Forma Regulatory Capital Position at December 31, 1996
                                             -----------------------------------------------------------------




                                                    586,500               674,475
                                                 Shares sold at        Shares sold at
                                                Price of $50.00        Price of $50.00
                                                  per share               per share
                                             --------------------   ----------------------
                                                      Percent of               Percent of
                                                      Regulatory               Regulatory
                                              Amount   Assets/(1)/  Amount      Assets/(1)/
                                              ------  --------      ------      ------
Tier 1 (leverage) capital                    $27,384     21.81%    $29,360        23.02%
Tier 1 (leverage) capital requirement/(2)/     5,022      4.00%      5,101         4.00%
                                             -------     ------    -------        ------
Excess                                       $22,362     17.81%    $24,259        19.02%
                                             =======     ======    =======        ======
Tier 1 risk based capital                    $27,384     44.49%    $29,360        47.39%
Tier 1 risk based capital requirement          2,462      4.00%      2,478         4.00%
                                             -------     ------    -------        ------
Excess                                       $24,922     40.49%    $26,882        43.39%
                                             =======     ======    =======        ======
Total risk based capital                     $27,772     45.12%    $29,748        48.02%
Total risk based capital requirement           4,924      8.00%      4,956         8.00%
                                             -------     ------    -------        ------
Excess                                       $22,848     37.12%    $24,792        40.02%
                                             =======     ======    =======        ======
NC regulatory capital                        $27,772     22.12%    $29,748        23.33%
NC regulatory capital requirement              6,278      5.00%      6,377         5.00%
                                             -------     ------    -------        ------
Excess                                       $21,494     17.12%    $23,371        18.33%
                                             =======     ======    =======        ======

-------------------------------

(1) For the Tier 1 (leverage) capital and North Carolina regulatory capital calculations, percent is of total average assets. Average assets after investment of net proceeds from the offering at the minimum, midpoint, maximum and 15% above the maximum total $122,115,000, $123,833,000, $125,552,000 and $127,528,000, respectively. For the Tier 1 risk-based capital and total risk-based capital calculations, percent is of total risk-weighted assets. Net proceeds (after ESOP) were assumed to be invested in short-term treasury securities (0% risk-weight) and one-to-four family residential mortgage loans (50% risk-weight) with a weighted average risk-weight of 20%. Total risk-weighted assets after investment of net proceeds from the offering at the minimum, midpoint, maximum and 15% above the maximum total $60,869,000, $61,212,000, $61,556,000 and $61,951,000 respectively.

(2) As a North Carolina-chartered savings bank, the Bank is subject to the capital requirements of the FDIC and the Administrator. The FDIC requires state-chartered savings banks, including the Bank, to have a minimum leverage ratio of Tier 1 capital to total assets of at least 3%; provided, however, that all institutions, other than those (i) receiving the highest rating during the examination process and (ii) not anticipating any significant growth, are required to maintain a ratio of 1% to 2% above the stated minimum, with an absolute minimum leverage ratio of at least 4%. For the purposes of this table, the Bank has assumed that its leverage capital requirement is 4% of total average assets.

(3)      Assumes a bank-only calculation for regulatory requirements.

               STOCK PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS

         Directors, officers and employees of the Bank will be entitled to subscribe for shares of Common Stock in the Subscription Offering in their capacities as such and to the extent they qualify as Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Shares purchased by such persons will be purchased at the same price per share--$50.00--that will be paid by other purchasers in the Offerings. They may also purchase Common Stock in the Community Offering or in the Syndicated Community Offering, if any, subject to the maximum purchase limitations applicable to all purchasers of shares in the Conversion.

         The following table sets forth for each of the executive officers and directors of the Bank who intends to purchase Common Stock, and for all executive officers and directors as a group (including in each case, except as otherwise noted, all associates of such persons) the aggregate dollar amount of Common Stock for which such director or executive officer has informed the Bank he intends to subscribe. The amounts reflected in the table are estimates only and the actual shares of Common Stock actually subscribed for by the listed individuals may differ from the amounts reflected in the table. The following table assumes that sufficient shares will be available to satisfy the subscriptions of the Bank's executive officers and directors.

                                                                                     Anticipated
                                                                 Anticipated            Number
                                                                    Amount             of Shares          As a Percent
                                                                  to be Paid             to be              of Shares
Name                                                              for Shares           Purchased/(1)/       Issued/(2)/
----                                                              ----------           ---------            ------
Willis L. Barnette, Director                                     $    300,000           6,000                  1.18%

Donald R. Belk, Director                                              350,000           7,000/(3)/             1.37

Dale W. Brawley, Director, Executive Vice President
  and Treasurer                                                       350,000           7,000/(4)/             1.37

George W. Brawley, Jr., Director, President and
  Chief Executive Officer                                             600,000          12,000/(5)/             2.35

Jack G. Lawler, Director                                              300,000           6,000                  1.18

Calvin E. Tyner, Director                                             300,000           6,000                  1.18

Claude U. Voils, Jr., Director                                        300,000           6,000                  1.18

Billy R. Williams, Secretary and Controller                           100,000           2,000                  0.39
                                                                   ----------          ------                 -----

         Total                                                     $2,600,000          52,000                 10.20%
                                                                   ==========          ======                 =====

---------------------

(1) Subscriptions by the ESOP are not aggregated with shares of Common Stock purchased by the executive officers and directors listed above. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan." Also, grants under the proposed MRP and shares subject to option under the Stock Option Plan, if approved by the stockholders of the Company at a meeting of stockholders following the Conversion, are not aggregated with shares of Common Stock purchased by the executive officers and directors listed above. It is expected that the ESOP will acquire 8% of the shares issued in the Conversion. Recipients of shares under the ESOP will have voting control over the shares allocated to them, and trustees of the ESOP (directors of the Bank) will have voting control over unallocated shares. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan." Under the proposed MRP, if approved by the stockholders of the Company, a number of shares equal to 4% of the shares issued in the Conversion are expected to be issued to directors and certain employees of the Bank. Such shares could be purchased in the open market at any time following approval of the MRP by the Company's stockholders or could be issued out of authorized but unissued shares. Recipients of shares under the MRP will have voting control over such shares regardless of whether such shares have vested. See "MANAGEMENT OF THE BANK -- Proposed Management Recognition Plan."



(2) Based upon the issuance of 510,000 shares of Common Stock which is the number of shares to be issued at the midpoint of the Valuation Range. The same individuals would subscribe for 12.00% of the shares issued based upon the issuance of 433,500 shares of Common Stock which is the number of shares to be issued at the minimum of the Valuation Range.


(3)      Excludes shares to be purchased by Dale W. Brawley and George W.
         Brawley, Jr.

(4)      Excludes shares to be purchased by Donald R. Belk and George W.
         Brawley, Jr.

(5)      Excludes shares to be purchased by Donald R. Belk and Dale W. Brawley.


         Without the prior written consent of the Administrator, shares of Common Stock purchased by directors or executive officers of the Bank in the Conversion cannot be sold during a period of one year following the Conversion, except upon death of the director or executive officer. Such restriction also applies to any shares issued to such person as a stock dividend, stock split or otherwise with respect to any of such originally restricted stock.

         In addition, the North Carolina conversion regulations provide that directors and executive officers and their associates are prohibited from purchasing outstanding shares of Common Stock for a period of three years following the Conversion, except from or through a broker or dealer registered with the SEC or Secretary of State of North Carolina, unless the prior written approval of the Administrator is obtained. This provision does not apply to negotiated transactions involving more than 1% of the Company's outstanding Common Stock or to purchases of stock made by or held by one or more tax-qualified or non-tax-qualified employee stock benefit plans of the Bank or the Company which may be attributable to individual executive officers or directors. Purchases and sales of Common Stock by officers and directors will also be subject to the short-swing trading prohibitions contained in Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), and the short-swing trading and other rules promulgated pursuant to the Exchange Act.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and changes therein and results of operations of the Bank. The discussion contains certain forward-looking statements consisting of estimates with respect to the financial condition, result of operations and other business of the Bank that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in the national, regional and local market conditions, legislative and regulatory conditions, and an adverse interest rate environment. The information contained in this section should be read in conjunction with the Financial Statements, the accompanying Notes to Financial Statements, and the information sections contained in this Prospectus.

         The Company was incorporated under North Carolina law in August 1997 at the direction of the Bank for the purpose of acquiring and holding all of the outstanding stock of the Bank to be issued in the Conversion. The Company's principal business activities after the Conversion are expected to be conducted solely through the Bank.

         The Bank's results of operations depend primarily on net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. The Bank's operations are affected to a much lesser degree by non-interest income, such as transaction and other service fee income, and other sources of income. The Bank's principal operating expenses, aside from interest expense, consist of compensation and employee benefits, office occupancy costs, data processing expenses and federal deposit insurance premiums.

Capital Resources and Liquidity

         The objective of the Bank's liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses the Bank's ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

         The Bank's primary sources of internally generated funds are principal and interest payments on loans receivable, cash flows generated from operations, and cash flows generated by investment maturities. External sources of funds include increases in deposits and advances from the FHLB of Atlanta. Advances from the FHLB of Atlanta have not historically been a primary source of liquidity for the Bank.

         Operating activities generated cash of $502,000, $549,000, $724,000, $693,000 and $857,000 for the six-month periods ended June 30, 1997 and 1996 and the years ended December 31, 1996 and 1995 and the nine months ended December 31, 1994, respectively. Historically, in addition to cash provided by operating activities, financing activities have provided the Bank with sources of funds for asset growth and liquidity. For the six month periods ended June 30, 1997 and 1996, deposits grew $2.1 million and $825,000, respectively, while for the years ended December 31, 1996 and 1995 deposits grew $1.7 million and $6.9 million, respectively. During the six months ended June 30, 1997 and the year ended December 31, 1996, the Bank decreased by $1 million and increased by $2 million, respectively, advances from the FHLB of Atlanta with whom they have a readily available source of credit. Such funds were used primarily to fund increasing loan demand. The Bank did not utilize FHLB advances during the six months ended June 30, 1996, the year ended December 31, 1995 or the nine months ended December 31, 1994.

         Cash provided by operating and financing activities is used by the Bank to originate new loans to customers, to maintain investment portfolios and to meet liquidity requirements. During the six months ended June 30, 1997 and 1996 and the years ended December 31, 1996 and 1995 and the nine months ended December 31, 1994, loans outstanding increased $2.7 million, $3.5 million, $7.3 million, $8.0 million, and $3.3 million, respectively. During the six months ended June 30, 1997 and 1996 and the years ended December 31, 1996 and 1995 and the nine months ended December 31, 1994, proceeds from maturities of investment securities exceeded purchases of such investments by $939,000, $1.2 million, $2.6 million, $969,000 and $136,000, respectively.

         At June 30, 1997, the Bank had a one-year mismatch of the maturities of interest-bearing liabilities and interest-earning assets of negative 28.18%. The Bank is able to manage these mismatches to some extent by attempting to control the maturity or rate adjustments of its interest-earning assets and interest-earning liabilities over given periods of time. In order to minimize the potential effects of adverse liquidity or funding requirements from maturities, management has implemented an asset/liability program designed to stabilize the Bank's interest rate gap. The program emphasizes the investment of excess cash in short term interest-earning assets, the origination of adjustable rate loans, and the solicitation of checking and transaction accounts which are less sensitive to changes in interest rates and can be repriced rapidly. In addition to shortening the average repricing period of its assets, the Bank has sought to be price rate competitive in the marketplace on its maturing certificates of deposit to encourage depositors to reinvest in certificates with the Bank. Management believes that substantially all of the maturing certificates will be renewed.

         North Carolina-chartered savings banks must maintain liquid assets equal to at least 10% of total assets. The computation of liquidity under North Carolina regulation allows the inclusion of mortgage-backed securities and investments with readily marketable value, including investments with maturities in excess of five years. The Bank's liquidity ratio on June 30, 1997, as computed under North Carolina regulations, was approximately 8.35%. Prior to and following that date, the Bank's liquidity ratio exceeded 10% of total assets. The Bank believes that it will have sufficient funds available to meet its anticipated future loan commitments as well as other liquidity needs. At June 30, 1997, the Bank had $12.0 million in available credit with the FHLB of Atlanta and stable, core-like time deposits of $100,000 or more of approximately $13.0 million.

         Following the Conversion, the Company will initially conduct no business other than holding the capital stock of the Bank and the loan it will make to the ESOP. In order to provide sufficient funds for its operations, the Company expects to retain at the Company level and invest 50% of the net proceeds of the Conversion remaining after making the loan to the ESOP. In the future, the Company's primary source of funds, other than income from its investments and principal and interest payments received from the ESOP with respect to the ESOP loan, is expected to be dividends from the Bank. As a North Carolina-chartered stock savings bank, the Bank may not declare or pay a cash dividend on or repurchase any of its capital stock if the effect of such transaction would be to reduce the net worth of the institution to an amount which is less than the minimum amount required by applicable federal and state regulations. At June 30, 1997, the Bank was in compliance with all applicable capital requirements. In addition, for a period of five years after the Conversion, the Bank must obtain written approval from the Administrator before declaring or paying a cash dividend on its capital stock in an amount in excess of one-half of the greater of (i) its net income for the most recent fiscal year end, or (ii) the average of its net income after dividends for the most recent fiscal year end and not more than two of the immediately preceding fiscal year-ends. As a result of this limitation, if the Bank had been a stock institution at the end of fiscal 1996 and for the two preceding years, it could not have been paid a cash dividend in excess of $362,000 without approval of the Administrator.

         In connection with the Conversion, the Company and the Bank have agreed with the FDIC that, within the first year after completion of the Conversion, they will not pay any dividend or make any distribution that represents, or is characterized as, or is treated for tax purposes as a return of capital. In addition, after the Conversion, the Bank will be subject to the restriction that it will not be permitted to declare or pay a cash dividend on or repurchase any of its capital stock if the effect thereof would be to cause its net worth to be reduced below the amount required for the liquidation account to be established in connection with the Conversion. See "THE CONVERSION -- Effects of Conversion -- Liquidation Rights -- Liquidation Rights After the Conversion".

Operating Strategy

         The primary goals of management are to increase the Bank's profitability, monitor its capital position and enhance its banking franchise. The Bank's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its interest-earning assets, such as loans and investments, and the cost of its interest-bearing liabilities, consisting of deposits. The Bank's operations are affected to a much lesser degree by non-interest income, such as transaction and other service fee income, and other sources of income. The Bank's net income is also affected by, among other things, provisions for loan losses and operating expenses. The

Bank's principal operating expenses, aside from interest expense, consists of compensation and employee benefits, office occupancy costs, data processing expenses and federal deposit insurance premiums. The Bank's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government legislation and policies concerning monetary and fiscal affairs, housing and financial institutions and the attendant actions of regulatory authorities.

         In guiding the operations of the Bank, management has implemented various strategies designed to continue the institution's profitability while maintaining its safety and soundness. These strategies include: (i) emphasizing one-to-four family residential lending; (ii) maintaining asset quality; (iii) controlling operating expenses; and (iv) monitoring interest-rate risk. It is anticipated, subject to market conditions, that the strategies presently in place will be continued following completion of the Conversion.

         Emphasis on One-to-Four Family Residential Housing. Historically, the Bank has been predominantly a one-to-four family residential lender. As of June 30, 1997, approximately 82.07% of its loan portfolio, before net items, was composed of permanent one-to-four residential loans. As of such date, an additional 11.19% of its loan portfolio, before net items, was composed of construction loans and equity line loans. As a result, the Bank has developed expertise in mortgage loan underwriting and origination. The Bank has established methods to expand its loan originations through contacts with Realtors, homebuilders and past and present customers. The Bank also uses advertising and community involvement to gain exposure within the communities is operates. As of June 30, 1997, approximately 31.51% of the Bank's loan portfolio, before net items, was composed of adjustable rate loans.

         Maintenance of Asset Quality. At June 30, 1997, the Bank's ratio of nonperforming assets to total assets was 0.96%. Since March 31, 1992, annual net loan charge-offs have averaged 0.02% of average loans outstanding. The Bank has attempted to maintain asset quality through its underwriting and collection procedures.

         Monitoring of Interest-Rate Risk. Although the Bank has a significant "negative gap" and its net interest income would likely be negatively impacted by increases in interest rates. However, in order to reduce the impact on the Bank's net income resulting from changes in interest rates, as described below, management has implemented several strategies. See "-- Interest Rate Risk".

         Control of General and Administrative Expenses. The Bank closely monitors its general and administrative expenses and seeks to control them while maintaining the necessary personnel to properly serve its customers. Since March 31, 1992, the Bank's ratio of general and administrative expenses to average assets has averaged 2.44%.

Interest Rate Risk

         The Bank's asset/liability management, or interest rate risk management, program is focused primarily on evaluating and managing the composition of its assets and liabilities in view of various interest rate scenarios. Factors beyond the Bank's control, such as market interest rates and competition, may also have an impact on the Bank's interest income and interest expense.

         In the absence of other factors, the yield or return associated with the Bank's earning assets generally will increase from existing levels when interest rates rise over an extended period of time, and conversely interest income will decrease when interest rates decrease. In general, interest expense will increase when interest rates rise over an extended period of time, and conversely interest expense will decrease when interest rates decrease. Therefore, by controlling the increases and decreases in its interest income and interest expense which are brought about by changes in market and interest rates, the Bank can significantly influence its net interest income.

         Net Portfolio Value and Net Interest Income Analysis. In addition to the interest rate gap analysis as discussed below, management monitors the Bank's interest rate sensitivity through the use of a model which estimates the change in net portfolio value ("NPV") and net interest income in response to a range of assumed changes in market interest rates. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet items. The model estimates the effect on the Bank's NPV and net interest income of instantaneous and permanent 50 to 200 basis point increases and decreases in market interest rates.

         The following table presents information regarding possible changes in the Bank's NPV as of June 30, 1997.

                                                Percentage Change in
                                                 Net Portfolio Value
                                           -------------------------------
                         Change
                        in Market
                     Interest Rates
                     --------------

                                           Projected              Policy
                                            Change/(1)/           Limit/(2)/
                                            ------                -----
                    Up 200                  (22.85)%             (85.00)%

                    Up 150                  (17.42)              (60.00)

                    Up 100                  (11.73)              (45.00)

                    Up 50                    (5.78)              (30.00)

               ----------------

         /(1)/ Calculated as the amount of change in the estimated NPV ratio divided by the estimated NPV, assuming no change in interest rates.

         /(2)/  Represents approved Board limits of change in NPV.

     The following table presents the predicted effects on the Bank's net interest income as of June 30, 1997 of instantaneous and permanent 50 to 200 basis point changes in market interest rates.



                                           Percentage Change in
                                            Net Interest Income
                                       ------------------------------
                       Change
                      in Market
                   Interest Rates
                   --------------
                                                               Board
                                      Projected               Policy
                                       Change/(1)/             Limit/(2)/
                                       ------                  -----
                    Up 200              (7.00)%                (65.00)%

                    Up 150              (5.23)                 (50.00)

                    Up 100              (3.46)                 (40.00)

                    Up 50               (1.72)                 (20.00)

                  ----------------

                  (1) Calculated as the amount of change in estimated net
                      interest income divided by net interest income, assuming no change in interest rates.

                  (2) Represents approved Board limits of change in estimated net interest income.

         Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates.

         The tables set forth above indicate that, in the event of a 200 basis point decrease in interest rates, the Bank could experience a 9.77% increase in NPV and a 7.97% increase in net interest income. In the event of a 200 basis point increase in interest rates, the Bank could experience a 22.85% decrease in NPV and a 7.00% decrease in net interest income.

         Certain shortcomings are inherent in the method of analysis presented in both the NPV and net interest income computations and in the gap computations presented in the above tables. Although certain assets and liabilities may have similar maturities or periods within which they will reprice, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, adjustable-rate mortgages have interest rate caps which restrict changes in interest rates on a short-term basis and over the life of the assets. The proportion of adjustable-rate loans could be reduced in future periods if market interest rates should decline and remain at lower levels for a sustained period due to increased refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of a sustained interest rate increase.

         The Bank's net interest income during recent periods has been slightly negatively impacted by increasing interest rates, however, its net interest income in the near future is likely to be reduced if interest rates increase. In order to better control its interest rate risk, the Bank has begun (i) attempting to originate adjustable rate loans when market conditions permit, including an emphasis on adjustable rate equity line of credit loans; (ii) maintaining a short-term investment portfolio; and (iii) attempting to lengthen deposit maturities. In addition, checking and transaction accounts are generally considered to be less interest rate sensitive deposits. As a result, the Bank has begun to emphasize the origination of those accounts - even though an increase in such accounts will not improve the Bank's one-year interest rate sensitivity gap, as the Bank presently computes its interest rate gap, because, for purposes of such computation, all of such accounts are assumed to reprice within one year.

         The Bank does not originate its fixed rate or adjustable rate loans for sale, or sell its loans, in the secondary market. This tends to increase its exposure to interest rate risk.

         Interest Rate Gap Analysis. As a part of the Bank's interest rate risk management policy, the Bank calculates an interest rate "gap". Interest rate "gap" analysis is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which reprice within a specific time period, either through maturity or rate adjustment. The "gap" is the difference between the amounts of such assets and liabilities that are subject to repricing. A "negative gap" for a given period means that the amount of interest-bearing liabilities maturing or otherwise repricing within that period exceeds the amount of interest-earning assets maturing or otherwise repricing within the same period. Accordingly, in a declining interest rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a lower decrease in the yield of its assets relative to the cost of its liabilities and its income should be positively affected. Conversely, the cost of funds for an institution with a negative gap would generally be expected to increase more quickly that the yield on its assets in a rising interest rate environment, and such institution's net interest income generally would be expected to be adversely affected by rising interest rates. Changes in interest rates generally have the opposite effect on an institution with a "positive gap".

         The Bank's one-year interest sensitivity gap as a percentage of total interest-earning assets at June 30, 1997 was a negative 28.18%. At June 30, 1997, the Bank's three-year and five-year cumulative interest sensitivity gaps as a percentage of total interest-earning assets were a negative 42.60% and negative 43.03%, respectively.

         The following table sets forth the amounts of interest-earning assets and interest-bearing-liabilities outstanding at June 30, 1997 which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular time period were determined in accordance with the contractual terms of the asset or liability. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Passbook savings, money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, no assumptions were made regarding prepayment rates and deposit decay rates used for any interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal repayments which will be received throughout the lives of the loans. The interest rate sensitivity of the Bank's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.


                                                                    Terms to Repricing at June 30, 1997
                                                     ---------------------------------------------------------------
                                                                 More Than     More Than
                                                      1 Year     1 Year to     3 Years to     More Than
                                                      or Less     3 Years        5 Years       5 Years      Total
                                                     ---------- ------------ -------------- ------------ -----------
                                                                         (Dollars in Thousands)
INTEREST-EARNING ASSETS/(1)/:
  Loans receivable:
    Adjustable rate residential 1-4 family             $  25,294  $       536    $      --     $     --    $ 25,830
    Fixed rate residential 1-4 family                         55          616          952       58,663      60,286
    Nonresidential - adjustable                            1,552           --           --           --       1,552
    Nonresidential - fixed                                   172           --            7        1,072       1,251
    Other real estate loans - adjustable                   5,684           --           --           --       5,684
    Other real estate loans - fixed                          209          323          535          825       1,892
    Construction                                           2,447            2           --           --       2,449
    Other loans                                            1,191          621          367           --       2,179
                                                      ----------  -----------    ---------     --------    --------
         Total loans                                      36,604        2,098        1,861       60,560     101,123

  Interest-bearing deposits                                2,348           --           --           --       2,348
  Investments                                              2,206        2,587          933        1,028       6,754
  FHLB stock                                                  --           --           --          930         930
                                                      ----------  -----------    ---------     --------    --------
         Total interest-earning assets                $   41,158  $     4,685    $   2,794     $ 62,518    $111,155
                                                      ==========  ===========    =========     ========    ========

INTEREST-BEARING LIABILITIES:

  Deposits:
    Certificates of deposit                           $   47,806  $    20,717    $   3,271     $     --    $ 71,794
    Money market deposit accounts                          4,485           --           --           --       4,485
    NOW accounts                                           5,842           --           --           --       5,842
    Passbook savings                                      11,564           --           --           --      11,564
    Noninterest-bearing                                    1,782           --           --           --       1,782
                                                      ----------  -----------    ---------     --------    --------
         Total deposits                                   71,479       20,717        3,271           --      95,467
                                                      ==========  ===========    =========     ========    ========
  Advances from FHLB                                       1,000           --           --           --       1,000
                                                      ----------  -----------    ---------     --------    --------
         Total interest-bearing liabilities           $   72,479  $    20,717    $   3,271     $     --    $ 96,467
                                                      ==========  ===========    =========     ========    ========

INTEREST SENSITIVITY GAP PER PERIOD                   $   31,321  $    16,032   $    (477)    $ 62,518    $ 14,688

CUMULATIVE INTEREST SENSITIVITY GAP                       31,321       47,353      47,830       14,688      14,688

CUMULATIVE GAP AS A PERCENTAGE OF TOTAL
INTEREST-EARNING ASSETS                                   (28.18)%     (42.60)%    (43.03)%      13.21%      13.21%

CUMULATIVE INTEREST-EARNING ASSETS AS A PERCENTAGE
OF INTEREST-BEARING LIABILITIES                            56.79%       49.19%      50.42%      115.23%     115.23%


----------------------------
(1) Interest-earning assets are included in the period in which balances are expected to be redeployed and/or repriced as a result of scheduled rate adjustments and contractual maturities.

Net Interest Income

     Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net earning balance"). The following table sets forth information relating to average balances of the Bank's assets and liabilities for the six months ended June 30, 1997 and 1996 and for the years ended December 31, 1996 and 1995 and the nine months ended December 31, 1994. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earning balance).

                                                                         For the Six Months Ended June 30,
                                                      ---------------------------------------------------------------------------
                                            At
                                          June 30,
                                           1997                      1997                                   1996
                                         ---------    -----------------------------------     -----------------------------------
                                          Average                                Average                                 Average
                                          Yield/      Average                    Yield/       Average                    Yield/
                                         Rate/(6)/    Balance      Interest     Rate/(4)/     Balance      Interest     Rate/(4)/
                                         ---------    -------      --------     ---------     -------      --------     ---------
Assets:
Interest earning assets:
  Interest-bearing deposits                4.20%     $   2,308     $    52         4.51%     $   2,074     $    49        4.73%
  Investments/(1)/                         6.26%         8,108         251         6.19%        11,573         319        5.51%
  Loans receivable, net/(5)/               6.18%        99,380       4,130         8.31%        90,213       3,889        8.34%
Total interest-earnings assets             7.96%       109,796     $ 4,433         8.07%       106,860     $ 4,257        7.79%
Non-interest-earning assets                              3,092                                   1,939
    Total                                            $ 112,888                               $ 108,799
                                                     ---------                               ---------
Liabilities and retained earnings:
Interest-bearing liabilities:
  NOW & Money Market accounts              1.85%     $  11,239     $   104         1.85%     $  11,429     $   123        2.15%
  Passbook accounts                        3.04%        11,365         177         3.11%        11,531         166        2.88%
  Certificates of deposit                  5.72%        70,993       2,027         5.71%        69,050       2,016        5.84%
Total deposits                             4.84%        93,597       2,308         4.93%        92,010       2,305        5.01%
  FHLB advances                            5.82%         1,667          58         6.96%           166           5        6.02%
Total interest-bearing liabilities         4.95%        95,264     $ 2,366         4.97%        92,176     $ 2,310        5.01%
Non-interest-bearing liabilities                         3,222                                   2,894
Equity                                                  14,402                                  13,729
    Total                                            $ 122,888                               $ 108,799
                                                     ---------                               ---------
Net interest income and interest
  rate spread(2)                           3.01%                   $ 2,067         3.10%                   $ 1,947        2.96%
                                                                   =======                                 =======
Net yield on interest-earnings
  assets/(3)/                              3.77%                                   3.77%                                  3.64%

Ratio of interest-earning assets
  to interest-bearing liabilities                                                115.25%                                115.93%
                                                                                                         For the Nine Months
                                                       For the Year Ended December 31,                    Ended December 31,
                                    -------------------------------------------------------------   -------------------------------


                                                 1996                            1995                            1994
                                    ------------------------------   -----------------------------   ------------------------------
                                                          Average                          Average                   Average
                                    Average               Yield/     Average               Yield/    Average                Yield/
                                    Balance    Interest    Rate      Balance    Interest    Rate     Balance    Interest     Rate
                                    -------    --------    ----      -------    --------    ----     -------    --------     ----
Assets:
Interest earning assets:
  Interest-bearing deposits        $   1,900   $    88      4.63%   $   2,773   $   158     5.70%   $   2,990   $   107      4.77%
  Investments/(1)/                    10,141       628      6.19%      11,871       670     5.64%      12,339       476      5.14%
  Loans receivable, net/(5)/          95,453     7,963      8.34%      86,446     7,118     8.23%      81,309     4,961      8.14%
Total interest-earnings assets       107,494   $ 8,679      8.07%     101,090   $ 7,946     7.86%      96,638   $ 5,544      7.65%
Non-interest-earning assets            1,901                            3,079                           3,004   -------
    Total                          $ 109,395                        $ 104,169                       $  99,642
                                   ---------                        ---------                       ---------
Liabilities and retained earnings:
Interest-bearing liabilities:
  NOW & Money Market accounts      $  11,113   $   220      1.98%   $  11,611   $   278     2.39%   $  13,424   $   225      2.23%
  Passbook accounts                   11,480       322      2.80%      11,006       365     3.32%      11,221       267      3.17%
  Certificates of deposit             69,877     4,082      5.84%      65,602     3,773     5.75%      59,802     2,115      4.72%
Total deposits                        92,470     4,624      5.00%      88,219     4,416     5.00%      84,447     2,607      4.12%
  FHLB advances                          833        34      4.08%          --        --       --%          --        --        --%
Total interest-bearing liabilities    93,303   $ 4,658      4.99%   $  88,219   $ 4,416     5.01%      84,447   $ 2,607      4.12%
Non-interest-bearing liabilities       3,503                            3,065                           3,023
Equity                                13,422                           12,885                          12,172
    Total                          $ 110,228                        $ 104,169                       $  99,642
                                   ---------                        ---------                       ---------
Net interest income and interest
  rate spread(2)                               $ 4,021      3.08%               $ 3,500     2.85%               $ 2,937      3.53%
                                               =======                          =======                         =======
Net yield on interest-earnings
  assets/(3)/                                               3.74%                           3.49%                            4.05%

Ratio of interest-earning assets
  to interest-bearing liabilities                         115.21%                         114.59%                          114.44%


--------------------
(1)  Includes investment securities and FHLB of Atlanta common stock.

(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(3) Net yield on interest-earning assets represents net interest income divided by average interest-earning assets.

(4) Average yield/rate for the six months ended June 30, 1997 and 1996, and the nine months ended December 31, 1994 have been annualized.

(5) Loans placed on nonperforming status have been included in the computation of average balances.

Rate/Volume Analysis

        The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

                                                            Six Months Ended June 30,               Year Ended December 31,
                                                                 1997 vs. 1996                          1996 vs. 1995
                                                        -----------------------------------    -----------------------------------

                                                        Increase (Decrease) Attributable to    Increase (Decrease) Attributable to
                                                        -----------------------------------    -----------------------------------
                                                                            Rate/                                  Rate/
                                                        Volume     Rate     Volume      Net    Volume     Rate     Volume     Net
                                                        ------     ----     ------      ---    ------     ----     ------     ---
Interest income on:
  Interest-earning deposits in other banks              $   6      $  (3)   $   -      $   3   $  (50)    $  (30)  $   10   $  (70)
  Investments                                             (95)        39      (12)       (68)     (98)        65       (9)     (42)
  Loans receivable                                        257        (14)      (2)       241      741         95        9      845
                                                        -----      -----    -----      -----   ------     ------   ------   ------

    Total interest income on interest-earning assets      168         22      (14)       176      593        130       10      733
                                                        -----      -----    -----      -----   ------     ------   ------   ------
Interest expense on:
  NOW and Money Market accounts                            (2)       (17)       -        (19)     (12)       (48)       2      (58)
  Passbook accounts                                        (2)        13        -         11       16        (57)      (2)     (43)
  Certificates of Deposit                                  57        (45)      (1)        11      246         59        4      309
  FHLB advances                                            45          1        7         53        -          -       34       34
                                                        -----      -----    -----      -----   ------     ------   ------   ------

    Total interest expense on interest-bearing
      liabilities                                          98        (48)       6         56      250        (46)      38      242
                                                        -----      -----    -----      -----   ------     ------   ------   ------

Increase (decrease) in net interest income              $  70      $  70    $ (20)     $ 120   $  343     $  176   $  (28)  $  491
                                                        =====      =====    =====      =====   ======     ======   ======   ======
                                                         Year Ended December 31, 1995 vs.
                                                        Nine Months Ended December 31, 1994
                                                        -----------------------------------

                                                        Increase (Decrease) Attributable to
                                                        -----------------------------------
                                                                            Rate/
                                                        Volume     Rate     Volume
                                                        ------     ----     ------
Interest income on:
  Interest-earning deposits in other banks              $  (8)     $  64    $  (5)     $
  Investments                                             (18)       220       (8)
  Loans receivable                                        314      1,728      115
                                                        -----      -----    -----      -----

    Total interest income on interest-earning assets      288      2,012      102
                                                        -----      -----    -----      -----
Interest expense on:
  NOW and Money Market accounts                           (30)        96      (13)
  Passbook accounts                                        (5)       106       (2)
  Certificates of Deposit                                 205      1,324      128
  FHLB advances                                             -          -        -
                                                        -----      -----    -----      -----

    Total interest expense on interest-bearing
      liabilities                                         170      1,526      113
                                                        -----      -----    -----      -----

Increase (decrease) in net interest income              $ 118      $ 486    $ (11)     $
                                                        =====      =====    =====      =====

Comparison of Financial Condition at June 30, 1997, December 31, 1996 and 1995

        At June 30, 1997, and December 31, 1996 and 1995 assets totaled $114.2 million, $112.6 million and $108.0 million, respectively. The growth from December 31, 1995 to June 30, 1997 can primarily be attributed to the increase in loans receivable, funded by savings deposit growth and a decrease in investment securities, which has been utilized to originate loans. Loans receivable, net, increased from $90.6 million to $100.5 million at June 30, 1997, a $9.9 million or a 10.99% increase. Savings deposits increased $3.8 million from $92.1 million at December 31, 1995 to $95.9 million at June 30, 1997, for a 4.13% increase. Investment securities, including interest-bearing deposits, decreased $3.9 million from $13.9 million at December 31, 1995 to $10.0 million at June 30, 1997 or a 27.84% decrease.

        The principal category of earning assets is loans. During the six month period ended June 30, 1997 loans receivable, net, increased by $2.6 million, primarily from $6.4 million and $2.0 million originations in residential one-to-four family dwellings and equity line loans, respectively. Such loan types account for a $0.9 million and $1.1 million increase in loans receivable, net for the six-month period ended June 30, 1997. During the years ended December 31, 1996 and 1995 loans receivable, net, increased by $7.4 million and $8.1 million, respectively, and residential one-to-four family dwelling loans increases accounted for $6.3 million and $3.8 million, respectively, while equity line loan increases accounted for $2.1 million and $2.7 million, respectively. During 1997, 1996 and 1995, the Bank continued its emphasis on marketing mortgage lending while more recently emphasizing home equity loans as well.

        The Bank's investment portfolio, including interest-bearing deposits, remained relatively unchanged, totaling $10.0 million at June 30, 1997 and December 31, 1996. During the 1996 fiscal year, the investment portfolio declined by approximately $3.9 million to $10.0 million from $13.9 million at December 31, 1995, as the Bank utilized maturing investments to fund loan originations.

        Savings deposits increased $2.1 million or 2.23% during the six months ended June 30, 1997 to $95.9 million from $93.8 million at December 31, 1996, as the Bank focused marketing on building deposit relationships through increased core deposits in passbook and statement savings and in checking accounts. Savings deposits increased $1.7 million and $7.0 million for the years ended December 31, 1996 and 1995 to $93.8 million and $92.1 million from $92.1 million and $85.1 million at December 31, 1995 and 1994, respectively. The increase in fiscal 1996 and 1995 was due primarily to what management believes to be better marketing of the Bank's products and a policy of setting its deposit rates in the local market to compete favorably with rates offered by competitors.

        Equity increased due to net income of $287,000, $721,000, and $780,000 for the six months ended June 30, 1997 and the fiscal years ended December 31, 1996 and 1995, respectively. The Bank has adopted SFAS No. 115 and records its available for sale securities at their estimated fair market value. The unrealized gain, net of tax, on securities available for sale was $20,000, $28,000 and $63,000 at June 30, 1997 and December 31, 1996 and 1995,
respectively.

        At June 30, 1997, the Bank was required to maintain net worth to total assets of 5% under the Administrator's regulations, and the Bank had regulatory adjusted net worth of $15.3 million, or net worth to total assets of 13.39%. Additionally, at June 30, 1997, the Bank had Tier 1 risk adjusted capital, leverage capital, and total risk-based capital of $14.7 million, $14.7 million and $15.3 million, respectively, exceeding the regulatory capital requirements by $12.2 million, $10.1 million and $10.4 million, respectively.

Comparison of Operating Results for the Six-Month Periods Ended June 30, 1997 and 1996

        Net Income. Net income for the six-month periods ended June 30, 1997 and June 30, 1996 was $287,000 and $429,000, respectively. Net income decreased in 1997 from 1996 primarily due to a increase in noninterest expenses offset somewhat by a higher net interest income due to a larger interest rate spread in 1997. Additionally, the Bank provided additional provisions for loan losses during the six-month period ended June 30, 1997, to reflect peer group bank levels of reserves and for risk in the portfolio resulting from the changing economic environment in the Bank's market area.

        Net Interest Income. Net interest income amounted to $2.1 million and $1.9 million during the six-month periods ended June 30, 1997 and 1996, respectively. The average balance of interest-earning assets and interest-bearing liabilities increased by a net of $2.9 million during 1997 and the Bank's interest rate spread increased from 2.96% in 1996 to 3.10% in 1997 as a result of a slight decrease in the Bank's cost of funds coupled with a slight increase in the Bank's yield on interest earning assets. The Bank's spread in 1997 had a positive impact on net interest income along with the higher balance of net interest-earning assets outstanding during 1996.


        See the table on page 52 which analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate) (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume) and (iii) mixed changes (changes in volume multiplied by changes in rate).

        Interest Income. Interest income amounted to $4.4 million and $4.3 million for the six-month periods ended June 30, 1997 and 1996, respectively, an increase of $176,000 or 4.13% . The Bank experienced a 10 basis point increase in total yield, along with the increase in the Bank's average balances of interest-earning assets. The increase in average balances was primarily in loans receivable.

        Interest Expense. Interest expense increased $56,000 for the six-month period ended June 30, 1997 to $2.4 million from $2.3 million for the same period ended June 30, 1996. The Bank's average balance of outstanding deposits increased $1.6 million, while the average cost of funds decreased from 5.01% during 1996 to 4.97% during 1997. The decrease in cost of funds was primarily in certificates of deposit which decreased from 5.84% during 1996 to 5.72% during 1997. The increase in outstanding average balances was primarily due to an increase in certificate of deposit balances, while core deposits of passbook savings, NOW and money market accounts remained stable. Management believes the Bank's cost of funds was indicative of changes in overall market rates.

        See the table on page 50 for additional information concerning the Bank's yields on interest-earning assets and cost of funds on interest-bearing liabilities for the six-month periods ended June 30, 1997 and 1996.

        Provisions for Loan Losses and Asset Quality. The Bank's provision for loan losses amounted to $230,000 and $0 in 1997 and 1996. The provision, which is charged to operations, and the resulting loan loss allowances, are amounts the Bank's management believes necessary to absorb potential losses on existing loans that may become uncollectible. Loans are charged off against the allowance when management believes collectibility is unlikely. The evaluation to increase or decrease the provision and resulting allowances is based on both prior loan loss experience and other factors, such as changes in the mix and volume of the loan portfolio, overall portfolio quality, and current economic conditions. During the six months ended June 30, 1997, management determined that its allowance for loan losses should be increased to reflect peer group bank levels of reserves and for risk in the portfolio resulting from the changing economic environment in the Bank's market area.

        The Bank's level of nonperforming loans, defined as nonaccrual loans and loans past due 90 days or more, has historically been low as a percentage of total loans outstanding. The Bank had loans amounting to $1.1 million which were delinquent more than 90 days or were in nonaccrual status at June 30, 1997. In addition, the Bank had no real estate owned at June 30, 1997. The Bank has adopted policies to monitor, and increase when necessary, levels of loan loss allowances. At June 30, 1997, the Bank's level of general valuation allowances for loan losses amounted to $617,000.

        Noninterest Income. Noninterest income amounted to $87,000 and $104,000 for the six-month periods ended June 30, 1997 and 1996, respectively. Noninterest income consists primarily of service charges and fees associated with the Bank's checking accounts. The Bank's level of noninterest income has remained fairly stable over the periods.

        Noninterest Expense. Noninterest expense consists primarily of operating expenses for compensation and employee benefits, occupancy, federal deposit insurance premiums, data processing charges and other operating expenses. Noninterest expense amounted to $1.4 million for both of the six-month periods ended June 30, 1997 and 1996, respectively. Compensation increased $128,000 for the six-month period ended June 30, 1997 from the same period ended 1996 due to inflationary increases and unfunded deferred compensation expense. Occupancy expenses and data processing expense remained level while deposit insurance premiums declined $89,000 from 1996 levels due to new premium assessment rates effective during the six months ended June 30, 1997.

        Income Taxes. The Bank's effective income tax rate was 42.13% and 37.46% for the six-month periods ended June 30, 1997 and 1996, respectively, and reflect normal expected rates on taxable income.

Comparison of Operating Results for the Years Ended December 31, 1996 and 1995 and the Nine-Months Ended December 31, 1994

        Net Income. Net income for the years ended December 1996 and 1995 and the nine months ended December 31, 1994 amounted to $721,000, $780,000 and $675,000, respectively. Net interest income was stable during 1996 and 1994 (on an annualized basis). A decrease in interest rate spread offset somewhat by an increase in net average balances of interest-earning assets over interest-bearing liabilities resulted in a $386,000 decrease (annualizing 1994) in net interest income for the year ended December 31, 1995. The Bank also incurred an increase in non-interest expenses during 1996 primarily as a result of a special SAIF assessment.

        Net Interest Income. Net interest income for the years ended December 31, 1996 and 1995 and the nine months ended December 31, 1994 amounted to $4.0 million, $3.5 million and $2.9 million, respectively. The net average outstanding balances of interest-earning assets and interest-bearing liabilities was relatively stable during 1995 and 1994 amounting to $12.9 million and $12.2 million, respectively, and increased to $14.2 million during 1996. The Bank's interest rate spread decreased 88 basis points to 2.85% in 1995 from 3.53% in 1994, but increased in 1996 to 3.08%. The 23 basis point increase in interest rate spread in 1996, coupled with a $1.3 million increase in net average balances of interest-earning assets over interest-bearing liabilities, increased net interest income $491,000 during the year ended December 31, 1996. The 88 basis point decrease in interest rate spread in 1995 offset slightly by a $680,000 increase in net interest-earning assets over interest-bearing liabilities decreased net interest income by $380,000 (annualizing 1994) for the year ended December 31, 1995.

        The table on page 52 analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume) and (iii) mixed changes (changes in volume multiplied by changes in rate).

        Interest Income. Interest income amounted to $8.7 million, $7.9 million and $5.5 million for the years ended December 31, 1996 and 1995 and the nine months ended December 31, 1994, respectively. The Bank's average yield on interest-earning assets increased to 8.07% in 1996 from 7.86% in 1995 and 7.65% in 1994. The Bank's primary interest-earning asset is loans receivable which experienced an increase in both average yield and average outstanding balances during 1996 and 1995. Outstanding average balances on loans increased $9.0 million to $95.5 million during 1996 from $86.4 million during 1995 and increased $5.1 million to $86.4 million during 1995 from $81.3 million during 1994. Additionally, average yields on loans increased to 8.34% in 1996 from 8.23% in 1995 and 8.14% in 1994.

        Interest Expense. Interest expense amounted to $4.7 million, $4.4 million and $2.6 million for the years ended December 31, 1996 and 1995 and the nine months ended December 31, 1994, respectively. Interest expense increased

$242,000 in 1996 as average outstanding balances increased $4.3 million while cost of funds remained flat at 5.00%. The primary interest-bearing liability is certificates of deposit which increased $4.3 million during the year ended December 31, 1996 and the cost of funds on certificates of deposit increased 9 basis points to 5.84% from 5.75% during 1995. Interest expense during 1995 increased $940,000 (1994 expense annualized) due to an increase in average outstanding balances of $3.8 million to $88.2 million during 1995 from $84.4 million during 1994 and an increase in average cost of funds of 88 basis points to 5.01% from 4.12% during 1994.

        The table on page 50 provides additional information concerning the Bank's yields on interest-earning assets and cost of funds on interest-bearing liabilities at June 30, 1997, for the six-month periods ended June 30, 1997 and 1996, and for the years ended December 31, 1996 and 1995 and the nine months ended December 31, 1994.

        Provision for Loan Losses and Asset Quality. The Bank had no provision for loan losses in 1996 and minimal provision for 1995 and 1994. The loan loss allowances are amounts the Bank's management believes necessary to absorb potential losses on existing loans that may become uncollectible. Loans are charged off against the allowance when management believes that collectibility is unlikely. The evaluation to increase or decrease the provision and resulting allowances is based both on prior loan loss experience and other factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality and current economic conditions.

        The Bank's level of nonperforming loans, defined as nonaccrual loans and accruing loans past due 90 days or more, has historically been low as a percentage of total loans outstanding. Loans outstanding which were delinquent more than 90 days were approximately $1.2 million at each of December 31, 1996, 1995 and 1994. Foreclosures or real estate transfers in lieu of foreclosures amounted to $0, $0, and $93,000 in 1996, 1995 and 1994, respectively. The Bank has adopted policies to monitor, and increase when necessary, levels of loan loss allowances. At June 30, 1997, the Bank's level of general valuation allowances for loan losses amounted to $617,000.

        Noninterest Income. Noninterest income amounted to $200,000, $190,000 and $149,000 for the years ended December 31, 1996 and 1995 and the nine months ended December 31, 1994, respectively. Noninterest income consists primarily of service charges and fees associated with the Bank's checking accounts. The Bank's level of noninterest income has remained fairly stable over the two-year and nine-month period ended December 31, 1996.

        Noninterest Expense. Noninterest expense consists primarily of operating expenses for compensation and employee benefit, occupancy, federal deposit insurance premiums, data processing charges, pension expense and other operating expenses. Noninterest expense amounted to $3.1 million, $2.6 million and $2.0 million for the years ended December 31, 1996 and 1995 and the nine months ended December 31, 1994, respectively. Compensation expense increased (decreased) $145,000 and $(90,000) (1994 annualized) during the years ended December 31, 1996 and 1995, respectively. The increases were due to a special one-time SAIF assessment of $520,000, additional personnel, inflationary increases and pension and supplemental income benefit expense. Data processing, regular federal insurance premium and other operating expenses increased nominally during the two-year and nine-month period ended December 31, 1996. Occupancy expense decreased $97,000 during 1996 and remained relatively stable during 1995 (1994 annualized).

        Income Taxes. The Bank's effective income tax rate was 32.93%, 28.04% and 34.85% for the years ended December 31, 1996 and 1995 and the nine months ended December 31, 1994, respectively, and reflect normal expected rates on taxable income.

Impact of Inflation and Changing Prices

        The Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepting accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Impact of New Reporting and Accounting Standards

     The FASB has issued SFAS No. 123, Accounting for Stock-Based Compensation, which the Bank has not been required to adopt as of June 30, 1997.

     The Statement, which will be in effect for the Bank's fiscal year ending December 31, 1997, will require that an entity account for stock based compensation plans using a fair value based method which measures compensation cost at the grant date based upon the value of the award, which is then recognized over the service period, usually the vesting period. The accounting requirements of the Statement apply to grants of awards entered into in fiscal years that begin after December 15, 1995. The Statement allows entities to continue to use APB Opinion No. 25 to measure compensation cost, but requires that the proforma effects on net income and earnings per share be disclosed to reflect the difference between the compensation cost, if any, from applying APB Opinion No. 25 and the related cost measured by the fair value method defined in the Statement. The Statement is not expected to have a material effect on the Bank's financial statements, should the Bank elect to adopt a restricted stock plan subsequent to conversion to the stock form, because management is expected to elect to continue to use the accounting and reporting permitted by APB Opinion No. 25 and will disclose the differences, if any, in notes to the financial statements as proforma effects of not utilizing the fair value method prescribed in SFAS No. 123.

        The Accounting Standards Division of the AICPA approved SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans", which is effective for fiscal years beginning after December 31, 1993 and applies to shares of capital stock of sponsoring employers acquired by employee stock ownership plans after December 31 1992 that had not been committed to be released as of January 1, 1992. SOP 93-6, among other things, changed the measure of compensation recorded by employers from the cost of employee stock ownership plan shares to the fair value of such shares. To the extent that the fair value of the ESOP shares, committed to be released directly to compensate employees, differs from the cost of such shares, compensation expenses and a related charge or credit to additional paid-in capital will be reported in the Bank's financial statements.

        The FASB has issued SFAS No. 128, Earning Per Share, which the Bank has not been required to adopt as of June 30, 1997. The Statement, which will be effective for the Bank's first interim period as a public stock company ending after December 15, 1997, specifies the computation, presentation and disclosure requirements for earnings per share.

        The FASB has issued SFAS No. 130, Reporting Comprehensive Income, which the Bank has not been required to adopt as of June 30, 1997. The Statement, which is effective for fiscal years beginning after December 15, 1997, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.


                            BUSINESS OF THE COMPANY

        Prior to the Conversion, the Company will not transact any material business. Following the Conversion, in addition to directing, planning and coordinating the business activities of the Bank, the Company will invest the proceeds of the Conversion which are retained by it. See "USE OF PROCEEDS." Upon consummation of the Conversion, the Company will have no significant assets other than the shares of the Bank's capital stock acquired in the Conversion, the loan receivable held with respect to its loan to the ESOP and that portion of the net proceeds of the Conversion retained by it, and it will have no significant liabilities. Cash flow to the Company will be dependent upon investment earnings from the net proceeds retained by it, payments on the ESOP loan and any dividends received from the Bank. Initially, the Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Bank. At the present time, the Company does not intend to employ any persons other than its officers (who are not anticipated to be separately compensated by the Company), but will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate to the extent the Company expands its business in the future. In the future, the Company may consider using some of the proceeds of the Conversion retained by it to expand its operations in its existing primary market and other nearby areas by acquiring other financial institutions or their branches. The Company has no current plans with respect to any such acquisitions, however. Existing management of the Company believes that it is in the best interest of the Company and its shareholders for the Company to remain an independent company.

                             BUSINESS OF THE BANK

General

        The Bank is engaged primarily in the business of attracting deposits from the general public and using such deposits to make mortgage loans secured by real estate. The Bank makes one-to-four family residential real estate loans, loans secured by multi-family residential and commercial real property, construction loans and equity line of credit loans. The Bank also makes loans which are not secured by real property, such as loans secured by pledged deposit accounts and various types of secured and unsecured consumer loans. The Bank's primary source of revenue is interest income from its lending activities. The Bank's other major sources of revenue are interest and dividend income from investments, interest income from its interest-earning deposit balances in other depository institutions, and transaction and fee income from its lending and deposit activities. The major expenses of the Bank are interest on deposits and general and administrative expenses such as employee compensation and benefits, federal deposit insurance premiums, data processing expenses and occupancy expenses.

        As a North Carolina-chartered savings bank, the Bank is subject to examination and regulation by the FDIC and the Administrator. Upon consummation of the Conversion, the Bank, as a subsidiary of the Company, will be subject to indirect regulation by the Federal Reserve. The business and regulation of the Bank are subject to legislative and regulatory changes from time to time. See "SUPERVISION AND REGULATION -- Regulation of the Bank."

Market Area

        The Bank's primary market area consists of the communities in an approximately 15-mile radius around its headquarters office in Mooresville, North Carolina. This area includes portions of Iredell, Mecklenburg, Lincoln, Catawba, Rowan and Cabarrus counties in North Carolina. Mooresville is located only 30 miles north of Charlotte, North Carolina, and the Bank's primary market area is and will continue to be significantly affected by its close proximity to this major metropolitan area.

        Employment in the Bank's primary market area is diversified among manufacturing, agricultural, retail and wholesale trade, government, services and utilities. Draymore Manufacturing (textiles manufacturer) is the largest employer in Mooresville. Other major employers include Burlington Industries (textiles manufacturer) and Lake Norman Regional Medical Center.

        Based upon 1996 comparative data, the Bank had approximately 22% and 7.2% of the deposits in Mooresville and Iredell County, respectively. Employment in the Bank's primary market area as of June 1997 was strong, with an unemployment rate below that of North Carolina and national averages. Comparative data indicates that the income levels in the Bank's primary market area approximate the national average and are above the North Carolina average for 1997. Mooresville has a significant elderly population, slightly in excess of state and national averages. Residential housing construction increased approximately 155% in Iredell County from 1991 to 1996, more than double the state average and more than triple the national average. From 1990 to 1995, the population in Iredell County, where most of the Bank's deposits and loans are originated, and Mooresville increased by approximately 11.3% and 20.2%, respectively, which was well above national and North Carolina averages. This growth trend is expected to continue into the foreseeable future.

Lending Activities

        General. The Bank's primary source of revenue is interest and fee income from its lending activities, consisting primarily of mortgage loans for the purchase or refinancing of one-to-four family residential real property located in its primary market area. The Bank also makes loans secured by multi-family and nonresidential properties, construction loans, equity line loans, savings account loans and various types of secured and unsecured consumer loans. Only 3.25% of the Bank's loan portfolio, before net items, is not secured by real estate. On June 30, 1997, the Bank's largest single outstanding loan had a balance of approximately $495,000. In addition to interest earned on loans, the Bank receives fees in connection with loan originations, loan modifications, late payments, loan assumptions and other miscellaneous services. The Bank generally does not sell its loans; both fixed and adjustable rate loans are originated with the intention that they will be held in the Bank's loan portfolio.

        Loan Portfolio Composition. The Bank's net loan portfolio totaled approximately $100.5 million at June 30, 1997 representing 88.04% of the Bank's total assets at such date. At June 30, 1997, 82.07% of the Bank's loan portfolio, before net items, was composed of one-to-four family residential mortgage loans. Multi-family residential and nonresidential real estate loans represented 3.50% of the Bank's loan portfolio, before net items, on such date. Construction loans and equity line loans represented 5.44% and 5.75%, respectively, of the Bank's loan portfolio, before net items, on such date. As of June 30, 1997, 31.52% of the loans in the Bank's loan portfolio, before net items, had adjustable interest rates.

        The following table sets forth the composition of the Bank's loan portfolio by type of loan at the dates indicated.


                                                                                               At December 31,
                                                                              -----------------------------------------------

                                                     At June 30, 1997                 1996                        1995
                                                   ------------------         -----------------------     -------------------

                                                                 % of                        % of                       % of
                                                   Amount        Total        Amount         Total        Amount        Total
                                                   ------        -----        ------         -----        ------        -----

                                                                              (Dollars in Thousands)

  Real estate loans:
    One-to-four family residential                  $ 86,117       85.68%       $ 85,341       87.13%      $ 78,693       86.90%
    Multi-family residential                             870        0.87%            761        0.78%           748        0.82%
    Nonresidential                                     2,803        2.79%          2,711        2.76%         2,044        2.26%
    Construction                                       5,710        5.68%          4,086        4.17%         8,673        9.58%
    Equity line                                        6,031        6.00%          4,947        5.05%         2,891        3.19%
                                                    --------     --------       --------     --------      --------     --------

        Total real estate loans                      101,531      101.02%         97,846       99.89%        93,049      102.75%
                                                    --------     --------       --------     --------      --------     --------

Consumer loans:
    Installment loan                                   2,447        2.43%          2,397        2.45%         2,403        2.66%
    Other consumer and commercial                        959        0.95%            941        0.96%           907        1.00%
                                                    --------     --------       --------     --------      --------     --------

        Total consumer loans                           3,406        3.38%          3,338        3.41%         3,310        3.66%
                                                    --------     --------       --------     --------      --------     --------

              Total gross loans                      104,937      104.40%        101,184      103.30%        96,359      106.41%
                                                    --------     --------       --------     --------      --------     --------

Less:
  Construction loans in process                        3,261        3.24%          2,321        2.37%         4,930        5.44%
  Deferred loan fees                                     553        0.55%            524        0.53%           478        0.53%
  Allowance for loan losses                              617        0.61%            388        0.40%           396        0.44%
                                                    --------     --------       --------     --------      --------     --------

        Total reductions                               4,431        4.40%          3,233        3.30%         5,804        6.41%
                                                    --------     --------       --------     --------      --------     --------

              Total loans receivable, net           $100,506      100.00%       $ 97,951      100.00%      $ 90,555      100.00%
                                                    ========      =======       ========      =======      ========      =======


                                                    At December 31,
                                                -----------------------

                                                          1994
                                                 --------------------

                                                                % of
                                                 Amount         Total
                                                 ------         -----

                                                (Dollars in Thousands)

  Real estate loans:
    One-to-four family residential                 $74,904         90.85%
    Multi-family residential                           643          0.78%
    Nonresidential                                   1,988          2.41%
    Construction                                     5,052          6.13%
    Equity line                                        207          0.25%
                                                   -------        -------

        Total real estate loans                     82,794        100.42%
                                                   -------        -------

Consumer loans:
    Installment loan                                 2,396          2.91%
    Other consumer and commercial                      625          0.76%
                                                   -------        -------

        Total consumer loans                         3,021          3.67%
                                                   -------        -------

              Total gross loans                     85,815        104.09%
                                                   -------        -------

Less:
  Construction loans in process                      2,580          3.14%
  Deferred loan fees                                   386          0.47%
  Allowance for loan losses                            396          0.48%
                                                   -------        -------

        Total reductions                             3,362          4.09%
                                                   -------        -------

              Total loans receivable, net          $82,453        100.00%
                                                   =======        =======

        The following table sets forth the time to contractual maturity of the Bank's loan portfolio at June 30, 1997. Loans which have adjustable rates are shown as being due in the period during which rates are next subject to change, while fixed rate and other loans are shown as due in the period of contractual maturity. Demand loans, loans having no stated maturity and overdrafts are reported as due in one year or less. The table does not include prepayments or scheduled principal repayments. Amounts in the table are net of loans in process and are net of unamortized loan fees.

                                                                            At June 30, 1997
                                                      -------------------------------------------------------------

                                                                        More Than
                                                           1 Year       1 Year to      Greater Than
                                                          or Less         5 Years         5 Years          Total
                                                          -------       ----------     ------------        -----

                                                                            (In Thousands)

TOTAL LOANS:
-----------
Real estate loans:
  Adjustable rate residential 1-4 family                 $25,232         $    565        $     --         $ 25,797
  Fixed rate residential 1-4 family                           55            1,048          58,664           59,767
  Residential multi-family - fixed                            --               --             870              870
  Nonresidential - adjustable                              1,552               --              --            1,552
  Nonresidential - fixed                                     172                7           1,072            1,251
  Equity line                                              6,031               --              --            6,031
  Construction                                             2,447                2              --            2,449


Commercial - adjustable                                      332               --              --              332

Other loans                                                  648            2,367              59            3,074

Less:
  Allowance for loan losses                                 (617)              --              --             (617)
                                                         -------          -------        --------         --------

        Totals                                           $35,852          $ 3,989        $ 60,665         $100,506
                                                         =======          =======        ========         ========

     The following table sets forth the dollar amount at June 30, 1997 of all loans maturing or repricing on or after June 30, 1998 which have fixed or adjustable interest rates.

                                                                                           Fixed          Adjustable
                                                                                           Rates             Rates
                                                                                           -----             -----
                                                                                               (In Thousands)

Real estate loans 1-4 family                                                              $59,712           $   565
Other loans                                                                                 1,951             2,426
                                                                                          -------           -------
                                                                                          $61,663           $ 2,991
                                                                                          =======           =======

        Origination and Sale of Loans. Historically, the Bank has generally not originated its one-to-four family residential mortgage or other loans with the intention that they will be sold in the secondary market. Although the Bank believes that many of its one-to-four family residential loans could be sold to investors, some of such loans could be sold only after the Bank incurred certain costs and/or discounted the purchase price. As a result, the Bank's loan portfolio is less liquid than would be the case if it was composed entirely of loans originated in conformity with secondary market requirements.

        The table below sets forth the Bank's loan origination, purchase and sale activity and loan portfolio repayment experience during the periods indicated.


                                                        Six Months Ended                                         Nine Months Ended
                                                            June 30,                Year Ended December 31,         December 31,
                                                       ------------------           -----------------------      -----------------

                                                       1997          1996             1996           1995              1994
                                                       ----          ----             ----           ----              ----
                                                                         (In Thousands)
Loans receivable, net, beginning of period            $ 97,951      $ 90,555         $ 90,555        $ 82,453         $ 79,031
                                                      --------      --------         --------        --------         --------
Loan originations:
  Residential 1-4 family                                 6,745         6,856           13,392          12,604            7,502
  Residential multi-family                                 125            20               40             128              105
  Nonresidential real estate                               297            28              168             169              539
  Residential construction                               3,834         3,628            6,356           7,965            4,912
  Equity line                                            2,030         1,797            3,661           4,051              642
  Consumer                                               1,068         1,050            2,294           2,237            1,729
                                                      --------      --------         --------        --------         --------

        Total loan originations                         14,099        13,379           25,911          27,154           15,429
                                                      --------      --------         --------        --------         --------

Loans purchased                                             --            --               --              --               --

Loan sales                                                  --            --               --              --               --

Principal repayments                                   (11,394)       (9,862)         (18,657)        (19,179)         (12,101)

Other changes, net(1)                                     (150)           71              142             127               94
                                                      --------      --------         --------        --------         --------

Increase in loans receivable                             2,555         3,588            7,396           8,102            3,422
                                                      --------      --------         --------        --------         --------

Loans receivable, net, end of period                  $100,506      $ 94,143         $ 97,951        $ 90,555         $ 82,453
                                                      ========      ========         ========        ========         ========

(1) Includes changes in deferred loan fees and the allowance for loan losses.

        One-to-Four Family Residential Real Estate Lending. The Bank's primary lending activity, which it intends to continue to emphasize, is the origination of fixed and adjustable rate first mortgage loans to enable borrowers to purchase or refinance one-to-four family residential real property. Consistent with the Bank's emphasis on being a community-oriented financial institution, it is and has been the Bank's strategy to focus its lending efforts in its primary market area. On June 30, 1997, approximately 82.07% of the Bank's real estate loan portfolio, before net items, consisted of one-to-four family residential real estate loans. These include both loans secured by detached single-family residences and condominiums and loans secured by housing containing not more than four separate dwelling units. Of such loan amounts, 24.59% had adjustable interest rates.

        Historically, the Bank has not originated its one-to-four family loans with the intention that they will be sold in the secondary market. The Bank generally originates loans satisfying its underwriting requirements which are tailored for its local community. Specifically, the Bank does not obtain property surveys, uses in-house appraisers only for loans under $250,000 and sometimes accepts higher than normal debt-to-income ratios and may waive other FHLMC or FNMA requirements on a case-by-case basis. As a result, such loans are not readily saleable in the secondary market and the Bank's loan portfolio is less liquid than would be the case if it was composed of loans originated in conformity with secondary market requirements. In addition, loans which are not originated in conformity with the purchase requirements of FHLMC and FNMA, or nonconforming loans, are generally thought to have greater risks of default and nonperformance. However, the Bank does not make loans with a loan-to-value ratio in excess of 80%. See "BUSINESS OF THE BANK -- Origination and Sale of Loans." These loans satisfy a need in the Bank's local community and generally produce a higher yield than would be produced by conforming loans. The Bank plans to continue to originate a significant amount of nonconforming loans. Therefore, in periods of economic downturn, the Bank's level of nonperforming assets may be greater than its peer group.

        The Bank originates conventional mortgage loans secured by owner occupied property in amounts of up to 95% of the value of the property. Private mortgage insurance is generally required if the loan amount exceeds 80% of the value of the property. The loans have both fixed and adjustable rates. The maximum term for fixed and adjustable rate loans is 30 years. The interest rates on adjustable rate loans are generally adjustable every year and are tied to the one-year United States treasury bill rate. The loans have rate caps which limit the amount of changes at the time of each adjustment and over the lives of the loans. The Bank offers loans which require monthly payments.

        Adjustable rate loans are generally considered to involve a greater degree of credit risk than fixed rate loans because borrowers may have difficulty meeting their payment obligations if interest rates and required payment amounts increase substantially. Substantially all of the fixed-rate loans in the Bank's mortgage loan portfolio have due on sale provisions allowing the Bank to declare the unpaid balance due and payable in full upon the sale or transfer of an interest in the property securing the loan.

        While one-to-four family residential loans are normally originated for up to 30 year terms, such loans customarily remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. Thus, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates, and the interest rates payable on outstanding loans.

        The Bank generally requires title insurance for its one-to-four family residential loans. The Bank also generally requires that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least equal to the loan amount or replacement cost of the improvements on the property securing the loans, whichever is greater.

        As of June 30, 1997, the Bank has 48 loan relationships with individual borrowers in excess of $200,000, totaling approximately $12.4 million or 11.81% of the Bank's total loan portfolio. The principal balance of five individual loans exceeds $350,000, with the largest single loan balance of approximately $495,000. The majority of these loans are secured by residential real estate located near or on Lake Norman, North Carolina, which is located in parts of Catawba, Iredell, Lincoln and Mecklenburg counties. While these loans are performing according to the terms of their loan documents, an economic downturn in the Bank's primary market area, in which Lake Norman is located, could have an adverse effect on the performance of these loans.

        Multi-family Residential and Nonresidential Real Estate Lending. On June 30, 1997, the Bank had $3.7 million outstanding in loans secured by multi-family residential and nonresidential properties, comprising approximately 3.50% of its loan portfolio, before net items, as of that date. These loans are secured by apartments, office, retail and other nonresidential real estate, and church properties, with the majority having adjustable interest rates. These loans generally do not exceed 80% of the appraised value of the real estate securing the loans. Multi-family residential loans have terms of up to 30 years. Nonresidential real estate loans have terms of up to 15 years. The loans generally use the same index and rate change limitations as are used in one-to-four family residential lending. See "-- One-to-Four Family Residential Real Estate Lending."

        The Bank generally requires title insurance in connection with its multi-family residential and nonresidential real estate loans. The Bank also requires that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least equal to the loan amount or the replacement cost of the improvements on the property securing the loans, whichever is greater.

        Loans secured by multi-family and nonresidential real estate generally are larger than one-to-four family residential loans and involve greater concentration of assets and a greater degree of risk. Payments on these loans depend to a large degree on results of operations and management of the properties and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Since commercial lending is frequently secured by leased or operating commercial properties, repayment frequently depends upon the results of operations of the tenant or operating entity. Multi-family and residential and nonresidential loans also generally involve more specialized and complicated underwriting decisions than one-to-four family residential real estate lending. The Bank intends to continue to make multi-family residential and commercial real estate loans. Any significant expansion into commercial real estate lending activities will require additional personnel with commercial lending experience.

        Construction Lending. The Bank makes construction loans for the construction of single-family dwellings, and for the construction of multi-family and commercial buildings. The aggregate outstanding balance of such loans on June 30, 1997 was approximately $5.7 million, representing approximately 5.44% of the Bank's loan portfolio, before net items, and included construction loans in process of approximately $3.3 million. Some of these loans were made to persons who are constructing properties for the purpose of occupying them; others were made to builders who were constructing properties for sale. Loans made to builders are generally "pure construction" loans which require the payment of interest during the construction period of generally one year or less and the payment of the principal in full at the end of the construction period. Loans made to individual property owners are both pure construction loans and "construction-permanent" loans which generally provide for the payment of interest only during a construction period, after which the loans convert to a permanent loan at fixed or adjustable interest rates having terms similar to one-to-four family residential loans.

        Construction loans for one-to-four family real estate to be occupied by the borrower generally have a maximum loan-to-value ratio of 85% of the appraised value of the property. Other construction loans are made at loan to value ratios of up to 80%. Title insurance is generally required for construction loans. In addition, the Bank generally requires builders risk or casualty insurance (and, if appropriate, flood insurance) on such loans.

        Construction loans are generally considered to involve a higher degree of risk than long-term financing secured by real estate which is already occupied. A lender's risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at the completion of construction and the estimated cost (including interest) of construction. If the estimate of construction costs proves to be inaccurate, the lender may be required to advance funds beyond the amount originally committed in order to permit completion of construction. If the estimate of anticipated value proves to be inaccurate, the lender may have security which has value insufficient to assure full repayment. In addition, repayment of loans made to builders to finance construction of properties is often dependent upon the builder's ability to sell the property once construction is completed.

        Equity Line of Credit Lending. At June 30, 1997, the Bank had approximately $6.0 million in equity line of credit loans, representing approximately 5.75% of its loan portfolio, before net items. In addition, at such date, the Bank had unfunded equity lines of credit totaling $3.0 million. The Bank's equity lines of credit have adjustable interest rates tied to prime interest rates plus a margin. The equity lines of credit require the payments of principal and interest monthly, and all outstanding amounts must be paid in full at the end of 15 years. Equity lines of credit are generally secured by subordinate liens against residential real property. The Bank requires title opinions from attorneys in connection with these loans. The Bank requires that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least sufficient to cover its loan. Equity loans are generally limited so that the amount of such loans, along with any senior indebtedness, does not exceed 90% of the value of the real estate security. Because equity loans involve revolving lines of credit which can be drawn over a period of time, the Bank faces risks associated with changes in the borrower's financial condition. Because equity loans have adjustable interest rates with no rate caps (other than usury limitations), increased delinquencies could occur if interest rate increases occur and borrowers are unable to satisfy higher payment requirements. The risks faced associated with equity line of credit loans are also greater due to the fact that most such loans have a junior lien position. However, the Bank will continue to emphasize the origination of equity lines of credit in an effort to increase its adjustable rate loan portfolio and reduce its interest rate risk.

        Consumer Loans. The Bank offers various consumer loans, including home improvement loans, automobile loans and other secured and unsecured loans. At June 30, 1997, the Bank's consumer loan portfolio totaled $3.4 million, representing 3.25% of its total loan portfolio, before net items. Unsecured loans constituted 0.49% of the total loan portfolio or $512,000. Automobile loans generally have terms not exceeding 48 months, have fixed interest rates and do not exceed 80% of the fair market value of the automobile securing the loan. Home improvement loans are generally secured by a subordinate lien on the property being improved, do not exceed 80% of the value of such property less the amount secured by any prior liens, and have terms of no more than 15 years. Consumer lending usually involves more risk than residential mortgage lending because payment patterns are more significantly influenced by general economic conditions and because any collateral for such loans frequently consists of depreciating property.

        Loans Secured by Deposits. The Bank also offers loans secured by deposit accounts. At June 30, 1997, such loans totaled $591,000, representing 0.56% of the Bank's loan portfolio, before net items. The interest rates on these loans are variable and are generally 2% above the interest rate being paid on the deposit account serving as collateral. The maximum amounts of these loans is generally 90% of the related deposit account.

        Loan Solicitation, Processing and Underwriting. Loan originations are derived from a number of sources such as referrals from real estate brokers, present depositors and borrowers, builders, attorneys, walk-in customers and in some instances, other lenders.

        During its loan approval process, the Bank assesses the applicant's ability to make principal and interest payments on the loan and the value of the property securing the loan. The Bank obtains detailed written loan applications to determine the borrower's ability to repay and verifies responses on the loan application through the use of credit reports, financial statements, and other confirmations. Under current practice, the responsible officer or loan officer of the Bank analyzes the loan application and the property involved, and an appraiser inspects and appraises the property. The Bank generally requires independent fee appraisals only on loans in excess of $250,000 originated primarily on the basis of real estate collateral. The Bank also obtains information concerning the income, financial condition, employment and the credit history of the applicant.

        All real estate loans, except equity loans, must be approved by the Bank's loan committee which includes three loan officers appointed annually by the Board of Directors. Real estate loans in excess of $250,000 must be approved by the Board of Directors. Equity and consumer loans, up to $250,000, may be approved by George W. Brawley, Jr., President and Chief Executive Officer, or Dale W. Brawley, Executive Vice President and Treasurer. All loans must be reported to the Board of Directors monthly.

        Normally, upon approval of a residential mortgage loan application, the Bank gives a commitment to the applicant that it will make the approved loan at a stipulated rate any time within a 15-day period. The loan is typically funded at such rate of interest and on other terms which are based on market conditions existing as of the date of the commitment. As of June 30, 1997, the Bank had $1.3 million in such unfunded mortgage loan commitments. In addition, on such date the Bank had $3.3 million in undisbursed construction loans and $367,000 in unfunded commitments for unused lines of credit.

        Interest Rates, Terms, Points and Fees. Interest rates and fees charged on the Bank's loans are affected primarily by the market demand for loans, competition, the supply of money available for lending purposes and the Bank's cost of funds. These factors are affected by, among other things, general economic conditions and the policies of the federal government, including the Federal Reserve, tax policies and governmental budgetary matters.

        In addition to earning interest on loans, the Bank receives fees in connection with originating loans. Fees for loan modifications, late payments, loan assumptions and other miscellaneous services in connection with loans are also charged by the Bank.

        Nonperforming Assets and Asset Classification. When a borrower fails to make a required payment on a loan and does not cure the delinquency promptly, the loan is classified as delinquent. In this event, the normal procedure followed by the Bank is to make contact with the borrower at prescribed intervals in an effort to bring the loan to a current status, and late charges are assessed as allowed by law. In most cases, delinquencies are cured. If a delinquency is not cured, the Bank normally, subject to any required prior notice to the borrower, commences foreclosure proceedings. If the loan is not reinstated within the time permitted for reinstatement, or the property is not redeemed prior to sale, the property may be sold at a foreclosure sale. In foreclosure sales, the Bank may acquire title to the property through foreclosure, in which case the property so acquired is offered for sale and may be financed by a loan involving terms more favorable to the borrower than those normally offered. Any property acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until such time as it is sold or otherwise disposed of by the Bank in an effort to recover its investment. As of June 30, 1997, the Bank had no real estate acquired in settlement of loans. Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at fair value at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the real estate is carried at the lower of cost or fair value minus costs to sell. Costs relating to the development and improvement of the property are capitalized, and costs relating to holding the property are charged to expenses. See Note 3 to "Notes to Financial Statements."

        Interest on loans is recorded as borrowers' monthly payments become due. Accrual of interest on loans is suspended when interest becomes 90 days past due or earlier when, in management's judgment, doubts exist as to the collectibility of additional interest. Interest is reserved by establishing an allowance for uncollected interest when a loan becomes delinquent 90 days or more or earlier at the time a loan becomes nonperforming. Loans begin accruing interest again when interest is brought current.

        The following table sets forth information with respect to nonperforming assets identified by the Bank, including nonaccrual loans and accruing loans past due 90 days or more at the dates indicated.

                                                      At June 30,                             At December 31,
                                               ------------------------         ------------------------------------------
                                                  1997           1996             1996             1995            1994
                                               ---------       ---------        ---------        ---------       ---------
                                               (Dollars in Thousands)
Nonaccrual loans                               $     793       $     958        $   1,104        $     518       $     560

Accruing loans past due 90 days or more              304             243              143              684             616

Foreclosed real estate                                --              --               --               --              --
                                               ---------       ---------        ---------        ---------       ---------
Total nonperforming assets                         1,097           1,201            1,247            1,202           1,176
                                               =========       =========        =========        =========       =========
Nonperforming loans to total gross loans            1.05%           1.21%            1.23%            1.25%           1.37%
                                               =========       =========        =========        =========       =========
Nonperforming assets to total assets                0.96%           1.09%            1.11%            1.11%           1.18%
                                               =========       =========        =========        =========       =========
Total assets                                     114,162         109,699          112,552          108,033          99,966

Total gross loans                                104,937          99,042          101,184           96,359          85,815

During the six months ended June 30, 1997 and the fiscal year ended December 31, 1996, gross interest income of $44,000 and $54,000, respectively, would have been recorded on nonperforming assets if such assets had been current in accordance with their terms and had been outstanding throughout the period or since origination, if held for part of such period. The amount of gross interest income actually recorded on such nonperforming assets during such periods was $6,000 and $20,000, respectively.

        Applicable regulations require the Bank to "classify" its own assets on a regular basis. In addition, in connection with examinations of savings institutions, regulatory examiners have authority to identify problem assets and, if appropriate, classify them. Problem assets are classified as "substandard," "doubtful" or "loss," depending on the presence of certain characteristics as discussed below.

        An asset is considered "substandard" if not adequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any. "Substandard" assets include those characterized by well-defined weakness with possible risk of loss if the deficiency is not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable." Assets classified "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a loss reserve is not warranted.

        As of June 30, 1997, the Bank had approximately $1.1 million of loans internally classified as "substandard," no loans classified as "doubtful" and no loans classified as "loss." Total classified loans as of December 31, 1996 and 1995 were approximately $1.3 million and approximately $1.2 million, respectively.

        The following table sets forth at June 30, 1997, the Bank's aggregate carrying value of the assets classified as substandard, doubtful, loss or "special mention":

                            Special Mention List            Substandard                 Doubtful                     Loss
                            --------------------        -------------------       --------------------        -------------------
                            Number       Amount         Number       Amount       Number        Amount        Number       Amount
                            -----        ------         -----        ------       -----         ------        -----        ------
                           (Dollars in Thousands)
Real estate loans:
   Residential 1-4
    family                       29      $  1,258           15      $    892          --       $     --           --     $     --
   Residential
    multi-family                 --            --           --            --          --             --           --           --
   Nonresidential                --            --           --            --          --             --           --           --
   Construction                  --            --           --            --          --             --           --           --
   Equity line                    3            23            1            11          --             --           --           --
                           --------      --------     --------      --------    --------       --------     --------     --------
      Total real
       estate loans              32         1,281           16           903          --             --           --           --
                           --------      --------     --------      --------    --------       --------     --------     --------

Consumer loans:
   Installment loan              --            --            1            23          --             --           --           --
   Other consumer
    and commercial                5            20            7           171          --             --           --           --
                           --------      --------     --------      --------    --------       --------     --------     --------
      Total consumer
       loans                      5            20            8           194          --             --           --           --
                           --------      --------     --------      --------    --------       --------     --------     --------

Total                            37      $  1,301           24      $  1,097          --       $     --           --     $     --
                           ========      ========     ========      ========    ========       ========     ========     ========

        When an insured institution classifies problem assets as either substandard or doubtful, it is required to establish general allowances for loan losses in an amount deemed prudent by management. These allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities and the risks associated with particular problem assets. When an insured institution classifies problem assets as "loss," it charges off, or writes down the balance of, the asset. The Bank's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the FDIC and the Administrator which can order the establishment of additional loss allowances.

        The Bank also identifies assets which possess credit deficiencies or potential weaknesses deserving close attention by management. These assets are maintained on a "watch list" and do not yet warrant adverse classification. At June 30, 1997, the Bank's watch list consisted of 13 loans with an aggregate outstanding balance of approximately $1.3 million.

        Loans charged off were $2,000, $13,000 and $13,000 for the six months ended June 30, 1997, and for the years ended December 31, 1996 and 1995, respectively. Nonperforming loans as a percentage of total assets was 0.96%, 1.11% and 1.11% at June 30, 1997, December 31, 1996 and 1995, respectively. At June 30, 1997 and December 31, 1996, the Bank's allowance for loan losses was $617,000 and $388,000 or 56.24% and 31.11% of nonperforming loans, respectively, and 0.61% and 0.40% of total loans. While management feels that its allowance for loan losses at December 31, 1996 is adequate, management's assessment of the credit risk inherent in the portfolio, historical loan loss experience and underwriting policies has resulted in an increase in the Bank's allowance for loan losses at June 30, 1997. The Bank's lending region encompasses high growth lake development areas which are profiled by significant leisure activities and higher income levels. The Bank's recent lending has trended toward higher dollar loans which could increase the level of loan losses in case of default and as a result management feels that its risk inherent in its lending portfolio has increased sufficiently to increase its loan loss reserves. The Bank increased its loan loss reserves by $230,000 to $617,000 in the quarter ended June 30, 1997. Management continues to actively monitor the Bank's asset quality and to charge-off loans against the allowance for loan losses when appropriate. Management believes it uses the best information available to make determinations with respect to the allowance for loan losses based on current economic assumptions.

         The Bank has historically had low charge-offs but has had higher than national and regional peer group levels of nonperforming assets. The level of reserves at June 30, 1997 remains below national and regional peer groups, primarily due to the Bank's historically low level of loans charged off and delinquencies; however, it is the intent of the Bank to adjust its allowance for loan losses to reflect future credit risk inherent in its lending portfolio as lending trends and changes in economic environment may dictate.

        Allowance for Loan Losses. In originating loans, the Bank recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan as well as general economic conditions. It is management's policy to maintain an allowance for loan losses based on, among other things, the Bank's historical loan loss experience, evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the net realizable value of the security for the loans.

        Management continues to actively monitor the Bank's asset quality, to charge off loans against the allowance for loan losses when appropriate and to provide specific loss reserves when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations. The Bank increased its loan loss reserves by $230,000 in the quarter ended June 30, 1997.

        The following table describes the activity related to the Bank's allowance for loan losses for the periods indicated.

                                                Six Months Ended                                       Nine Months Ended
                                                    June 30,             Year Ended December 31,          December 31,
                                               ------------------        -----------------------       -----------------
                                                1997         1996          1996           1995               1994
                                                ----         ----          ----           ----               ----
                                                                          (Dollars In Thousands)
Balance, beginning of period                  $    388     $    396       $    396       $     396         $     385
                                              --------     --------       --------       ---------         ---------
Charge-offs:
  Residential 1-4 family                            --            8             13              --                --
  Other                                              2           --             --              13                10
                                              --------     --------       --------       ---------         ---------
    Total loans charged off                          2            8             13              13                10
                                              --------     --------       --------       ---------         ---------
  Recoveries:
    Residential 1-4 family                          --           --             --               1                --
    Other                                            1            5              5              --                 3
                                              --------     --------       --------       ---------         ---------

Net charge-offs                                      1            3              8              12                 7
                                              --------     --------       --------       ---------         ---------

Provision for loan losses                          230           --             --              12                18
                                              --------     --------       --------       ---------         ---------

Balance, end of period                        $    617     $    393      $     388       $     396         $     396
                                              ========     ========      =========       =========         =========

Ratio of nonperforming loans to total
loans/(1)/                                        1.05%        1.21%          1.23%           1.25%              1.37%
                                              ========     ========      =========       =========         =========

Ratio of net charge-offs during the
period to average loans outstanding
during the period                                 0.00%        0.00%          0.01%           0.01%             0.01%
                                              ========     ========      =========       =========         =========

Allowance for loan losses to
nonperforming loans                              56.24%       32.72%         31.11%          32.95%            33.67%
                                              ========     ========      =========       =========         =========

-------------------------------------
(1) Nonperforming loans included nonaccrual loans and accruing loans past due 90 days or more.


        The following table sets forth the composition of the allowance for loan losses by type of loan at the dates indicated. The allowance is allocated to specific categories of loans for statistical purposes only, and may be applied to loan losses incurred in any loan category.

                                                                                                    At December 31,
                                                                                        ---------------------------------------
                                                     At June 30, 1997                                    1996
                                         ---------------------------------------        ---------------------------------------

                                                        Percent of       Amount                        Percent of       Amount
                                                        Allowance       of Loans                       Allowance       of Loans
                                         Amount of      to Total        to Gross        Amount of      to Total        to Gross
                                         Allowance      Allowance         Loans         Allowance      Allowance         Loans
                                         ---------      ---------         -----         ---------      ---------         -----
         (Dollars in Thousands)

Real estate loans:

  Residental 1-4 family                  $     241         39.06%         82.07%        $     258          66.49%        84.34%

  Residential multi-family                      --            --%          0.83%               --              -%         0.75%

  Nonresidential                                --            --%          2.64%               --              -%         2.68%

  Construction                                  --            --%          5.44%               --              -%         4.04%

  Equity line                                   32          5.19%          5.75%               19           4.90%         4.89%
                                          --------      --------       --------          --------       --------      --------

         Total real estate loans               273         44.25%         96.76%              277          71.39%        96.70%
                                          --------      --------       --------          --------       --------      --------

Consumer loans:

  Installment loans                             23          3.73%          2.33%               27           6.96%         2.37%

  Other consumer and commercial                  7          1.13%          0.91%                4           1.03%         0.93%
                                          --------      --------       --------          --------       --------      --------

         Total consumer loans                   30          4.86%          3.24%               31           7.99%         3.30%
                                          --------      --------       --------          --------       --------      --------

Unallocated                                    314         50.89%            --%               80          20.62%           --
                                          --------      --------       --------          --------       --------      --------

Total allowance for loan losses           $    617        100.00%        100.00%         $    388         100.00%       100.00%
                                          ========      ========       ========          ========       ========      ========

                                                                              At December 31,
                                         --------------------------------------------------------------------------------------
                                                          1995                                           1994
                                         ---------------------------------------        ---------------------------------------

                                                        Percent of       Amount                        Percent of       Amount
                                                        Allowance       of Loans                       Allowance       of Loans
                                         Amount of      to Total        to Gross        Amount of      to Total        to Gross
                                         Allowance      Allowance         Loans         Allowance      Allowance         Loans
                                         ---------      ---------         -----         ---------      ---------         -----
         (Dollars in Thousands)

Real estate loans:

  Residental 1-4 family                  $     356         89.90%         81.67%        $     335          84.60%        87.28%

  Residential multi-family                      --             -%          0.78%               --              -%         0.75%

  Nonresidential                                --             -%          2.12%               --              -%         2.32%

  Construction                                  --             -%          9.00%               --              -%         5.89%

  Equity line                                   13          3.28%          3.00%               --              -%         0.24%
                                          --------      --------       --------          --------       --------      --------

         Total real estate loans               369         93.18%         96.57%              335          84.60%        96.48%
                                          --------      --------       --------          --------       --------      --------

Consumer loans:

  Installment loans                             15          3.79%          2.49%               15           3.79%         2.79%

  Other consumer and commercial                  4          1.01%          0.94%               --              -%         0.73%
                                          --------      --------       --------          --------       --------      --------

         Total consumer loans                   19          4.80%          3.43%               15           3.79%         3.52%
                                          --------      --------       --------          --------       --------      --------

Unallocated                                      8          2.02%            --%               46          11.61%           --
                                          --------      --------       --------          --------       --------      --------

Total allowance for loan losses           $    396        100.00%        100.00%         $    396         100.00%       100.00%
                                          ========      ========       ========          ========       ========      ========

Investment Securities

        Interest and dividend income from investment securities generally provides the second largest source of income to the Bank after interest on loans. In addition, the Bank receives interest income from deposits in other financial institutions. At June 30, 1997, the Bank's investment portfolio totaled approximately $10.0 million and consisted of U.S. government and agency securities, municipal bonds, interest-earning deposits in other financial institutions, certificates of deposit and stock of the FHLB of Atlanta.

        The FASB has issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" which addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. These investments are to be classified in three categories and accounted for as follows: (1) debt securities that the entity has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with net unrealized gains and losses included in earnings; and (3) debt and equity securities not classified as either held-to-maturity or trading securities are classified as securities available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of equity. At June 30, 1997, the Bank had no trading securities. The Bank adopted SFAS No. 115 as of April 1, 1994. The adoption affected only the held-to-maturity and available-for-sale classifications. Net unrealized securities gains on the securities available-for-sale of $20,000, net of related deferred tax assets of $14,000, are reported as a separate component of equity in its financial statements at June 30, 1997. See Note 2 of "Notes to Financial Statements."

        The amortized cost of securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses, and declines in value judged to be other than temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method. Prior to the adoption of SFAS No. 115, the Bank stated its debt securities at amortized cost and its marketable equity securities at the lower of cost or market. Accumulated changes in net unrealized losses on marketable equity securities were included in retained earnings.

        As a member of the FHLB of Atlanta, the Bank is required to maintain an investment in stock of the FHLB of Atlanta equal to the greater of 1% of the Bank's outstanding home loans or 5% of its outstanding advances from the FHLB of Atlanta. No ready market exists for such stock, which is carried at cost. As of June 30, 1997, the Bank's investment in stock of the FHLB of Atlanta was $930,000.

        North Carolina regulations require the Bank to maintain a minimum amount of liquid assets which may be invested in specified short-term securities. See "SUPERVISION AND REGULATION -- Regulation of the Bank -- Liquidity." The Bank is also permitted to make certain other securities investments.

        The Bank's current investment policy provides that investment decisions will be made by George W. Brawley, Jr., President and Chief Executive Officer, or by Dale W. Brawley, Executive President and Treasurer, in his absence, and reviewed monthly by the Board of Directors. The investment policy provides that the objectives of the investment portfolio are to: (i) establish an acceptable level of interest rate and credit risk for all investments; (ii) generate an acceptable rate of return on investments; (iii) provide for adequate levels of liquidity for the Bank; and (iv) provide guidance to management by the Board of Directors on the investments desired for the Bank.

        Permitted investments include FHLB daily time deposits, insured certificates of deposit, government securities and government agency securities. The investment policy also permits investment in the general obligations of municipalities primarily located within North Carolina. Such general obligations are considered less risky since they are repaid with taxes collected by the municipality, not with revenues from a particular project. At June 30, 1997, $1,473,000 of the Bank's investment portfolio consisted of municipal bonds issued by municipalities located in North

Carolina, all but $100,000 of which had an A or above rating by Moodys Investment Service.

        The following table sets forth certain information regarding the Bank's investment portfolio at the dates indicated.



                                                                                                      At December 31,
                                                                                          ----------------------------------------
                                                                       At June 30, 1997       1996           1995           1994
                                                                     ------------------       ----           ----           ----
                                                                                         (Dollars in Thousands)
Securities available for sale:
  U.S. government and agencies                                              $  2,345           $  2,859      $  3,512    $     --
  FHLB bonds                                                                   1,101              1,100            --          --
                                                                            --------           --------      --------    --------

    Total securities available for sale                                        3,446              3,959         3,512          --
                                                                            --------           --------      --------    --------
Securities held to maturity:
  U.S. government and agencies                                                   500              1,600         4,201       6,207
  FHLB bonds                                                                   1,225                625         1,025       2,850
  Municipal bonds                                                              1,473              1,473         1,474       2,018
  Other                                                                           10                 10            10          10
                                                                            --------           --------      --------    --------
    Total securities held to maturity                                          3,208              3,708         6,710      11,085
                                                                            --------           --------      --------    --------
    Total investment securities                                                6,654              7,667        10,222      11,085

Interest-bearing deposits                                                      2,348              2,253         2,657       2,111
Federal Home Loan Bank stock                                                     930                869           824         824
Certificates of deposit                                                          100                100           200         200
                                                                            --------           --------      --------    --------

    Total investments                                                       $ 10,032           $ 10,889      $ 13,903    $ 14,220
                                                                            ========           ========      ========    ========


     At June 30, 1997, the market value of the Bank's investment securities available for sale and held to maturity were $3.4 million and $3.2 million, respectively.

     The following table sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of the Bank's investment portfolio as of June 30, 1997.


                                                        After One Year     After Five Years
                                   One Year or Less   Through Five Years  Through Ten Years    After Ten Years          Total
                                  ------------------ -------------------- -----------------   -----------------   ------------------

                                            Weighted            Weighted            Weighted            Weighted            Weighted
                                  Carrying   Average  Carrying   Average  Carrying   Average  Carrying   Average  Carrying   Average
                                    Value     Yield     Value     Yield     Value     Yield     Value     Yield     Value     Yield
                                   -------   -------   -------   -------   -------   -------   -------   -------   -------   -------

                                                                        (Dollars in Thousands)
Securities available for sale:
  U.S. government and agencies     $  806     6.62%     $1,539    7.24%    $    --       -%    $    --       --%   $ 2,345    7.03%
  FHLB bonds                           --       --       1,101    5.88          --       -          --       --      1,101    5.88

Securities held to maturity:
  U.S. government and agencies        400     6.03         100    6.38          --       -          --       --        500    6.10
  FHLB bonds                          700     6.61         525    6.19          --       -          --       --      1,225    6.43
  Municipal bonds                     200     5.00         255    5.12       1,018    4.62          --               1,473    4.76
  Other                                --       --          --      --          --      --          10     4.80         10    4.80

Other
  Interest-earning deposits         2,348     4.20          --      --          --      --          --       --      2,348    4.20
  Federal Home Loan Bank stock         --       --          --      --          --      --         930     7.02        930    7.02
  Certificates of deposit             100     6.10          --      --          --      --          --       --        100    6.10
                                   ------   ------      ------  ------      ------  ------      ------   ------    -------  ------

     Total                         $4,554     5.24%     $3,520    6.48%     $1,018    4.62%     $  940     7.00%   $10,032    5.78%
                                   ======   ======      ======  ======      ======  ======      ======   ======    =======  ======


Deposits and Borrowings

        General. Deposits are the primary source of the Bank's funds for lending and other investment purposes. In addition to deposits, the Bank derives funds from loan principal repayments, interest payments, investment income and principal repayments, interest from its own interest-earning deposits, interest income and advances from the FHLB of Atlanta and otherwise from its operations. Loan repayments are a relatively stable source of funds while deposit inflows and outflows may be significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. They may also be used on a longer term basis for general business purposes.

        Deposits. The Bank attracts both short-term and long-term deposits from the general public by offering a variety of accounts and rates. The Bank offers passbook savings accounts, statement savings accounts, negotiable order of withdrawal accounts, money market demand accounts, non-interest-bearing accounts, and fixed interest rate certificates with varying maturities. At June 30, 1997, 75.20% of the Bank's deposits consisted of certificate accounts, 12.11% consisted of passbook savings accounts, 10.82% consisted of interest-bearing transaction accounts and 1.87% consisted of noninterest-bearing transaction accounts. Deposit flows are greatly influenced by economic conditions, the general level of interest rates, competition, and other factors, including the restructuring of the thrift industry. The Bank's savings deposits traditionally have been obtained primarily from its primary market area. The Bank utilizes traditional marketing methods to attract new customers and savings deposits, including print, television and radio media advertising and direct mailings. The Bank does not advertise for deposits outside of its local market area or utilize the services of deposit brokers.

        The following table sets forth information relating to the Bank's deposit flows during the periods shown and total deposits at the end of such periods.


                                           At or for the Six Months       At or for the Year     At or for the Nine Months
                                                Ended June 30,            Ended December 31,          Ended December 31,
                                           ------------------------      -------------------     -------------------------

                                             1997          1996           1996         1995                1994
                                             ----          ----           ----         ----                ----
                                                                           (In Thousands)

Total deposits at beginning of period       $93,785      $92,103         $92,103      $85,105             $84,863

Net increase (decrease) before interest
  credited                                     (279)      (1,464)         (2,976)       2,582              (2,365)

Interest credited                             2,366        2,310           4,658        4,416               2,607
                                            -------      -------         -------      -------             -------

Total deposits at end of period             $95,872      $92,949         $93,785      $92,103             $85,105
                                            =======      =======         =======      =======             =======

        The following table sets forth certain other information regarding the Bank's savings deposits at the dates indicated.

                                                                                             At December 31,
                                                                                   ---------------------------------
                                                    At June 30, 1997                              1996
                                           ----------------------------------      ---------------------------------
                                                        Weighted                                Weighted
                                                        Average        % of                     Average       % of
                                           Amount        Rate        Deposits      Amount         Rate      Deposits
                                           ------      --------      --------      ------       --------    --------
                                                                     (Dollars in Thousands)
Demand accounts:
  Passbook savings                         $11,564       3.04%        12.06%       $11,487       3.00%       12.24%
  NOW accounts                               5,842       1.10%         6.09%         5,644       1.08%        6.02%
  Money market deposit accounts              4,485       2.82%         4.68%         4,180       2.91%        4.46%
  Non-interest bearing accounts              1,782         --%         1.86%         1,319         --%        1.41%
                                           -------     -------       -------       -------     -------      -------

     Total demand deposits                  23,673       2.28%        24.69%        22,630       2.33%       24.13%
                                           -------     -------       -------       -------     -------      -------

Certificates of deposit                     71,794       5.72%        74.89%        70,742       5.78%       75.43%
                                           -------     -------       -------       -------     -------      -------

Accrued interest                               405                     0.42%           413                    0.44%
                                           -------                   -------       -------                  -------

     Total deposits                        $95,872       4.84%       100.00%       $93,785       4.92%      100.00%
                                           =======     =======       =======       =======     =======      =======


                                                                        At December 31,
                                           -------------------------------------------------------------------------
                                                          1995                                    1994
                                           ----------------------------------      ---------------------------------
                                                        Weighted                                Weighted
                                                        Average        % of                     Average       % of
                                           Amount        Rate        Deposits      Amount        Rate       Deposits
                                           ------      --------      --------      ------       --------    --------
                                                                     (Dollars in Thousands)
Demand accounts:
  Passbook savings                         $11,225       3.50%        12.19%       $11,579       3.50%       13.63%
  NOW accounts                               7,359       2.40%         7.99%         5,736       2.25%        6.74%
  Money market deposit accounts              4,826       3.00%         5.24%         6,243       3.00%        7.34%
  Non-interest bearing accounts                943         --%         1.02%           870         --%        1.02%
                                           -------     -------       -------       -------     -------      -------

     Total demand deposits                  24,353       2.94%        26.44%        24,446       2.96%       28.73%
                                           -------     -------       -------       -------     -------      -------

Certificates of deposit                     67,365       5.80%        73.14%        60,357       4.94%       70.92%
                                           -------     -------       -------       -------     -------      -------

Accrued interest                               385                     0.42%           302                    0.35%
                                           -------                   -------       -------                  -------

     Total deposits                        $92,103       5.03%       100.00%       $85,105       4.35%      100.00%
                                           =======     =======       =======       =======     =======      =======

        The following table presents the maturities by 200 point basis rate paid on all certificates of deposit as of June 30, 1997.




                                                      Amount Due During the Year Ending June 30,
                                         -----------------------------------------------------------
                                          1998         1999         2000         2001         2002         Total
                                          ----         ----         ----         ----         ----         -----
                                        (Dollars in Thousands)

Certificates of deposit

        2.00% to 3.99%                   $   130    $     140    $      --    $      --    $      --     $    270

        4.00% to 5.99%                    41,122        6,221          991        1,722          911       50,967

        6.00% to 7.99%                     5,927        2,384       10,657          638           --       19,606

        8.00% to 9.99%                       574          324           --           --           --          898

        10.00% to 11.99%                      53           --           --           --           --           53
                                        --------    ---------    ---------    ---------    ---------     --------

        Total                           $ 47,806    $   9,069    $  11,648    $   2,360    $     911     $ 71,794
                                        ========    =========    =========    =========    =========     ========

     As of June 30, 1997, the aggregate amount of time certificates of deposit in amounts greater than or equal to $100,000 outstanding was approximately $13.1 million, representing 18.22% of all certificates of deposit on such date. Management believes that most of these deposits are held by long-time, local customers of the Bank. Some of these deposits were deposits of state and local governments which are subject to rebidding from time to time and to securitization requirements. The following table presents the maturity of these time certificates of deposit at such date.


                                                                                                          At
                                                                                                     June 30, 1997
                                                                                                     -------------
                                                                                                    (In Thousands)
3 Months or less                                                                                       $  2,202
Over 3 months through 6 months                                                                            2,442
Over 6 months through 12 months                                                                           3,891
Over 12 months                                                                                            4,548
                                                                                                       --------
        Total                                                                                          $ 13,083
                                                                                                       ========

        Borrowings. The Bank's principal source of long-term borrowings are advances from the FHLB of Atlanta. The FHLB system functions in a reserve credit capacity for savings institutions. As a member, the Bank is required to own capital stock in the FHLB of Atlanta and is authorized to apply for advances from the FHLB of Atlanta on the security of that stock and a floating lien on certain of its real estate secured loans and other assets. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution's net worth or on the FHLB of Atlanta's assessment of the institution's creditworthiness. At June 30, 1997, the Bank had $1.0 million in borrowings outstanding from the FHLB of Atlanta.

Subsidiaries

        As a North Carolina-chartered savings bank, the Bank is able to invest up to 10% of its total assets in subsidiary service corporations. However, any investment in service corporations which would cause the Bank to exceed an investment of 3% of assets must receive prior approval of the FDIC. The Bank has no subsidiaries.

Properties

        The following table sets forth the location of the Bank's headquarters office in Mooresville, and branch offices in Cornelius and Huntersville, North Carolina, as well as certain other information relating to these offices as of June 30, 1997:



                                                              Net Book
                                                              Value of
                                                             Property or              Owned or
                                                            Improvements              Leased
                                                            ------------            -----------
347 North Main Street
Mooresville, North Carolina 28115                             $252,683                 Owned

20209 Highway 73 West
Cornelius, North Carolina  28031                               293,033                 Owned

401 Gilead Road
Huntersville, North Carolina  28078                            195,348                 Owned


        In addition, the Bank owns a 1.24 acre lot located at Highway 150 West, 239 West Plaza Drive, Mooresville, North Carolina, purchased in 1988 for future expansion purposes. The net book value of this property at June 30, 1997 was $65,000. The total net book value of the Bank's furniture, fixtures and equipment at June 30, 1997 was $102,133. The properties are considered by the Bank's management to be in good condition.

Legal Proceedings

        From time to time, the Bank is a party to legal proceedings which arise in the ordinary course of its business. Most commonly, such proceedings are commenced by the Bank to enforce obligations owed to it. From time to time, claims are asserted against the Bank directly or as defenses and counterclaims in actions filed by the Bank. At this time, the Bank is not a party to any legal proceeding which is expected to have a material effect on its financial condition or results of operations.

Competition

        The Bank has operated in the Mooresville community for more than 60 years and is the only financial institution headquartered in Mooresville. However, the Bank faces strong competition both in attracting deposits and making real estate and other loans. Its most direct competition for deposits has historically come from other savings institutions, credit unions, brokerage firms and commercial banks located in its primary market area, including large financial institutions which have greater financial and marketing resources available to them. Two national money center commercial banks are headquartered in Charlotte, North Carolina, only 30 miles from the Bank's primary market area. As of June 30, 1997, there were eight, nine and six depository institutions with sixteen, nine and six offices in Mooresville, Cornelius and Huntersville, North Carolina, respectively. Based upon 1996 comparative data, the Bank had 22% and 7.2% of the deposits in Mooresville and Iredell County, respectively. As a result of this intense competition, the Bank's branch offices, excluding the Mooresville office, have lower levels of deposits than the industry average.

        The Bank has also faced additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. While the Bank's market share of deposits has

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

decreased in recent years, its deposit base has grown principally due to economic growth in the Bank's market area. The ability of the Bank to attract and retain savings deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

        The Bank experiences strong competition for real estate loans from other savings institutions, commercial banks, and mortgage banking companies. The Bank competes for loans primarily through the interest rates and loan fees it charges, the efficiency and quality of services it provides borrowers, and its more flexible underwriting standards. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions. See "RISK FACTORS -- Competition."

Employees

        As of June 30, 1997, the Bank had 28 full-time employees and 3 part-time employees. The Bank provides its employees with basic and major medical insurance, dental insurance, disability insurance, life insurance, sick leave and vacation benefits. It also provides its retirees with partial payment of medical insurance dependent coverage. The Bank maintains a 401(k) retirement plan pursuant to which the Bank may make discretionary matches up to six percent of each employee's salary, as well as an excess savings plan that allows employees to receive certain benefits which are not allowed to them under the 401(k) plan because of certain limits under the Internal Revenue Code. Effective October 20, 1997, the Bank terminated its defined benefit pension plan. Additional plan funding in the approximate amount of $210,000 has been made by the Bank to facilitate the plan termination.

        In connection with the Conversion, the Bank has adopted the ESOP, which will provide benefits to employees of the Bank. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan." Also, the Boards of Directors of the Company and the Bank are expected to adopt, and stockholders of the Company will be asked to approve, a MRP and a Stock Option Plan at a meeting of stockholders after the first anniversary following the Conversion. See "MANAGEMENT OF THE BANK -- Proposed Stock Option Plan" and "-- Proposed Management Recognition Plan."

        A limited number of employees  participate in other benefit  plans.
See "MANAGEMENT OF THE BANK -- Deferred Compensation, Supplemental Compensation and Salary Continuation Agreements."

        Employees are not represented by any union or collective bargaining group, and the Bank considers its employee relations to be good.


                                   TAXATION

Federal Income Taxation

        Savings institutions such as the Bank are subject to the taxing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), for corporations, as modified by certain provisions specifically applicable for financial or thrift institutions. Income is reported using the accrual method of accounting. The maximum corporate federal income tax rate is 35%.

        For fiscal years beginning prior to December 31, 1995, thrift institutions which qualified under certain definitional tests and other conditions of the Code were permitted certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans (generally loans secured by interests in real property improved or to be improved) under (i) a method based on a percentage of the institution's taxable income, as adjusted (the "percentage of taxable income method") or (ii) a method based on actual loss experience (the "experience method"). The reserve for nonqualifying loans was computed using the experience method.

        The addition to the bad debt reserve under the percentage of taxable income method was limited to 8% of taxable income. This method could not raise the reserve to exceed 6% of qualifying real property loans at the end of the year. Moreover, the current year addition for qualifying real property loans, when added to the experience method deduction for nonqualifying loans, could not exceed the amount by which 12% of total deposits or withdrawable accounts exceeded the sum of surplus, undivided profits and reserves at the beginning of the year. The experience method was the amount necessary to increase the balance of the reserve at the close of the year to the greater of (i) the amount which bore the same ratio to loans outstanding at the close of the year as the total net bad debts sustained during the current and five preceding years bore to the sum of the loans outstanding at the close of such six years or (ii) the balance in the reserve account at the close of the last taxable year beginning before 1988 (assuming that the loans outstanding have not declined since such date).

        In order to qualify for the percentage of taxable income method, an institution had to have at least 60% of its assets as "qualifying assets," which generally included, cash, obligations of the United States government or an agency or instrumentality thereof or of a state or political subdivision, residential real estate-related loans, or loans secured by savings accounts and property used in the conduct of its business. In addition, it had to meet certain other supervisory tests and operate principally for the purpose of acquiring savings and investing in loans.

        Institutions which became ineligible to use the percentage of taxable income method had to change to either the reserve method or the specific charge-off method that applied to banks. Large thrift institutions, those generally exceeding $500 million in assets, had to convert to the specific charge-off method. In computing its bad debt reserve for federal income taxes, the Bank used the reserve method in fiscal years 1994, 1995, and 1996.

        Bad debt reserve balances in excess of the balance computed under the experience method or amounts maintained in a supplemental reserve built up prior to 1962 ("excess bad debt reserve") must be included in taxable income upon certain distributions to shareholders. Distributions in redemption or liquidation of stock or distributions with respect to its stock in excess of earnings and profits accumulated in years beginning after December 31, 1951, are treated as a distribution from the excess bad debt reserve. When such a distribution takes place, the thrift is required to reduce its reserve by such amount and simultaneously recognize the amount as an item of taxable income increased by the amount of income tax imposed on the inclusion. Dividends not in excess of earnings and profits accumulated since December 31, 1951 will not require inclusion of part or all of the bad debt reserve in taxable income. The Bank has accumulated earnings and profits since December 31, 1951 and has an excess bad debt reserve. Distributions in excess of current and accumulated earnings and profits will increase taxable income. Net retained earnings at June 30, 1997 includes approximately $3.8 million for which no provision for federal income tax has been made.

        Legislation passed by the U.S. Congress and signed by the President in August 1996 contains a provision that repeals the percentage of taxable income method of accounting for thrift bad debt reserves for tax years beginning after December 31, 1995. The legislation will trigger bad debt reserve recapture for post-1987 excess reserves over a six-year period. At June 30, 1997, the Bank's post-1987 excess reserves amounted to approximately $67,000. A special provision suspends recapture of post-1987 excess reserves for up to two years if, during those years, the institution satisfies a "residential loan requirement." This requirement will be met if the principal amount of the institution's residential loans exceeds a base year amount, which is determined by reference to the average of the institution's residential loans during the six taxable years ending before January 1, 1996. The Bank met the residential loan requirement for 1996 and was permitted to defer recapture of the excess reserves. However, notwithstanding this special provision, recapture must begin no later than the first taxable year beginning after December 31, 1997. See "RISK FACTORS -- Increased Tax Liability Resulting From Recapture of Bad Debt Reserves."

        The Bank may also be subject to the corporate alternative minimum tax ("AMT"). This tax is applicable only to the extent it exceeds the regular corporate income tax. The AMT is imposed at the rate of 20% of the corporation's alternative minimum taxable income ("AMTI") subject to applicable statutory exemptions. AMTI is calculated by adding certain tax preference items and making certain adjustments to the corporation's regular taxable income. Preference items and adjustments generally applicable to financial institutions include, but are not limited to, the following: (i) the excess of the bad debt deduction over the amount that would have been allowable on the basis of actual experience; (ii) interest on certain tax-exempt bonds issued after August 7, 1986; and (iii) 75% of the excess, if any, of a corporation's adjusted earnings and profits over its AMTI (as otherwise determined with certain adjustments). Net operating loss carryovers, subject to certain adjustments, may be utilized to offset up to 90% of the AMTI. Credit for AMT paid may be available in future years to reduce future regular federal income tax liability to the extent it exceeds the year's AMT. The Bank has not been subject to the AMT in recent years.

        The Bank's federal income tax returns have not been audited in the last ten tax years.

State and Local Taxation

        Under North Carolina law, the corporate income tax is 7.75% of federal taxable income as computed under the Code, subject to certain prescribed adjustments. In addition, for tax years beginning in 1991, 1992, 1993 and 1994, corporate taxpayers were required to pay a surtax equal to 4%, 3%, 2% and 1%, respectively, of the state income tax otherwise payable by it. An annual state franchise tax is imposed at a rate of 0.15% applied to the greatest of the institutions (i) capital stock, surplus and undivided profits, (ii) investment in tangible property in North Carolina or (iii) appraised valuation of property in North Carolina.

        The North Carolina corporate tax rate will drop to 7.5% in 1997, 7.25% in 1998, 7% in 1999, and 6.9% thereafter.


                          SUPERVISION AND REGULATION

Regulation of the Company

        Bank holding companies and state savings banks are extensively regulated under both federal and state law. The following is a brief summary of certain statutes and rules and regulations that affect or will affect the Company and the Bank. This summary is qualified in its entirety by reference to the particular statute and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of the Company and the Bank. Supervision, regulation and examination of the Company and the Bank by the regulatory agencies are intended primarily for the protection of depositors rather than shareholders of the Company.

        General. The Company was organized for the purpose of acquiring and holding all of the capital stock of the Bank to be issued in the Conversion. As a savings bank holding company subject to the Bank Holding Company Act of 1956, as amended ("BHCA"), the Company is subject to certain regulations of the Federal Reserve. Under the BHCA, the Company's activities and those of its subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. The BHCA prohibits the Company from acquiring direct or indirect control of more than 5% of the outstanding voting stock or substantially all of the assets of any bank or savings bank or merging or consolidating with another bank holding company or savings bank holding company without prior approval of the Federal Reserve.

        Additionally, the BHCA prohibits the Company from engaging in, or acquiring ownership or control of, more than 5% of the outstanding voting stock of any company engaged in a nonbanking business unless such business is determined by the Federal Reserve to be so closely related to banking as to be properly incident thereto.

        Similarly, Federal Reserve approval (or, in certain cases, non-disapproval) must be obtained prior to any person acquiring control of the Company. Control is conclusively presumed to exist if, among other things, a person acquires more than 25% of any class of voting stock of the holding company or controls in any manner the election of a majority of the directors of the holding company. Control is presumed to exist if a person acquires more than 10% of any class of voting stock and the stock is registered under Section 12 of the Exchange Act or the acquiror will be the largest shareholder after the acquisition.

        There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by law and regulatory policy that are designed to minimize potential loss to the depositors of such depository institutions and the FDIC insurance funds in the event the depository institution becomes in danger of default or in default. For example, to avoid receivership of an insured depository institution subsidiary, a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that may become "undercapitalized" with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized or (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards as of the time the institution fails to comply with such capital restoration plan. Under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. The Federal Reserve under the BHCA also has the authority to require a bank holding company to terminate any activity or to relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

        In addition, insured depository institutions under common control are required to reimburse the FDIC for any loss suffered by either the SAIF or the BIF as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the BIF or both. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

        Federal regulations require that the Company must notify the Federal Reserve Bank of Richmond prior to repurchasing Common Stock in excess of ten percent of its net worth during a rolling twelve month period.

        As a result of the Company's ownership of the Bank, the Company is registered under the savings bank holding company laws of North Carolina. Accordingly, the Company is also subject to regulation and supervision by the Administrator.

        Capital Adequacy Guidelines for Holding Companies. The Federal Reserve has adopted capital adequacy guidelines for bank holding companies and banks that are members of the Federal Reserve system and have consolidated assets of $150 million or more. For bank holding companies with less than $150 million in consolidated assets, the guidelines are applied on a bank-only basis unless the parent bank holding company (i) is engaged in nonbank activity involving significant leverage or (ii) has a significant amount of outstanding debt that is held by the general public.

        Bank holding companies are required to comply with the Federal Reserve's risk-based capital guidelines. Under these regulations, the minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be "Tier I capital," principally consisting of common stockholders' equity, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less certain goodwill items. The remainder ("Tier II capital") may consist of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve has adopted a minimum Tier I capital (leverage) ratio, under which a bank holding company must maintain a minimum level of Tier I capital to average total consolidated assets of at least 3% in the case of a bank holding company which has the highest regulatory examination rating and is not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a Tier I capital (leverage) ratio of at least 1% to 2% above the stated minimum.

        Dividend and Repurchase Limitations. In connection with the Conversion, the Bank has agreed with the FDIC that, during the first three years after consummation of the Conversion, neither the Company nor the Bank will pay any taxable dividend or make any other taxable distribution to its stockholders in excess of their current or retained earnings. In addition, the Company must obtain Federal Reserve approval prior to repurchasing Common Stock for in excess of 10% of its net worth during any twelve-month period unless the Company (i) both before and after the redemption satisfies capital requirements for "well capitalized" state member banks; (ii) received a one or two rating in its last examination; and (iii) is not the subject of any unresolved supervisory issues. Although the payment of dividends and repurchase of stock by the Company are subject to the requirements and limitations of North Carolina corporate law, except as set forth in this paragraph, neither the Administrator nor the FDIC have promulgated any regulations specifically limiting the right of the Company to pay dividends and repurchase shares. However, the ability of the Company to pay dividends or repurchase shares may be dependent upon the Company's receipt of dividends from the Bank. The Bank's ability to pay dividends is limited. See " -- Regulation of the Bank -- Restrictions on Dividends and Other Capital Distributions."

        Capital Maintenance Agreement. In connection with the Administrator's approval of the Company's application to acquire control of the Bank, the Company was required to execute a Capital Maintenance Agreement whereby it has agreed to maintain the Bank's capital in an amount sufficient to enable the Bank to satisfy all regulatory capital requirements.

        Federal Securities Law. The Company has registered its Common Stock with the SEC pursuant to Section 12(g) of the Exchange Act and will not deregister the Common Stock for a period of three years following the completion of the Conversion. As a result of such registration, the proxy and tender offer rules, insider trading reporting requirements, annual and periodic reporting and other requirements of the Exchange Act are applicable to the Company.

        The registration under the Securities Act of the Offerings of the Common Stock does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company are subject to the resale provisions of Rule 144 under the Securities Act. So long as the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) will be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances. There are currently no demand registration rights outstanding. However, in the event the Company at some future time determines to issue additional shares from its authorized but unissued shares, the Company might offer registration rights to certain of its affiliates who want to sell their shares.

Regulation of the Bank

        General. Federal and state legislation and regulation have significantly affected the operations of federally insured savings institutions and other federally regulated financial institutions in the past several years and have increased competition among savings institutions, commercial banks and other providers of financial services. In addition, federal legislation has imposed new limitations on investment authority, and higher insurance and examination assessments on savings institutions and has made other changes that may adversely affect the future operations and competitiveness of savings institutions with other financial institutions, including commercial banks and their holding companies. The operations of regulated depository institutions, including the Bank, will continue to be subject to changes in applicable statutes and regulations from time to time.

        The Bank is a North Carolina-chartered savings bank, is a member of the FHLB system, and its deposits are insured by the FDIC through the SAIF. It is subject to examination and regulation by the FDIC and the Administrator and to regulations governing such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities, and general investment authority. Generally, North Carolina state chartered savings banks whose deposits are issued by the SAIF are subject to restrictions with respect to activities and investments, transactions with affiliates and loans-to-one borrower similar to those applicable to SAIF insured savings associations. Such examination and regulation is intended primarily for the protection of depositors and the federal deposit insurance funds.

        The Bank is subject to various regulations promulgated by the Federal Reserve including, without limitation, Regulation B (Equal Credit Opportunity), Regulation D (Reserves), Regulation E (Electronic Fund Transfers), Regulation O (Loans to Executive Officers, Directors and Principal Shareholders), Regulation Z (Truth in Lending), Regulation CC (Availability of Funds) and Regulation DD (Truth in Savings). As creditors of loans secured by real property and as owners of real property, financial institutions, including the Bank, may be subject to potential liability under various statutes and regulations applicable to property owners generally, including statutes and regulations relating to the environmental condition of real property.

        The FDIC has extensive enforcement authority over North Carolina-chartered savings banks, including the Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices.

        The grounds for appointment of a conservator or receiver for a North Carolina savings bank on the basis of an institution's financial condition include: (i) insolvency, in that the assets of the savings bank are less than its liabilities to depositors and others; (ii) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (iii) existence of an unsafe or unsound condition to transact business; (iv) likelihood that the savings bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and (v) insufficient capital or the incurring or likely incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment of capital without federal assistance.

        Transactions with Affiliates. Under current federal law, transactions between the Bank and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of the Bank is any company or entity that controls, is controlled by or is under common control with the savings bank. Generally, subsidiaries of a bank, other than a bank subsidiary, and certain other types of companies are not considered to be affiliates. Generally, Sections 23A and 23B (i) limit the extent to which the Bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such the Bank's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the Bank or the subsidiary as those provided to a nonaffiliate. The term "covered transaction" includes the making of loans or other extensions of credit to an affiliate, the purchase of assets from an affiliate, the purchase of, or an investment in, the securities of an affiliate, the acceptance of securities of an affiliate as collateral for a loan or extension of credit to any person, or issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

        Further, current federal law has extended to savings banks the restrictions contained in Section 22(h) of the Federal Reserve Act and its implementing regulations with respect to loans to directors, executive officers and principal stockholders. Under Section 22(h), loans to directors, executive officers and stockholders who own more than 10% of a savings bank, and certain affiliated entities of any of the foregoing, may not exceed, together with all other outstanding loans to such person and affiliated entities, the savings bank's loans-to-one borrower limit as established by federal law and all loans to such persons may not exceed the institution's unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers and stockholders who own more than 10% of a savings bank, and their respective affiliates, unless such loan is approved in advance by a majority of the disinterested directors of the board of directors of the savings bank and the Company. Any "interested" director may not participate in the voting. The Federal Reserve has prescribed the loan amount (which includes all other outstanding loans to such person), as to which such prior board of director approval is required, as being the greater of $25,000 or 5% of unimpaired capital and unimpaired surplus (up to $500,000). Further, pursuant to Section 22(h) the Federal Reserve requires that loans to directors, executive officers, and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons and not involve more than the normal risk of repayment or present other unfavorable features. Section 22(h) also generally prohibits a depository institution from paying the overdrafts of any of its executive officers or directors.

        Deposit Insurance. The Bank's deposit accounts are insured by the FDIC under the SAIF to the maximum extent permitted by law. The Bank pays deposit insurance premiums to the FDIC based on a risk-based assessment system established by the FDIC for all SAIF-member institutions. Under applicable regulations, institutions are assigned to one of three capital groups that are based solely on the level of an institution's capital ("well capitalized," "adequately capitalized" or "undercapitalized"), which are defined in the same manner as the regulations establishing the prompt corrective action system discussed below. The matrix so created results in nine assessment risk classifications, with rates that, until September 30, 1996, ranged from 0.23% for well capitalized, financially sound institutions with only a few minor weaknesses to 0.31% for undercapitalized institutions that pose a substantial risk to the SAIF unless effective corrective action is taken.

        Pursuant to the DIF Act, which was enacted on September 30, 1996, the FDIC imposed a special assessment on each depository institution with SAIF-assessable deposits which resulted in the SAIF achieving its designated reserve ratio. In connection therewith, the FDIC reduced the assessment schedule for SAIF members, effective January 1, 1997, to a range of 0% to 0.27%, with most institutions paying 0%. This assessment schedule is the same as that for the BIF, which reached its designated reserve ratio in 1995. In addition, since January 1, 1997, SAIF members are charged an assessment of 0.065% of SAIF-assessable deposits for the purpose of paying interest on the obligations issued by the Financing Corporation ("FICO") in the 1980s to help fund the thrift industry cleanup. BIF-assessable deposits will be charged an assessment to help pay interest on the FICO bonds at a rate of approximately .013% until the earlier of December 31, 1999 or the date upon which the last savings association ceases to exist, after which time the assessment will be the same for all insured deposits.

        The DIF Act provides for the merger of the BIF and the SAIF into the Deposit Insurance Fund on January 1, 1999, but only if no insured depository institution is a savings association on that date. The DIF Act contemplates the development of a common charter for all federally chartered depository institutions and the abolition of separate charters for national banks and federal savings associations. It is not known what form the common charter may take and what effect, if any, the adoption of a new charter would have on the operation of the Bank.

        The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances that could result in termination of the deposit insurance of the Bank.

        Community Reinvestment Act. The Bank, like other financial institutions, is subject to the Community Reinvestment Act, as amended ("CRA"). A purpose of this Act is to encourage financial institutions to help meet the credit needs of its entire community, including the needs of low- and moderate-income neighborhoods. A savings bank is evaluated and rated under three categories: a lending test, an investment test and a service test. For each of these three tests, the savings bank is given a rating of either "outstanding," "high satisfactory," "low satisfactory," "needs to improve" or "substantial non-compliance." A set of criteria for each rating is included in the regulation. If an institution disagrees with a particular rating, the institution has the burden of rebutting the presumption by clearly establishing that the quantative measures do not accurately present its actual performance, or that demographics, competitive conditions or economic or legal limitations peculiar to the service area should be considered. The ratings received under the three tests are used to determine the overall composite CRA rating or "outstanding," "satisfactory," "needs to improve" or "substantial non-compliance."

        During the Bank's last compliance examination, which was performed by the FDIC under the old CRA regulations in July 1996, the Bank received a "satisfactory" rating with respect to CRA compliance. The Bank's rating with respect to CRA compliance would be a factor to be considered by the Federal Reserve and FDIC in considering applications submitted by the Bank to acquire branches or to acquire or combine with other financial institutions and take other actions and could result in the denial of such applications.

        Capital Requirements Applicable To The Bank. The FDIC requires the Bank to have a minimum leverage ratio of Tier I capital (principally consisting of common stockholders' equity, noncumulative perpetual preferred stock and minority interests in consolidated subsidiaries, less certain intangible items, goodwill items, identified losses and investments in securities subsidiaries) to total assets of at least 3%; provided, however that all institutions, other than those (i) receiving the highest rating during the examination process and (ii) not anticipating or experiencing any significant growth, are required to maintain a ratio of 1% or 2% above the stated minimum, with an absolute minimum leverage ratio of not less than 4%. The FDIC also requires the Bank to have a ratio of total capital to risk-weighted assets, including certain off-balance sheet activities, such as standby letters of credit, of at least 8%. At least half of the total capital is required to be Tier I capital. The remainder ("Tier II capital") may consist of a limited amount of subordinated debt, certain hybrid capital instruments, other debt securities, certain types of preferred stock and a limited amount of loan loss allowance.

        An institution which fails to meet minimum capital requirements may be subject to a capital directive which is enforceable in the same manner and to the same extent as a final cease and desist order, and must submit a capital plan within 60 days to the FDIC. If the leverage ratio falls to 2% or less, the bank may be deemed to be operating in an unsafe or unsound condition, allowing the FDIC to take various enforcement actions, including possible termination of insurance or placement of the institution in receivership. At June 30, 1997, the Bank had a leverage ratio of 12.85%.

        The Administrator requires that net worth equal at least 5% of total assets. Intangible assets must be deducted from net worth and assets when computing compliance with this requirement.

        At June 30, 1997, the Bank complied with each of the capital requirements of the FDIC and the Administrator. For a description of the Bank's required and actual capital levels on June 30, 1997, see "HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE."

        Each federal banking agency was required by law to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk, and the risk of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. On August

2, 1995, the federal banking agencies issued a joint notice of adoption of final risk-based capital rules to take account of interest rate risk. The final regulation required an assessment of the need for additional capital on a case-by-case basis, considering both the level of measured exposure and qualitative risk factors. The final rule also stated an intent to, in the future, establish an explicit minimum capital charge for interest rate risk based on the level of a bank's measured interest rate risk exposure. The final regulation has not had a material impact on the Bank's capital requirements.

        Effective June 26, 1996, the federal banking agencies issued a joint policy statement announcing the agencies' election not to adopt a standardized measure and explicit capital charge for interest rate risk at that time. Rather, the policy statement (i) identifies the main elements of sound interest rate risk management, (ii) describes prudent principles and practices for each of those elements, and (iii) describes the critical factors affecting the agencies' evaluation of a bank's interest rate risk when making a determination of capital adequacy. The joint policy statement is not expected to have a material impact on the Bank's management of interest rate risk.

        In December 1994, the FDIC adopted a final rule changing its risk-based capital rules to recognize the effect of bilateral netting agreements in reducing the credit risk of two types of financial derivatives - interest and exchange rate contracts. Under the rule, savings banks are permitted to net positive and negative mark-to-market values of rate contracts with the same counterparty, subject to legally enforceable bilateral netting contracts that meet certain criteria. This represents a change from the prior rules which recognized only a very limited form of netting. The Bank does not anticipate that this rule will have a material effect upon its financial condition or results of operations.

        Loans-To-One-Borrower. The Bank is subject to the Administrator's loans-to-one-borrower limits. Under these limits, no loans and extensions of credit to any borrower outstanding at one time and not fully secured by readily marketable collateral shall exceed 15% of the net worth of the savings bank. Loans and extensions of credit fully secured by readily marketable collateral may comprise an additional 10% of net worth. These limits also authorize savings banks to make loans-to-one-borrower, for any purpose, in an amount not to exceed $500,000. A savings bank also is authorized to make loans-to-one-borrower to develop domestic residential housing units, not to exceed the lesser of $30 million or 30% of the savings bank's net worth, provided that the purchase price of each single-family dwelling in the development does not exceed $500,000 and the aggregate amount of loans made under this authority does not exceed 150% of net worth. These limits also authorize a savings bank to make loans-to-one-borrower to finance the sale of real property acquired in satisfaction of debts in an amount up to 50% of net worth.

        As of June 30, 1997, the largest aggregate amount of loans which the Bank had to any one borrower was $639,046. The Bank had no loans outstanding which management believes violate the applicable loans-to-one-borrower limits. The Bank does not believe that the loans-to-one-borrower limits will have a significant impact on its business, operations and earnings.

        Federal Home Loan Bank System. The FHLB system provides a central credit facility for member institutions. As a member of the FHLB of Atlanta, the Bank is required to own capital stock in the FHLB of Atlanta in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations at the end of each calendar year, or 5% of its outstanding advances (borrowings) from the FHLB of Atlanta. On June 30, 1997, the Bank was in compliance with this requirement with an investment in FHLB of Atlanta stock of $930,000.

        Each FHLB is required to contribute at least 10% of its reserves and undivided profits to fund the principal and a portion of the interest on certain bonds and certain other obligations which are used to fund the resolution of troubled savings association cases, and to transfer a percentage of its annual net earnings to the Affordable Housing Program. These contributions continue to reduce the FHLB of Atlanta's earnings and the Bank's dividends on its FHLB of Atlanta stock.

        Federal Reserve System. Federal Reserve regulations require savings banks, not otherwise exempt from the regulations, to maintain reserves against their transaction accounts (primarily negotiable order of withdrawal accounts) and certain nonpersonal time deposits. The reserve requirements are subject to adjustment by the Federal Reserve. As of June 30, 1997, the Bank was in compliance with the applicable reserve requirements of the Federal Reserve.

        Restrictions on Acquisitions. Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire "control," as that term is defined in FDIC regulations, of a state savings bank without giving at least 60 days' written notice to the FDIC and providing the FDIC an opportunity to disapprove the proposed acquisition. Pursuant to regulations governing acquisitions of control, control of an insured institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock. In addition, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock. Such acquisitions of control may be disapproved if it is determined, among other things, that (i) the acquisition would substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings bank or prejudice the interests of its depositors; or
(iii) the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisitions of control by such person.

        For three years following completion of the Conversion, North Carolina conversion regulations require the prior written approval of the Administrator before any person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Bank. If any person were to so acquire the beneficial ownership of more than 10% of any class of any equity security without prior written approval, the securities beneficially owned in excess of 10% would not be counted as shares entitled to vote and would not be voted or counted as voting shares in connection with any matter submitted to stockholders for a vote. Approval is not required for (i) any offer with a view toward public resale made exclusively to the Bank or its underwriters or the selling group acting on its behalf or (ii) any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the Bank by a corporation whose ownership is or will be substantially the same as the ownership of the Bank, provided that the offer or acquisition is made more than one year following the consummation of the Conversion. The regulation provides that within one year following the Conversion, the Administrator would approve the acquisition of more than 10% of beneficial ownership only to protect the safety and soundness of the institution. During the second and third years after the Conversion, the Administrator may approve such an acquisition upon a finding that (i) the acquisition is necessary to protect the safety and soundness of the Company and the Bank or the Boards of Directors of the Company and the Bank support the acquisition and (iii) the acquiror is of good character and integrity and possesses satisfactory managerial skills, the acquiror will be a source of financial strength to the Company and the Bank and the public interests will not be adversely affected.

        Liquidity. The Bank is subject to the Administrator's requirement that the ratio of liquid assets to total assets equal at least 10%. The computation of liquidity under North Carolina regulation allows the inclusion of mortgage-backed securities and investments which, in the judgment of the Administrator, have a readily marketable value, including investments with maturities in excess of five years. On June 30, 1997, the Bank's liquidity ratio, calculated in accordance with North Carolina regulations, was approximately 8.35%. Prior to and following that date, the Bank's liquidity ratio exceeded 10% of total assets. At June 30, 1997, the Bank had $12.0 million in available credit with the FHLB of Atlanta and stable, core-like time deposits of $100,000 or more of approximately $13.0 million.

        Additional Limitations on Activities. FDIC law and regulations generally provide that the Bank may not engage as principal in any type of activity, or in any activity in an amount, not permitted for national banks, or directly acquire or retain any equity investment of a type or in an amount not permitted for national banks. The FDIC has authority to grant exceptions from these prohibitions (other than with respect to non-service corporation equity investments) if it determines no significant risk to the insurance fund is posed by the amount of the investment or the activity to be engaged in and if the Bank is and continues to be in compliance with fully phased-in capital standards. National banks are generally not permitted to hold equity investments other than shares of service corporations and certain federal agency securities. Moreover, the activities in which service corporations are permitted to engage are limited to those of service corporations for national banks.

        Savings banks are also generally prohibited from directly or indirectly acquiring or retaining any corporate debt security that is not of investment grade (generally referred to as "junk bonds"). State savings banks are also required to notify the FDIC at least 30 days prior to the establishment or acquisition of any subsidiary, or at least 30 days prior to conducting any such new activity. Any such activities must be conducted in accordance with the regulations and orders of the FDIC and the Administrator.

        Prompt Corrective Regulatory Action. Federal law provides the federal banking agencies with broad powers to take corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." Under the FDIC regulations applicable to the Bank, an institution is considered "well capitalized" if it has (i) a total risk-based capital ratio of 10% or greater, (ii) a Tier I risk-based capital ratio of 6% or greater, (iii) a leverage ratio of 5% or greater and (iv) is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure. An "adequately capitalized" institution is defined as one that has (i) a total risk-based capital ratio of 8% or greater, (ii) a Tier I risk-based capital ratio of 4% or greater and (iii) a leverage ratio of 4% or greater (or 3% or greater in the case of an institution with the highest examination rating and which is not experiencing or anticipating significant growth). An institution is considered (A) "undercapitalized" if it has (i) a total risk-based capital ratio of less than 8%, (ii) a Tier I risk-based capital ratio of less than 4% or (iii) a leverage ratio of less than 4% (or 3% in the case of an institution with the highest examination rating and which is not experiencing or anticipating significant growth); (B) "significantly undercapitalized" if the institution has (i) a total risk-based capital ratio of less than 6%, or (ii) a Tier I risk-based capital ratio of less than 3% or (iii) a leverage ratio of less than 3% and (C) "critically undercapitalized" if the institution has a ratio of tangible equity to total assets equal to or less than 2%.

        Interstate Banking. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), effective September 29, 1995, permits adequately capitalized bank and savings bank holding companies to acquire control of banks and savings banks in any state. The states may specifically permit interstate acquisitions prior to September 29, 1995, by enacting legislation that provides for such transactions. North Carolina adopted nationwide reciprocal interstate acquisition legislation in 1994.

        Such interstate acquisitions are subject to certain restrictions. States may require the bank or savings bank being acquired to have been in existence for a certain length of time but not in excess of five years. In addition, no bank or saving bank may acquire more than 10% of the insured deposits in the United States or more than 30% of the insured deposits in any one state, unless the state has specifically legislated a higher deposit cap. States are free to legislate stricter deposit caps.

        The Interstate Banking Act also provides for interstate branching, effective June 1, 1997, allowing interstate branching in all states, provided that a particular state has not specifically denied interstate branching by legislation prior to such time. Unlike interstate acquisitions, a state may deny interstate branching if it specifically elects to do so by June 1, 1997. States may choose to allow interstate branching prior to June 1, 1997 by opting-in to a group of states that permits these transactions. These states generally allow interstate branching via a merger of an out-of-state bank with an in-state bank, or on a de novo basis. North Carolina has enacted legislation permitting branching transactions.

        It is anticipated that the Interstate Banking Act will increase competition within the markets in which the Bank now operates, although the extent to which such competition will increase in such markets or the timing of such increase cannot be predicted.

        Restrictions on Dividends and Other Capital Distributions. A North Carolina-chartered stock savings bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of such transaction would be to reduce the net worth of the institution to an amount which is less than the minimum amount required by applicable federal and state regulations. In addition, a North Carolina-chartered stock savings bank, for a period of five years after its conversion from mutual to stock form, must obtain the written approval from the Administrator before declaring or paying a cash dividend on its capital stock in an amount in excess of one-half of the greater of (i) the institution's net income for the most recent fiscal year end, or (ii) the average of the institution's net income after dividends for the most recent fiscal year end and not more than two of the immediately preceding fiscal year ends, if applicable. Under FDIC regulations, no stock repurchases may be made by the savings bank during the first year following a conversion from mutual to stock, except that stock repurchases of no greater than 5% of the bank's outstanding shares may be repurchased during the first year where compelling and valid business reasons are established to the satisfaction of the FDIC.

        Also, without the prior written approval of the Administrator, a North Carolina-chartered stock savings bank, for a period of five years after its conversion from mutual to stock form, may not repurchase any of its capital stock. The Administrator will give approval to repurchase only upon a showing that the proposed repurchase will not adversely affect the safety and soundness of the institution.

        In addition, the Bank is not permitted to declare or pay a cash dividend on or repurchase any of its capital stock if the effect thereof would be to cause its net worth to be reduced below the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock ownership.

        In connection with the Conversion, the Bank has agreed with the FDIC that, during the first three years after the Conversion, neither the Company nor the Bank will pay any taxable dividend or make any other taxable distribution in excess of their current and retained earnings.

        Restrictions on Benefit Plans. FDIC regulations provide that for a period of one year from the date of the Conversion, the Bank may not implement or adopt a stock option plan or restricted stock plan, other than a tax-qualified plan or ESOP, unless: (1) the plans are fully disclosed in the Conversion proxy soliciting and stock offering material, (2) all such plans are approved by a majority of the Company's stockholders prior to implementation and no earlier than six months following the Conversion, (3) for stock option plans, the exercise price must be at least equal to the market price of the stock at the time of grant, and (4) for restricted stock plans, no stock issued in connection with the Conversion may be used to fund the plan.

        The FDIC regulations provide that, in reviewing plans submitted to the stockholders within one year after the consummation of the Conversion, the FDIC will presume that excessive compensation will result if stock based benefit plans fail to satisfy percentage limitations on management stock-based benefit plans set forth in the regulations of the Office of Thrift Supervision ("OTS"). Those regulations provide that (1) for stock option plans, the total number of shares for which options may be granted may not exceed 10% of the shares issued in the Conversion, (2) for restricted stock plans, the shares issued may not exceed 3% of the shares issued in the Conversion (4% for institutions with tangible capital of 10% or greater after the Conversion), (3) the aggregate amount of stock purchased by the ESOP shall not exceed 10% (8% for well-capitalized institutions utilizing a 4% restricted stock plan), (4) no individual employee may receive more than 25% of the available awards under any plan, and (5) directors who are not employees may not receive more than 5% individually or 25% in the aggregate of the awards under any plan. The awards and grants to be made under the MRP and Stock Option Plan will conform to these requirements if such plans are submitted for stockholder approval within one year after the Conversion is consummated.

        Other North Carolina Regulations. As a North Carolina-chartered savings bank, the Bank derives its authority from, and is regulated by, the Administrator. The Administrator has the right to promulgate rules and regulations necessary for the supervision and regulation of North Carolina savings banks under his jurisdiction and for the protection of the public investing in such institutions. The regulatory authority of the Administrator includes, but is not limited to, the establishment of reserve requirements; the regulation of the payment of dividends; the regulation of stock repurchases, the regulation of incorporators, stockholders, directors, officers and employees; the establishment of permitted types of withdrawable accounts and types of contracts for savings programs, loans and investments; and the regulation of the conduct and management of savings banks, chartering and branching of institutions, mergers, conversions and conflicts of interest. North Carolina law requires that the Bank maintain federal deposit insurance as a condition of doing business.

        The Administrator conducts regular examinations of North Carolina-chartered savings banks. The purpose of such examinations is to assure that institutions are being operated in compliance with applicable North Carolina law and regulations and in a safe and sound manner. These examinations are usually conducted on a joint basis with the FDIC. In addition, the Administrator is required to conduct an examination of any institution when he has good reason to believe that the standing and responsibility of the institution is of doubtful character or when he otherwise deems it prudent. The Administrator is empowered to order the revocation of the license of an institution if he finds that it has violated or is in violation of any North Carolina law or regulation and that revocation is necessary in order to preserve the assets of the institution and protect the interests of its depositors. The Administrator has the power to issue cease and desist orders if any person or institution is engaging in, or has engaged in, any unsafe or unsound practice or unfair and discriminatory practice in the conduct of its business or in violation of any other law, rule or regulation.

        A North Carolina-chartered savings bank must maintain net worth, computed in accordance with the Administrator's requirements, of 5% of total assets and liquidity of 10% of total assets, as discussed above. Additionally, a North Carolina-chartered savings bank is required to maintain general valuation allowances and specific loss reserves in the same amounts as required by the FDIC.

        Subject to limitation by the Administrator, North Carolina-chartered savings banks may make any loan or investment or engage in any activity which is permitted to federally chartered institutions. However, a North Carolina-chartered savings bank cannot invest more than 15% of its total assets in business, commercial, corporate and agricultural loans. In addition to such lending authority, North Carolina-chartered savings banks are authorized to invest funds, in excess of loan demand, in certain statutorily permitted investments, including but not limited to (i) obligations of the United States, or those guaranteed by it; (ii) obligations of the State of North Carolina;
(iii) bank demand or time deposits; (iv) stock or obligations of the federal deposit insurance fund or a FHLB; (v) savings accounts of any savings institution as approved by the board of directors; and (vi) stock or obligations of any agency of the State of North Carolina or of the United States or of any corporation doing business in North Carolina whose principal business is to make education loans.

        North Carolina law provides a procedure by which savings institutions may consolidate or merge, subject to approval of the Administrator. The approval is conditioned upon findings by the Administrator that, among other things, such merger or consolidation will promote the best interests of the members or stockholders of the merging institutions. North Carolina law also provides for simultaneous mergers and conversions and for supervisory mergers conducted by the Administrator.

        Future Requirements. Statutes and regulations are regularly introduced which contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions. It cannot be predicted whether or what form any proposed statute or regulation will be adopted or the extent to which the business of the Company and the Bank may be affected by such statute or regulation.


                           MANAGEMENT OF THE COMPANY

        The Board of Directors of the Company currently consists of seven directors: Willis L. Barnette, Donald R. Belk, Dale W. Brawley, George W. Brawley, Jr., Jack G. Lawler, Calvin E. Tyner, and Claude U. Voils, Jr. Each of these persons, except for Dale W. Brawley, is also a director of the Bank, and biographical information with respect to each is set forth under "MANAGEMENT OF THE BANK -- Directors" and " -- Executive Officers." Each director is elected for a one-year term. However, at such time, if any, as the number of directors is at least nine, the Articles of Incorporation and Bylaws of the Company provide for staggered elections so that approximately one-third of the directors will each be initially elected to one, two and three-year terms, respectively, and thereafter, all directors will be elected to terms of three years each.

        The executive officers of the Company, each of whom is also currently an executive officer of the Bank, and each of whom serves at the discretion of the Board of Directors of the Company, are as follows:


                                        Age at                            Position Held
          Name                      June 30, 1997                      With the Company
          ----                      -------------                      ----------------
George W. Brawley, Jr.                   64                      President and Chief Executive
                                                                 Officer

Dale W. Brawley                          40                      Executive Vice President and
                                                                 Treasurer

Billy R. Williams                        37                      Secretary and Controller


        Biographical information with respect to each of these officers is set forth below under "MANAGEMENT OF THE BANK -- Executive Officers." There are no other employees of the Company. No officer, director or employee of the Company has received remuneration from the Company to date, and it is currently expected that no compensation will be paid by the Company after the Conversion. Information concerning the principal occupations and employment of, and compensation paid by the Bank to, the directors and executive officers of the Company is set forth under "MANAGEMENT OF THE BANK." See "MANAGEMENT OF THE BANK -- Employment Agreements" for a description of employment agreements expected to be entered into with the executive officers of the Company and the Bank.


                            MANAGEMENT OF THE BANK

Directors

        The direction and control of the Bank, as a mutual North Carolina-chartered savings bank, has been vested in its six-member Board of Directors elected by the depositor and borrower members of the Bank. Upon conversion of the Bank to capital stock form, each director of the Bank immediately prior to the Conversion will continue to serve as a director of the Bank as a stock institution. All directors currently serve for one-year terms. The Bank's proposed Bylaws, which would become effective after the Conversion, provide for staggered elections of its directors, if and when the number of directors shall equal at least nine, so that approximately one-third of the directors would be elected each year for three-year terms. Upon consummation of the Conversion, the Company will own all of the issued and outstanding shares of capital stock of the Bank, and the Company will elect the directors of the Bank. The Company now plans to nominate and re-elect all members of the Bank's existing board of directors when their existing terms expire. The following table sets forth certain information with respect to the persons who currently serve as members of the Board of Directors of the Bank.


  Age on
 June 30,                     Principal Occupation                      Director



Name                               1997                       During Last Five Years                       Since
----                             -------                      ----------------------                     ---------
Willis L. Barnette                   68       President, Custom Products, Inc.                             1996

George W. Brawley, Jr.               64       President and Chief Executive Officer of the Bank            1968

Donald R. Belk                       65       President, E. F. Belk & Son Electrical Contractors           1974

Jack G. Lawler                       69       Retired President, Taltronics, division of Tally             1992
                                              Industries, a precision instruments manufacturer

Calvin E. Tyner                      73       Retired veterinarian                                         1963

Claude U. Voils, Jr.                 68       Retired chemist, National Starch                             1970


Mr. G. Brawley is the father of Dale W. Brawley, Executive Vice President and Treasurer, and the brother-in-law of Mr. Belk.


Board Meetings and Committees

        The Bank's Board of Directors has regular monthly meetings, and held twelve regular and special meetings in the fiscal year ended December 31, 1996. The Board has also established three committees to whom certain responsibilities have been delegated - an Executive Committee, an Audit Committee, and a Buildings and Grounds Committee. No director attended fewer than 75% of the total number of Board meetings and meetings of Board committees on which he served during the year ended December 31, 1996.

        The Executive Committee is composed of directors Calvin E. Tyner,
Claude U. Voils, Jr., George W. Brawley, Jr. and Donald R. Belk. The Executive Committee makes recommendations to the full Board and acts on policies adopted by the full Board in the absence of a meeting of the entire Board. The Executive Committee met one time during the year ended December 31, 1996.

        The Audit Committee is composed of all members of the Board of Directors, except George W. Brawley, Jr. This committee is responsible for meeting with and retaining independent auditors, overseeing the adequacy of internal controls, insuring compliance with the Bank's policies and procedures and with generally accepted accounting principles. The Audit Committee meets on an as needed basis, and during the fiscal year ended December 31, 1996, met four times.

Directors' Fees

        For their service on the Bank's Board of Directors, all members of the Bank's Board of Directors receive $1,200 of benefits per meeting attended. Board fees are subject to adjustment annually. No fees are paid for service on Board committees.

Deferred Compensation Agreements with Directors

        Messrs. Belk, G. Brawley, Lawler, Tyner and Voils have entered one or more unfunded deferred compensation agreements under seven substantially similar but separate plans with the Bank under which the participating directors have waived payment of their Board of Directors fees in specified amounts for a period of five or six years, depending upon the plan. Upon attaining 55, 65 or 70 years of age, depending upon the plan, the directors will begin receiving a specified payment in equal monthly installments over a period of 120 months. Such payments shall be made to the designated beneficiary of the director should the director die prior to attaining the age specified in the agreements. The agreements also provide for payment of benefits in the event the director otherwise terminates his directorship, subject to a five-year vesting schedule. Some agreements provide for the forfeiture of benefits in some circumstances. The Bank has purchased life insurance policies on the lives of the directors to assist the Bank in meeting its obligations under the agreements. Messrs. Belk, Tyner and Voils have began receiving monthly payments under some of their deferred compensation agreements.

Director Retirement Plan

        In 1993, the Bank's Board of Directors approved the entering of Retirement Plan Agreements with Messrs. Belk, G. Brawley, Tyner and Voils. The agreements provide for a monthly payment of $1,000 upon retirement following a director's attainment of age 65 (but no sooner than five years from the date of the Retirement Plan Agreement), death or disability. The agreements also provide for payment of benefits in the event the director otherwise terminates his directorship, subject to a vesting schedule. Payments under the agreements are to be made in equal monthly installments over a period of 120 months. The Bank has purchased life insurance policies to assist the Bank in meeting its obligations under the agreements.

        Existing members of the Board of Directors may also receive additional benefits following the Conversion. See "-- Stock Based Benefits."

Executive Officers

        The Bank has three executive officers. The following table sets forth certain information with respect to such executive officers:


                                      Age on                Positions and Occupations              Employed By
Name                               June 30, 1997               During Last Five Years            the Bank Since
----                               -------------               -----------------------           --------------
George W. Brawley, Jr.                  64            President and Chief Executive Officer           1957

Dale W. Brawley                         40            Executive Vice President and Treasurer          1980

Billy R. Williams                       37            Secretary and Controller                        1986


        George W. Brawley, Jr., President and Chief Executive Officer of the Bank, holds a 50% ownership interest in Mooresville Insurance Agency, an insurance agency which rents approximately 300 square feet of office space from, and places insurance coverage for, the Bank. Mr. Brawley's wife holds a 40% interest in the insurance agency and Mr. Brawley's son, Dale W. Brawley, Executive Vice President and Treasurer of the Bank, holds a 10% ownership interest. Mr. Brawley is not active in the management of the insurance agency. The Mooresville Insurance Agency, Inc. has rented space from the Bank since 1964 and has had a formal lease agreement since 1993. The lease was an arms-length agreement entered into by the Bank's Board, with Mr. Brawley not participating in the discussion. The Board felt that the rent approximates fair value since
(1) the space would not otherwise be rentable, (2) the Agency is an enhancement for the Bank's customers, should they wish to avail themselves of the services, and (3) Mooresville is a small community, not commanding high rent rates or high space demand. The insurance agency rents its office space from the Bank at the market rate for similar space in Mooresville and the Bank's customers are not referred to the insurance agency. The insurance agency paid the Bank $1,040 in rent and the insurance agency earned approximately $4,834 in insurance commissions on the Bank's insurance coverage during the year ended December 31, 1996. The current lease between the insurance agency and the Bank terminates on November 1, 1998.

Executive Compensation

        The following table sets forth for the fiscal year ended December 31, 1996 certain information as to the cash compensation earned by (i) the chief executive officer of the Bank and (ii) all other executive officers of the Bank whose cash compensation exceeded $100,000 (there were none), for services in all capacities.


                                                                               Other Annual
                  Name and                                                     Compensation            All Other
             Principal Position                  Salary        Bonus               ($)/1/             Compensation
             ------------------                  ------        -----           ------------           ------------
George W. Brawley, Jr.                          $128,650/2/    $9,600               ---                 $271,206/3/
President, Chief Executive Officer and
Director


--------------------
1 Under the "Other Annual Compensation" category, perquisites for the fiscal year ended December 31, 1996 did not exceed the lesser of $50,000, or 10% of salary and bonus as reported for Mr. Brawley.

2 Includes $8,650 in real estate appraisal fees paid to Mr. Brawley in the fiscal year ended December 31, 1996.

3 Includes (a) $131,138 accrued under various deferred compensation, salary continuation, directors' retirement and supplemental income agreements established for the benefit of Mr. Brawley; (b) $11,640 contributed to the Bank's 401(k) and the non-qualified excess benefit plan for the benefit of Mr. Brawley; and (c) $128,428 contributed to the Bank's defined benefit pension plan for the benefit of Mr. Brawley. The defined benefit plan was terminated effective October 20, 1997.

     The Board of Directors of the Bank does not have a compensation committee. The Bank's full Board of Directors determines the compensation of the executive officers. The salaries of each of the executive officers is determined based upon the executive officer's contributions to the Bank's overall profitability, maintenance of regulatory compliance standards, professional leadership, and management effectiveness in meeting the needs of day to day operations. The Board of Directors also compares the compensation of the Bank's executive officers with compensation paid to executives of comparable financial institutions in North Carolina and executives of other businesses in the Bank's market area. Mr. Brawley participates in the deliberations of the Board of Directors regarding compensation of executive officers other than himself. He does not participate in the discussion or decisions regarding his own compensation.

Bonus Compensation

     Employees receive annual discretionary holiday bonuses, which during fiscal year 1996 totalled $50,000 in the aggregate for all employees. The Bank anticipates that discretionary bonuses will continue to be paid to its employees in the future. However, as is the case with the Bank's compensation arrangements in general, the Bank's bonus compensation is subject to regulatory oversight and, therefore, could be changed in the future in response to regulatory requirements or otherwise.

Deferred Compensation, Supplemental Income, and Salary Continuation Agreements

     The Bank has entered into three separate but substantially similar deferred compensation agreements with Dale W. Brawley, Executive Vice President and Treasurer. The terms of these agreements are generally described in "--Deferred Compensation with Directors," as are the terms of George W. Brawley, Jr.'s six deferred compensation agreements. During the fiscal year ended December 31, 1996, the Bank accrued $73,499 towards the cost of the benefits to be provided to Mr. G. Brawley and Mr. D. Brawley under these agreements.

     The Bank has also entered into separate salary continuation agreements with Mr. G. Brawley, Mr. D. Brawley and eight other non-executive employees of the Bank. These agreements provide that the employee will receive a monthly payment of $833.33 for five years upon reaching 65 years of age, for a total payment of $50,000. In the event of the employee's death before all payments have been made, benefits would be payable to designated beneficiaries. In addition, if the employee should die prior to reaching 65 years of age, certain monthly payments would be made for a five-year period to designated beneficiaries. In the event the employee terminates his employment, for reasons other than death, prior to reaching 65 years of age, the monthly benefit payment would be reduced. The Bank has purchased life insurance on the lives of the participants to reimburse the Bank at the death of the participant for a part of the Bank's cost associated with the agreements. The annual life insurance premium associated with the agreements for Mr. G. Brawley and Mr. D. Brawley is $3,950.76 and $313.79, respectively. During the fiscal year ended December 31, 1996, the Bank accrued $3,078 towards the cost of the benefits to be provided to Mr. G. Brawley and Mr. D. Brawley under these agreements.

        In 1993, the Bank entered supplemental income agreements with Mr. G. Brawley, Mr. D. Brawley and Billy R. Williams, Secretary and Controller, and two other employees. These agreements provide that the employee will receive an annual retirement benefit at the earlier of age 60, if retired, or at age 65. The annual benefit provided is $35,000, $25,000 and $7,900 for Mr. G. Brawley, Mr. D. Brawley and Mr. Williams, respectively. However, Mr. G. Brawley's agreement provides for benefit payments beginning on the earlier of age 60, if retired, or November 1, 1998. A death benefit payable to the beneficiary of the employee and a disability benefit are also provided under the agreements. During the fiscal year ended December 31, 1996, the Bank accrued $72,188 towards the cost of the benefits to be provided to Mr. G. Brawley, Mr. D. Brawley and Mr. Williams under these agreements.

Other Benefits

        The Bank provides its employees with group medical, dental, life and disability insurance benefits, and its retirees with partial payment of medical insurance dependent coverage. Employees are provided with vacation and sick leave. The Bank maintains a 401(k) retirement plan pursuant to which the Bank may make discretionary matches up to six percent of each employee's salary, as well as a non-qualified excess benefit plan which allows executive employees to contribute the maximum amount that would otherwise be allowed under the 401(k) plan but for certain limits imposed under the Internal Revenue Code. The Bank also had a defined benefit pension plan which was terminated on October 20, 1997. All participants in that plan became 100% vested on that date and received cash payments equal to their accrued benefit under the plan on November 3 and 4, 1997. Mr. G. Brawley and Mr. D. Brawley, as two of three on-staff appraisers, also receive $50.00 per real estate loan appraisal performed for the Bank, under guidelines adopted by the Bank's Board of Directors. These guidelines require outside appraisers for all loans in excess of $250,000.

Employment Agreements

        In connection with the Conversion, the Bank will enter into employment agreements with George W. Brawley, Jr., President and Chief Executive Officer, Dale W. Brawley, Executive Vice President and Treasurer, and Billy R. Williams, Secretary and Controller, in order to establish their duties and compensation and to provide for their continued employment with the Bank. The agreements will provide for initial annual base salaries of $139,200, $84,000 and $56,400, for Mr. G. Brawley, Mr. D. Brawley and Mr. Williams, respectively. The agreements will provide for an initial term of employment of three years. Commencing on the first anniversary date and continuing on each anniversary date thereafter, following a performance evaluation of the employee, each agreement may be extended for an additional year so that the remaining term shall be three years, unless written notice of non-renewal is given by the Board of Directors. The agreements also provide that the base salary shall be reviewed by the Board of Directors not less often than annually. In the event of a change in control (as defined below), each employee's base salary shall be increased by at least 6% annually and the agreements will automatically be extended so that it will have a three-year term after the change in control. In addition, the employment agreements provide for possible profitability and discretionary bonuses and participation in all other pension, profit-sharing or retirement plans maintained by the Bank or the Company for employees of the Bank, as well as fringe benefits normally associated with the employee's office. It is contemplated that each employee will receive holiday bonuses computed on the same basis as those paid to other employees. The employment agreements provide that they may be terminated by the Bank for cause, as defined in the agreements, and that they may otherwise be terminated by the Bank (subject to vested rights) or by the employee.

        The employment agreements provide that the nature of the employees' compensation, duties or benefits cannot be diminished following a change in control of the Bank or the Company. For purposes of the employment agreement, a change in control generally will occur if (i) after the effective date of the employment agreements, any "person" (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing 25% or more of any class of voting securities of either the Company or the Bank, or acquires in any manner control of the election of a majority of the directors of either the Company or the Bank, (ii) either the Company or the Bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where neither the Company nor the Bank is the surviving corporation in such transaction, or (iii) all or substantially all of the assets of either the Company or the Bank are sold or otherwise transferred to, or are acquired by, any other entity or group. The agreements also provide that, in the event of the employee's death following a change in control, the remaining payments to be made under the agreements will be made to the employee's beneficiary or the beneficiary's estate.

        The employment agreements could have the effect of making it less likely that the Bank or the Company will be acquired by another entity. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE COMPANY AND THE BANK -- The Company -- Anti-Takeover Effect of Employment Agreements and Benefit Plans."

Severance Plan

        In connection with the Conversion, the Bank's Board of Directors plans to adopt a Severance Plan for the benefit of its employees. The Severance Plan provides that in the event there is a "change in control" (as defined in the Severance Plan) of the Bank or the Company and (i) the Bank or any successor of the Bank terminates the employment of any full time employee of the Bank in connection with, or within 24 months after the change in control, other than for "cause" (as defined in the Severance Plan), or (ii) an employee terminates his or her employment with the Bank or any successor following a decrease in the level of such employee's annual base salary rate or a transfer of such employee to a location more than 40 miles distant from the employee's primary work station within 24 months after a change in control, the employee shall be entitled to a severance benefit equal to the greater of (a) an amount equal to two weeks' salary at the employee's existing salary rate multiplied times the employee's number of complete years of service as a the Bank employee or (b) the amount of one month's salary at the employee's salary rate at the time of termination, subject to a maximum payment equal to one half of the employee's annual salary. Officers of the Bank who, at the time of a "change in control," are parties to employment agreements having a remaining term of more than two years are not covered by the Severance Plan.

Employee Stock Ownership Plan

        The Bank has established the ESOP for its eligible employees. The ESOP will become effective upon the Conversion. Employees with one year of service with the Bank who have attained age 21 are eligible to participate. As part of the Conversion, the ESOP intends to borrow funds from the Company and use the funds to purchase up to 8% of the shares of Common Stock to be issued in the Conversion, estimated to be between 34,680 and 53,958 shares assuming the issuance of between 433,500 and 674,475 shares. If, because of an oversubscription for shares of Common Stock or for any other reason, the ESOP is unable to purchase in the Conversion 8% of the total number of shares offered in the Conversion, then the Board of Directors of the Company intends to approve the purchase by the ESOP in the open market after the Conversion of such shares as are necessary for the ESOP to acquire a number of shares equal to 8% of the shares of Common Stock issued in the Conversion.

        Collateral for the Company's loan to the ESOP will be the Common Stock purchased by the ESOP. It is expected that the loan will be repaid principally from the Bank's discretionary contributions to the ESOP within ten years. Dividends, if any, paid on shares held by the ESOP may also be used to reduce the loan. It is anticipated that the interest rate for the loan will be a commercially reasonable rate at the time of the loan inception. The loan will not be guaranteed by the Bank. Shares purchased by the ESOP and pledged as security for the loan will be held in a suspense account for allocation among participants as the loan is repaid.

        Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated among ESOP participants on the basis of relative compensation in the year of allocation. Benefits will vest in full upon five years of service with credit given for years of service prior to the Conversion. Benefits are payable upon death or disability. The Bank's contributions to the ESOP are not fixed, so benefits payable and corresponding expenses under the ESOP cannot be determined although benefits payable and corresponding expenses have been estimated in preparing the pro forma computations set forth in this Prospectus. See "PRO FORMA DATA."

        In connection with the establishment of the ESOP, the Company will establish a committee of the Board of Directors to administer the ESOP. Trustees for the ESOP will also be appointed prior to the Conversion. The ESOP committee may instruct the trustees regarding investment of funds contributed to the ESOP. Participating employees shall instruct the trustees as to the voting of all shares allocated to their respective accounts and held in the ESOP. The unallocated shares held in the suspense account, and all allocated shares for which voting instructions are not received, will be voted by the trustees in their discretion subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

        The ESOP may be considered an "anti-takeover" device since the ESOP may become the owner of a sufficient percentage of the total outstanding Common Stock of the Company that the vote or decision whether to tender shares of the ESOP may be used as a defense in a contested takeover. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE COMPANY AND THE BANK -- The Company -- Anti-Takeover Effect of Employment Agreements and Benefit Plans."

Proposed Management Recognition Plan

        The Boards of Directors of the Company and the Bank intend to adopt the MRP, subject to approval of the stockholders of the Company at a meeting to be held no sooner than six months following the Conversion. The MRP will serve as a means of providing the directors and certain employees of the Bank with an ownership interest in the Company in a manner designed to encourage such persons to continue their service to the Bank. All directors and certain employees of the Bank would receive benefits under the MRP.

        The Company's directors are expected to act by majority as trustees of the trust associated with the MRP (the "MRP Trust"). The trustees of the MRP Trust (the "MRP Trustees") will have the responsibility to hold and invest all funds contributed to the MRP Trust. Shares held in the MRP Trust will be voted by the MRP Trustees in the same proportion as the trustee of the Company's ESOP trust votes Common Stock held therein, and will be distributed as the awards vest.

        At any time following approval of the MRP by the Company's stockholders, the Company and the Bank expect to contribute sufficient funds to the MRP Trust so that the MRP Trust could purchase a number of shares of Common Stock equal to 4% of the shares issued in the Conversion. Such shares would be provided by the issuance of authorized but unissued shares of Common Stock or shares purchased by the MRP Trust in the open market. Whether such shares will be purchased in the open market or newly issued by the Company, and the timing of such purchases, will depend on market and other conditions and the alternative uses of capital available to the Company. Shares issued to recipients under the MRP will be restricted and subject to forfeiture as described below.

        Recipients would not be required to pay for shares issued to them under the MRP. To the extent that the MRP acquires authorized but unissued shares of Common Stock after the Conversion, the interests of existing shareholders will be diluted. Assuming the issuance of 586,500 shares in the Conversion and receipt of stockholder approval, 23,460 shares would be issued pursuant to the MRP. Under applicable regulations, if the proposed MRP is submitted to and approved by the stockholders of the Company within one year after consummation of the Conversion, (i) no employee of the Bank (including Mr. G. Brawley, Mr. D. Brawley and Mr. Williams) could receive more than 25% of the shares issued under the MRP, or 5,865 shares, assuming the issuance of 586,500 shares in the Conversion, (ii) the five non-employee directors of the Bank could receive restricted stock grants for an aggregate of not more than 25% of the shares issued under the MRP, or 5,865 shares, assuming the issuance of 586,500 shares in the Conversion and (iii) none of the five non-employee directors of the Bank could receive individually more than 5% of the shares issued under the MRP, or 1,173 shares, assuming the issuance of 586,500 shares in the Conversion. If the MRP is submitted to and approved by the Company's stockholders more than one year after consummation of the Conversion, the regulatory percentage limitations set forth above would not apply.

        After the grant of shares of Common Stock under the MRP, recipients will be entitled to vote all vested and unvested shares and receive all dividends and other distributions with respect thereto. If the MRP is submitted for stockholder approval within twelve months after consummation of the Conversion, the MRP will provide that 20% of the shares granted will vest and become nonforfeitable on the first anniversary of the date of the grant under the MRP, and 20% will vest and become nonforfeitable on each subsequent anniversary date, so that the shares would be completely vested at the end of five years after the date of grant. Grants of Common Stock under the MRP will immediately vest upon the disability or death of a recipient.

        If the MRP is submitted to the Company's stockholders and approved by them more than one year after the consummation of the Conversion, the MRP may provide for a different or no vesting schedule and may provide that grants of Common Stock under the MRP will become automatically vested upon retirement or upon a change in control of the Company or the Bank. In such event, it is expected that a "change in control" would have the same meaning as is set forth in the employment agreements with Mr. G. Brawley, Mr. D. Brawley and Mr. Williams. See "-- Employment Agreements."

        Until shares become vested, the right to direct the voting of such shares and the right to receive dividends thereon may not be sold, assigned, transferred, exchanged, pledged or otherwise encumbered. If the recipient of shares under the MRP terminates his service to the Bank prior to the time shares become vested (and such shares are not automatically vested under the terms of the MRP), unvested shares would be forfeited to the MRP and would be subject to future allocations to others. In addition, the recipient would be required to repay all dividends received with respect to shares that did not become vested. It is expected that the MRP will provide that it cannot be terminated upon a change in control of the Company or the Bank unless the acquiror provides for an equivalent benefit.

        If the MRP is approved by the stockholders, the Bank expects to recognize a compensation expense for the MRP awards in the amount of the fair market value of the Common Stock granted. The expense would be recognized pro rata over the years during which shares vest. The recipients of stock grants would be required to recognize ordinary income equal to the fair market value of the stock.

Proposed Stock Option Plan

        The Boards of Directors of the Company and the Bank intend to adopt the Stock Option Plan, subject to approval of the stockholders of the Company at a meeting to be held no sooner than six months following the Conversion. As soon as practicable following stockholder approval of the Stock Option Plan, Common Stock in the aggregate amount equal to 10% of the shares issued in the Conversion would be reserved for future issuance by the Company upon the exercise of the stock options granted under the Stock Option Plan. Assuming the issuance of between 433,500 and 586,500 shares in the

Conversion, an aggregate of between 43,350 and 58,650 shares of Common Stock would be reserved for issuance. However, some or all of the shares issued upon the exercise of options granted under the Stock Option Plan may be purchased in the open market at the time of exercise.

        Assuming the Stock Option Plan is approved by the stockholders of the Company, the Stock Option Plan would be administered by a committee of the Company's Board of Directors. Options granted under the Stock Option Plan will have an option exercise price of not less than the fair market value of the Common Stock on the date the options are granted. Options granted under the Stock Option Plan will have a term of ten years, will not be transferable except upon death and will continue to be exercisable upon retirement, death or disability. If the Stock Option Plan is submitted for stockholder approval within twelve months after consummation of the Conversion, options granted under the Stock Option Plan will have a vesting schedule which will provide that 20% of the options granted would vest and become nonforfeitable on the first anniversary of the date of the option grant and 20% will vest and become nonforfeitable on each subsequent anniversary date, so that the options would be completely vested at the end of five years after the date of the option grant. Options would become 100% vested upon death or disability.

        If the Stock Option Plan is submitted to and approved by the Company's stockholders more than one year after consummation of the Conversion, the Stock Option Plan may provide for a different or no vesting schedule and may provide that options will become automatically vested upon retirement or upon a change in control of the Company or the Bank. In such event, it is expected that a "change in control" would have the same meaning as is set forth in the employment agreement with Mr. G. Brawley, Mr. D. Brawley and Mr. Williams. See "-- Employment Agreements." The Stock Option Plan is expected to provide that the Plan cannot be terminated upon a change in control of the Company or the Bank unless the acquiror provides for an equivalent benefit to holders of unvested options.

        Under applicable regulations, if the proposed Stock Option Plan is submitted to and approved by the stockholders of the Company within one year after consummation of the Conversion, (i) no employee of the Bank (including Mr.
G. Brawley, Mr. D. Brawley and Mr. Williams) could receive more than 25% of the options issued under the Stock Option Plan, or options to purchase 14,663 shares, assuming the issuance of 586,500 shares in the Conversion, (ii) the five non-employee directors of the Bank could receive not more than 25% of the options issued under the Stock Option Plan, or options to purchase 14,663 shares, assuming the issuance of 586,500 shares in the Conversion, and (iii) none of the five non-employee directors of the Bank could receive individually more than 5% of the options issued under the Stock Option Plan, or options to purchase 2,933 shares, assuming the issuance of 586,500 shares in the Conversion. If the Stock Option Plan is submitted to and approved by the Company's stockholders more than one year after consummation of the Conversion, the regulatory percentage limitations set forth above would not apply.

        Options granted to employees under the Stock Option Plan may be "incentive stock options" which are designed to result in beneficial tax treatment to the employee but no tax deduction to the Company or the Bank. The holder of an incentive stock option generally is not taxed for federal income tax purposes on either the grant or the exercise of the option. However, the optionee must include in his or her federal alternative minimum tax income any excess (the "Bargain Element") of the acquired common stock's fair market value at the time of exercise over the exercise price paid by the optionee. Furthermore, if the optionee sells, exchanges, gives or otherwise disposes of such common stock (other than in certain types of transactions) either within two years after the option was granted or within one year after the option was exercised (an "Early Disposition"), the optionee generally must recognize the Bargain Element as compensation income for regular federal income tax purposes. Any gain realized on the disposition in excess of the Bargain Element is subject to recognition under the usual rules applying to dispositions of property. If a taxable sale or exchange is made after such holding periods are satisfied, the difference between the exercise price and the amount realized upon the disposition of the common stock generally will constitute a capital gain or loss for tax purposes. If an optionee exercises an incentive stock option and delivers shares of common stock as payment for part or all of the exercise price of the stock purchased ("Payment Stock"), no gain or loss generally will be recognized with respect to the Payment Stock; provided, however, if the Payment Stock was acquired pursuant to the exercise of an incentive stock option, the optionee will be subject to recognizing as compensation income the Bargain Element on the Payment Stock as an Early Disposition if the exchange for the new shares occurs prior to the expiration of the holding periods for the Payment Stock. The Company generally would not recognize gain or loss or be entitled to a deduction upon either the grant of an incentive stock option or the optionee's exercise of an incentive stock option. However, if there is an Early Disposition, the Company generally would be entitled to deduct the Bargain Element as compensation paid the optionee.

        Options granted to directors under the Stock Option Plan would be "non-qualified stock options." In general, the holder of a non-qualified stock option will recognize compensation income equal to the amount by which the fair market value of the common stock received on the date of exercise exceeds the sum of the exercise price and any amount paid for the non-qualified stock option. If the optionee elects to pay the exercise price in whole or in part with common stock, the optionee generally will not recognize any gain or loss on the common stock surrendered in payment of the exercise price. The Company would not recognize any income or be entitled to claim any deduction upon the grant of a non-qualified stock option. At the time the optionee is required to recognize compensation income upon the exercise of the non-qualified stock option, the Company would recognize a compensation expense and be entitled to claim a deduction in the amount equal to such compensation income.





        If the Stock Option Plan is approved by the stockholders of the Company, the options granted to employees and directors pursuant to the Stock Option Plan would be issued in recognition of the recipients' past service to the Bank and as an incentive for their continued performance. No cash consideration will be paid for the options.

Certain Indebtedness and Transactions of Management

        The Bank makes loans to executive officers and directors of the Bank in the ordinary course of its business. These loans are made on the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with nonaffiliated persons, and do not involve more than the normal risk of collectibility or present any other unfavorable features. The Bank does not make loans to executive officers and directors of the Bank on terms more favorable than could be obtained by persons not affiliated with the Bank. The aggregate unpaid principal balance of loans to directors and officers and their affiliates outstanding at June 30, 1997 totals approximately $780,000 and represents 2.15% of pro forma consolidated stockholders' equity of the Company at June 30, 1997, assuming the sale of 510,000 shares of Common Stock.

                         DESCRIPTION OF CAPITAL STOCK

The Company

        The Company is authorized to issue 20,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. Neither the authorized Common Stock nor the authorized preferred stock has any par value.

        Common Stock. General. The Company's Common Stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other governmental entity. Upon payment of the purchase price for the Common Stock, all such stock will be duly authorized, validly issued, fully paid, and nonassessable.

        Dividends. The holders of the Company's Common Stock will be entitled to receive and share ratably in such dividends on Common Stock as may be declared by the Board of Directors of the Company out of funds legally available therefor, subject to applicable statutory and regulatory restrictions. See "SUPERVISION AND REGULATION -- Regulation of the Company -- Restrictions on Dividends." The ability of the Company to pay dividends may be dependent on the receipt of dividends from the Bank. See "DIVIDEND POLICY," "SUPERVISION AND REGULATION -- Regulation of the Bank -- Restrictions on Dividends and Other Capital Distributions," and "TAXATION."

        Stock Repurchases. The shares of Common Stock do not have any redemption provisions. Stock repurchases are subject to North Carolina corporate laws regarding capital distributions.

        Voting Rights. Upon Conversion, the holders of Common Stock, as the only class of capital stock of the Company then outstanding, will possess exclusive voting rights with respect to the Company. Such holders will have the right to elect the Company's Board of Directors and to act on such other matters as are required to be presented to stockholders under North Carolina law or as are otherwise presented to them. Each holder of Common Stock will be entitled to one vote per share. The holders of Common Stock will have no right to vote their shares cumulatively in the election of directors. As a result, the holders of a majority of the shares of Common Stock will have the ability to elect all of the directors on the Company's Board of Directors.

        Liquidation Rights. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock of the Company would be entitled to ratably receive, after payment of or making of adequate provisions for, all debts and liabilities of the Company and after the rights, if any, of preferred stockholders of the Company, all remaining assets of the Company available for distribution.

        Preemptive Rights. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares which may be issued by the Company.

        Shares Owned by Directors and Executive Officers. All shares of Common Stock issued in the Conversion to directors and executive officers of the Company and the Bank will contain a restriction providing that such shares may not be sold without the written permission of the Administrator for a period of one year following the date of purchase, except in the event of death of the director or the executive officer.

        Preferred Stock. None of the 5,000,000 shares of the Company's authorized preferred stock have been issued and none will be issued in the Conversion. Such stock may be issued in one or more series with such rights, preferences and designations as the Board of Directors of the Company may from time to time determine subject to applicable law and regulations. If and when such shares are issued, holders of such shares may have certain preferences, powers and rights (including voting rights) senior to the rights of the holders of the Common Stock. The Board of Directors can (without stockholder approval) issue preferred stock with voting and conversion rights which could, among other things, adversely affect the voting power of the holders of the Common Stock and assist management in impeding an unfriendly takeover or attempted change in control of the Company that some stockholders may consider to be in their best interests but to which management is opposed. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE COMPANY AND THE BANK --The Company -- Restrictions in Articles of Incorporation and Bylaws." The Company has no current plans to issue preferred stock.

        Restrictions on Acquisition. Acquisitions of the Company and acquisitions of the capital stock of the Company are restricted by provisions in the Articles of Incorporation and Bylaws of the Company and by various federal and state laws and regulations. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE COMPANY AND THE BANK -- The Company -- Restrictions in Articles of Incorporation and Bylaws" and "-- Regulatory Restrictions."

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

The Bank

        Common Stock. After consummation of the Conversion, the Bank will be authorized to issue 100,000 shares of common stock, no par value ("the Bank Common Stock"). The Bank Common Stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other governmental entity.

        Dividends. The payment of dividends by the Bank is subject to limitations which are imposed by North Carolina law and regulations. See "DIVIDEND POLICY" and "SUPERVISION AND REGULATION -- Regulation of the Bank -- Restrictions on Dividends and Other Capital Distributions." In addition, federal income tax law considerations may affect the ability of the Bank to pay dividends and make other capital distributions. See "TAXATION." The holders of the Bank Common Stock will be entitled to receive and share ratably in such dividends on the Bank Common Stock as may be declared by the Board of Directors of the Bank out of funds legally available therefor, subject to applicable statutory and regulatory restrictions.

        Voting Rights. As a mutual North Carolina-chartered savings bank, the Bank currently has no stockholders, and voting rights in the Bank are currently held by the Bank's members (depositors and borrowers). Members elect the Bank's Board of Directors and vote on such other matters as are required to be presented to them under North Carolina law.

        Upon Conversion, the Company, as sole stockholder of the Bank, will possess the exclusive voting rights with respect to the Bank Common Stock, will elect the Bank's Board of Directors and will act on such other matters as are required to be presented to stockholders under North Carolina law or as are otherwise presented to stockholders by the Bank's Board of Directors. The holders of the Bank Common Stock will have no right to vote their shares cumulatively in the election of directors of the Bank.

        Liquidation Rights. After the Conversion, in the event of any liquidation, dissolution or winding up of the Bank, the Company, as holder of all of the Bank's outstanding capital stock, would be entitled to receive all remaining assets of the Bank available for distribution, after payment of or making of adequate provisions for, all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the liquidation account established in connection with the Conversion to Eligible Account Holders and Supplemental Eligible Account Holders. See "THE CONVERSION -- Effects of Conversion -- Liquidation Rights."

        Preemptive Rights. Holders of the Bank Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued by the Bank.

        Restrictions on Acquisition. Acquisitions of the Bank and acquisitions of its capital stock are restricted by various federal and state laws and regulations. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE COMPANY AND THE BANK -- The Bank."


          ANTI-TAKEOVER PROVISIONS AFFECTING THE COMPANY AND THE BANK

The Company

        Restrictions in Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Company contain certain provisions that are intended to encourage a potential acquiror to negotiate any proposed acquisition of the Company directly with the Company's Board of Directors. An unsolicited non-negotiated takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense.

Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management. The Board of Directors believes that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or transaction at prices reflective of the true value of the Company and that otherwise is in the best interests of all stockholders. However, these provisions may have the effect of discouraging offers to purchase the Company or its securities which are not approved by the Board of Directors but which certain of the Company's stockholders may deem to be in their best interests or pursuant to which stockholders would receive a substantial premium for their shares over the current market prices. Therefore, the existence of such anti-takeover provisions in fact may not always be in the best interests of all shareholders. Stockholders who might desire to participate in such a takeover not supported by management may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors and management more difficult. Nevertheless, the Boards of Directors of the Bank and the Company believe these provisions are in the best interests of the stockholders because they will assist the Company's Board of Directors in managing the affairs of the Company in the manner they believe to be in the best interests of stockholders generally and because a company's board of directors is often best able in terms of knowledge regarding the company's business and prospects, as well as resources, to negotiate the best transaction for its stockholders as a whole.

        The following description of certain of the provisions of the Articles of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each instance to such Articles of Incorporation and Bylaws. See "ADDITIONAL INFORMATION" regarding how to obtain a copy of these documents.

        Board of Directors. The Bylaws of the Company provide that the number of directors shall not be less than five nor more than 15. The initial number of directors is seven, but such number may be changed by resolution of the Board of Directors. These provisions have the effect of enabling the Board of Directors to elect directors friendly to management in the event of a non-negotiated takeover attempt and may make it more difficult for a person seeking to acquire control of the Company to gain majority representation on the Board of Directors in a relatively short period of time. The Company believes these provisions to be important to continuity in the composition and policies of the Board of Directors.

        The Articles of Incorporation provide that, if and when the number of directors is at least nine, there will be staggered elections of directors so that the directors will each be initially elected to one, two or three-year terms, and thereafter (so long as the number of directors is nine or more) all directors will be elected to terms of three years each. This provision also has the effect of making it more difficult for a person seeking to acquire control of the Company to gain majority representation on the Board of Directors.

        The Articles of Incorporation and Bylaws of the Company provide that directors may be removed prior to the end of their term only for cause.

        Cumulative Voting. The Articles of Incorporation do not provide for cumulative voting for any purpose. Cumulative voting in election of directors entitles a stockholder to cast a total number of votes equal to the number of directors to be elected multiplied by the number of his or her shares and to distribute that number of votes among such number of nominees as the stockholder chooses. The absence of cumulative voting for directors limits the ability of a minority stockholder to elect directors. Because the holder of less than a majority of the Company's shares cannot be assured representation on the Board of Directors, the absence of cumulative voting may discourage accumulations of the Company's shares or proxy contests that would result in changes in the Company's management. The Board of Directors believes that (i) elimination of cumulative voting will help to assure continuity and stability of management and policies; (ii) directors should be elected by a majority of the stockholders to represent the interests of the stockholders as a whole rather than be the special representatives of particular minority interests; and (iii) efforts to elect directors representing specific minority interests are potentially divisive and could impair the operations of the Company.

        Special Meetings. The Bylaws of the Company provide that special meetings of stockholders of the Company may be called by the Chairman of the Board, the Chief Executive Officer, the President, or by the Board of Directors. If a special meeting is not called by such persons or entities, stockholder proposals cannot be presented to the stockholders for action until the next annual meeting.

        Capital Stock. The Articles of Incorporation of the Company authorize the issuance of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. The shares of common stock and preferred stock authorized in addition to the number of shares of Common Stock to be issued pursuant to the Conversion were authorized to provide the Company's Board of Directors with flexibility to issue additional shares, without further stockholder approval, for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, director and employee stock options, grants of restricted stock to directors and certain employees and other appropriate purposes. However, issuance of additional authorized shares may also have the effect of impeding or deterring future attempts to gain control of the Company.

        The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, dividend rights, and liquidation preferences, which could adversely affect the voting power of the holders of the Common Stock and discourage an attempt to acquire control of the Company. The Board of Directors does not intend to issue any preferred stock, except on terms which it deems to be in the best interests of the Company and its stockholders. However, the Board of Directors has the power, to the extent consistent with its fiduciary duties, to issue preferred stock to persons friendly to management or otherwise in order to impede attempts by third parties to acquire voting control of the Company and to impede other transactions not favored by management. The Board of Directors currently has no plans for the issuance of additional shares of Common Stock (except for such shares as may be necessary to fund a MRP and a Stock Option
Plan) or of shares of preferred stock.

        Director Nominations. The Bylaws of the Company require a stockholder who intends to nominate a candidate for election to the Board of Directors at a stockholders' meeting to give written notice to the Secretary of the Company at least 50 days (but not more than 90 days) in advance of the date of the meeting at which such nominations will be made. The nomination notice is also required to include specified information concerning the nominee and the proposing stockholder. The Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders to provide sufficient time for the Board of Directors to study all nominations and to determine whether to recommend to the stockholders that such nominees be considered.

        Supermajority Voting Provisions. The Company's Articles of Incorporation require the affirmative vote of 75% of the outstanding shares entitled to vote to approve a merger, consolidation, or other business combination, unless the transaction is approved, prior to consummation, by the vote of at least 75% of the number of the Continuing Directors (as defined in the Articles of Incorporation) on the Company's Board of Directors. "Continuing Directors" generally includes all members of the Board of Directors who are not affiliated with any individual, partnership, trust or other person or entity (or the affiliates and associates of such person or entity) which is a beneficial owner of 10% or more of the voting shares of the Company. This provision could tend to make the acquisition of the Company more difficult to accomplish without the cooperation or favorable recommendation of the Company's Board of Directors.

        Anti-Takeover Effect of Employment Agreements and Benefit Plans. The existence of the ESOP may tend to discourage takeover attempts because employees participating under the ESOP and the trustees of the ESOP will effectively control the voting of the large block of shares held by the ESOP. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan." Also, if approved by the stockholders of the Company at a meeting of stockholders following the Conversion, the MRP and the Stock Option Plan will provide for the ownership of additional shares of Common Stock by the employees and the directors of the Bank and for voting control by directors and certain employees over shares held by the MRP and Stock Option Plan which are attributable to grants made to them under such plans even though the grants are not yet vested. See "MANAGEMENT OF THE BANK -

- Proposed Management Recognition Plan" and "-- Proposed Stock Option Plan."

        If (i) the Stock Option Plan is approved by the stockholders of the Company within one year after the Conversion and all of the stock options which could be granted to directors and executive officers under the Stock Option Plan are granted and exercised or the shares for such options are acquired by the Stock Option Plan and all option shares are acquired in the open market, (ii) the MRP is approved by the stockholders of the Company within one year after the Conversion, all of the MRP shares which could be granted to directors and executive officers are granted and issued and all such shares are acquired in the open market, (iii) the ESOP acquires 8% of the shares issued in the Conversion and none of such shares are allocated, and (iv) the Company did not issue any additional shares of its Common Stock, the shares held by directors and executive officers and their associates as a group, including (a) shares purchased outright in the Conversion, (b) shares purchased by the ESOP, (c) shares purchased pursuant to the Stock Option Plan and (d) shares granted under the MRP, would give such persons effective control over as much as 31.34% or 28.21%, at the minimum and maximum of the Valuation Range, respectively, of the Common Stock issued and outstanding.

        The existence of the employment agreements with employees could make a business combination with the Bank more costly and could discourage such transactions. See "MANAGEMENT OF THE BANK -- Employment Agreements."

        Regulatory Restrictions. Applicable North Carolina regulations provide that for a period of three years following the Conversion, the prior written approval of the Administrator will be required before any person may, directly or indirectly, acquire beneficial ownership of or make any offer to acquire any stock or other equity security of the Company if, after the acquisition or consummation of such offer, such person would be the beneficial owner of more than 10% of such class of stock or other class of equity security of the Company. If any person were to so acquire the beneficial ownership of more than 10% of any class of any equity security without prior written approval, the securities beneficially owned in excess of 10% would not be counted as shares entitled to vote and would not be voted or counted as voting shares in connection with any matter submitted to stockholders for a vote. Approval is not required for (i) any offer with a view toward public resale made exclusively to the Company or its underwriters or the selling group acting on its behalf or
(ii) any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the Company by a corporation whose ownership is or will be substantially the same as the ownership of the Company, provided that the offer or acquisition is made more than one year following the consummation of the Conversion. The regulation provides that within one year following the Conversion, the Administrator would approve the acquisition of more than 10% of beneficial ownership only to protect the safety and soundness of the institution. During the second and third years after the Conversion, the Administrator may approve such an acquisition upon a finding that (i) the acquisition is necessary to protect the safety and soundness of the Company and the Bank or the Board of Directors of the Company and the Bank support the acquisition and (ii) the acquiror is of good character and integrity and possesses satisfactory managerial skills, the acquiror will be a source of financial strength to the Company and the Bank and the public interests will not be adversely affected.

        The Change in Bank Control Act, together with North Carolina regulations, require that the consent of the Administrator and Federal Reserve be obtained prior to any person or company acquiring "control" of a North Carolina-chartered savings bank or a North Carolina-chartered savings bank Company. Upon acquiring control, such acquiror will be deemed to be a bank Company. Control is conclusively presumed to exist if, among other things, an individual or company acquires the power, directly or indirectly, to direct the management or policies of the Company or the Bank or to vote 25% or more of any class of voting stock. Control is rebuttably presumed to exist under the Change in Bank Control Act if, among other things, a person acquires more than 10% of any class of voting stock, and the issuer's securities are registered under
Section 12 of the Exchange Act or the person would be the single largest stockholder. Restrictions applicable to the operations of bank holding companies and conditions imposed by the Federal Reserve in connection with its approval of such acquisitions may deter potential acquirors from seeking to obtain control of the Company. See "SUPERVISION AND REGULATION --

Regulation of the Company."

The Bank

        Upon consummation of the Conversion, the Bank will become a wholly-owned subsidiary of the Company, and, consequently, restrictions on the acquisition of the Bank would have a more limited effect than if the Bank's common stock were held directly by the stockholders purchasing in the Conversion. However, restrictions on the acquisition of the Bank may discourage takeover attempts of the Company in order to gain immediate control of the Bank.

        Regulatory Restrictions. The Administrator and the Federal Reserve have conditionally approved the Company's acquisition of all of the stock of the Bank issued in the Conversion. For three years following completion of a conversion, North Carolina conversion regulations require the prior written approval of the Administrator before any person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of a converting state savings bank such as the Bank. If any person were to so acquire the beneficial ownership of more than 10% of any class of any equity security without prior written approval, the securities beneficially owned in excess of 10% would not be counted as shares entitled to vote and would not be voted or counted as voting shares in connection with any matter submitted to stockholders for a vote. Approval is not required for (i) any offer with view toward public resale made exclusively to the Bank or its underwriters or the selling group acting on its behalf or (ii) any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the Bank by a corporation whose ownership is or will be substantially the same as the ownership of the Bank, provided that the offer or acquisition is made more than one year following the consummation of the Conversion. Similarly, Federal Reserve approval is required before any person or entity may acquire "control" of the Bank. See "-- The Company--Regulatory Restrictions."

        Board of Directors. The amended Articles of Incorporation of the Bank upon consummation of the Conversion will provide that the number of directors may be no less than five. The initial number of directors will be five, but such number may be changed by resolution of the Board of Directors. This provision has the effect of enabling the Board of Directors to elect directors friendly to management in the event of a non-negotiated takeover attempt. The Bank's Bylaws also provide for staggered elections of directors if and when the total number of directors is at least nine. These provisions are designed to make it more difficult for a person seeking to acquire control of the Bank to gain majority representation on the Board of Directors in a relatively short period of time. The Bank believes these provisions to be important to continuity in the composition and policies of its Board of Directors.

                                THE CONVERSION

THE BOARD OF DIRECTORS OF THE BANK HAS ADOPTED AND THE ADMINISTRATOR HAS APPROVED COMPLETION OF THE TRANSACTIONS DESCRIBED IN THE PLAN SUBJECT TO APPROVAL BY THE MEMBERS OF THE BANK AND TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS. APPROVAL BY THE ADMINISTRATOR DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY THE ADMINISTRATOR.

General

        The Bank was organized and has operated as a traditional savings and loan association. It recognizes that the banking and financial services industries are in the process of fundamental changes, reflecting changes in the local, national and international economies, technological changes and changes in state and federal laws. As a result, for several years the Bank has been studying the environment in which it operates and its strategic options.

        As a result of its study of its strategic options, the Bank adopted the Plan. The Bank believes that converting the bank from the mutual to stock form and organizing the Company will provide increased flexibility for the Bank and the Company to react to changes in their operating environment, regardless of the strategies ultimately chosen.

        The existing management of the Bank and the Company believes that it will be in the best interests of the Bank, the Company and the stockholders of the Company for the Company to remain an independent financial institution. Assuming the consummation of the Conversion, the Company and the Bank intend to pursue the business strategy described in this Prospectus with the goal of enhancing shareholder value over the long term. Neither the Company nor the Bank has any existing plan to consider any business combination, and neither company has any agreement or understanding with respect to any possible business combination.

        The Board of Director's adoption of the Plan is subject to approval by the members of the Bank and receipt of required regulatory approvals. Pursuant to the Plan, the Bank will be converted from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank and will become a wholly-owned subsidiary of the Company. The Company will issue the Common Stock to be sold in the Conversion and will use that portion of the net proceeds thereof which it does not retain to purchase the capital stock of the Bank. By letter dated __________, 1997, the Administrator approved the Plan, subject to approval by the members of the Bank and satisfaction of certain other conditions. The Special Meeting will be held on December ____, 1997 for the purpose of considering approval of the Plan.

        Consummation of the Conversion is contingent also upon receipt of the approvals of the Federal Reserve and the Administrator for the Company to acquire the Bank. Those approvals have been received. The Conversion cannot be consummated until the expiration of the Bank Merger Act of 1956 waiting period which began to run upon approval by the Federal Reserve of the Company's application and expires ___________, 199___. Finally, consummation of the Conversion is contingent upon receipt from the FDIC of a final non-objection letter with respect to the transaction. The FDIC has issued a conditional notification that it does not intend to object to the Conversion.

        The following is a summary of all material provisions of the Plan. It is qualified in its entirety by the provisions of the Plan, which contains a more detailed description of the terms of the Conversion. The Plan is attached as Attachment I to the Bank's Proxy Statement for the Special Meeting which has been delivered to all members of the Bank. The Plan can also be obtained by written request from the Bank. See "ADDITIONAL INFORMATION."

Purposes of Conversion

        The Bank, as a mutual savings bank, now has no stockholders and no authority to issue capital stock. By converting to the stock form of organization, the Bank will be structured in the form used by most commercial banks, other business entities and a substantial number of savings institutions. Conversion to a North Carolina-chartered capital stock savings bank and the formation of a Company offers a number of advantages which may be important to the future and performance of the Bank, including (i) a larger capital base for the Bank's operations, (ii) an enhanced future access to capital markets and (iii) an opportunity for depositors of the Bank to become stockholders of the Company.

        After completion of the Conversion, the unissued common and preferred stock authorized by the Company's Articles of Incorporation will permit the Company, subject to market conditions, to raise additional equity capital through further sales of securities. Following the Conversion, the Company will also be able to use stock-related incentive programs to attract, retain and provide incentives for qualified directors and executive and other personnel of the Company and the Bank. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan" and "-- Stock Based Benefits."

        Formation of the Company will provide greater flexibility than the Bank would otherwise have to expand and diversify its business activities through existing or newly formed subsidiaries, or through acquisitions of, or mergers with, both mutual and stock institutions, as well as other companies. However, there are no current plans, arrangements, understandings or agreements regarding any such business combinations.

Effects of Conversion

        General. Each person with a deposit account in the Bank has pro rata rights, based upon the balance in his or her account, in the net worth of the Bank upon liquidation. However, this right is tied to the depositor's account and has no tangible market value separate from such deposit account. Further, the Bank's depositors can realize value with respect to their interests only in the unlikely event that the Bank is liquidated and has a positive net worth. In such an event, the depositors of record at that time, as owners, would share pro rata in any residual surplus after other claims, including those with respect to the deposit accounts of depositors, are paid.

        Upon the Bank's conversion to stock form, its Certificate of Incorporation will be amended to authorize the issuance of permanent nonwithdrawable capital stock to represent the ownership of the Bank, including its net worth. The capital stock will be separate and apart from deposit accounts and will not be insured by the FDIC or any other governmental entity. Certificates will be issued to evidence ownership of the capital stock. All of the outstanding capital stock of the Bank will be acquired by the Company, which in turn will issue its Common Stock to purchasers in the Conversion. The stock certificates issued by the Company will be transferable and, therefore, subject to applicable law, the stock could be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold at the Bank.

        Voting Rights. Under the Bank's current Certificate of Incorporation and Bylaws, deposit account holders and borrowers have voting rights with respect to certain matters relating to the Bank, including the election of directors. After the Conversion, (i) neither deposit account holders nor borrowers will have voting rights with respect to the Bank and will therefore not be able to elect directors of the Bank or control its affairs; (ii) voting rights with respect to the Bank will be vested in the Company as the sole stockholder of the Bank; and
(iii) voting rights with respect to the Company will be vested in the Company's stockholders. Each purchaser of Common Stock will be entitled to vote on any matters to be considered by the Company's stockholders. For a description of the voting rights of the holders of Common Stock, see "DESCRIPTION OF CAPITAL STOCK."

        Deposit Accounts and Loans. The account balances, interest rates and other terms of deposit accounts at the Bank and the existing deposit insurance coverage of such accounts will not be affected by the Conversion (except to the extent that a depositor directs the Bank to withdraw funds to pay for his or her Common Stock). Furthermore, the Conversion will not affect any loan account, the balances, interest rates, maturities or other terms of these accounts, or the obligations of borrowers under their individual contractual arrangements with the Bank.

        Continuity. The Bank will continue without interruption, during and after completion of the Conversion, to provide its services to depositors and borrowers pursuant to existing policies and will maintain its office operated by the existing management and employees of the Bank.

        Liquidation Rights. In the unlikely event of a complete liquidation of the Bank, either before or after Conversion, account holders would have claims for the amount of their deposit accounts, including accrued interest, and would receive the protection of deposit insurance up to applicable limits. In addition to deposit insurance coverage, depositor liquidation rights before and after Conversion would be as follows:

        Liquidation Rights Prior to the Conversion. Prior to the Conversion, in the event of a complete liquidation of the Bank, each holder of a deposit account in the Bank would receive such holder's pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts, including accrued interest). Such holder's pro rata share of such remaining assets, if any, would be in the same proportion of such assets as the value of such holder's deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation.

        Liquidation Rights After the Conversion. As required by North Carolina conversion regulations, the Plan provides that, upon completion of the Conversion, a memorandum account called a "Liquidation Account" will be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. The amount of the Liquidation Account will be equal to the net worth of the Bank as of the date of its latest statement of financial condition contained in the final prospectus relating to the sale of shares of Common Stock in the Conversion. Under applicable regulations, the Bank will not be permitted to pay dividends on, or repurchase any of, its capital stock if its net worth would thereby be reduced below the aggregate amount then required for the Liquidation Account. See "DIVIDEND POLICY" and SUPERVISION AND REGULATION -- Regulation of the Bank -- Restrictions on Dividends and Other Capital Distributions." After the Conversion, Eligible Account Holders and Supplemental Eligible Account Holders will be entitled, in the event of a liquidation of the Bank, to receive liquidating distributions of any assets remaining after payment of all creditors' claims (including the claims of all depositors to the withdrawal values of their deposit accounts, including accrued interest), before any distributions are made on the Bank's capital stock, equal to their proportionate interests at that time in the Liquidation Account.

        Each Eligible Account Holder and Supplemental Eligible Account Holder will have an initial interest ("subaccount balance") in the Liquidation Account for each deposit account held as of December 31, 1995 (the Eligibility Record
Date) or as of September 30, 1997 (the Supplemental Eligibility Record Date), respectively. Each initial subaccount balance will be the amount determined by multiplying the total opening balance in the Liquidation Account by the Qualifying Deposit (a deposit of at least $50 as of the Eligibility Record Date or Supplemental Eligibility Record Date, as applicable) of such deposit account divided by the total of all Qualifying Deposits on that date. If the amount in the deposit account on any subsequent annual closing date of the Bank is less than the balance in such deposit account on any other annual closing date or the balance in such an account on the Eligibility Record Date or Supplemental Eligibility Record Date, as the case may be, this interest in the Liquidation Account will be reduced by an amount proportionate to any such reduction, and will not thereafter be increased despite any subsequent increase in the related deposit account. An Eligible Account Holder's or Supplemental Eligible Account Holder's interest in the Liquidation Account will cease to exist if the deposit account is closed. The Liquidation Account will never increase and will be correspondingly reduced as the interests in the Liquidation Account are reduced or cease to exist. In the event of a liquidation, any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company, as sole stockholder of the Bank.

        A merger, consolidation, sale of bulk assets or similar combination or transaction with another FDIC-insured depository institution, whether or not the Bank is the surviving institution, would not be viewed as a complete liquidation for purposes of distribution of the Liquidation Account. In any such transaction, the Liquidation

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

Account would be assumed by the surviving institution to the full extent authorized by regulations of the Administrator as then in effect.

Offering of Common Stock

        As part of the Conversion, the Company is making the Subscription Offering of Common Stock in the priorities and to the persons described below under "-- Subscription Offering." In addition, any shares which remain unsubscribed for in the Subscription Offering will be offered in the Community Offering to members of the general public, with priority being given to natural persons and trusts of natural persons residing or located in the Local Community, including IRAs, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of the Local Community. See "-- Community Offering." If necessary, all shares of Common Stock not purchased in the Subscription Offering and Community Offering, if any, may be offered for sale to the general public through a syndicate of registered broker-dealers as selected dealers to be managed by Trident Securities. See "-- Syndicated Community Offering." The Plan requires that the aggregate dollar amount of the Common Stock sold equal not less than the minimum nor more than the maximum of the Valuation Range which is established in connection with the Conversion; provided, however, with the consent of the Administrator and the FDIC the aggregate dollar amount of the Common Stock sold may be increased to as much as 15% above the maximum of the Valuation Range, without a resolicitation of subscribers or any right to cancel subscriptions, in order to reflect changes in market and financial conditions following commencement of the Subscription Offering. See "-- Purchase Price of Common Stock and Number of Shares Offered." If the Syndicated Community Offering is not feasible or successful and Common Stock having an aggregate value of at least the minimum of the Valuation Range is not subscribed for in the Subscription and Community Offerings, the Company will consult with the Administrator to determine an appropriate alternative method of selling all shares of Common Stock offered in the Conversion and not subscribed for in the Offerings. The same per share price ($50.00) will be paid by purchasers in the Subscription, Community and Syndicated Community Offerings.

        The Subscription Offering will expire at the Expiration Time, which is 12:00 noon, Eastern Time, on December ____, 1997, unless, with the approval of the Administrator, the offering period is extended by the Company and the Bank. The Community Offering, if any, may begin at any time after the Subscription Offering begins and will terminate at the Expiration Time or at any time thereafter, but not later than __________, 199__, unless extended with the approval of the Administrator. The Syndicated Community Offering, if any, or other sale of all shares not subscribed for in the Subscription and Community Offerings, will be made as soon as practicable following the Expiration Time. The sale of the Common Stock must, under the North Carolina conversion regulations, be completed within 45 days after the Expiration Time unless such period is extended with the approval of the Administrator. In the event such an extension is approved, subscribers would be resolicited and would be given the opportunity to increase (subject to maximum purchase limitations), decrease (subject to minimum purchase limitations) or rescind their subscriptions. If a subscriber fails to respond to the resolicitation by the end of the resolicitation period, the subscription of such subscriber will be canceled, funds submitted with the subscription will be refunded promptly with interest at the Bank's passbook savings rate, and holds on accounts from which withdrawals were designated will be released. Any such solicitation will be by means of an amended prospectus filed with the SEC. In such event, substantial additional printing, legal and accounting expenses may be incurred in completing the Conversion.

        The commencement and completion of any required Community or Syndicated Community Offering will be subject to market conditions and other factors beyond the Company's control. Accordingly, no assurance can be given that any required Community or Syndicated Community Offering or other sale of Common Stock will be commenced at any particular time or as to the length of time that will be required to complete the sale of all shares of Common Stock offered, and significant changes may occur in the estimated pro forma market value of the Common Stock, together with corresponding changes in the offering price, the number of shares being offered, and the net proceeds realized from the sale of the Common Stock. The Plan requires that the Conversion be completed within 24 months after the date of approval of the Plan by the Bank's members.

Subscription Offering

        In accordance with North Carolina conversion regulations, non-transferable Subscription Rights have been


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


granted under the Plan to the following persons in the following order of priority: (i) the Bank's Eligible Account Holders, who are depositors as of December 31, 1995 who had aggregate deposits at the close of business on such date of at least $50 ("Qualifying Deposits"); (ii) the ESOP; (iii) the Bank's Supplemental Eligible Account Holders, who are depositors as of September 30, 1997 who had Qualifying Deposits on such date; (iv) the Bank's Other Members, who are depositor and borrower members as of November 5, 1997, the voting record date for the Special Meeting, who are not Eligible Account Holders or Supplemental Eligible Account Holders; and (v) directors, officers and employees of the Bank who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, in the priorities and subject to the limitations described herein. All subscriptions received will be subject to the availability of Common Stock after satisfaction of subscriptions of all persons having prior rights in the Subscription Offering, and to the maximum purchase limitations and other terms and conditions set forth in the Plan and described below.

        In order to ensure proper identification of Subscription Rights, it is the responsibility of subscribers in the Subscription Offering to provide correct account verification information on the Stock Order Forms.

        Eligible Account Holders. Each Eligible Account Holder has been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the maximum purchase limitation described in "--Minimum and Maximum Purchase Limitations." If Eligible Account Holders subscribe for more shares of Common Stock than are available for purchase, the shares offered will first be allocated among the subscribing Eligible Account Holders so as to enable each subscribing Eligible Account Holder to the extent possible, to purchase the number of shares necessary to make his or her total allocation of Common Stock equal to the lesser of 100 shares of Common Stock or the number of shares subscribed for by such Eligible Account Holder. Any shares remaining after such allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that each such Eligible Account Holder's Qualifying Deposits bears to the total of the Qualifying Deposits of all such Eligible Account Holders.

        ESOP. The ESOP has been granted, without payment therefor, Subscription Rights to purchase a number of shares of Common Stock up to 8% of the aggregate number of shares issued in the Conversion. The ESOP is expected to purchase 8% of the number of shares to be issued in the Conversion. If, because of an oversubscription for shares of Common Stock or for any other reason, the ESOP is unable to purchase in the Conversion 8% of the total number of shares offered in the Conversion, then the Board of Directors of the Company intends to approve the purchase by the ESOP in the open market after the Conversion, of such shares as are necessary for the ESOP to acquire a number of shares equal to 8% of the shares of Common Stock issued in the Conversion.

        Supplemental Eligible Account Holders. To the extent that shares remain available for purchase after satisfaction of subscriptions of Eligible Account Holders and the ESOP, each Supplemental Eligible Account Holder has been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the maximum purchase limitation described in "-- Minimum and Maximum Purchase Limitations." If Supplemental Eligible Account Holders subscribe for more shares of Common Stock than are available for purchase, the shares offered will first be allocated among the subscribing Supplemental Eligible Account Holders so as to enable each subscribing Supplemental Eligible Account Holder to the extent possible, to purchase the number of shares necessary to make his or her total allocation of Common Stock equal to the lesser of 100 shares of Common Stock or the number of shares subscribed for by such Supplemental Eligible Account Holder. Any shares remaining after such allocation will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that each such Supplemental Eligible Account Holder's Qualifying Deposits bears to the total of the Qualifying Deposits of all such Supplemental Eligible Account Holders.

        Other Members. To the extent that shares remain available for purchase after satisfaction of subscriptions of Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, members of the Bank as of November 5, 1997 (the voting record date for the Special Meeting), other than Eligible Account Holders and

Supplemental Eligible Account Holders (Other Members) have each been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the maximum purchase limitation described in "-- Minimum and Maximum Purchase Limitations." If Other Members subscribe for more shares of Common Stock than remain available for purchase by Other Members, shares will be allocated among the subscribing Other Members in the proportion that the number of votes eligible to be cast by each Other Member bears to the total number of votes eligible to be cast at the Special Meeting by all Other Members whose subscriptions remain unsatisfied.

        Employees, Officers, and Directors. To the extent that shares remain available for purchase after satisfaction of subscriptions of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members, the Bank's employees, officers and directors who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members have each been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the maximum purchase limitation described in "-- Minimum and Maximum Purchase Limitations." If more shares are subscribed for by such employees, officers and directors than are available for purchase by them, the available shares will be allocated among subscribing employees, officers and directors pro rata on the basis of the amount of their respective subscriptions.

Community Offering

        Any shares of Common Stock which remain unsubscribed for in the Subscription Offering may be offered by the Company to members of the general public in the Community Offering, which may commence at any time after commencement of the Subscription Offering, with priority given to natural persons and trusts of natural persons residing or located in Iredell, Mecklenburg, Lincoln, Catawba, Rowan and Cabarrus counties in North Carolina (the Local Community), including IRA accounts, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of, the Local Community. The Community Offering may terminate at the Expiration Time or at any time thereafter, but no later than __________, 199__, unless further extended with the consent of the Administrator. The opportunity to subscribe for shares of Common Stock in the Community Offering is subject to the right of the Bank and the Company, in their sole discretion, to accept or reject any such orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the termination of the Community Offering. In the event the Bank and the Company reject any such orders after receipt, subscribers will be promptly notified and all funds submitted with subscriptions will be returned with interest at the Bank's passbook savings rate.

        In the event that subscriptions by subscribers in the Community Offering whose orders would otherwise be accepted exceed the shares available for purchase in the Community Offering, then subscriptions of natural persons and trusts of natural persons residing in the Local Community, including IRAs, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of the Local Community ("First Priority Community Subscribers") will be filled in full up to applicable purchase limitations (to the extent such subscriptions are not rejected by the Bank and the Company) prior to any allocation to other subscribers in the Community Offering.

        In the event of an oversubscription by First Priority Community Subscribers whose orders would otherwise be accepted, shares of Common Stock will be allocated first to each First Priority Community Subscriber whose order is accepted in full or in part by the Bank and the Company in the entire amount of such order up to a number of shares no greater than 5,000 shares, which number shall be determined by the Board of Directors of the Bank prior to the time the Conversion is consummated with the intent to provide for a wide distribution of shares among such subscribers. Any shares remaining after such allocation will be allocated to each First Priority Community Subscriber whose order is accepted in full or in part on an equal number of shares basis until all orders are filled. Such allocation shall also be applied to subscriptions by other subscribers in the Community Offering, in the event shares are available for such subscribers but there is an oversubscription by them.

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

        In order to ensure proper allocation of shares in the event of an oversubscription, it is the responsibility of subscribers in the Community Offering to provide correct addresses of residence on the Stock Order Forms.

Syndicated Community Offering

        The Plan provides that, if necessary, all shares of Common Stock not purchased in the Subscription and Community Offerings, if any, may be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers as selected dealers ("Selected Dealers") to be formed and managed by Trident Securities acting as agent of the Company in the sale of the Common Stock. The Company and the Bank have the right to reject orders, in whole or in part, in their sole discretion in the Syndicated Community Offering. Neither Trident Securities nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering; however, Trident Securities has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering. Common Stock sold in the Syndicated Community Offering will be sold at the purchase price of $50.00 per share which is the same price as all other shares being offered in the Conversion.

        It is estimated that the Selected Dealers will receive a negotiated commission based on the amount of Common Stock sold by the Selected Dealer, payable by the Company. During the Syndicated Community Offering, Selected Dealers may only solicit indications of interest from their customers to place orders with the Company as of a certain date (the "Order Date") for the purchase of shares of Common Stock. When and if Trident Securities and the Company believe that enough indications and orders have been received in the Offerings to consummate the Conversion, Trident Securities will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on a date which will be three business days from the Order Date ("Debit Date"). Customers who authorize Selected Dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Debit Date. On the next business day following the Debit Date, Selected Dealers will remit funds to the account that the Company established for each Selected Dealer. After payment has been received by the Company from Selected Dealers, funds will earn interest at the Bank's passbook savings rate until the consummation of the Conversion. In the event the Conversion is not consummated as described above, funds with interest will be returned promptly to the Selected Dealers, who, in turn, will promptly credit their customers' brokerage accounts.

        The Syndicated Community Offering may close at any time after the Expiration Time at the discretion of the Bank and the Company, but in no case later than _____________, 1998.

Fractional Shares

        In making allocations in the event of oversubscriptions, all computations will be rounded down to the nearest whole share; no fractional shares will be issued. Excess and other amounts sent by subscribers which are not used to satisfy subscriptions will be refunded with interest at the Bank's passbook savings rate, and amounts designated for withdrawal from deposit accounts will be released.

Purchase Price of Common Stock and Number of Shares Offered

        The purchase price of shares of Common Stock sold in the Subscription Offering, Community Offering and Syndicated Community Offering will be $50.00 per share. The purchase price was determined by the Boards of Directors of the Company and the Bank in consultation with the Bank's financial advisor and sales agent, Trident Securities, and was based upon a number of factors. The Board of Directors considered a purchase price of $50.00 preferable to a lower per share price for several reasons. It was hoped that, in the event of an oversubscription, the higher price would result in a wider distribution of the Common Stock. See "- Subscription Offering - Eligible Account Holders." Additionally, the Board of Directors would like the Company and the Bank to be more closely identified with the commercial banks doing business in its market area which have common stock trading at per share prices in the range of approximately $50.00 to $92.00. It is also hoped that a $50.00 per share price will encourage a higher level of local, long-term investment in the Company and the Bank. See "Dividend Policy."

        The North Carolina regulations governing conversions of North Carolina-chartered mutual savings banks to stock form require that the aggregate purchase price of the shares of Common Stock of the Company sold in connection with the Conversion be equal to not less than the minimum, nor more than the maximum, of the Valuation Range which is established by an independent appraisal in the Conversion and is described below; provided, however, that with the consent of the Administrator and the FDIC the aggregate purchase price of the Common Stock sold may be increased to up to 15% above the maximum of the Valuation Range, without a resolicitation of subscribers or any right to cancel, rescind or change subscription orders, to reflect changes in market and financial conditions following commencement of the Subscription Offering.

        FDIC rules with respect to appraisals require that the independent appraisal must include a complete and detailed description of the elements of the appraisal report, justification for the methodology employed and sufficient support for the conclusions reached. The appraisal report must include a full discussion of each peer group member and documented analytical evidence supporting variances from peer group statistics. The appraisal report must also include a complete analysis of the converting institution's pro forma earnings, which should include the institution's full potential once it fully deploys the capital from the conversion pursuant to its business plan.

        The Bank has retained JMP Financial, an independent appraisal firm experienced in the valuation and appraisal of savings institutions and their holding companies, to prepare an appraisal of the pro forma market value of the Bank and the Company and to assist the Bank in preparing a business plan. For its services in determining such valuation and assisting with the business plan, JMP Financial will receive an aggregate fee of $27,500 and will be reimbursed for its out-of-pocket expenses.

        JMP Financial has informed the Bank that its appraisal has been made in reliance upon the information contained in this Prospectus, including the financial statements of the Bank. JMP Financial has further informed the Bank that it also considered the following factors, among others, in making the appraisal: (i) the present and projected operating results and financial condition of the Company and the Bank; (ii) the economic and demographic conditions in the Bank's existing market area; (iii) certain historical, financial and other information relating to the Bank; (iv) the proposed dividend policy of the Company; (v) a comparative evaluation of the operating and financial statistics of the Bank with those of other savings institutions; (vi) the aggregate size of the offering of the Common Stock; and (vii) the trading market for the securities of institutions JMP Financial believes to be comparable in relevant respects to the Company and the Bank and general conditions in the markets for such securities. In addition, JMP Financial has advised the Bank that it has considered the effect of the Conversion on the net worth and earnings potential of the Company and the Bank.

        On the basis of its consideration of the above factors, JMP Financial has advised the Bank that, in its opinion, at October 17, 1997, the Valuation Range of the Bank and the Company was from a minimum of $21,675,000 to a maximum of $29,325,000, with a midpoint of $25,500,000. Based upon such valuation and a purchase price for shares offered in the Conversion of $50.00 per share, the number of shares to be offered ranges from a minimum of 433,500 shares to a maximum of 586,500 shares, with a midpoint of 510,000 shares.

        The Board of Directors of the Bank has reviewed the methodology and assumptions used by JMP Financial in preparing the appraisal and has determined that the Valuation Range, as well as the methodology and assumptions used, were reasonable and appropriate.

        Upon completion of the Offerings, JMP Financial will confirm or update its valuation of the estimated aggregate pro forma market value of the Bank and the Company. Based on the confirmed or updated appraisal, a determination will be made of the total number of shares of Common Stock which shall be offered and sold in the Conversion.

        With the consent of the Administrator and the FDIC, the aggregate price of the shares sold in the Conversion may be increased by up to 15% above the maximum of the Valuation Range, or to $33,723,750 (674,475 shares), without a resolicitation of subscribers and without any right to cancel, rescind or change subscription orders, to reflect changes in market and financial conditions following commencement of the Subscription Offering.

        No sale of shares of Common Stock may be consummated unless, after the expiration of the offering period, JMP Financial confirms to the Bank, the Company, the Administrator and the FDIC, that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause JMP Financial to conclude that the aggregate purchase price of the Common Stock sold in the Conversion is incompatible with its estimate of the aggregate pro forma market value of the Bank and the Company at the conclusion of the Offerings. If the aggregate pro forma market value of the Bank and the Company as of such date is within the Valuation Range (or, with the consent of the Administrator and FDIC, not more than 15% above the maximum of the Valuation Range), then such pro forma market value will determine the number of shares of Common Stock to be sold in the Conversion. If there has occurred a change in the aggregate pro forma market value of the Bank and the Company so that the aggregate pro forma market value is below the minimum of the Valuation Range or more than 15% above the maximum of the Valuation Range, a resolicitation of subscribers may be made based upon a new Valuation Range, the Plan may be terminated or such other actions as the Administrator and the FDIC may permit may be taken.

        In the event of a resolicitation, subscribers would be given a specified time period within which to respond to the resolicitation. If a subscriber fails to respond to the resolicitation by the end of such period, the subscription of such subscriber will be cancelled, funds submitted with the subscription will be refunded promptly with interest at the Bank's passbook savings rate, and holds on accounts from which withdrawals were designated will be released. Any such resolicitation will be by means of an amended prospectus filed with the SEC. A resolicitation may delay completion of the Conversion. If the Plan is terminated, all funds will be returned promptly with interest at the Bank's passbook savings rate from the date payment was deemed received, and holds on funds authorized for withdrawal from deposit accounts will be released. See "-- Exercise of Subscription Rights and Purchases in the Community Offering."

        The valuation by JMP Financial is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing Common Stock. JMP Financial did not independently verify the financial statements and other information provided by the Bank, nor did JMP Financial value independently the assets or liabilities of the Bank. The valuation considers the Bank as a going concern and should not be considered as an indication of the liquidation value of the Bank or the Company. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing such shares in the Conversion will thereafter be able to sell shares at prices in the range of the foregoing valuation of the pro forma market value thereof.

        A copy of the complete appraisal by JMP Financial is on file and available for inspection at the office of the Savings Institutions Division of the North Carolina Department of Commerce, Tower Building, Suite 301, 1110 Navaho Drive, Raleigh, North Carolina 27609. A copy is also available for inspection at the Stock Information Center, 347 North Main Street, Mooresville, North Carolina 28115. A copy of the appraisal has also been filed as an exhibit to the Registration Statement filed with the SEC with respect to the Common Stock offered hereby. See "ADDITIONAL INFORMATION."

Exercise of Subscription Rights and Purchases in Community Offering

        In order for Subscription Rights to be effectively exercised in the Subscription Offering and in order to purchase in the Subscription Offering, the original signed Stock Order Forms (including an original signed form of certification) and the required payment for the aggregate dollar amount of Common Stock desired or appropriate instructions authorizing withdrawal from one or more the Bank deposit accounts (other than negotiable order of withdrawal accounts or other demand deposit accounts), must be received by the Bank by the Expiration Time, which is 12:00 noon, Eastern Time, on December ____, 1997. Subscription Rights (i) for which the Bank does not receive original signed Stock Order Forms by the Expiration Time (unless such time is extended), or (ii) for which Stock Order Forms are executed defectively or are not accompanied by full payment (or appropriate withdrawal instructions) for subscribed shares, will expire whether or not the Bank has been able to locate the persons entitled to such rights. Copies of the Stock Order Forms, including copies sent by facsimile, will not be accepted. In order to purchase in the Community Offering, the Stock Order Forms, accompanied by the required payment for the aggregate dollar amount of Common Stock desired or appropriate instructions authorizing withdrawal from one or more the Bank deposit accounts (other than negotiable order of withdrawal accounts or other demand deposit accounts), must be received by the Bank prior to the time the Community Offering terminates, which could be at any time at or subsequent to the Expiration Time. No orders will be accepted from persons who do not have Subscription Rights in the Subscription Offering unless a Community Offering is commenced.

        Persons wishing to use funds in a the Bank IRA to purchase Common Stock must visit the Stock Information Center on or before December ____, 1997 in order to complete that purchase so that the necessary forms may be forwarded for execution and returned prior to the Expiration Time.

        Executed Stock Order Forms once received by the Bank, may not be modified, amended or rescinded without the consent of the Bank. The Bank has the right to extend the subscription period subject to applicable regulations, unless otherwise ordered by the Administrator, or to waive or permit correction of incomplete or improperly executed Stock Order Forms, but does not represent that it will do so.

        The amount to be remitted with the Stock Order Forms shall be the aggregate dollar amount that a subscriber or purchaser desires to invest in the Subscription and Community Offerings. Complete payment must accompany all completed Stock Order Forms submitted in the Subscription and Community Offerings in order for subscriptions to be valid. See "-- Purchase Price of Common Stock and Number of Shares Offered."

        Payment for shares will be permitted to be made by any of the following means: (i) in cash, if delivered in person to either office of the Bank; (ii) by check, bank draft, negotiable order of withdrawal or money order, provided that the foregoing will only be accepted subject to collection and payment; or (iii) by appropriate authorization of withdrawal from any deposit account in the Bank (other than a negotiable order of withdrawal account or other demand deposit account). Stock Order Forms directing that payment for shares be made by authorization of withdrawal will be accepted only if, at the time the Stock Order Forms are received, there exists sufficient funds in the account from which withdrawal is authorized to pay the full purchase price for the number of shares ordered. Payment may not be made by wire transfer. In order to ensure proper identification of Subscription Rights and proper allocations in the event of an oversubscription, it is the responsibility of subscribers to provide correct account verification information on the Stock Order Forms. Stock Order Forms submitted by unauthorized purchasers or in amounts exceeding purchase limitations will not be honored.

        For purposes of determining the withdrawal balance of deposit accounts from which withdrawals have been authorized, such withdrawals will be deemed to have been made upon receipt of appropriate authorization therefor, but interest will be paid by the Bank on the amount deemed to have been withdrawn at the contractual rate of interest paid on such accounts until the date on which the Conversion is completed or terminated.

        Interest will be paid by the Bank on payments for Common Stock made in cash or by check, bank draft, negotiable order of withdrawal or money order at the Bank's passbook savings rate. Such interest shall be paid from the date the order is accepted for processing and payment in good funds is received by the Bank until consummation or termination of the Conversion. The Bank shall be entitled to invest all amounts paid on subscriptions for

Common Stock for its own account until completion or termination of the Conversion. The Bank may not knowingly lend funds or otherwise extend credit to any person to purchase Common Stock. After amounts submitted for payment are applied to the purchase price for shares sold, they will no longer earn interest, and they will not be insured by the FDIC or any other government agency or other entity.

        The Stock Order Forms contain appropriate means by which authorization of withdrawals from deposit accounts may be made to pay for subscribed shares. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be withdrawn (except by the Bank as payment for Common Stock) until the Conversion is completed or terminated. Savings accounts will be permitted to be established for the purpose of making payment for subscribed shares of Common Stock. Funds authorized for withdrawal will continue to earn interest at the applicable contract interest rate until completion or termination of the Conversion or, in the case of an order submitted in the Community Offering, until it is determined that such order cannot or will not be accepted. Notwithstanding any regulatory provision regarding penalties for early withdrawal from certificate accounts, payment for subscribed shares of Common Stock will be permitted through authorization of withdrawals from such accounts without the assessment of such penalties. However, if after such withdrawal the applicable minimum balance requirement ceases to be satisfied, such certificate account will be canceled and the remaining balance thereof will earn interest at the Bank's passbook savings rate.

        Upon completion or termination of the Conversion, the Bank will return to subscribers all amounts paid with subscriptions which are not applied to the purchase price for shares, plus interest at its passbook savings rate from the date good funds are received until the consummation or termination of the Conversion, and the Bank will release deposit account withdrawal orders given in connection with the subscriptions to the extent funds are not withdrawn and applied toward the purchase of shares.

Delivery of Stock Certificates

        Certificates representing Common Stock issued in the Conversion will be mailed by the Company's transfer agent to persons entitled thereto at the address of such persons appearing on the Stock Order Forms as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be held by the Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for Common Stock are available and delivered to subscribers, subscribers may not be able to sell the shares of Common Stock for which they have subscribed, even though trading of the Common Stock may have commenced. Allocations of Common Stock will be deemed final only upon stockholder receipt of the certificate representing the Common Stock.

Persons in Non-Qualified or Foreign Jurisdictions

        The Company will make reasonable efforts to comply with the securities laws of all states of the United States in which Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members entitled to subscribe for shares of Common Stock reside. However, no shares of Common Stock or Subscription Rights under the Plan will be offered or sold in a foreign country, or in a state in the United States (i) where a small number of persons otherwise eligible to subscribe for shares under the Plan reside or (ii) if the Company determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that the Company, the Bank or any employee or representative thereof register as a broker, dealer, agent or salesperson or register or otherwise qualify the Subscription Rights or Common Stock for sale in such state. No payments will be made in lieu of the granting of Subscription Rights to persons residing in such jurisdictions.

Marketing Arrangements

        The Bank has retained Trident Securities to consult with and advise the Bank and the Company and to assist the Company, on a best-efforts basis, in the marketing of shares in the Offerings. Trident Securities is a broker-dealer registered with the SEC and a member of the National Association of Securities Dealers, Inc. ("NASD"). Trident Securities is headquartered in Raleigh, North Carolina, and its telephone number is (919) 781-8900. Trident Securities will assist the Bank and the Company in the Conversion as follows: (i) it will act as marketing advisor with respect to the Subscription Offering and will assist the Company on a best-efforts basis in the marketing of the Common Stock in the Community Offering and Syndicated Community Offering; (ii) members of its staff will conduct training sessions to educate directors, officers and employees of the Bank regarding the Conversion process; and (iii) it will provide assistance in the establishment and supervision of the Stock Information Center, including training staff to record and tabulate orders for the purchase of Common Stock and to respond to customer inquiries.

        For rendering its services, the Bank has agreed to pay Trident Securities (a) a management fee equal to .40% of the aggregate dollar amount of Common Stock sold in the Offerings; and (b) a commission equal to 2.0% of the aggregate dollar amount of Common Stock sold in the Subscription and Community Offerings, excluding shares purchased by the ESOP, directors, executive officers and their "associates" (as defined in the Plan). The Bank has also agreed to pay to Selected Dealers, if any, negotiated commissions. The Bank has paid Trident Securities $10,000 toward amounts due to such agent.

        The Bank has agreed to reimburse Trident Securities for its reasonable out-of-pocket expenses, including but not limited to travel, communications, legal fees and postage, and to indemnify Trident Securities against certain claims or liabilities, including certain liabilities under the Securities Act. Trident has agreed that the Bank is not required to pay its legal fees to the extent they exceed $27,500 or its other out of pocket expenses to the extent they exceed $10,000. Total fees and commissions to Trident Securities are expected to be between $428,180 and $688,433 at the minimum and 15% above the maximum, respectively, of the Valuation Range. See "PRO FORMA DATA" for the assumptions used to determine these estimates.

        Sales of Common Stock will be made primarily through registered representatives affiliated with Trident Securities or by the broker-dealers managed by Trident Securities. In addition, subject to applicable law, executive officers of the Company and the Bank may participate in the solicitation of offers to purchase Common Stock. Other employees of the Bank may participate in the Offerings in clerical capacities, providing administrative support in effecting sales transactions and answering questions of a mechanical nature relating to the proper execution of the Stock Order Forms. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. A Stock Information Center will be established in the Bank's office, in an area separate from the Bank's banking operations. Employees will inform prospective purchasers that their questions should be directed to the Stock Information Center and will provide such persons with the telephone number of the Stock Information Center. Stock orders will be accepted at the Bank's office and will be promptly forwarded to the Stock Information Center for processing. Sales of Common Stock by registered representatives will be made from the Stock Information Center. In addition, the Bank may hire one or more temporary clerical persons to assist in typing, opening mail, answering the phone, and with other clerical duties. An employee of the Bank will also be present at the Stock Information Center to process funds and answer questions regarding payment for stock, including verification of account numbers in the case of payment by withdrawal authorization and similar matters. Subject to applicable state law, the Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers and current full and part-time the Bank employees to participate in the sale of Common Stock. No officer, director or employee of the Company or the Bank will be compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

        The engagement of Trident Securities and the work performed by Trident Securities pursuant to its engagement should not be construed by purchasers of Common Stock as constituting an endorsement or recommendation relating to such investment or a verification of the accuracy or completeness of information contained in this Prospectus.

Minimum and Maximum Purchase Limitations

        Each person subscribing for Common Stock in the Conversion must subscribe for at least ten shares of the Common Stock to be offered in the Conversion. In addition, the maximum number of shares of Common Stock which may be purchased in the Conversion by (i) any person or entity, (ii) persons or entities exercising Subscription Rights through a single account or (iii) group of persons or entities otherwise acting in concert, is 6,000 shares; provided, however, that the ESOP may purchase up to 8% of the number of shares offered in the Conversion (53,958 shares, assuming the issuance of 674,475 shares). In addition, no person or entity, or group of persons or entities acting in concert, together with any associate (as defined in the Plan), may subscribe for more than 12,000 shares of Common Stock sold in the Conversion. Any shares held by the ESOP and attributed to a natural person shall not be aggregated with other shares purchased directly by or otherwise attributable to that natural person. The Board of Directors of the Bank may in its absolute discretion (i) reduce the above-described 6,000 and 12,000 share maximum purchase limitations to an amount not less than 1% of the number of shares offered and sold in the Conversion or (ii) increase such 6,000 and 12,000 share maximum purchase limitations to an amount of up to 5% of the shares of Common Stock offered and sold. Any reduction or increase in the maximum purchase limitation by the Bank's Board of Directors may occur at any time prior to consummation of the Conversion, either before or after the Special Meeting on December ____, 1997. In the event the 6,000 or 12,000 share maximum purchase limitation is increased, any subscriber or group of subscribers in the Subscription, Community or Syndicated Community Offering who has subscribed for the maximum amount which is increased, and certain other large subscribers in the discretion of the Company, shall be given the opportunity to increase their subscriptions up to the then applicable maximum purchase limitation.

        The Plan further provides that for purposes of the foregoing limitations the term "associate" is used to indicate any of the following relationships with a person:

        (i) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Bank, the Company or any subsidiary of the Bank or of the Company;

        (ii) any corporation or organization (other than the Bank, the Company or a majority-owned subsidiary of the Bank or the Company) of which the person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity security; and

        (iii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity, except for any tax-qualified employee stock benefit plan or any charitable trust which is exempt from federal taxation pursuant to Section 501(c)(3) of the Code.

        For purposes of the foregoing limitations, (i) directors and officers of the Bank or the Company shall not be deemed to be associates or a group of persons acting in concert solely as a result of their serving in such capacities, (ii) the ESOP will not be deemed to be acting in concert with any of its trustees for purposes of determining the number of shares which any such trustee, individually, may purchase and (iii) shares of Common Stock held by the ESOP and attributed to an individual will not be aggregated with other shares purchased directly by, or otherwise attributable to, that individual.

        For purposes of the foregoing limitations, persons will be deemed to be "acting in concert" if they are (i) knowingly participating in a joint activity or interdependent conscious parallel action towards a common goal

(whether or not pursuant to an express agreement), with respect to the purchase, ownership, voting or sale of Common Stock or (ii) engaged in a combination or pooling of voting or other interests in the securities of the Company for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The Company and the Bank may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies.

Approval, Interpretation, Amendment and Termination

        Under the Plan, the Administrator's approval thereof, and applicable North Carolina conversion regulations, consummation of the Conversion is subject to satisfaction of certain conditions, including the following: (i) approval of the Plan by the affirmative vote of a majority of the votes eligible to be cast by members of the Bank at the Special Meeting; (ii) sale of shares of Common Stock for an aggregate purchase price equal to not less than the minimum or more than the maximum of the Valuation Range unless the aggregate purchase price is increased to as much as 15% above the maximum with the consent of the Administrator and FDIC, and (iii) receipt by the Company and the Bank of favorable opinions of counsel or other tax advisor as to the federal and state tax consequences of the Conversion. See "-- Income Tax Consequences."

        If all conditions for consummation of the Conversion are not satisfied, no Common Stock will be issued, the Bank will continue to operate as a North Carolina-chartered mutual savings bank, all subscription funds will be promptly returned with interest at the Bank's passbook savings rate, and all deposit withdrawal authorizations (and holds placed on such accounts) will be canceled. In such an event, the Company would not acquire control of the Bank.

        All interpretations by the Bank and the Company of the Plan and of the Stock Order Forms and related materials for the Subscription and Community Offerings will be final, subject to the authority of the Administrator. The Bank and the Company may reject Stock Order Forms that are not properly completed. However, the Company and the Bank retain the right, but will not be required, to waive irregularities in submitted Stock Order Forms or to require the submission of corrected Stock Order Forms or the remittance of full payment for all shares subscribed for by such dates as they may specify. In addition, the Plan may be substantively amended by a two-thirds vote of the Bank's Board of Directors at any time prior to the Special Meeting, and at any time thereafter by a two-thirds vote of the Bank's Board of Directors with the concurrence of the Administrator and the FDIC. If the Bank determines upon the advice of counsel and after consultation with the Administrator that any such amendment is material, subscribers would be given the opportunity to increase, decrease or cancel their subscriptions. Also, as required by the regulations of the Administrator, the Plan provides that the transactions contemplated thereby may be terminated by a two-thirds vote of the Bank's Board of Directors at any time prior to the Special Meeting and may be terminated by a two-thirds vote of the Bank's Board of Directors at any time thereafter but prior to the completion of the Conversion with the concurrence of the Administrator, notwithstanding approval of the Plan by the Members at the Special Meeting.

Certain Restrictions on Transfer of Subscription Rights; False or Misleading Order Forms

        The Subscription Rights granted under the Plan are non-transferable. Subscription Rights may be exercised only by the person to whom they are issued and only for his or her own account. Persons exercising Subscription Rights are required to certify that they are purchasing shares for their own accounts within the purchase limitations set forth in the Plan and that they have no agreement or understanding for the sale or transfer of such shares.

        The Bank reserves the right to make an independent investigation of any facts or circumstances brought to its attention that indicate or tend to indicate that one or more persons acting independently or as a group acting in concert may be attempting to violate or circumvent the regulatory prohibition on transferability of Subscription Rights. The nature and extent of such investigation will be at the Bank's sole discretion and the Bank may require a holder of Subscription Rights to provide certified affidavits and other documentation to satisfy the Bank that its Plan and North Carolina and federal conversion regulations regarding nontransferability are not being subverted by actions of holders of Subscription Rights. In extreme cases the Bank reserves the right to seek legal advice from the General Counsel for the Administrator as to compliance with all regulations governing the Conversion, including the nontransferability of Subscription Rights.

        The Plan provides that, if the Bank's Board of Directors determines that a subscriber (i) has submitted a false or misleading information on his or her Stock Order Forms or otherwise in connection with the attempted purchase of shares, (ii) has attempted to purchase shares of Common Stock in violation of provisions of the Plan or (iii) fails to cooperate with attempts by the Bank or the Company or their employees or agents to verify information with respect to purchase rights, the Board of Directors may reject the order of such subscriber.

Income Tax Consequences

        The Bank has received an opinion from its special counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., of Greensboro, North Carolina, to the effect that for federal income tax purposes: (i) the Conversion will constitute a tax free reorganization with respect to the Bank and no gain or loss will be recognized by the Bank either in its mutual or stock form; (ii) no gain or loss will be recognized by the Bank upon the purchase of the Bank's stock by the Company or upon the sale by the Company of its Common Stock; (iii) no gain or loss will be recognized by the Bank's depositors with respect to their deposit accounts at the Bank as a consequence of the Conversion; (iv) the tax basis of depositors' deposit accounts at the Bank will not be changed as a result of the Conversion; (v) assuming the Subscription Rights have no value, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, or directors, officers and employees of the Bank upon either the issuance to them of the Subscription Rights or the exercise or lapse thereof; (vi) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of interests in the Liquidation Account; (vii) assuming the Subscription Rights have no value, the tax basis for Common Stock purchased in the Conversion will be the amount paid therefor; and (viii) the tax basis of interests in the Liquidation Account will be zero. The Bank has been further advised by its special counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., that the tax effects of the Conversion under North Carolina tax laws will be consistent with the federal income tax consequences.

        Several of the foregoing legal opinions are premised on the assumption that the Subscription Rights will have no value. The Bank has been advised by JMP Financial that, in its opinion, the Subscription Rights will not have any ascertainable value, based on the fact that such rights are acquired by the recipients without cost, are non-transferable, are of short duration and afford the recipients the right only to purchase Common Stock at a price equal to its estimated fair market value as of the date such rights are issued, which will be the same price paid by all purchasers in the Conversion. The opinion of JMP Financial is not binding on the IRS and if the Subscription Rights were ultimately determined to have ascertainable value, recipients of Subscription Rights would have to include in gross income an amount equal to the value of the Subscription Rights received by them. The basis of the Common Stock purchased pursuant to Subscription Rights would be increased by the amount of income realized with respect to the receipt or exercise of the Subscription Rights. Moreover, recipients of Subscription Rights could then have to report the transaction to the IRS. Each Eligible Account Holder, Supplemental Eligible Account Holder, Other Member or other recipient of Subscription Rights is encouraged to consult with his, her or its own tax advisor as to the tax consequences in the event the Subscription Rights are deemed to have ascertainable value.

        No legal opinion has been or will be received with respect to any tax consequences of the Conversion not specifically described above, including the tax consequences to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, other recipients of Subscription Rights or purchasers of Common Stock under the laws of any other state, local or foreign taxing jurisdiction to which they may be subject. Special counsel expresses no opinion regarding the value of the Subscription Rights.


                                LEGAL OPINIONS

        The validity of the issuance of the Common Stock in the Conversion has been passed upon for the Company by its special counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., Greensboro, North Carolina, which firm has also rendered its opinion to the Bank concerning certain federal and North Carolina income tax aspects of the Conversion as described herein under "THE CONVERSION -- Income Tax Consequences." Certain legal matters will be passed upon for Trident Securities by Housely Kantarian & Bronstein, P.C., Washington, D.C.


                                    EXPERTS

        The Financial Statements of the Bank as of December 31, 1996 and 1995 and for each of the years in the two-year period ended December 31, 1996 and for the nine-month period ended December 31, 1994 have been included herein in reliance upon the report of McGladrey & Pullen LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        JMP Financial has consented to being named as an expert herein and to the summary herein of its appraisal report as to the estimated pro forma market value of the Bank and the Company and its opinion with respect to Subscription Rights.


                           REGISTRATION REQUIREMENTS

        The Company will register its Common Stock with the SEC pursuant to
Section 12 of the Exchange Act in connection with the Conversion and will not deregister the Common Stock for a period of three years following the completion of the Conversion. Upon such registration, the proxy and tender offer rules, insider trading reporting requirements and restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable to the Company.


                            ADDITIONAL INFORMATION

        The Company has filed a registration statement with the SEC on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all of the information set forth in the registration statement. Such information can be examined and copied at the public reference facilities of the SEC located at Room 1024, 450 Fifth Street, N. W., Washington, D.C. 20549, and at the regional offices of the SEC at 75 Park Place, Fourteenth Floor, New York, New York 10007 and Room 3190, John C. Kluczynski Building, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material can be obtained by mail from the SEC at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N. W., Washington, D.C. 20549. In addition, the SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company; the address is (http://www.sec.gov.). The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of each material feature thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

        The Bank has filed an Application to Convert a Mutual Savings Bank to a Stock Owned Savings Bank with the Administrator. Pursuant to the North Carolina conversion regulations, this Prospectus omits certain information contained in such Application. The Application, which contains a copy of JMP Financial's appraisal, may be inspected at the office of the Administrator, Savings Institutions Division, North Carolina Department of Commerce, Tower Building, Suite 301, 1110 Navaho Drive, Raleigh, North Carolina 27609. Copies of the Plan, which includes a copy of the Bank's proposed Amended Certificate of Incorporation and Stock Bylaws, and copies of the Company's Articles of Incorporation and Bylaws are available for inspection at each office of the Bank and may be obtained by writing to the Bank at 347 North Main Street, Mooresville, North Carolina 28115, Attention: George W. Brawley, Jr., President, or by telephoning the Bank at (704) 664-4888. A copy of JMP Financial's independent appraisal is also available for inspection at the Stock Information Center, 347 North Main Street, Mooresville, North Carolina 28115.

                         Index to Financial Statements
                                      of
                         Mooresville Savings Bank, SSB


                                                                                                               Page
                                                                                                               ----
Independent Auditors' Report                                                                                    F-1


Financial Statements:

        Statements of Financial Condition at June 30, 1997 (unaudited) and December 31, 1996 and 1995           F-2

        Statements of Operations for the Six Months Ended June 30, 1997 and 1996
          (unaudited) and for the Years Ended December 31, 1996 and 1995 and for
          the Nine Months Ended December 31, 1994                                                         F-3 - F-4

        Statements of Equity for the Six Months Ended June 30, 1997 (unaudited)
          and for the Years Ended December 31, 1996 and 1995 and for the Nine
          Months Ended December 31, 1994                                                                        F-5

        Statements of Cash Flows for the Six Months Ended June 30, 1997 and 1996 (unaudited) and for the Years Ended December 31, 1996 and 1995 and for the Nine Months Ended
          December 31, 1994                                                                               F-6 - F-9

        Notes to Financial Statements                                                                   F-10 - F-33


All schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the Financial Statements of the Bank or related notes. No financial statements are provided for the Company since it was not in operation for any of the periods presented.

                          Independent Auditor's Report



To the Board of Directors
Mooresville Savings Bank, S.S.B.
Mooresville, North Carolina

We have audited the accompanying statements of financial condition of Mooresville Savings Bank, S.S.B. as of December 31, 1996 and 1995, and the related statements of income, equity, and cash flows for each of the years in the two year period ended December 31, 1996 and the nine month period ended December 31, 1994. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mooresville Savings Bank, S.S.B. as of December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 1996, and the nine month period ended December 31, 1994, in conformity with generally accepted accounting principles.



/s/ McGLADREY & PULLEN, LLP


Charlotte, North Carolina
January 16, 1997

MOORESVILLE SAVINGS BANK, S.S.B.

STATEMENTS OF FINANCIAL CONDITION
June 30, 1997, December 31, 1996 and 1995

                                                                             June 30,                        December 31,
ASSETS                                                                         1997                  1996                   1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                            (Unaudited)
Cash
 Interest-bearing deposits                                                $  2,348,000           $  2,253,000           $  2,657,000
 Noninterest-bearing deposits                                                  246,000                422,000                399,000
Certificates of deposit                                                        100,000                100,000                200,000
Securities available for sale (Note 2)                                       3,446,000              3,959,000              3,512,000
Securities held to maturity
 Fair value 1997, $3,205,000; 1996, $3,705,000;
   1995, $6,733,000  (Notes 2 and 5)                                         3,208,000              3,708,000              6,710,000
Federal Home Loan Bank stock (Note 1)                                          930,000                869,000                824,000
Loans receivable, net (Note 3)                                             100,506,000             97,951,000             90,555,000
Office properties and equipment, net (Note 4)                                  908,000                922,000                960,000
Accrued interest receivable:
 Investment securities                                                          83,000                 96,000                117,000
 Loans receivable                                                              639,000                618,000                581,000
Cash value of life insurance (Note 6)                                          810,000                838,000                732,000
Deferred income taxes (Note 8)                                                 861,000                713,000                618,000
Income taxes receivable                                                             -                  42,000                122,000
Prepaid expenses and other assets                                               77,000                 61,000                 46,000
                                                                          ----------------------------------------------------------
                                                                          $114,162,000           $112,552,000           $108,033,000
                                                                          ==========================================================
LIABILITIES AND EQUITY
------------------------------------------------------------------------------------------------------------------------------------
Liabilities:
 Deposits (Note 5)                                                        $ 95,872,000           $ 93,785,000           $ 92,103,000
 Advances from Federal Home Loan Bank (Note 11)                              1,000,000              2,000,000                     -
 Advances from borrowers for taxes and insurance                               215,000                105,000                123,000
 Accounts payable and other liabilities (Note 6)                               229,000                245,000                342,000
 Deferred compensation (Note 6)                                              2,137,000              2,005,000              1,739,000
 Income taxes payable                                                           18,000                     -                      -
                                                                          ----------------------------------------------------------
     Total liabilities                                                      99,471,000             98,140,000             94,307,000

Commitments (Notes 6 and 9)
Equity:
 Retained earnings, substantially
  restricted (Notes 7 and 8)                                                14,671,000             14,384,000             13,663,000
 Unrealized gain on securities available
  for sale, net of tax                                                          20,000                 28,000                 63,000
                                                                          ----------------------------------------------------------
                                                                            14,691,000             14,412,000             13,726,000
                                                                          ----------------------------------------------------------
                                                                          $114,162,000           $112,552,000           $108,033,000
                                                                          ==========================================================

See Notes to Financial Statements.

MOORESVILLE SAVINGS BANK, S.S.B.


STATEMENTS OF INCOME
For the Six Months Ended June 30, 1997 and 1996 and
Years Ended December 31, 1996 and 1995,
and Nine Months ended December 31, 1994


                                                                 June 30,
                                                          1997             1996
--------------------------------------------------------------------------------
                                                               (Unaudited)
Interest income:
 Loans                                              $  4,130,000    $  3,889,000
 Investment securities                                   251,000         319,000
 Other                                                    52,000          49,000
                                                    ----------------------------
                                                       4,433,000       4,257,000
Interest expense:
 Deposits (Note 5)                                     2,308,000       2,305,000
 Federal Home Loan Bank advances                          58,000           5,000
                                                    ----------------------------
                                                       2,366,000       2,310,000
                                                    ----------------------------
     Net interest income                               2,067,000       1,947,000
Provision for loan losses (Note 3)                       230,000             --
                                                    ----------------------------
     Net interest income after provision
     for loan losses                                   1,837,000       1,947,000
                                                    ----------------------------
Noninterest income:
 Service fee income                                       75,000          74,000
 Other                                                    12,000          30,000
                                                    ----------------------------
                                                          87,000         104,000
                                                    ----------------------------
Noninterest expenses:
 Compensation and employee benefits (Note 6)           1,006,000         878,000
 Net occupancy                                            91,000          89,000
 Deposit insurance premiums                               15,000         104,000
 Special SAIF assessment (Note 12)                           --              --
 Data processing                                          83,000          88,000
 Real estate owned expenses                                3,000             --
 Other                                                   230,000         206,000
                                                    ----------------------------
                                                       1,428,000       1,365,000
                                                    ----------------------------
     Income before income taxes                          496,000         686,000
Income taxes (Note 8)                                    209,000         257,000
                                                    ----------------------------
     Net income                                     $    287,000    $    429,000
                                                    ============================

See Notes to Financial Statements.

MOORESVILLE SAVINGS BANK, S.S.B.


STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996 AND
YEARS ENDED DECEMBER 31, 1996 AND 1995,
AND NINE MONTHS ENDED DECEMBER 31, 1994

                                                       December 31,
                                                 1996        1995         1994
--------------------------------------------------------------------------------
Interest income:
  Loans                                      $ 7,963,000 $ 7,118,000 $ 4,961,000
  Investment securities                          628,000     670,000     476,000
  Other                                           88,000     158,000     107,000
                                             -----------------------------------
                                               8,679,000   7,946,000   5,544,000
Interest expense:
  Deposits (Note 5)                            4,624,000   4,416,000   2,607,000
  Federal Home Loan Bank advances (Note 11)       34,000         --          --
                                             -----------------------------------
                                               4,658,000   4,416,000   2,607,000
                                             -----------------------------------
           Net interest income                 4,021,000   3,530,000   2,937,000
Provision for loan losses (Note 3)                   --       12,000      18,000
                                             -----------------------------------
           Net interest income after
            provision                          4,021,000   3,518,000   2,919,000
                                             -----------------------------------
Noninterest income:
  Service fee income                             155,000     156,000     117,000
  Other                                           45,000      34,000      32,000
                                             -----------------------------------
                                                 200,000     190,000     149,000
                                             -----------------------------------
Noninterest expenses:
  Compensation and employee benefits (Note 6)  1,676,000   1,531,000   1,216,000
  Net occupancy                                  162,000     259,000     184,000
  Deposit insurance premiums                     210,000     195,000     147,000
  Special SAIF assessment (Note 12)              520,000         --          --
  Data processing                                169,000     168,000     113,000
  Real estate owned expenses                         --        1,000       2,000
  Other                                          409,000     470,000     370,000
                                             -----------------------------------
                                               3,146,000   2,624,000   2,032,000
                                             -----------------------------------
           Income before income taxes          1,075,000   1,084,000   1,036,000
Income taxes (Note 8)                            354,000     304,000     361,000
                                             -----------------------------------
           Net income                         $  721,000  $  780,000  $  675,000
                                             ===================================

MOORESVILLE SAVINGS BANK, S.S.B.


STATEMENTS OF EQUITY
For the Six Months Ended June 30, 1997 and
Years Ended December 31, 1996 and 1995,
and Nine Months ended December 31, 1994




                                               Retained            Unrealized Gain
                                               Earnings             On Securities
                                             Substantially          Available For
                                              Restricted                Sale                  Total
----------------------------------------------------------------------------------------------------------
Balance, March 31, 1994                      $ 12,208,000          $       --               $ 12,208,000
 Net income                                       675,000                                        675,000
                                            --------------------------------------------------------------
Balance, December 31, 1994                     12,883,000                  --                 12,883,000
 Net income                                       780,000                  --                    780,000
 Net change in unrealized gain on
  securities available for sale, net of tax           --                 63,000                   63,000
                                            --------------------------------------------------------------
Balance, December 31, 1995                     13,663,000                63,000               13,726,000
 Net income                                       721,000                 --                     721,000
 Net change in unrealized gain (loss)
   on securities available for
   sale, net of tax                                   --                (35,000)                 (35,000)
                                            --------------------------------------------------------------
Balance, December 31, 1996                     14,384,000                28,000               14,412,000
 Net income (Unaudited)                           287,000                                        287,000
 Net change in unrealized gain
   (loss) on securities available for
   sale, net of tax (Unaudited)                       --                 (8,000)                  (8,000)
                                            --------------------------------------------------------------
 Balance, June 30, 1997 (Unaudited)          $ 14,671,000          $     20,000             $ 14,691,000
                                            ==============================================================

See Notes to Financial Statements.

MOORESVILLE SAVINGS BANK, S.S.B.


STATEMENTS OF CASH FLOWS
Six Months Ended June 30, 1997 and 1996 and
Years Ended December 31, 1996 and 1995, and
Nine Months ended December 31, 1994

                                                                                                               June 30,
                                                                                                       1997                 1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                               (Unaudited)
Cash Flows From Operating Activities
 Net income                                                                                         $   287,000         $   429,000
 Adjustments to reconcile net income to cash provided by operating activities:
  Provision for loan losses                                                                             230,000                  -
  Provision for depreciation                                                                             36,000              38,000
  Provision for deferred income taxes                                                                  (144,000)            (63,000)
  Amortization of deferred loan fees                                                                    (79,000)            (71,000)
  Changes in assets and liabilities:
   (Increase) decrease in:
     Interest receivable                                                                                 (8,000)             11,000
     Cash value of life insurance                                                                        28,000              24,000
     Income taxes                                                                                        60,000             154,000
     Prepaid expenses and other assets                                                                  (16,000)            (86,000)
   Increase (decrease) in:
    Interest payable                                                                                     (8,000)             21,000
    Accounts payable and other liabilities                                                              (16,000)            (42,000)
    Deferred compensation                                                                               132,000             134,000
                                                                                                    --------------------------------
     Net cash provided by operating activities                                                          502,000             549,000
                                                                                                    --------------------------------
 Cash Flows From Investing Activities
   Proceeds from maturities of certificates of deposit                                                       -              100,000
   Purchases of certificates of deposit                                                                      -                   -
   Purchases of securities available for sale                                                                -           (1,054,000)
   Proceeds from maturities of securities available for sale                                            500,000             400,000
   Purchases of securities held to maturity                                                                  -             (600,000)
   Proceeds from maturities of securities held to maturity                                              500,000           2,400,000
   Purchase of Federal Home Loan Bank stock                                                             (61,000)            (45,000)
   Originations and principal payments on loans receivable, net                                      (2,705,000)         (3,499,000)
   Purchases of office properties and equipment                                                         (22,000)            (10,000)
                                                                                                    --------------------------------
       Net cash used in investing activities                                                         (1,788,000)         (2,308,000)
                                                                                                    --------------------------------

                                  (Continued)

MOORESVILLE SAVINGS BANK, S.S.B.


STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 1997 AND 1996 AND
YEARS ENDED DECEMBER 31, 1996 AND 1995, AND
NINE MONTHS ENDED DECEMBER 31, 1994

                                                                                                   December 31,
                                                                                 1996                 1995                 1994
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
 Net income                                                                   $   721,000          $   780,000          $   675,000
 Adjustments to reconcile net income to cash
  provided by operating activities:
  Provision for loan losses                                                             -               12,000               18,000
  Provision for depreciation                                                       77,000               92,000               92,000
  Provision for deferred income taxes                                             (72,000)            (113,000)            (102,000)
  Amortization of deferred loan fees                                             (142,000)            (139,000)            (112,000)
  Changes in assets and liabilities:
   (Increase) decrease in:
     Interest receivable                                                          (16,000)             (84,000)             (16,000)
     Cash value of life insurance                                                (106,000)            (155,000)              (2,000)
     Income taxes                                                                  80,000              (51,000)                   -
     Prepaid expenses and other assets                                            (15,000)               4,000               46,000
   Increase (decrease) in:
     Interest payable                                                              28,000               82,000               (3,000)
     Accounts payable and other liabilities                                       (97,000)             (32,000)              83,000
     Deferred compensation                                                        266,000              297,000              178,000
                                                                              ------------------------------------------------------
           Net cash provided by operating activities                              724,000              693,000              857,000
                                                                              ------------------------------------------------------
 Cash Flows From Investing Activities
  Proceeds from maturities of certificates of deposit                             100,000              100,000              300,000
  Purchases of certificates of deposit                                                  -             (100,000)                   -
  Purchases of securities available for sale                                     (951,000)            (500,000)                   -
  Proceeds from maturities of securities available for sale                       446,000                    -                    -
  Purchases of securities held to maturity                                       (498,000)          (2,425,000)            (700,000)
  Proceeds from maturities of securities held to maturity                       3,500,000            3,894,000              536,000
  Purchase of Federal Home Loan Bank stock                                        (45,000)                   -                    -
  Originations and principal payments on loans receivable, net                 (7,254,000)          (7,975,000)          (3,328,000)
  Purchases of office properties and equipment                                    (39,000)             (52,000)             (26,000)
                                                                              ------------------------------------------------------
           Net cash used in investing activities                               (4,741,000)          (7,058,000)          (3,218,000)
                                                                              ------------------------------------------------------


MOORESVILLE SAVINGS BANK, S.S.B.

Six Months Ended June 30, 1997 and 1996 and
Years Ended December 31, 1996 and 1995, and
Nine Months ended December 31, 1994

                                                                                                               June 30,
                                                                                                      1997                   1996
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                             (Unaudited)
Cash Flows From Financing Activities
 Net increase in deposits                                                                         $ 2,095,000           $   825,000
 Proceeds from Federal Home Loan Bank advances                                                      2,000,000                    --
 Payments on Federal Home Loan Bank advances                                                       (3,000,000)                   --
 Increase (decrease) in advances from borrowers for taxes and insurance                               110,000               112,000
                                                                                                  ----------------------------------
     Net cash provided by financing activities                                                      1,205,000               937,000
                                                                                                  ----------------------------------
     Increase (decrease) in cash and cash equivalents                                                 (81,000)             (822,000)

Cash and cash equivalents:
  Beginning                                                                                         2,675,000             3,056,000
                                                                                                  ----------------------------------
  Ending                                                                                          $ 2,594,000           $ 2,234,000
                                                                                                  ==================================

Supplemental Schedule of Cash and Cash Equivalents
 Cash:
  Interest-bearing                                                                                $ 2,348,000           $ 1,900,000
  Noninterest-bearing                                                                                 246,000               334,000
                                                                                                  ----------------------------------
                                                                                                  $ 2,594,000           $ 2,234,000
                                                                                                  ==================================

Supplemental Disclosure of Cash Flow Information
 Cash payments for:
  Interest                                                                                        $ 2,374,000           $ 2,289,000
  Income taxes                                                                                        304,000               181,000
Supplemental Disclosures of Noncash Transactions
 Transfer of loans to real estate owned                                                                  --                    --
 Loans originated to facilitate sale of real estate owned                                                --                    --
 Transfers from securities held for investment to securities
  held to maturity                                                                                       --                    --
 Transfers from securities held to maturity to securities
  available for sale                                                                                     --                    --
 Change in unrealized gain (loss) on securities available for sale,
  net of deferred income taxes                                                                         (8,000)             (117,000)


See Notes to Financial Statements.

MOORESVILLE SAVINGS BANK, S.S.B.

Six Months Ended June 30, 1997 and 1996 and
Years Ended December 31, 1996 and 1995, and
Nine Months ended December 31, 1994

                                                                                                   December 31,
                                                                                1996                  1995                 1994
                                                                           ---------------------------------------------------------
Cash Flows From Financing Activities
 Net increase in deposits                                                  $  1,654,000          $  6,916,000          $    245,000
 Proceeds from Federal Home Loan Bank advances                                3,000,000                  --                    --
 Payments on Federal Home Loan Bank advances                                 (1,000,000)                 --                    --
 Increase (decrease) in advances from borrowers for
  taxes and insurance                                                           (18,000)              (41,000)              (81,000)
                                                                           ---------------------------------------------------------
   Net cash provided by financing activities                                  3,636,000             6,875,000               164,000
                                                                           ---------------------------------------------------------
   Increase (decrease) in cash and cash                                        (381,000)              510,000            (2,197,000)
Cash and cash equivalents:
 Beginning                                                                    3,056,000             2,546,000             4,743,000
                                                                           ---------------------------------------------------------
 Ending                                                                    $  2,675,000          $  3,056,000          $  2,546,000
                                                                           =========================================================
Supplemental Schedule of Cash and Cash
 Equivalents
 Cash:
  Interest-bearing                                                         $  2,253,000          $  2,657,000          $  2,111,000
  Noninterest-bearing                                                           422,000               399,000               435,000
                                                                           ---------------------------------------------------------
                                                                           $  2,675,000          $  3,056,000          $  2,546,000
                                                                           =========================================================
Supplemental Disclosure of Cash Flow Information
  Cash payments for:
   Interest                                                                $  4,630,000          $  4,334,000          $  2,610,000
   Income taxes                                                                 346,000               242,000               501,000
Supplemental Disclosures of Noncash Transactions
  Transfer of loans to real estate owned                                           --                    --                  93,000
  Loans originated to facilitate sale of real estate                               --                    --                  75,000
  Transfers from securities held for investment to
   held to maturity                                                                --                    --              10,921,000
  Transfers from securities held to maturity to
   available for sale                                                              --               3,408,000                  --
  Change in unrealized gain (loss) on securities
   available for sale, net of deferred income taxes                             (35,000)               63,000                  --

MOORESVILLE SAVINGS BANK, S.S.B.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1.   Nature of Business and Summary of Significant Accounting Policies


Nature of business and year end change: Mooresville Savings Bank, S.S.B., (the
--------------------------------------
"Bank") is primarily engaged in the business of obtaining savings deposits and originating single-family residential loans within its primary lending area of northern Mecklenburg and southern Iredell Counties. The Bank's underwriting policies require such loans to be made at 80% loan to value based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties. The Bank changed its year end from March 31 to December 31 effective December 31, 1994.

Unaudited financial statements: The unaudited financial statements furnished
------------------------------
reflect all adjustments, consisting of normal recurring accruals, which are in the opinion of management, necessary for a fair presentation of the financial position as of June 30, 1997 and the results of operations and cash flows for the six months ended June 30, 1997 and 1996. The results for the six month periods are not necessarily indicative of the operating results of the Bank for the entire year.

The following is a description of the significant accounting policies used in the preparation of the accompanying financial statements.

Basis of financial statement presentation: The accounting and reporting policies
-----------------------------------------
of the Bank conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ from those estimates.

Cash and cash equivalents: For purposes of reporting the statements of cash
-------------------------
flows, the Bank includes in cash equivalents all interest-bearing and noninterest-bearing cash accounts, which are not subject to withdrawal restrictions or penalties. For purposes of the statement of cash flows, the Bank considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents. The Bank maintains deposits with financial institutions which are in excess of the federally-insured amounts.


Investment in debt securities:  The Bank has investments in debt securities.
-----------------------------
Debt securities consist of obligations of the U. S. Government and federal agencies and municipal obligations.


Management classifies all securities as trading, available for sale, or held to maturity as individual investment securities are acquired, and that the appropriateness of such classification be reassessed at each statement of financial condition date. In accordance with the Financial Accounting Standards Board's Special Report, "A Guide to the Implementation of Statement 115" the Bank reclassified certain debt securities to the available for sale designation as of December 31, 1995.

Since the Bank does not buy investment securities in anticipation of short-term fluctuations in market prices, none of the investment securities are classified as trading in accordance with Statement No. 115. All investment securities have been classified as either held to maturity or available for sale.

MOORESVILLE SAVINGS BANK, S.S.B.

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Securities available for sale: Securities classified as available
-----------------------------
for sale are those securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at their fair (market) value. Unrealized gains or losses are reported as increases or decreases in equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in income.

Securities held to maturity: Securities classified as held to maturity are those
---------------------------
securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by a method that approximates the interest method over their contractual lives. Based on the Bank's financial position and liquidity, management believes the Bank has the ability to hold these securities to maturity.

Investment in Federal Home Loan Bank stock: The Bank, as a member of the Federal
------------------------------------------
Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of the Federal Home Loan Bank in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. No ready market exists for the Federal Home Loan Bank stock, and it has no quoted market value.

Loans receivable: Loans receivable are stated at unpaid principal balances, less
----------------
undisbursed loan funds, the allowance for loan losses, and net deferred loan-origination fees and discounts. The Bank's loan portfolio consists principally of long-term conventional loans collateralized by first deeds of trust or single-family residences, other residential property, nonresidential property and land. Interest income is accrued and credited to interest income as it is earned, using the interest method.

Allowance for loan losses: The allowance for loan losses is increased by charges
-------------------------
to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to pay, the estimated value of any underlying collateral, and current economic conditions. While management uses the best information to make evaluations, future adjustments may be necessary, if economic or other conditions differ substantially from the assumptions used.

MOORESVILLE SAVINGS BANK, S.S.B.

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Impaired loans: SFAS No. 114 Accounting by Creditors for Impairment
--------------               --------------------------------------
of a Loan requires that the Bank establish specific loan loss allowances on
---------
impaired loans if it is doubtful that all principal and interest due, according to the loan terms, will be collected. An allowance on an impaired loan is required if the present value of the future cash flows discounted using the loan's effective interest rate is less than the carrying value of the loan. An impaired loan can also be valued based upon its fair value in the market place or on the basis of its underlying collateral if the loan is collateral dependent. If foreclosure is imminent, and the loan is collateral dependent, the loan must be valued based upon the fair value of the underlying collateral. Since the Bank had no loans outstanding during the years ended December 31, 1996 and 1995 which it considered to be impaired, due to the fact that the fair values of the underlying collateral for the nonperforming loans are in excess of the carrying amounts of those loans, there is no SFAS No. 114 allowance for unpaid loans at December 31, 1996 and 1995.

Interest Income: SFAS No. 118 Accounting by Creditors for Impairment of a Loan-
---------------               -------------------------------------------------
Income Recognition and Disclosures requires the disclosure of the Bank's method
----------------------------------
of accounting for interest income on impaired loans. The Bank continues to accrue interest on loans, including loans delinquent 90 days or more. At the time a loan becomes nonperforming, the loan is placed on nonaccrual status by establishing an allowance for uncollected interest. When a loan is on nonaccrual status, interest income is recognized only to the extent cash payments are received. If and when management determines that the collectibility of principal and interest is no longer in doubt, the loan is returned to performing status and the reserve for uncollected interest is reversed. The Bank anticipates that it will account for interest on impaired loans in a similar fashion in the future if and when it has impaired loans.

Loan-origination fees and related costs: Loan fees and certain direct loan
---------------------------------------
origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for actual prepayments.

Office properties and equipment: Office properties and equipment are stated at
-------------------------------
cost less accumulated depreciation which is computed principally by the straight-line method.

Pension plans: The Bank has a noncontributory defined benefit pension plan
-------------
covering all employees who meet the eligibility requirements. To be eligible, an employee must be 21 years of age and have completed one year of continuous service. The plan provides benefits based on the career earnings of each participant which are subject to certain reductions if the employee retires before reaching age 62. The Bank's funding policy is to make the maximum annual contribution that is deductible for income tax purposes. The Bank has a 401K savings plan covering substantially all of its employees. The Bank matches 50% of the qualified employee's contribution, limited to 6.0% of the employee's salary. The Bank has deferred compensation and retirement agreements for the benefit of the Board of Directors and several key employees. The plans are unfunded and the liabilities are being accrued over the terms of active service of the directors.

MOORESVILLE SAVINGS BANK, S.S.B.

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Income taxes: Deferred taxes are provided on a liability method whereby deferred
------------
tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Fair value of financial instruments: The estimated fair values required under
-----------------------------------
SFAS No. 107, Disclosures About Fair Value of Financial Instruments, have been
              -----------------------------------------------------
determined by the Bank using available market information and appropriate valuation methodologies; however, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates presented for the fair value of the Bank's financial instruments are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair market value amounts.

The fair value estimates presented are based on pertinent information available to management as of June 30, 1997 and December 31, 1996 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amount, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and therefore, current estimates of fair value may differ significantly from the amounts presented here.

Off-statement of financial condition risk: The Bank is a party to financial
----------------------------------------
instruments with off-statement of financial condition risk such as commitments to extend credit and lines of credit. Management assesses the risk related to these instruments for potential losses on an ongoing basis.

MOORESVILLE SAVINGS BANK, S.S.B.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 2.  Debt Securities


The amortized cost and fair values of securities are summarized as follows:


                                                             June 30, 1997
                                ------------------------------------------------------------------------
                                                              (Unaudited)
                                                        Gross             Gross
                                  Amortized           Unrealized        Unrealized             Fair
                                     Cost               Gains            (Losses)              Value
                                ------------------------------------------------------------------------
Securities available for sale:
U.S. Government and federal
     agencies obligations       $   3,413,000        $    40,000      $       (7,000)      $   3,446,000
                                ========================================================================
Securities held to maturity:
U.S. Government and federal
     agencies obligations       $   1,725,000        $     6,000      $       (1,000)      $   1,730,000
Municipal obligations               1,473,000              3,000             (11,000)          1,465,000
Other                                  10,000                 -                   -               10,000
                                ------------------------------------------------------------------------
                                $   3,208,000        $     9,000      $      (12,000)      $   3,205,000
                                ========================================================================


                                                            December 31, 1996
                                ------------------------------------------------------------------------
                                                        Gross             Gross
                                  Amortized           Unrealized        Unrealized             Fair
                                     Cost               Gains            (Losses)              Value
                                ------------------------------------------------------------------------
Securities available for sale:
U.S. Government and federal
     agencies obligations       $   3,913,000        $    56,000      $      (10,000)      $   3,959,000
                                ========================================================================
Securities held to maturity:
U.S. Government and federal
     agencies obligations       $   2,225,000        $    10,000      $          -         $   2,235,000
Municipal obligations               1,473,000              9,000             (22,000)          1,460,000
Other                                  10,000                -                    -               10,000
                                ------------------------------------------------------------------------
                                $   3,708,000        $    19,000      $      (22,000)      $   3,705,000
                                ========================================================================

MOORESVILLE SAVINGS BANK, S.S.B.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 2.  Debt Securities (Continued)


                                                      December 31, 1995
                                  -------------------------------------------------------
                                                   Gross          Gross
                                  Amortized       Unrealized     Unrealized     Fair
                                     Cost           Gains         (Losses)      Value
                                  -------------------------------------------------------
Securities available for sale:
U.S. Government and federal
  agencies obligations            $  3,408,000   $ 109,000     $  (5,000)    $ 3,512,000
                                  =======================================================
Securities held to maturity:
U.S. Government and federal
  agencies obligations            $  5,226,000   $  25,000     $     -       $ 5,251,000
Municipal obligations                1,474,000         -          (2,000)      1,472,000
Other                                   10,000         -             -            10,000
                                  -------------------------------------------------------
                                  $  6,710,000   $  25,000     $  (2,000)    $ 6,733,000
                                  =======================================================

The amortized cost and fair value of debt securities by contractual maturity are shown below.

                                            June 30, 1997                  December 31, 1996
                                   ---------------------------------------------------------------
                                            (Unaudited)
                                      Amortized         Fair           Amortized         Fair
                                        Cost           Value             Cost            Value
                                   ---------------------------------------------------------------
Securities available for sale:
Due in one year or less            $    800,000     $   805,000       $    900,000    $   902,000
Due after one year through
 five years                           2,613,000       2,641,000          3,013,000      3,057,000
                                   ---------------------------------------------------------------
                                   $  3,413,000     $ 3,446,000       $  3,913,000    $ 3,959,000
                                   ===============================================================
Securities held to maturity:
Due in one year or less            $  1,300,000     $ 1,306,000       $    999,000    $ 1,004,000
Due after one year through
 five years                             880,000         880,000          1,528,000      1,535,000
Due after five years
 through ten years                    1,028,000       1,019,000            276,000        277,000
Due after ten years                         -               -              905,000        889,000
                                   ---------------------------------------------------------------
                                   $  3,208,000     $ 3,205,000       $  3,708,000    $ 3,705,000
                                   ===============================================================

There were no sales of investment securities held to maturity and available for sale during the six months ended June 30, 1997 and 1996 and the years ended December 31, 1996 and 1995 and nine months ended December 31, 1994.

MOORESVILLE SAVINGS BANK, S.S.B.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 2.     Debt Securities (Continued)

Proceeds from maturities of investment securities are as follows:

                                   Six Months Ended                    Year Ended           Nine Months Ended
                                       June 30,                        December 31,            December 31,
                            ---------------------------------------------------------------------------------
                                1997            1996               1996             1995           1994
                            ---------------------------------------------------------------------------------
Certificates of deposit    $        -     $    100,000     $     100,000      $    100,000        $  300,000
Securities available
  for sale                      500,000        400,000           446,000               -                 -
Securities held to
  maturity                      500,000      2,400,000         3,500,000         3,894,000           536,000
                            ---------------------------------------------------------------------------------
                           $  1,000,000   $  2,900,000     $   4,046,000      $  3,994,000        $  836,000
                            =================================================================================

The change in net unrealized gains and losses shown as a separate component of equity for the six months ended June 30, 1997, the year ended December 31, 1996 and 1995 is as shown below:

                                            June 30,                 December 31,
                                              1997               1996            1995
                                          -------------------------------------------------
                                          (Unaudited)
Balance in equity component, beginning     $    28,000        $  63,000       $     -
 Change in unrealized gains (losses)           (12,000)         (58,000)        104,000
 Change in deferred income taxes                 4,000           23,000         (41,000)
                                          -------------------------------------------------
Balance in equity component, ending        $    20,000        $  28,000       $  63,000
                                          =================================================

MOORESVILLE SAVINGS BANK, S.S.B.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3.  Loans Receivable

Loans receivable consist of the following:

                                   June 30,                 December 31,
                                     1997             1996               1995
                             ----------------------------------------------------
                                 (Unaudited)
Loans secured by first
  mortgages on real estate:
  Conventional                $  86,987,000    $  86,102,000      $  79,441,000
  Non-residential                 2,803,000        2,711,000          2,044,000
  Construction                    5,710,000        4,086,000          8,673,000
  Home equity                     6,031,000        4,947,000          2,891,000
Installment loans                 2,447,000        2,397,000          2,403,000
Other loans                         959,000          941,000            907,000
                             ----------------------------------------------------
                                104,937,000      101,184,000         96,359,000
Less:
  Undisbursed loan funds         (3,261,000)      (2,321,000)        (4,930,000)
  Deferred loan fees               (553,000)        (524,000)          (478,000)
  Allowance for loan losses        (617,000)        (388,000)          (396,000)
                             ----------------------------------------------------
                              $ 100,506,000    $  97,951,000      $  90,555,000
                             ====================================================

The following is an analysis of the allowance for loan losses for the following periods:

                                           Six Months Ended                 Year Ended            Nine Months
                                               June 30,                    December 31,        Ended December 31,
                                   ----------------------------------------------------------------------------------
                                         1997            1996            1996          1995           1994
                                   ----------------------------------------------------------------------------------
                                             (Unaudited)
Balance, beginning                 $    388,000    $    396,000     $   396,000   $   396,000      $     385,000
  Provision charged to income           230,000             -               -          12,000             18,000
  Loans charged off                      (2,000)         (8,000)        (13,000)      (13,000)           (10,000)
  Recoveries                              1,000           5,000           5,000         1,000              3,000
                                   ----------------------------------------------------------------------------------
Balance, ending                    $    617,000    $    393,000     $   388,000   $   396,000      $     396,000
                                   ==================================================================================

Nonaccrual and renegotiated loans for which interest has been reduced totaled approximately $793,000, $1,104,000 and $518,000 at June 30, 1997 and December
31, 1996 and 1995, respectively. Interest income that would have been recorded under the original terms of such loans was $44,000 and $43,000 for the six months ended June 30, 1997 and 1996 and $54,000 and $32,000 for the years ended December 31, 1996 and 1995, and $52,000 for the nine months ended December 31, 1994.

The Bank adopted SFAS No. 114 Accounting by Creditors for Impairment of a Loan
                              ------------------------------------------------
during 1995 which requires that the Bank establish a specific allowance on impaired loans. The Bank had no loans outstanding at June 30, 1997 and December 31, 1996 and 1995 which it considers to be impaired loans. Therefore, there is no specific SFAS No. 114 allowance for impaired loans at June 30, 1997 and December 31, 1996 and 1995.

MOORESVILLE SAVINGS BANK, S.S.B.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3.  Loans Receivable (Continued)

The Bank has made loans to its officers and directors in the normal course of business totaling $780,000, $779,000 and $552,000 at June 30, 1997, December 31,
1996 and 1995, respectively. The following is an analysis of the loans to officers and directors for the six months ended June 30, 1997:


   Balance, beginning                                            $      779,000
   Originations                                                          25,000
   Payments                                                             (24,000)
                                                                 --------------
   Balance, ending                                               $      780,000
                                                                 ==============

Note 4.  Office Properties and Equipment

Office properties and equipment consist of the following:

                                 Depreciable           June 30,             December 31,
                                    lives               1997            1996          1995
                                 -----------        -----------------------------------------
                                                     (Unaudited)

 Land                                               $    364,000  $    364,000  $    364,000
 Buildings                         50 years              879,000       879,000       879,000
 Building improvements            7-20 years             175,000       175,000       175,000
 Furniture and fixtures           5-10 years             566,000       544,000       671,000
 Automobiles                        5 years               47,000        47,000        36,000
                                                    -----------------------------------------
                                                       2,031,000     2,009,000     2,125,000
                                                    -----------------------------------------
 Less accumulated depreciation                         1,123,000     1,087,000     1,165,000
                                                    -----------------------------------------
                                                    $    908,000  $    922,000  $    960,000
                                                    =========================================

Depreciation expense was $36,000, $38,000, $77,000, $92,000 and $92,000 for the
six month periods ended June 30, 1997 and 1996 and for the years ended December 31, 1996 and 1995 and for the nine months ended December 31, 1994, respectively.

MOORESVILLE SAVINGS BANK, S.S.B.


NOTES TO FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

Note 5.    Deposits

Deposits are summarized as follows:

                             Weighted        June 30,                                         December 31,
                              Average                                 -------------------------------------------------------
                              Rate at         1997                               1996                           1995
                             June 30,     -----------------------------------------------------------------------------------
                               1997          Amount       Percent         Amount     Percent           Amount        Percent
                           --------------------------------------------------------------------------------------------------
                                                 (Unaudited)
Noninterest-bearing                 - %   $   1,782,000       1.9%    $  1,319,000      1.4%       $     943,000       1.0%
NOW accounts                     1.10         5,842,000       6.1        5,644,000      6.0            7,359,000       8.0
Money market                     2.82         4,485,000       4.7        4,180,000      4.5            4,826,000       5.3
Passbook savings                 3.04        11,564,000      12.1       11,487,000     12.3           11,225,000      12.3
                                          -----------------------------------------------------------------------------------
                                             23,673,000      24.8       22,630,000     24.2           24,353,000      26.6
                                          -----------------------------------------------------------------------------------
Certificates of deposit:
 2.00% to 3.99%                                 270,000       0.3          477,000      0.5              470,000       0.5
 4.00% to 5.99%                              50,966,000      53.4       48,151,000     51.6           34,199,000      37.3
 6.00% to 7.99%                              19,606,000      20.5       21,971,000     23.5           32,534,000      35.4
 8.00% to 9.99%                                 899,000       0.9           92,000      0.1              162,000       0.2
 10.00% to 11.99%                                53,000       0.1           51,000      0.1                    -         -
                                          -----------------------------------------------------------------------------------
                                 5.72%       71,794,000      75.2       70,742,000     75.8           67,365,000      73.4
                                          -----------------------------------------------------------------------------------
                                             95,467,000     100.0%      93,372,000    100.0%          91,718,000     100.0%
                                                           =======                   =======                        =======
Accrued interest                                405,000                    413,000                       385,000
                                          -------------               ------------                 -------------
                                          $  95,872,000               $ 93,785,000                 $  92,103,000
                                          =============               ============                 =============


A summary of certificate accounts by maturity as of June 30, 1997 follows:


     July 1, 1997 - June 30, 1998           $   47,806,000
     July 1, 1998 - June 30, 1999                9,069,000
     July 1, 1999 - June 30, 2000               11,648,000
     July 1, 2000 - June 30, 2001                2,360,000
     July 1, 2001 - June 30, 2002                  911,000
     Thereafter                                    -
                                             -------------
       Total certificate accounts           $   71,794,000
                                             =============

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $13,083,000, $11,876,000 and $9,416,000 at June 30,
1997, December 31, 1996 and 1995, respectively.

MOORESVILLE SAVINGS BANK, S.S.B.


NOTES TO FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

Note 5.    Deposits (Continued)

The aggregate amount of certificates of deposit by maturity with a minimum denomination of $100,000 at June 30, 1997 is as follows:

                                                                  June 30,
                                                                    1997
                                                               --------------
                                                                 (Unaudited)
Maturity Period:
      Within 3 months or less                                  $   2,202,000
      Over 3 months through 6 months                               2,442,000
      Over 6 months through 12 months                              3,891,000
      Over 12 months                                               4,548,000
                                                               --------------
                                                               $  13,083,000
                                                               ==============

Interest expense on deposits is summarized as follows:

                                       June 30,                               December 31,
                            ----------------------------------------------------------------------------
                                 1997            1996              1996          1995           1994
                            ----------------------------------------------------------------------------
                                     (Unaudited)
NOW and money market        $    104,000    $    123,000    $     220,000  $     278,000  $    225,000
Passbook savings                 177,000         166,000          322,000        365,000       267,000
Certificates of deposit        2,027,000       2,016,000        4,082,000      3,773,000     2,115,000
                            ----------------------------------------------------------------------------
                            $  2,308,000    $  2,305,000    $   4,624,000  $   4,416,000  $  2,607,000
                            ============================================================================

Eligible savings accounts are insured up to $100,000 by the Savings Association Insurance Fund (SAIF) which is administered by the Federal Deposit Insurance Corporation (FDIC).

The Bank has $100,000 of U.S. Government and federal agency obligations pledged as security for public deposits at June 30, 1997.

MOORESVILLE SAVINGS BANK, S.S.B.


NOTES TO FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

Note 6.    Employee Benefit Plans

The Bank has a defined benefit pension plan covering substantially all of its employees. Pension expense was $94,000, $52,000, $109,000 and $120,000 and
$91,000 for the six months ended June 30, 1997 and 1996 and years ended December 31, 1996 and 1995, and nine months ended December 31, 1994, respectively.

The components of pension cost charged to expense consisted of the following:

                                   Six Months Ended            Year Ended           Nine Months Ended
                                       June 30,                December 31,            December 31,
                                         1997            1996                1995          1994
                                   -------------------------------------------------------------------
                                     (Unaudited)
Service Cost                       $    36,000          $   66,000    $     70,000    $      60,000
Interest cost on projected
    benefit obligation                  72,000             131,000         129,000           87,000
Actual return on plan assets           (56,000)            (95,000)        (89,000)         (60,000)
Amortization of unrecognized
    net asset from initial
     application of SFAS No. 87          7,000               7,000          10,000            4,000
Other                                   35,000                   -               -                -
                                   -------------------------------------------------------------------
                                   $    94,000          $  109,000    $    120,000    $      91,000
                                   ===================================================================

MOORESVILLE SAVINGS BANK, S.S.B.


NOTES TO FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

Note 6.    Employee Benefit Plans (Continued)

The following table sets forth the funded status of the pension plan as of June 30, 1997 and December 31, 1996, respectively, and the amount recognized in the accompanying statements of financial condition:

                                                         June 30,                  December 31,
                                                            1997                      1996
                                                       ------------------------------------------
                                                        (Unaudited)
Actuarial present value of benefit obligations:
 Vested portion                                        $   (1,596,000)           $   (1,554,000)
 Nonvested portion                                             (6,000)                   (6,000)
                                                       ------------------------------------------
                                                           (1,602,000)               (1,560,000)
Effect of projected future compensation levels               (564,000)                 (461,000)
                                                       ------------------------------------------
Projected benefits                                         (2,166,000)               (2,021,000)
Plan assets at fair value, primarily certificates
 of deposit, on deposit at the Bank                         1,671,000                 1,464,000
                                                       ------------------------------------------
Projected benefit obligations in excess of
 plan assets                                                 (495,000)                 (557,000)
Unrecognized prior service cost                                86,000                    88,000
Unrecognized net loss                                         175,000                   126,000
Unrecognized net transition obligation
 (recognized over 28 years)                                   201,000                   207,000
Other                                                         (28,000)                       -
                                                       ------------------------------------------
Accrued pension cost on statement of
 financial condition                                   $      (61,000)           $     (136,000)
                                                       ==========================================

A weighted-average discount rate of 7.0% and a rate of increase in future compensation levels of 5.0% were used in determining the actuarial present value of the benefit obligations at June 30, 1997 and December 31, 1996, 1995 and 1994, respectively. The expected long-term rate of return on assets was 7.0% at June 30, 1997 and December 31, 1996, 1995 and 1994, respectively.

On August 19, 1997 the Board of Directors approved the termination of the defined benefit pension plan effective October 20, 1997. Settlement of the plan will result in approximately $210,000 of additional pension expense in the year ending December 31, 1997.

The Bank has adopted a savings plan under Section 401(k) of the Internal Revenue Code. This plan allows employees, who meet certain service and age requirements, to defer a percentage of their income through contributions to the plan. In accordance with provisions of the plan, the Bank matches 50% of the employee's contribution, limited to 6.0% of the employee's salary. The expense for the plan was $35,000, $35,000, $70,000 and $68,000 and $54,000 for the six month period ended June 30, 1997 and 1996 and the years ended December 31, 1996 and 1995, and the nine month period ended December 31, 1994, respectively.

MOORESVILLE SAVINGS BANK, S.S.B.


NOTES TO FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

Note 6.    Employee Benefit Plans (Continued)

The Bank has also entered into unfunded deferred compensation agreements and a salary continuation agreement providing retirement and death benefits for the directors and several key employees. Vested benefits under the agreements are payable in installments upon death or retirement. The Bank has insured the lives of the directors and employees for amounts sufficient to discharge its obligation under such agreements in the event of death. The cash surrender value of these policies is $810,000, $838,000 and $732,000 at June 30, 1997,
December 31, 1996 and 1995, respectively. The present value of the liability for the benefits is being accrued over the expected term of active service of the directors and employees. The amount accrued is $2,137,000, $2,005,000 and $1,739,000 at June 30, 1997, December 31, 1996 and 1995, respectively. The expense related to the agreements for the six month period ended June 30, 1997 and 1996 and for the years ended December 31, 1996 and 1995 and the nine months ended December 31, 1994 amounted to $158,000, $177,000, $333,000, $339,000 and
$244,000, respectively. The discount rate of 7% was used in determining the present value of the future obligation at June 30, 1997, December 31, 1996, 1995 and 1994, respectively.

Note 7.    Capital Requirements

The Bank is subject to regulatory capital requirements administered by the various banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The FDIC requires Mooresville Savings Bank, S.S.B. to have a minimum leverage ratio of Tier I Capital (principally consisting of retained earnings less any intangible assets) to total assets of at least 3%, provided that it receives the highest rating during the examination process. For institutions that receive less than the highest rating, the Tier I capital requirement is 1% to 2% above the stated minimum. The FDIC also requires the Bank to have a ratio of total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier I capital. The Administrator requires a net worth equal to at least 5% of total assets.

MOORESVILLE SAVINGS BANK, S.S.B.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 7.     Capital Requirements (Continued)

At June 30, 1997 and December 31, 1996, Mooresville Savings Bank, S.S.B. complied with all the capital requirements described above as shown below:

                                              --------------------------------------------------------------------------
                                                                          June 30, 1997
                                              --------------------------------------------------------------------------
                                                 Leverage          Tier I                                    N.C.
                                                 Ratio of       Risk-Adjusted           Risk-Based       Savings Bank
                                              Tier I Capital       Capital               Capital           Capital
                                              ------------------------------------------------------------------------
                                                                       (Dollars in Thousands)
                                                                           (Unaudited)
Equity (GAAP)                                 $     14,691     $   14,691          $    14,691         $    14,691
Unrealized gain on securities
 available for sale                                    (20)           (20)                 (20)                (20)
Supplemental capital items:
 General valuation  allowance                            -              -                  617                 617
                                              ------------------------------------------------------------------------
Regulatory capital                                  14,671         14,671               15,288              15,288
Minimum capital requirement                          4,567          2,440                4,880               5,708
                                              ------------------------------------------------------------------------
Excess regulatory capital                     $     10,104     $   12,231          $    10,408         $     9,580
                                              ========================================================================
Total assets at June 30, 1997                 $    114,162                                             $   114,162
                                              =============                                            ===============
Risk-weighted assets at
 June 30, 1997                                                 $   61,000          $    61,000
                                                               ==================================
Capital as a percentage of assets:
 Actual                                              12.85 %        24.05 %              25.06 %             13.39 %
 Required                                             4.00           4.00                 8.00                5.00
                                              ------------------------------------------------------------------------
Excess                                                8.85 %        20.05 %              17.06 %              8.39 %
                                              ========================================================================

A ratio of 4% of total assets was used for purposes of computing the minimum required leverage ratio of Tier I Capital.

MOORESVILLE SAVINGS BANK, S.S.B.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 7.     Capital Requirements (Continued)

                                             ------------------------------------------------------------------------
                                                                         December 31, 1996
                                             ------------------------------------------------------------------------
                                                Leverage           Tier I                                  N.C.
                                                Ratio of        Risk-Adjusted           Risk-Based     Savings Bank
                                             Tier I Capital        Capital               Capital         Capital
                                             -----------------------------------------------------------------------
                                                                       (Dollars in Thousands)
Equity (GAAP)                                $       14,412     $      14,412          $    14,412     $     14,412
Unrealized gain on securities
 available for sale                                     (28)              (28)                 (28)             (28)
Supplemental capital items:
 General valuation allowance                              -                 -                  388              388
                                             -----------------------------------------------------------------------
Regulatory capital                                   14,384            14,384               14,772           14,772
Minimum capital requirement                           4,502             2,358                4,716            5,628
                                             -----------------------------------------------------------------------
Excess regulatory capital                    $        9,882     $      12,026          $    10,056     $      9,144
                                             =======================================================================
Total assets at December 31, 1996            $      112,552                                            $    112,552
                                             ===============                                           =============
Risk-weighted assets at
 December 31, 1996                                              $      58,956          $    58,956
                                                                ===================================
Capital as a percentage of assets:
 Actual                                               12.78 %           24.40 %              25.06 %          13.12 %
 Required                                              4.00              4.00                 8.00             5.00
                                             ------------------------------------------------------------------------
Excess                                                 8.78 %           20.40 %              17.06 %           8.12 %
                                             ========================================================================

A ratio of 4% of total assets was used for purposes of computing the minimum required leverage ratio of Tier I Capital.

MOORESVILLE SAVINGS BANK, S.S.B.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 7.  Capital Requirements (Continued)

Under the FDIC prompt corrective action regulations, a savings bank is considered to be well capitalized if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of Tier 1 capital to risk-weighted assets is at least 6.0%, and its ratio of Tier 1 capital to total average assets is at least 5.0%. The Bank meets all of the above requirements and is considered to be well capitalized under the prompt corrective action regulations.

Note 8.  Income Tax Matters

Under the Internal Revenue Code, the Bank is allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purposes of absorbing losses. For the years beginning before January 1, 1996, the provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debts based on 8% of taxable income before such deduction or actual loss experience. Legislation passed in 1996 eliminates the percentage of taxable income method as an option for computing bad debt deductions for 1996 and all future years. The Bank will still be permitted to take deductions for bad debts, but will be required to compute such deductions using an experience method.

The Bank will also have to recapture its tax bad debt reserves which have accumulated since January 1, 1988 amounting to approximately $67,000, over a six year period. The tax associated with the recaptured reserve is approximately $26,000. The recapture was scheduled to begin with the Bank's 1996 year, but can be delayed up to two years if the Bank originates a certain level of residential mortgage loans during 1996 and 1997. The loan origination test was met during 1996 and 1997; therefore, there was no recapture of the reserve in 1996 and 1997. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings.

Deferred taxes have been provided for certain increases in the Bank's tax bad debt reserves subsequent to 1987 which are in excess of recorded book loan loss allowances. At June 30, 1997 and December 31, 1996 and 1995, retained earnings contain pre-1988 additions to bad debt reserves for income tax purposes of approximately $3,816,000, for which no deferred taxes have been provided because the Bank does not intend to use these reserves for purposes other than to absorb losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The unrecorded deferred income tax liability on the above amount was approximately $1,493,000 as of June 30, 1997, December 31, 1996 and 1995.

MOORESVILLE SAVINGS BANK, S.S.B.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 8.  Income Tax Matters (Continued)

The tax effects of temporary differences that gave rise to significant portions of the net deferred tax assets in the statement of financial condition were as follows at June 30, 1997 and December 31, 1996 and 1995:

                                                                      December 31,
                                                 June 30,    ----------------------------
                                                   1997            1996          1995
                                              -------------------------------------------
                                               (Unaudited)    ---------------------------
Deferred tax assets:
 Interest income on non performing assets     $     21,000    $     21,000  $          -
 Deferred loan fees                                  9,000               -        10,000
 Deferred compensation                             832,000         784,000       680,000
 Allowance for loan losses                         240,000         152,000       167,000
 Pension plan                                       47,000          53,000        65,000
 Section 401 (k) contribution                            -               -         1,000
                                              -------------------------------------------
                                                 1,149,000       1,010,000       923,000
                                              -------------------------------------------
Deferred tax liabilities:
 Property and equipment                            101,000         102,000        96,000
 FHLB stock dividends                              136,000         136,000       136,000
 Section 401 (k) contribution                            -           1,000             -
 Deferred loan fees                                  5,000           8,000             -
 Tax bad debt reserves                              26,000          26,000        26,000
 Unrealized gains on securities                     14,000          18,000        41,000
 FHLB accrued dividend                               6,000           6,000         6,000
                                              -------------------------------------------
                                                   288,000         297,000       305,000
                                              -------------------------------------------
   Net deferred tax asset                     $    861,000    $    713,000  $    618,000
                                              ===========================================

At June 30, 1997, and December 31, 1996 and 1995, no valuation allowance was recorded for deferred tax assets.

Income tax expense (credits) for the six month periods ended June 30, 1997 and 1996 and the years ended December 31, 1996 and 1995, and the nine month period ended December 31, 1994 consists of the following:

                                             Year Ended            Nine Months Ended
                    June 30,                 December 31,             December 31,
            -------------------------------------------------------------------------
               1997          1996         1996           1995             1994
            -------------------------------------------------------------------------
                   (Unaudited)
Current     $  353,000   $  320,000    $  426,000   $   417,000   $          463,000
Deferred      (144,000)     (63,000)      (72,000)     (113,000)            (102,000)
            -------------------------------------------------------------------------
            $  209,000   $  257,000    $  354,000   $   304,000   $          361,000
            =========================================================================

MOORESVILLE SAVINGS BANK, S.S.B.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 8.  Income Tax Matters (Continued)

A reconciliation of the federal income tax rate to the effective tax rate is as follows:



                                                                                          Nine Months
                                          Six Months Ended            Year Ended             Ended
                                              June 30,                December 31,        December 31,
                                        ---------------------------------------------------------------
                                         1997          1996        1996        1995           1994
                                        ---------------------------------------------------------------
Statutory federal income                 34.0 %        34.0 %      34.0 %      34.0 %        34.0 %
 tax rate
Increases (decreases) in taxes
 resulting from:
 Permanent Differences                    2.8           1.1        (2.5 )      (5.8)         (3.8)
 State income tax, net of                 2.7           2.4         1.2         1.2           2.0
  federal benefit
 (Underaccrual) overaccrual               2.4             -           -        (0.4)          0.8
 Other                                    0.2             -         0.2        (1.0)          1.8
                                        ---------------------------------------------------------------
Effective tax rate                       42.1 %        37.5 %      32.9 %      28.0 %        34.8 %
                                        ===============================================================

Note 9.  Commitments and Related Party Transactions

In addition to undisbursed loan funds outstanding, the Bank has mortgage loan commitments and unused home equity loans and lines of credit outstanding at June 30, 1997. Commitments, which are disbursed subject to certain limitations, extend over varying periods of time with the majority subject to disbursement over a 6-month period. A summary of these commitments, except for undisbursed loan funds is as follows:

                                                 Fixed Rate      Variable Rate        Total
                                              --------------------------------------------------
Commitments to extend credit, mortgage        $     1,258,000   $      -         $    1,258,000
 loans
Unused home equity loans and lines of
 credit                                                -            3,393,000         3,393,000

Officers and directors maintain deposits with the Bank in the normal course of business. Such deposits amounted to approximately $1,727,000, $1,621,000, and $1,561,000 at June 30, 1997, December 31, 1996, and 1995, respectively.

MOORESVILLE SAVINGS BANK, S.S.B.

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 10. Fair Value of Financial Instruments


The following table reflects a comparison of carrying amounts and the fair values of the financial instruments as of June 30, 1997, December 31, 1996, and 1995:


                                         June 30,                                         December 31,
                                          1997                                  1996                            1995
                      -------------------------------------------------------------------------------------------------------------
                              Carrying                 Fair             Carrying         Fair             Carrying        Fair
                                Value                  Value             Value          Value               Value         Value
                      -------------------------------------------------------------------------------------------------------------
                             (Unaudited)

Financial assets:
 Cash
  Interest-bearing deposits      $   2,348,000    $   2,348,000     $  2,253,000    $  2,253,000     $   2,657,000    $  2,657,000
  Noninterest-bearing deposits         246,000          246,000          422,000         422,000           399,000         399,000
 Certificates of deposit               100,000          100,000          100,000         100,000           200,000         200,000
 Investments                         6,654,000        6,651,000        7,667,000       7,664,000        10,222,000      10,245,000
 Loans receivable                  100,506,000      103,635,000       97,951,000      99,451,000        90,555,000      94,111,000
 Accrued interest receivable           722,000          722,000          714,000         714,000           698,000         698,000
 FHLB stock                            930,000          930,000          869,000         869,000           824,000         824,000

 Financial liabilities:
 Deposits                           95,872,000       94,023,000       93,785,000      92,483,000        92,103,000      90,242,000
  Advances from FHLB                 1,000,000        1,000,000        2,000,000       2,000,000             -               -
  Advances from borrowers for
  taxes and insurance                  215,000          215,000          105,000         105,000           123,000         123,000

The fair values utilized in the table were derived using the information described below for the group of instruments listed. It should be noted that the fair values disclosed in this table do not represent market values of all assets and liabilities of the Bank and, thus, should not be interpreted to represent the market or liquidation value of the Bank.

The following methods and assumptions were used by the Bank in estimating the fair value of its financial instruments:

Cash and Certificates of Deposits: The carrying amounts reported  in the
---------------------------------
statement of financial position for cash and short term instruments approximate their fair values.

Investment securities:  Fair values for securities are based on quoted market
---------------------
prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of similar securities.

Loans receivable:   The fair value of fixed rate loans is estimated by
----------------
discounting the future cash flows, adjusted for prepayments, using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are equal to carrying amounts. Management believes that the allowance for loan losses is an appropriate indication of the applicable

MOORESVILLE SAVINGS BANK, S.S.B.

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 10.    Fair Value of Financial Instruments (Continued)

credit risk associated with determining the fair value of its loan portfolio and has been deducted from the estimated fair value of loans.

Accrued interest receivable:   The fair value of accrued interest receivable is
---------------------------
the amount receivable on demand at the balance sheet date.

Deposits:  The fair value of demand deposits, savings accounts, and certain
--------
money market deposits is the amount payable on demand at the balance sheet date. The fair value of fixed maturity certificates of deposit are estimated based upon the discounted value of contractual cash flows using rates currently offered for deposits with similar remaining maturities.

Advances from Federal Home Loan Bank:  The carrying value of the advances
------------------------------------
approximates their fair value due to their short-term nature and market rate of interest.

Off-statement of financial condition instruments:  Fair values for the Bank's
------------------------------------------------
off-statement of financial condition instruments (loan commitments) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings. The fair value for such commitments is nominal.

Note 11. Advances From Federal Home Loan Bank

Advances from the Federal Home Loan Bank ("FHLB") at June 30, 1997, December 31, 1996 and 1995 consist of the following:

                                                                                 December 31,
                                                         June 30,       -----------------------------------
                                                          1997              1996                1995
                                                   --------------------------------------------------------
                                                        (Unaudited)
Advances due FHLB, quarterly interest only
 installments at 5.82% through September 1997,
 with the principal balance due September 1997.    $   1,000,000       $          -        $            -

Advances due FHLB, quarterly interest only
 installments at 5.60% through February 1997,
 with the principal balance due February 1997.                -              1,000,000                  -

Advances due FHLB, quarterly interest only,
 installments at 5.72% through March 1997,
 with the principal balance due March 1997.                   -              1,000,000                  -
                                                   --------------------------------------------------------
                                                   $   1,000,000       $     2,000,000     $            -
                                                   ========================================================


MOORESVILLE SAVINGS BANK, S.S.B.

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


Note 11. Advances From Federal Home Loan Bank (Continued)

Pursuant to collateral agreements with the FHLB, advances are covered by the Bank's blanket status and no collateral is required. Advances at June 30, 1997 have a scheduled maturity date of September 22, 1997.

Interest expense on borrowed funds is summarized as follows:


                                                                             Nine Months
                           Six Months Ended            Year Ended              Ended
                        -----------------------------------------------------------------------
                               June 30,                December 31,          December 31,
                        -----------------------------------------------------------------------
                            1997         1996        1996       1996       1995       1994
                        -----------------------------------------------------------------------
                               (Unaudited)
Interest expense
 from FHLB advances      $    58,000   $     5,000     $    34,000   $        -     $        -

Note 12. Special SAIF Assessment


On September 30, 1996, the "Deposit Insurance Funds Act of 1996" was signed into law. The legislation included a special assessment to recapitalize the SAIF insurance fund up to its statutory goal of 1.25% of insured deposits. The assessment is equal to approximately 65 basis points of the SAIF assessable deposit base as of March 31, 1995. The expense recorded for the special assessment amounted to $520,000, for the year ended December 31, 1996.

Note 13. Subsequent Event - Plan of Conversion (Unaudited)


On July 14, 1997 the Board of Directors of the Bank adopted a Plan of Conversion (the Plan) under which the Bank will convert from a North Carolina chartered mutual savings bank to a North Carolina chartered stock savings bank and will become a wholly-owned subsidiary of a holding company formed in connection with the conversion. The holding company will issue common stock to be sold in the conversion and will use that portion of the net proceeds thereof which it does not retain to purchase the capital stock of the Bank. The Plan is subject to approval by regulatory authorities and the members of the Bank at a special meeting.

At the time of the conversion, the Bank will establish a liquidation account in the amount equal to its net worth as reflected in its latest statement of financial condition used in its final conversion-offering circular. The liquidation account will be maintained for the benefit of eligible deposit account holders who continue to maintain their deposit accounts in the Bank after conversion. Only in the event of a complete liquidation each deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held before any liquidation distribution may be made with respect to common stock. Dividends paid by the Bank subsequent to the conversion cannot be paid from this liquidation account.

MOORESVILLE SAVINGS BANK, S.S.B.

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

2. Note 13. Subsequent Event - Plan of Conversion (Unaudited)

The Bank may not declare or pay a cash dividend on its common stock if its net worth would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulatory capital requirements imposed by federal and state regulations. As a North Carolina-chartered stock savings bank, the Bank may not declare or pay a cash dividend on its capital stock if the effect of such transaction would be to reduce the net worth of the Bank to an amount which is less than the minimum amount required by applicable federal and state regulations. For a period of five years after its conversion from mutual to stock form, the Bank must obtain written approval from the Administrator of the North Carolina Savings Institutions Division before declaring or paying a cash dividend on its capital stock in an amount in excess of one-half of the greater of (i) the Banks net income for the most recent fiscal year end, or (ii) the average of the Banks net income after dividends for the most recent year end and not more than two of the immediately preceding fiscal year ends.

If the conversion is ultimately successful, conversion costs will be accounted for as a reduction of the stock proceeds. If the conversion is unsuccessful, conversion costs will be charged to the Bank's operations. The Bank had not incurred any conversion costs as of June 30, 1997.

Note 14. Reclassification


Certain amounts in the December 31, 1996, 1995, and 1994 financial statements have been reclassified to conform with June 30, 1997 presentation with no effect on net income or retained earnings.

Note 15. Future Reporting Requirements


The FASB has issued SFAS No. 123, Accounting for Stock-Based Compensation, which the Bank has not been required to adopt as of June 30, 1997.

The Statement, which will be in effect for the Bank's fiscal year ending December 31, 1997, requires that an entity account for stock based compensation plans using a fair value based method which measures compensation cost at the grant date based upon the value of the award, which is then recognized over the service period, usually the vesting period. The accounting requirements of the Statement apply to grants of awards entered into in fiscal years that begin after December 15, 1995. The Statement allows entities to continue to use APB Opinion No. 25 to measure compensation cost, but requires that the proforma effects on net income and earnings per share be disclosed to reflect the difference between the compensation cost, if any, from applying APB Opinion No. 25 and the related cost measured by the fair value method defined in the Statement. The Statement is not expected to have a material effect on the Bank's financial statements because management is expected to elect to continue to use the accounting and reporting permitted by APB Opinion No. 25 and will disclose the differences, if any, as proforma effects in notes to the financial statements of not utilizing the fair value method prescribed in SFAS No. 123 should the Bank elect to adopt a restricted stock plan subsequent to conversion to the stock form.

The FASB has issued SFAS No. 128, Earnings Per Share, which the Bank has not been required to adopt as of June 30, 1997.

MOORESVILLE SAVINGS BANK, S.S.B.

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------



Note 15. Future Reporting Requirements (Continued)

The Statement, which will be effective for the Bank's first interim period as a public stock company ending after December 15, 1997, specifies the computation, presentation and disclosure requirements for earnings per share.

The FASB has issued SFAS No. 130, Reporting Comprehensive Income, which the Bank has not been required to adopt as of June 30, 1997.

The Statement, which is effective for fiscal years beginning after December 15, 1997, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

================================================================================

   No dealer, salesperson or any other individual or entity has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offering made hereby, and, if given or made, any such other information or representation must not be relied upon as having been authorized by Coddle Creek Financial Corp. or Mooresville Savings Bank, SSB. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby, or any other securities, to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Coddle Creek Financial Corp. or Mooresville Savings Bank, SSB since any of the dates as of which information is furnished herein or since the date hereof.

                         -----------------------------

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----
Summary...............................................................     4
Selected Financial and Other Data of The Bank.........................    15
Recent Developments...................................................    16
Risk Factors..........................................................    18
Coddle Creek Financial Corp...........................................    25
Mooresville Savings, SSB..............................................    25
Use of Proceeds.......................................................    26
Dividend Policy.......................................................    27
Market for Common Stock...............................................    28
Capitalization .......................................................    29
Pro Forma Data........................................................    32
Historical and Pro Forma Capital Compliance ..........................    37
Stock Purchases by Directors and Executive Officers...................    40
Management's Discussion and Analysis
  of Financial Condition and Operating Results........................    41
Business of The Company...............................................    57
Business of The Bank..................................................    58
Taxation..............................................................    80
Supervision and Regulation............................................    82
Management of the Company.............................................    92
Management of The Bank................................................    93
Description of Capital Stock..........................................   102
Anti-Takeover Provisions of the Company
  and The Bank........................................................   104
The Conversion........................................................   107
Legal Opinions........................................................   122
Experts...............................................................   122
Registration Requirements.............................................   122
Additional Information................................................   123
Index to Financial Statements of Mooresville
  Savings Bank, SSB...................................................   124

Until November ___, 1997, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================

                                    Between
                              433,500 and 674,475
                                    Shares



                                 CODDLE CREEK
                                FINANCIAL CORP.





                          (Proposed Holding Company for
                      Mooresville Savings Bank, Inc., SSB)





                                  Common Stock








                             ---------------------

                                   PROSPECTUS

                             ---------------------


                            Trident Securities, Inc.






                               November ___, 1997

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution.  Set forth below is an
          -------------------------------------------
estimate of the amount of fees and expenses (other than the Underwriters commissions) to be incurred in connection with the issuance and distribution of the shares.


     Registration and Filing Fees................................  $ 26,000
     Postage and Printing........................................  $ 60,000
     Accounting Fees and Expenses................................  $ 50,000
     Appraisal Fees and Expenses.................................  $ 32,500
     Legal Fees and Expenses.....................................  $135,000
     Sales Agent Expenses........................................  $ 37,500
     Data Processing Expenses....................................  $  9,000
     Transfer Agent..............................................  $ 12,000
     Other.......................................................  $ 25,000
                                                                   --------
                                                                   $387,000
                                                                   ========

Item 14.  Indemnification of Directors and Officers.    The Registrant's
          -----------------------------------------
Articles of Incorporation provide that, to the fullest extent permitted by the North Carolina Business Corporation Act (the "NCBCA"), no person who serves as a director shall be personally liable to the Registrant or any of its stockholders or otherwise for monetary damages for breach of any duty as director. The Registrant's Bylaws state that any person who at any time serves or has served as a director or officer of the Registrant, or who, while serving as a director or officer of the Registrant, serves or has served at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, shall have a right to be indemnified by the Registrant to the fullest extent permitted by law against (a) reasonable expenses, including attorneys' fees, incurred by him in connection with any threatened, pending or completed civil, criminal, administrative, investigative, or arbitrative action, suit, or proceeding (and any appeal therein), whether or not brought by or on behalf of the Registrant, seeking to hold him liable by reason of the fact that he is or was acting in such capacity, and (b) reasonable payments made by him in satisfaction of any judgment, money decree, fine (including an excise tax assessed with respect to an employee benefit plan) or penalty for which he may have become liable in any such action, suit or proceeding, or in connection with a settlement approved by the Board of Directors of any such action, suit or proceeding.

     Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) the director conducted himself in good faith, (ii) the director reasonably believed (x) that the director's conduct in the director's official capacity with the corporation was in its best interests and (y) in all other cases the director's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe the director's conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to the director. The above standard of conduct is determined by the board of directors, or a committee or special legal counsel or the shareholders as prescribed in Section 55-8-55.

     Sections 55-8-52 and 55-8-26 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director's or officer's defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 55-8-54.

     In addition, Section 55-8-57 permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

     The foregoing is only a general summary of certain aspects of North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnifications shall or may be made.

Item 15.  Recent Sales of Unregistered Securities.  On August  28, 1997,
          ---------------------------------------
Registrant sold one share of common stock, no par value per share, to George W. Brawley, Jr. for an aggregate purchase price of $10.00. Such sale was exempt from registration under Section 4(2) of Securities Act of 1933.

Item 16.  Exhibits.  The following exhibits and financial statement schedules
          --------
are filed herewith or will, as noted, be filed by amendment.

(a)  Exhibits
     --------

      Exhibit No.
     (Per Exhibit
      Tables in
      Item 601 of
     Regulation S-K)     Description
     ---------------     -----------
          (1)(a)         Engagement letter dated July 15, 1997 between
                         Mooresville  Savings Bank, SSB and Trident Securities,
                         Inc.*

          (1)(b)         Form of Sales Agency Agreement among Coddle Creek
                         Financial Corp., Mooresville Savings Bank, SSB and
                         Trident Securities, Inc.

          (2)            Plan of Holding Company Conversion of Mooresville
                         Savings Bank, SSB*

          (3)(i)         Articles of Incorporation of Coddle Creek Financial
                         Corp.*

          (3)(ii)        Bylaws of Coddle Creek Financial Corp.*

          (4)            Form of Stock Certificate for Coddle Creek Financial
                         Corp. and Mooresville Savings Bank, Inc., SSB*

          (5)            Opinion and consent of Brooks, Pierce, McLendon,
                         Humphrey & Leonard, L.L.P. as to legality of securities to be registered hereby*

          (8)(a)         Opinion of Brooks, Pierce, McLendon, Humphrey &
                         Leonard, L.L.P. as to federal and state tax consequences*

          (8)(b) Opinion of JMP Financial, Inc. as to the value of subscription rights*

          (10)(a)        Letter Agreement dated July 17, 1997 between
                         Mooresville Savings Bank, SSB and JMP Financial, Inc.*

          (10)(b)        Form of Employment Agreements between Mooresville
                         Savings Bank, Inc., SSB and (i) George W. Brawley, Jr.,
                         (ii) Dale W. Brawley, and (iii) Billy R. Williams*

      Exhibit No.
     (Per Exhibit
      Tables in
      Item 601 of
     Regulation S-K)     Description
     ---------------     -----------
          (10)(c)        Form of Employee Stock Ownership Plan and Trust of
                         Mooresville Savings Bank, Inc., SSB*

          (10)(d)        Form of the Management Recognition Plan of Mooresville
                         Savings Bank, Inc., SSB if the Plan is adopted and approved by the Stockholders of Coddle Creek Financial
                         Corp. within one year after the conversion of Mooresville Savings Bank, Inc., SSB to stock form*

          (10)(e)        Form of Stock Option Plan of Coddle Creek Financial
                         Corp. if the Plan is adopted and approved by the Stockholders of Coddle Creek Financial Corp. within one year after the conversion of Mooresville Savings Bank, Inc., SSB to stock form*

          (10)(f)        Form of Mooresville Savings Bank, Inc., SSB Severance
                         Plan*

          (10)(g)        Form of Capital Maintenance Agreement between Coddle
                         Creek Financial Corp. and Mooresville Savings Bank,
                         Inc., SSB*

          (10)(h)        (i)   Amended and Restated Retirement Payment
                               Agreements, Amended and Restated Director's
                               Deferred Compensation Agreements, between
                               Mooresville Savings Bank, SSB and Donald R. Belk;

                         (ii)  Amended and Restated Retirement Payment
                               Agreements, Salary Continuation Agreement,
                               Supplemental Income Agreement, between
                               Mooresville Savings Bank, SSB and Dale W.
                               Brawley;

                         (iii) Amended and Restated Retirement Payment
                               Agreements, Amended and Restated Director's
                               Deferred Compensation Agreements, Salary
                               Continuation Agreement, Supplemental Income
                               Agreement, between Mooresville Savings Bank, SSB and George W. Brawley, Jr.;

                         (iv)  Amended and Restated Retirement Payment
                               Agreement, between Mooresville Savings Bank, SSB and Jack G. Lawler;

                         (v)   First Amendment to Retirement Payment Agreement,
                               Retirement Payment Agreement, Director's Deferred
                               Compensation Agreements, between Mooresville
                               Savings Bank, SSB and Calvin E. Tyner;

                         (vi)  Amended and Restated Retirement Payment
                               Agreements, Amended and Restated Director's
                               Deferred Compensation Agreements, between
                               Mooresville Savings Bank, SSB and Calvin E.
                               Tyner;

                         (vii) Amended and Restated Supplemental Income
                               Agreement, between Mooresville Savings Bank, SSB and Calvin E. Tyner.*

          (10)(i)        Mooresville Savings Bank, SSB Nonqualified
                         Excess Savings Plan*

          (23)(a)        Consent of McGladrey & Pullen, LLP

          (23)(b)        Consent of JMP Financial, Inc.

          (23)(c)        Consent of Brooks, Pierce, McLendon, Humphrey &
                         Leonard, L.L.P.

          (27)           Financial Data Schedule*

          (99)(a)        Appraisal Report of JMP Financial, Inc. as of September
                         2, 1997*

          (99)(b)        Form of Stock Order Form *

          (99)(c)        Form of Summary Proxy Statement

          (99)(d)        Appraisal Update Report of JMP Financial, Inc. as of
                         October 17, 1997.*

*Filed previously.

(b)  Financial Statement Schedules
     -----------------------------

     All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.  Undertakings.
          ------------

(a) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 2 to the registrant's Form S-1 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mooresville, North Carolina, on November 10, 1997.

                             Coddle Creek Financial Corp.

                         By: /s/  George W. Brawley, Jr.
                             -----------------------------------------------
                             George W. Brawley, Jr.
                             President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/  George W. Brawley, Jr.                  Date:  November 10, 1997
-----------------------------
George W. Brawley, Jr.
(President and Chief
Executive Officer)

/s/  Billy R. Williams                       Date:  November 10, 1997
-----------------------------
Billy R. Williams
(Secretary and Controller)

/s/  Willis L. Barnette                      Date:  November 10, 1997
-----------------------------
Willis L. Barnette
(Director)

/s/  Donald R. Beck                          Date:  November 10, 1997
-----------------------------
Donald R. Beck
(Director)

/s/  Dale W. Brawley                         Date:  November 10, 1997
-----------------------------
Dale W. Brawley
(Director, Executive Vice
President and Treasurer)

/s/  Jack G. Lawler                          Date:  November 10, 1997
-----------------------------
Jack G. Lawler
(Director)

/s/  Calvin E. Turner                        Date:  November 10, 1997
-----------------------------
Calvin E. Turner, D.V.M.
(Director)

/s/  Claude U. Voils, Jr.                    Date:  November 10, 1997
-----------------------------
Claude U. Voils, Jr.
(Director)